Exhibit 10.1

[Execution Copy]

AMENDED AND RESTATED CREDIT AGREEMENT

DATED AS OF JANUARY 31, 2006

AS AMENDED AND RESTATED AS OF OCTOBER 31, 2007

by and among

EXOPACK, LLC,

CELLO-FOIL PRODUCTS, INC.,

EXOPACK PERFORMANCE FILMS INC., and

EXOPACK-NEWMARKET, LTD.

as Borrowers

and

THE OTHER PERSONS PARTY HERETO THAT ARE

DESIGNATED AS CREDIT PARTIES

and

GENERAL ELECTRIC CAPITAL CORPORATION,

as US Agent, US L/C Issuer and US Lender

and

GE CANADA FINANCE HOLDING COMPANY,

as Canadian Agent, Canadian L/C Issuer and Canadian Lender

and

THE OTHER FINANCIAL INSTITUTIONS PARTY HERETO,

as Lenders

TABLE OF CONTENTS

SECTION 1.	AMOUNTS AND TERMS OF LOANS	2

1.1	US Loans	2
1.2	Canadian Loans	8
1.3	Interest and Applicable Margins	14
1.4	Fees	17
1.5	Payments	20
1.6	Prepayments	22
1.7	Maturity	26
1.8	Eligible Accounts	27
1.9	Eligible Inventory	30
1.10	Loan Accounts	32
1.11	Yield Protection	33
1.12	Taxes	34
1.13	Borrower Representative	36
1.14	Currency Conversions	37
1.15	Judgment Currency; Contractual Currency	37

SECTION 2.	CONDITIONS TO LOANS	38

2.1	Conditions to Initial Loans	39
2.2	Conditions to All Loans	39
2.4	Effect of Amendment and Restatement	40

SECTION 3.	REPRESENTATIONS AND WARRANTIES	41

3.1	Organization and Powers	41
3.2	Disclosure	42
3.3	No Material Adverse Effect	42
3.4	No Conflict	42
3.5	Financial Statements and Projections	42
3.6	Solvency	43
3.7	Use of Proceeds; Margin Regulations	43
3.8	Brokers	44
3.9	Compliance with Laws	44
3.10	Intellectual Property	44
3.11	Investigations, Audits, Etc.	44
3.12	Employee Matters	44
3.13	Litigation; Adverse Facts	45
3.14	Ownership of Property; Liens	45
3.15	Environmental Matters	46
3.16	ERISA/Canadian Pension Plans	47

3.17	Deposit and Disbursement Accounts	48
3.18	Agreements and Other Documents	48
3.19	Insurance	48
3.20	Taxes and Tax Returns	48
3.21	Senior Notes	49
3.22	Senior Indebtedness and Designated Senior Indebtedness	49
3.23	Transfer Pricing	50

SECTION 4.	AFFIRMATIVE COVENANTS	50

4.1	Compliance with Laws and Contractual Obligations	50
4.2	Insurance; Damage to or Destruction of Collateral	51
4.3	Inspection; Lender Meeting	54
4.4	Organizational Existence	55
4.5	Environmental Matters	55
4.6	Landlords’ Agreements, Bailee Letters	56
4.7	Conduct of Business	56
4.8	Further Assurances	57
4.9	Payment of Taxes	58
4.10	Cash Management Systems; Bank Accounts	58
4.11	Canadian Pension and Benefit Plans	58
4.12	Transfer Pricing	60
4.13	Maintenance of Accounts	60
4.14	Post-Closing Obligations	60
4.15	Luxco Formation Transaction	61
4.16	Luxco Investment Transaction	61

SECTION 5.	NEGATIVE COVENANTS	62

5.1	Indebtedness	62
5.2	Liens and Related Matters	64
5.3	Investments	65
5.4	Contingent Obligations	67
5.5	Restricted Payments	68
5.6	Restriction on Fundamental Changes	70
5.7	Disposal of Assets or Subsidiary Stock	73
5.8	Transactions with Affiliates	75
5.9	Conduct of Business	75
5.10	Changes Relating to Indebtedness	76
5.11	Fiscal Year	76
5.12	Press Release; Public Offering Materials	76
5.13	Subsidiaries	76
5.14	Deposit Accounts	76
5.15	Hazardous Materials	77
5.16	ERISA	77

5.17	Prepayments of Other Indebtedness	77
5.18	Changes to Management Services Agreement	77
5.19	Fixed Charge Coverage Ratio	77

SECTION 6.	REPORTING	77

6.1	Financial Statements and Other Reports	77
6.2	Accounting Terms; Utilization of GAAP for Purposes of Calculations Under Agreement	82

SECTION 7.	DEFAULT, RIGHTS AND REMEDIES	83

7.1	Event of Default	83
7.2	Suspension or Termination of Commitments	85
7.3	Acceleration and other Remedies	86
7.4	Performance by Applicable Agent	87
7.5	Application of Proceeds	87

SECTION 8.	ASSIGNMENT AND PARTICIPATION	89

8.1	Assignment and Participations	89
8.2	Agents	92
8.3	Set Off and Sharing of Payments	99
8.4	Disbursement of Funds	100
8.5	Disbursements of Advances; Payment	101
8.6	Collateral Allocation Mechanism	105

SECTION 9.	MISCELLANEOUS	108

9.1	Indemnities	108
9.2	Amendments and Waivers	108
9.3	Notices; Electronic Communication	110
9.4	Failure or Indulgence Not Waiver; Remedies Cumulative	113
9.5	Marshaling; Payments Set Aside	113
9.6	Severability	114
9.7	Lenders’ Obligations Several; Independent Nature of Lenders’ Rights	114
9.8	Headings	114
9.9	Applicable Law	114
9.10	Successors and Assigns	114
9.11	No Fiduciary Relationship; Limited Liability	114
9.12	Construction	115
9.13	Confidentiality	115
9.14	CONSENT TO JURISDICTION	116
9.15	WAIVER OF JURY TRIAL	116
9.16	Survival of Warranties and Certain Agreements	116
9.17	Entire Agreement	116

9.18	Counterparts; Effectiveness	117
9.19	Replacement of Lenders	117
9.20	Delivery of Termination Statements and Releases	119
9.21	Subordination of Intercompany Debt	119

SECTION 10.	US CROSS-GUARANTY	119

10.1	US Cross-Guaranty	119
10.2	Waivers by US Borrowers	120
10.3	Benefit of Guaranty	120
10.4	Postponement of Subrogation, Etc.	121
10.5	Election of Remedies	121
10.6	Limitation	121
10.7	Contribution with Respect to US Guaranty Obligations	122
10.8	Liability Cumulative	123

SECTION 11.	CANADIAN CROSS-GUARANTY	123

11.1	Canadian Cross-Guaranty	123
11.2	Waivers by Canadian Borrowers	124
11.3	Benefit of Guaranty	124
11.4	Postponement of Subrogation, Etc.	124
11.5	Election of Remedies	124
11.6	Limitations	125
11.7	Contribution with Respect to Canadian Guaranty Obligations	125
11.8	Liability Cumulative	126

INDEX OF APPENDICES

Annexes

Annex A	-	Definitions
Annex B	-	Pro Rata Shares and Commitment Amounts
Annex C	-	Closing Checklist
Annex D	-	Pro Forma
Annex E	-	Lenders’ Bank Accounts
Annex F	-	Compliance Certificate

Exhibits

Exhibit 1.1(a)(i)	-	US Tranche A Note
Exhibit 1.1(a)(ii)	-	Notice of US Tranche A Revolving Credit Advance
Exhibit 1.1(b)(iii)	-	Request for Letter of Credit Issuance
Exhibit 1.1(e)(i)	-	US Tranche A1 Note
Exhibit 1.1(e)(ii)	-	Notice of US Tranche A1 Revolving Credit Advance
Exhibit 1.2(a)(i)	-	Canadian Tranche A Note
Exhibit 1.2(a)(ii)	-	Notice of Canadian Tranche A Revolving Credit Advance
Exhibit 1.2(f)(i)		Canadian Tranche A1 Note
Exhibit 1.2(f)(ii)	-	Notice of Canadian Tranche A1 Revolving Credit Advance
Exhibit 1.3(e)	-	Notice of Continuation/Conversion
Exhibit 6.1(d)(i)	-	Canadian Borrowing Base Certificate
Exhibit 6.1(d)(ii)	-	US Borrowing Base Certificate
Exhibit 8.1	-	Assignment Agreement

Schedules

Schedule 3.1(a)	-	Jurisdictions of Organization and Qualifications
Schedule 3.1(c)	-	Capitalization
Schedule 3.5	-	GAAP Exceptions
Schedule 3.7	-	Use of Proceeds
Schedule 3.8	-	Brokers
Schedule 3.10	-	Intellectual Property
Schedule 3.11	-	Investigations and Audits
Schedule 3.12	-	Employee Matters
Schedule 3.13	-	Litigation
Schedule 3.14	-	Real Estate
Schedule 3.15	-	Environmental Matters
Schedule 3.16	-	ERISA/Canadian Pension Plans
Schedule 3.17	-	Deposit and Disbursement Accounts
Schedule 3.18	-	Agreements and Other Documents
Schedule 3.19	-	Insurance
Schedule 4.7	-	Corporate and Trade Names

Schedule 5.1	-	Indebtedness
Schedule 5.2	-	Liens
Schedule 5.3	-	Investments
Schedule 5.4	-	Contingent Obligations
Schedule 5.8	-	Affiliate Transactions
Schedule 5.9	-	Business Description

ii

AMENDED AND RESTATED CREDIT AGREEMENT

This AMENDED AND RESTATED CREDIT AGREEMENT is dated as of January 31, 2006, as amended and restated as of October 31, 2007, and entered into by and among EXOPACK HOLDING CORP., a Delaware corporation (“Holdings”), EXOPACK, LLC, a Delaware limited liability company (“Exopack Op Co”), CELLO-FOIL PRODUCTS, INC., a Michigan corporation (“Cello-Foil” and together with Exopack Op Co and any other Credit Party (as defined herein) that is approved by the US Lenders to be a US Borrower hereunder, each, individually, a “US Borrower” and, collectively and jointly and severally, the “US Borrowers”), EXOPACK-NEWMARKET, LTD., an Ontario company (“Exopack Canada”), EXOPACK PERFORMANCE FILMS INC., an Ontario corporation (“Performance Films”, and together with Exopack Canada and any other Credit Party (as defined below) that is approved by the Canadian Lenders to be a Canadian Borrower hereunder, each, individually, a “Canadian Borrower” and, collectively and jointly and severally, the “Canadian Borrowers” and together with the US Borrowers, each individually a “Borrower” and collectively (but not jointly and severally) the “Borrowers”), the other persons designated as “Credit Parties” on the signature pages hereof, the financial institutions who are or hereafter become parties to this Agreement as Lenders, GENERAL ELECTRIC CAPITAL CORPORATION, a Delaware corporation (in its individual capacity “GE Capital”), as a US Lender, as initial US L/C Issuer and as US Agent, and GE CANADA FINANCE HOLDING COMPANY, a Nova Scotia unlimited liability company (in its individual capacity, “GE Canada”), as Canadian Agent, as initial Canadian L/C Issuer and a Canadian Lender.

RECITALS

WHEREAS, Borrowers, the other Credit Parties signatory thereto, Lenders and Agents are parties to that certain Credit Agreement, dated as of January 31, 2006 (as amended, restated, supplemented or otherwise modified from time to time, the “Original Credit Agreement”);

WHEREAS, Borrowers have requested that Lenders and Agents amend and restate the Original Credit Agreement; and

WHEREAS, upon the terms and subject to the conditions hereinafter set forth, Lenders and Agents have agreed to so amend and restate the Original Credit Agreement, and

WHEREAS, Exopack Key Holdings, LLC, a Delaware limited liability company (“Exopack Holdings”) is willing to continue (a) to guaranty all of the Obligations; (b) to pledge to Canadian Agent for its benefit and the benefit of the Canadian Lenders, all of the Stock of its Subsidiaries; (c) to pledge to US Agent for the benefit of the US Lenders, all of the Stock of its Domestic Subsidiaries and 65% of the Voting Stock and 100% of the Non-Voting Stock of each of its first-tier Foreign Subsidiaries; (d) to cause each of its Domestic Subsidiaries (i) to guaranty the Obligations, (ii) to pledge to Canadian Agent for its benefit and the benefit of the Canadian Lenders, all of the Stock of their Subsidiaries, and (iii) to pledge to US Agent for the benefit of the US Lenders, all of the Stock of each of their Domestic Subsidiaries and 65% of the Voting Stock and 100% of the Non-Voting Stock of each of their first-tier Foreign Subsidiaries; and (e) to cause each of its Canadian Subsidiaries to guaranty the Canadian Obligations and to pledge to Canadian Agent all of the Stock of each of their Subsidiaries; and

WHEREAS, US Borrowers and each of the other US Credit Parties desire to continue to secure all of the Obligations under the Loan Documents by granting to the US Agent, for the benefit of Agents and Lenders, a security interest in and lien upon substantially all of their property (other than real property, plants and Equipment and certain stock of its Foreign Subsidiaries; and

WHEREAS, Canadian Borrowers and each of the other Canadian Credit Parties desire to continue to secure all of the Canadian Obligations under the Loan Documents by granting to the Canadian Agent, for the benefit of Canadian Agent and Canadian Lenders, a security interest in and lien upon substantially all of their property (other than real property, plants and Equipment); and

WHEREAS, all capitalized terms herein shall have the meanings ascribed thereto in Annex A hereto which is incorporated herein by reference.

NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, Holdings, Borrowers, the other Credit Parties party hereto, Lenders, L/C Issuers and Agents agree that the Original Credit Agreement is amended and restated in its entirety as follows:

SECTION 1.

AMOUNTS AND TERMS OF LOANS

1.1 US Loans. Subject to the terms and conditions of this Agreement and in reliance upon the representations and warranties of Borrowers and the other Credit Parties contained herein:

(a) US Tranche A Loan.

(i) Each US Tranche A Lender agrees, severally and not jointly, to make available to US Borrowers from time to time until the US Tranche A Commitment Termination Date its Pro Rata Share of advances denominated in Dollars (each a “US Tranche A Revolving Credit Advance”) requested by US Borrower Representative on behalf of any US Borrower hereunder. The Pro Rata Share of the US Tranche A Loan of any US Tranche A Lender shall not at any time exceed its separate US Tranche A Loan Commitment. Moreover, the US Tranche A Loan outstanding to the US Borrowers shall not exceed at any time the Aggregate US Tranche A Borrowing Base. US Tranche A Revolving Credit Advances may be borrowed, repaid and reborrowed from time to time until the US Tranche A Commitment Termination Date; provided, that any US Tranche A Revolving Credit Advance to be made at any time shall not exceed US Tranche A Borrowing Availability at such time. US Tranche A

Borrowing Availability may be further reduced by Reserves imposed by US Agent in its reasonable credit judgment acting in good faith, and without double-counting for Reserves already taken into account in determining US Tranche A Borrowing Availability. The US Tranche A Loan shall be repaid in full on the US Tranche A Commitment Termination Date. Upon request of a US Tranche A Lender, US Borrowers shall jointly and severally execute and deliver to such US Tranche A Lender a note to evidence the US Tranche A Loan Commitment of that US Tranche A Lender. Each such note shall be in the principal amount of the US Tranche A Loan Commitment of the applicable US Tranche A Lender denominated in Dollars, dated the date such requesting US Tranche A Lender became a US Tranche A Lender hereunder and substantially in the form of Exhibit 1.1(a)(i) (each as amended, modified, extended, substituted, or replaced from time to time, a “US Tranche A Note” and, collectively, the “US Tranche A Notes”). Other than pursuant to Section 1.1(a)(ii), if at any time (x) the principal amount of the outstanding US Tranche A Loan exceeds the lesser of the Aggregate US Tranche A Borrowing Base or the US Tranche A Loan Commitment, (y) the principal amount of the outstanding US Tranche A Loan of any US Borrower exceeds that US Borrower’s separate US Tranche A Borrowing Base or (z) the principal amount of the outstanding US Tranche A Loan together with the Dollar Equivalent of the principal amount of the Canadian Loan exceeds the US Tranche A Loan Commitment (any such excess US Tranche A Loan is herein referred to as a “US Overadvance” and, collectively, as “US Overadvances”), (A) US Tranche A Lenders shall not be obligated to make US Tranche A Revolving Credit Advances, and (B) no additional US Letters of Credit shall be issued and, except as provided in Section 1.1(a)(ii) below, the US Tranche A Loan must be repaid immediately and US Letters of Credit cash collateralized in an amount sufficient to eliminate any US Overadvance. All US Overadvances shall constitute US Index Rate Loans and, at the election of US Agent, shall bear interest at the Default Rate. US Tranche A Revolving Credit Advances which are to be made as US Index Rate Loans may be requested in any amount with written notice prior to 1:00 p.m. (New York time) on the Business Day immediately prior to the Business Day on which the US Tranche A Loan is to be made for funding requests equal to or greater than $1,000,000. For funding requests for such US Index Rate Loans less than $1,000,000, written notice must be provided by 1:00 p.m. (New York time) on the Business Day on which the US Tranche A Loan is to be made. All requests for US Tranche A Revolving Credit Advances that are to be made as LIBOR Loans require at least three (3) Business Days’ prior written notice. Written notices for funding requests under the US Tranche A Loan Commitment shall be in the form attached as Exhibit 1.1(a)(ii) (“Notice of US Tranche A Revolving Credit Advance”).

(ii) If US Borrower Representative on behalf of US Borrowers requests that US Tranche A Lenders make, or permit to remain outstanding a US Overadvance, US Agent may, in its sole discretion, elect to make, or permit to remain outstanding such US Overadvances; provided, however, that US Agent may not cause US Tranche A Lenders to make, or permit to remain outstanding, (a) a US Tranche A Loan balance in excess of the aggregate amount of all US Tranche A Loan Commitments or (b) a US Overadvance in an aggregate amount in excess of 10% of the US Tranche A Loan Commitment. If a US Overadvance is made, or permitted to remain outstanding, pursuant to the preceding sentence, then all US Tranche A Lenders shall be bound to make, or permit to remain outstanding such US Overadvance based upon their Pro Rata Shares of the US Tranche A Loan Commitments in

accordance with the terms of this Agreement. If a US Overadvance remains outstanding for more than ninety (90) consecutive days during any one hundred eighty (180) day period, the US Tranche A Loan must be repaid immediately in an amount sufficient to eliminate all of such US Overadvance. Furthermore, Supermajority Lenders may prospectively revoke US Agent’s ability to make or permit US Overadvances by written notice to US Agent.

(b) US Letters of Credit. The US Tranche A Loan Commitment may, in addition to US Tranche A Revolving Credit Advances, be utilized (subject to the limitations imposed by Section 1.1(a)), upon the request of US Borrower Representative on behalf of the applicable US Borrower, for the issuance of US Letters of Credit. Immediately upon the issuance by a US L/C Issuer of a US Letter of Credit, and without further action on the part of US Agent or any of the US Tranche A Lenders, each US Tranche A Lender shall be deemed to have purchased from such US L/C Issuer a participation in such US Letter of Credit (or in its obligation under a risk participation agreement with respect thereto) equal to such US Tranche A Lender’s Pro Rata Share of the aggregate amount available to be drawn under such US Letter of Credit.

(i) Maximum Amount. The aggregate amount of US Letter of Credit Obligations with respect to all US Letters of Credit outstanding or unreimbursed at any time shall not exceed $10,000,000 (“US L/C Sublimit”).

(ii) Reimbursement. US Borrowers shall be irrevocably and unconditionally obligated forthwith without presentment, demand, protest or other formalities of any kind (including for purposes of Section 10), to reimburse any US L/C Issuer on demand in immediately available funds for any amounts paid by such US L/C Issuer with respect to a US Letter of Credit, including all reimbursement payments, Fees, Charges, costs and expenses paid by such US L/C Issuer, without duplication of fees otherwise paid by any US Borrower. Each US Borrower hereby authorizes and directs US Agent, at US Agent’s option, to debit such US Borrower’s accounts (by increasing the outstanding principal balance of the US Tranche A Revolving Credit Advances made to such US Borrower) in the amount of any payment made by any US L/C Issuer with respect to any US Letter of Credit and to pay such amounts to such US L/C Issuer, and a Notice of US Tranche A Revolving Credit Advance requesting a US Index Rate Loan in such amount shall be deemed to have been timely given on such date. All amounts paid by a US L/C Issuer with respect to any US Letter of Credit that are not immediately repaid by US Borrowers with the proceeds of a US Tranche A Revolving Credit Advance or otherwise shall bear interest payable on demand at the interest rate applicable to US Tranche A Revolving Credit Advances which are US Index Rate Loans plus, at the election of US Agent or Requisite Lenders, an additional two percent (2.00%) per annum. Each US Tranche A Lender agrees to fund its Pro Rata Share of any US Tranche A Loan made pursuant to this Section 1.1(b)(ii). In the event US Agent elects not to debit a US Borrower’s account, such US Borrower fails to reimburse the applicable US L/C Issuer in full on the date of any payment in respect of a US Letter of Credit for the benefit of such US Borrower and the other US Borrowers fail to reimburse the applicable US L/C Issuer in full on the date of any payment in respect of a US Letter of Credit, US Agent shall promptly notify each US Tranche A Lender of the amount of such unreimbursed payment and the accrued interest thereon and each US

Tranche A Lender, on the next Business Day prior to 3:00 p.m. (New York time), shall deliver to US Agent an amount equal to its Pro Rata Share thereof in same day funds. Each US Tranche A Lender hereby absolutely and unconditionally agrees to pay to the applicable US L/C Issuer upon demand by such US L/C Issuer such US Tranche A Lender’s Pro Rata Share of each payment made by such US L/C Issuer in respect of a US Letter of Credit and not reimbursed within one (1) Business Day by US Borrowers or satisfied through a debit of US Borrowers’ account. Each US Tranche A Lender acknowledges and agrees that its obligations pursuant to this subsection in respect of US Letters of Credit are absolute and unconditional and shall not be affected by any circumstance whatsoever, including setoff, counterclaim, the occurrence and continuance of a Default or an Event of Default or any failure by Borrowers to satisfy any of the conditions set forth in Section 2.2. If any US Tranche A Lender fails to make available to any US L/C Issuer the amount of such US Tranche A Lender’s Pro Rata Share of any payments made by such US L/C Issuer in respect of a US Letter of Credit as provided in this Section 1.1(b)(ii), the applicable US L/C Issuer shall be entitled to recover such amount on demand from such US Tranche A Lender together with interest at the US Index Rate.

(iii) Request for US Letters of Credit. US Borrower Representative shall give US Agent at least three (3) Business Days prior written notice specifying the date a US Letter of Credit is requested to be issued, the amount and the name and address of the beneficiary and a description of the transactions proposed to be supported thereby, the US Borrower for whose account such US Letter of Credit is to be issued and the expiry date (or extended expiry date) of the US Letter of Credit. Each request by US Borrower Representative for the issuance of a US Letter of Credit shall be in the form of Exhibit 1.1(b)(iii). If US Agent informs US Borrower Representative that no US L/C Issuer can issue the requested US Letter of Credit directly, such US Borrower Representative may request that a US L/C Issuer arrange for the issuance of the requested US Letter of Credit under a risk participation agreement with another financial institution reasonably acceptable to US Agent, US L/C Issuer and the US Borrower Representative. The issuance of any US Letter of Credit under this Agreement shall be subject to satisfaction of the conditions set forth in Section 2.2 and the conditions that the applicable US Letter of Credit (i) supports a transaction benefiting US Borrowers or their wholly-owned Subsidiaries and (ii) is in a form and contains such terms and conditions as are reasonably satisfactory to applicable US L/C Issuer and, in the case of standby letters of credit, US Agent. The initial notice requesting the issuance of a US Letter of Credit shall be accompanied by the form of the US Letter of Credit and the Master Standby Agreement, and an application for a US Letter of Credit, if any, then required by the US L/C Issuer completed in a manner reasonably satisfactory to such US L/C Issuer. If any provision of any application or reimbursement agreement is inconsistent with the terms of this Agreement, then the provisions of this Agreement, to the extent of such inconsistency, shall control.

(iv) Expiration Dates of US Letters of Credit. The expiration date of each US Letter of Credit shall be on a date which is not later than the earlier of (a) one year from its date of issuance or (b) the tenth (10th) day prior to the date set forth in clause (a) of the definition of the term US Tranche A Commitment Termination Date. Notwithstanding the foregoing, a US Letter of Credit may provide for automatic extensions of its expiration date for one (1) or more successive one (1) year periods provided that the US L/C Issuer has the right to terminate such US Letter of Credit on each such annual expiration date and no renewal term may extend the term of the US Letter of Credit to a date that is later than the tenth (10th) day prior to the date set forth in clause (a) of the definition of the term US Tranche A Commitment Termination Date. The applicable US L/C Issuer may elect not to renew any such US Letter of Credit and, upon direction by US Agent or Requisite Lenders, shall not renew any such US Letter of Credit at any time during the continuance of an Event of Default, provided that, in the case of a direction by US Agent or Requisite Lenders, the applicable US L/C Issuer receives such directions prior to the date notice of non-renewal is required to be given by such US L/C Issuer and such US L/C Issuer has had a reasonable period of time to act on such notice.

(v) Obligations Absolute. The obligation of US Borrowers to reimburse the US L/C Issuers, US Agent and US Tranche A Lenders for payments made in respect of US Letters of Credit issued by any US L/C Issuer shall be unconditional and irrevocable and shall be paid under all circumstances strictly in accordance with the terms of this Agreement, including the following circumstances: (a) any lack of validity or enforceability of any Letter of Credit; (b) any amendment or waiver of or any consent or departure from all or any of the provisions of any Letter of Credit or any Loan Document; (c) the existence of any claim, set-off, defense or other right which Borrowers, any of their Subsidiaries or Affiliates or any other Person may at any time have against any beneficiary of any Letter of Credit, any Agent, any L/C Issuer, any Lender or any other Person, whether in connection with this Agreement, any other Loan Document or any other related or unrelated agreements or transactions; (d) any draft or other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; (e) payment under any Letter of Credit against presentation of a draft or other document that does not substantially comply with the terms of such Letter of Credit; or (f) any other act or omission to act or delay of any kind of any L/C Issuer, any Agent, any Lender or any other Person or any other event or circumstance whatsoever that might, but for the provisions of this Section 1.1(b)(v), constitute a legal or equitable discharge of US Borrowers’ obligations hereunder. Without limiting the generality of the foregoing, it is expressly understood and agreed by US Borrowers that the absolute and unconditional obligation of US Borrowers to US Agent and US Tranche A Lenders hereunder to reimburse payments made under a US Letter of Credit will not be excused by the gross negligence or willful misconduct of the applicable US L/C Issuer. However, the foregoing shall not be construed to excuse any US L/C Issuer from claims which US Borrowers may assert against such US L/C Issuer subject to the terms of the Master Standby Agreement.

(vi) Obligations of US L/C Issuers. Each US L/C Issuer (other than GE Capital) hereby agrees that it will not issue a US Letter of Credit hereunder until it has provided US Agent with written notice specifying the amount and intended issuance date of such US Letter of Credit and US Agent has returned a written acknowledgment of such notice to US L/C Issuer (such notices and acknowledgements to be given promptly). Each US L/C Issuer (other than GE Capital) further agrees to provide to US Agent: (a) a copy of each US Letter of Credit issued by such US L/C Issuer promptly after its issuance; (b) a weekly report summarizing available amounts under US Letters of Credit issued by such US L/C Issuer, the dates and amounts of any draws under such US Letters of Credit, the effective date of any increase or decrease in the face amount of any US Letters of Credit during such week and the amount of any unreimbursed draws under such US Letters of Credit; and (c) such additional information reasonably requested by US Agent from time to time with respect to the US Letters of Credit issued by such US L/C Issuer.

(c) Funding Authorization. Subject to the next sentence hereof, the proceeds of all US Loans made pursuant to this Agreement subsequent to the Closing Date are to be funded by US Agent by wire transfer to the account designated by US Borrower Representative below (the “US Disbursement Account”):

Bank:	Bank of America
ABA No.:	111000012
Bank Address:	101 S. Tryon Street
Charlotte, North Carolina 28255
Account No.:	3751854357

US Borrower Representative shall provide US Agent with written notice of any change in the foregoing instructions at least three (3) Business Days before the desired effective date of such change.

(d) In this Agreement whenever it is necessary to compare or add the outstanding balance of the US Loans or the US Loan Commitments or any portion thereof, to the outstanding balance of the Canadian Loans or Canadian Commitments, or any portion thereof, such Revolving Loans and Commitments will be expressed in the Dollar Equivalent thereof

(e) US Tranche A1 Loan. Each US Tranche A1 Lender agrees, severally and not jointly, to make available to US Borrowers from time to time until the US Tranche A1 Commitment Termination Date its Pro Rata Share of advances denominated in Dollars (each a “US Tranche A1 Revolving Credit Advance”) requested by US Borrower Representative on behalf of any US Borrower hereunder. The Pro Rata Share of the US Tranche A1 Loan of any US Tranche A1 Lender shall not at any time exceed its separate US Tranche A1 Loan Commitment. Moreover, the US Tranche A1 Loans outstanding to the US Borrowers shall not exceed at any time the Aggregate US Tranche A1 Borrowing Base. US Tranche A1 Revolving Credit Advances may be borrowed, repaid and reborrowed from time to time until the US Tranche A1 Commitment Termination Date; provided, that any US Tranche A1 Revolving Credit Advance to be made at any time shall not exceed US Tranche A1 Borrowing Availability at such time. The US Tranche A1 Loan shall be repaid in full on the US Tranche A1 Commitment Termination Date. Upon request of a US Tranche A1 Lender, US Borrowers shall jointly and severally execute and deliver to such US Tranche A1 Lender a note to evidence the US Tranche A1 Loan Commitment of that US Tranche A1 Lender. Each such note shall be in the principal amount of the US Tranche A1 Loan Commitment of the applicable US Tranche A1 Lender denominated in Dollars, dated the date such requesting US Tranche A1 Lender became a US Tranche A1 Lender hereunder and substantially in the form of Exhibit 1.1(e)(i) (each as amended, modified, extended, substituted, or replaced from time to time, a “US Tranche A1 Note” and, collectively, the “US Tranche A1 Notes”). US Tranche A1 Revolving Credit

Advances which are to be made as US Index Rate Loans may be requested in any amount with written notice prior to 1:00 p.m. (New York time) on the Business Day immediately prior to the Business Day on which the US Tranche A1 Loan is to be made for funding requests equal to or greater than $1,000,000. For funding requests for such US Index Rate Loans less than $1,000,000, written notice must be provided by 1:00 p.m. (New York time) on the Business Day on which the US Tranche A1 Loan is to be made. All requests for US Tranche A1 Revolving Credit Advances that are to be made as LIBOR Loans require at least three (3) Business Days’ prior written notice. Written notices for funding requests under the US Tranche A1 Loan Commitment shall be in the form attached as Exhibit 1.1(e)(ii) (“Notice of US Tranche A1 Revolving Credit Advance”).

1.2 Canadian Loans.

(a) Each Canadian Tranche A Lender agrees, severally and not jointly, to make available to Canadian Borrowers from time to time until the Canadian Tranche A Commitment Termination Date its Pro Rata Share of advances denominated in Canadian Dollars (each a “Canadian Tranche A Revolving Credit Advance”) requested by Canadian Borrower Representative on behalf of any Canadian Borrower hereunder. The Pro Rata Share of the Canadian Tranche A Loan of any Canadian Tranche A Lender shall not at any time exceed its separate Canadian Tranche A Loan Commitment. Moreover, the Canadian Tranche A Loans outstanding to the Canadian Borrowers shall not exceed at any time the Aggregate Canadian Tranche A Borrowing Base. Canadian Tranche A Revolving Credit Advances may be borrowed, repaid and reborrowed from time to time until the Canadian Tranche A Commitment Termination Date; provided, that any Canadian Tranche A Revolving Credit Advance to be made at any time shall not exceed Canadian Tranche A Borrowing Availability at such time. Canadian Tranche A Borrowing Availability may be further reduced by Reserves imposed by Canadian Agent in its reasonable credit judgment acting in good faith and without double-counting for Reserves already taken into account in determining Canadian Tranche A Borrowing Availability. The Canadian Tranche A Loan shall be repaid in full on the Canadian Tranche A Commitment Termination Date. Upon request of a Canadian Tranche A Lender, each Canadian Borrower shall execute and deliver to such Canadian Tranche A Lender a note to evidence the Canadian Tranche A Loan Commitment of that Canadian Tranche A Lender. Each such note shall be in the principal amount of the Canadian Tranche A Loan Commitment of the applicable Canadian Tranche A Lender denominated in Canadian Dollars, dated the date such requesting Canadian Tranche A Lender became a Canadian Tranche A Lender hereunder and substantially in the form of Exhibit 1.2(a)(i) (each as amended, modified, extended, substituted, or replaced from time to time, a “Canadian Tranche A Note” and, collectively, the “Canadian Tranche A Notes”). Other than pursuant to Section 1.2(b), if at any time (x) the principal amount of the outstanding Canadian Tranche A Loan exceeds the lesser of the Aggregate Canadian Tranche A Borrowing Base or the Canadian Tranche A Loan Commitment, (y) the Dollar Equivalent of the principal amount of the outstanding Canadian Tranche A Loan of any Canadian Borrower exceeds that Canadian Borrower’s separate Canadian Tranche A Borrowing Base or (z) the Dollar Equivalent of the principal amount of the outstanding Canadian Tranche A Loan together with the Dollar Equivalent of the principal amount of the US Tranche A Loan exceeds the US Tranche A Loan Commitment (any such excess Canadian Tranche A Loan is herein referred to collectively as “Canadian Overadvances”), (A) Canadian Tranche A Lenders shall not be obligated to make Canadian Tranche A Revolving Credit Advances and (B) no additional Canadian Letters of Credit shall be issued and, except as provided in Section 1.2(b) below, the Canadian Tranche A Loan must be repaid immediately and Canadian Letters of Credit cash collateralized in an amount sufficient to eliminate any Canadian Overadvance. All Canadian Overadvances shall constitute Canadian Index Rate Loans and, at the election of Canadian Agent, shall bear interest at the Default Rate. Canadian Tranche A Revolving Credit Advances which are to be made as Canadian Index Rate Loans may be requested in any amount with written notice prior to 1:00 p.m. (Toronto time) on the Business Day immediately prior to the Business Day on which the Canadian Tranche A Loan is to be made for funding requests equal to or greater than Cdn$1,000,000. For funding requests for such Canadian Index Rate Loans less than Cdn$1,000,000, written notice must be provided by 1:00 p.m. (Toronto time) on the Business Day on which the Canadian Loan is to be made. All requests for Canadian Tranche A Revolving Credit Advances that are to be made as BA Rate Loans require at least three (3) Business Days’ prior written notice. Written notices for funding requests under the Canadian Tranche A Loan Commitment shall be in the form attached as Exhibit 1.2(a)(ii) (“Notice of Canadian Tranche A Revolving Credit Advance”).

(b) If Canadian Borrower Representative on behalf of Canadian Borrowers requests that Canadian Tranche A Lenders make, or permit to remain outstanding a Canadian Overadvance, Canadian Agent may, in its sole discretion, elect to make, or permit to remain outstanding such Canadian Overadvances; provided, however, that Canadian Agent may not cause Canadian Tranche A Lenders to make, or permit to remain outstanding, (a) a Canadian Tranche A Loan balance in excess of the aggregate amount of all Canadian Tranche A Loan Commitments or (b) a Canadian Overadvance in an aggregate amount in excess of 10% of the Canadian Tranche A Loan Commitment. If a Canadian Overadvance is made, or permitted to remain outstanding, pursuant to the preceding sentence, then all Canadian Tranche A Lenders shall be bound to make, or permit to remain outstanding such Canadian Overadvance based upon their Pro Rata Shares of the Canadian Tranche A Loan Commitments in accordance with the terms of this Agreement. If a Canadian Overadvance remains outstanding for more than ninety (90) days during any one hundred eighty (180) day period, the Canadian Tranche A Loan must be repaid immediately in an amount sufficient to eliminate all of such Canadian Overadvance. Furthermore, holders of a majority of the Canadian Tranche A Commitment may prospectively revoke Canadian Agent’s ability to make or permit Canadian Overadvances by written notice to Canadian Agent.

(c) Canadian Letters of Credit. The Canadian Tranche A Loan Commitment may, in addition to Canadian Tranche A Revolving Credit Advances, be utilized (subject to the limitations imposed by Section 1.1(a)), upon the request of Canadian Borrower Representative on behalf of the applicable Canadian Borrower, for the issuance of Canadian Letters of Credit for the benefit of such Canadian Borrower. Immediately upon the issuance by a Canadian L/C Issuer of a Canadian Letter of Credit, and without further action on the part of Canadian Agent or any of the Canadian Tranche A Lenders, each Canadian Tranche A Lender shall be deemed to have purchased from such Canadian L/C Issuer a participation in such Canadian Letter of Credit (or in its obligation under a risk participation agreement with respect thereto) equal to such

Canadian Tranche A Lender’s Pro Rata Share of the aggregate amount available to be drawn under such Canadian Letter of Credit.

(i) Maximum Amount. The aggregate amount of Canadian Letter of Credit Obligations with respect to all Canadian Letters of Credit outstanding or unreimbursed at any time shall not exceed the Dollar Equivalent of $5,000,000 (“Canadian L/C Sublimit”).

(ii) Reimbursement. Each Canadian Borrower shall be irrevocably and unconditionally obligated forthwith without presentment, demand, protest or other formalities of any kind (including for purposes of Section 11), to reimburse any Canadian L/C Issuer on demand in immediately available funds for any amounts paid by such Canadian L/C Issuer with respect to a Canadian Letter of Credit for the benefit of such Canadian Borrower, including all reimbursement payments, Fees, Charges, costs and expenses paid by such Canadian L/C Issuer, without duplication of fees otherwise paid by any Canadian Borrower. Each Canadian Borrower hereby authorizes and directs Canadian Agent, at Canadian Agent’s option, to debit such Canadian Borrower’s accounts (by increasing the outstanding principal balance of the Canadian Tranche A Revolving Credit Advances made to such Canadian Borrower) in the amount of any payment made by any Canadian L/C Issuer with respect to any Canadian Letter of Credit for the benefit of such Canadian Borrower and to pay such amounts to such Canadian L/C Issuer, and a Notice of Canadian Tranche A Revolving Credit Advance requesting a Canadian Index Rate Loan in such amount shall be deemed to have been timely given on such date. All amounts paid by a Canadian L/C Issuer with respect to any Canadian Letter of Credit that are not immediately repaid by Canadian Borrowers with the proceeds of a Canadian Tranche A Revolving Credit Advance or otherwise shall bear interest payable on demand at the interest rate applicable to Canadian Tranche A Revolving Credit Advances which are Canadian Index Rate Loans plus, at the election of Canadian Agent or Requisite Lenders, an additional two percent (2.00%) per annum. Each Canadian Tranche A Lender agrees to fund its Pro Rata Share of any Canadian Tranche A Loan made to each Canadian Borrower pursuant to this Section 1.1(b)(ii). In the event Canadian Agent elects not to debit a Canadian Borrower’s account, such Canadian Borrower fails to reimburse the applicable Canadian L/C Issuer in full on the date of any payment in respect of a Canadian Letter of Credit for the benefit of such Canadian Borrower and the other Canadian Borrowers fail to reimburse the applicable Canadian L/C Issuer in full on the date of any payment in respect of a Canadian Letter of Credit, Canadian Agent shall promptly notify each Canadian Tranche A Lender of the amount of such unreimbursed payment and the accrued interest thereon and each Canadian Tranche A Lender, on the next Business Day prior to 3:00 p.m. (Toronto time), shall deliver to Canadian Agent an amount equal to its Pro Rata Share thereof in same day funds. Each Canadian Tranche A Lender hereby absolutely and unconditionally agrees to pay to the applicable Canadian L/C Issuer upon demand by such Canadian L/C Issuer such Canadian Tranche A Lender’s Pro Rata Share of each payment made by such Canadian L/C Issuer in respect of a Canadian Letter of Credit and not reimbursed within one (1) Business Day by Canadian Borrowers or satisfied through a debit of Canadian Borrowers’ account. Each Canadian Tranche A Lender acknowledges and agrees that its obligations pursuant to this subsection in respect of Canadian Letters of Credit are absolute and unconditional and shall not be affected by any circumstance whatsoever, including setoff, counterclaim, the occurrence and continuance of a Default or an Event of Default or any failure by Borrowers to satisfy any of the conditions set forth in Section 2.2. If any Canadian Tranche A Lender fails to make available to any Canadian L/C Issuer the amount of such Canadian Tranche A Lender’s Pro Rata Share of any payments made by such Canadian L/C Issuer in respect of a Canadian Letter of Credit as provided in this Section 1.1(b)(ii), the applicable Canadian L/C Issuer shall be entitled to recover such amount on demand from such Canadian Tranche A Lender together with interest at the Canadian Index Rate.

(iii) Request for Canadian Letters of Credit. Canadian Borrower Representative shall give Canadian Agent at least three (3) Business Days prior written notice specifying the date a Canadian Letter of Credit is requested to be issued, the amount and the name and address of the beneficiary and a description of the transactions proposed to be supported thereby, the Canadian Borrower for whose account such Canadian Letter of Credit is to be issued and the expiry date (or extended expiry date) of the Canadian Letter of Credit. Each request by Canadian Borrower Representative for the issuance of a Canadian Letter of Credit shall be in the form of Exhibit 1.1(b)(iii). If Canadian Agent informs Canadian Borrower Representative that no Canadian L/C Issuer can issue the requested Canadian Letter of Credit directly, such Canadian Borrower Representative may request that a Canadian L/C Issuer arrange for the issuance of the requested Canadian Letter of Credit under a risk participation agreement with another financial institution resident in Canada for purposes of Part XIII of the ITA reasonably acceptable to Canadian Agent, Canadian L/C Issuer and the Canadian Borrower Representative. The issuance of any Canadian Letter of Credit under this Agreement shall be subject to satisfaction of the conditions set forth in Section 2.2 and the conditions that the applicable Canadian Letter of Credit (i) supports a transaction benefiting Canadian Borrowers or their wholly-owned Subsidiaries and (ii) is in a form and contains such terms and conditions as are reasonably satisfactory to applicable Canadian L/C Issuer and, in the case of standby letters of credit, Canadian Agent. The initial notice requesting the issuance of a Canadian Letter of Credit shall be accompanied by the form of the Canadian Letter of Credit and the Master Standby Agreement, and an application for a Canadian Letter of Credit, if any, then required by the applicable Canadian L/C Issuer completed in a manner reasonably satisfactory to such Canadian L/C Issuer. If any provision of any application or reimbursement agreement is inconsistent with the terms of this Agreement, then the provisions of this Agreement, to the extent of such inconsistency, shall control.

(iv) Expiration Dates of Canadian Letters of Credit. The expiration date of each Canadian Letter of Credit shall be on a date which is not later than the earlier of (a) one year from its date of issuance or (b) the tenth (10th) day prior to the date set forth in clause (a) of the definition of the term Canadian Tranche A Commitment Termination Date. Notwithstanding the foregoing, a Canadian Letter of Credit may provide for automatic extensions of its expiration date for one (1) or more successive one (1) year periods provided that the Canadian L/C Issuer has the right to terminate such Canadian Letter of Credit on each such annual expiration date and no renewal term may extend the term of the Canadian Letter of Credit to a date that is later than the tenth (10th) day prior to the date set forth in clause (a) of the definition of the term Canadian Tranche A Commitment Termination Date. The applicable Canadian L/C Issuer may elect not to renew any such Canadian Letter of Credit and, upon direction by Canadian Agent or Requisite Lenders, shall not renew any such Canadian Letter of Credit at any time during the continuance of an Event of Default, provided that, in the case of a direction by Canadian Agent or Requisite Lenders, the applicable Canadian L/C Issuer receives such directions prior to the date notice of non-renewal is required to be given by such Canadian L/C Issuer and such Canadian L/C Issuer has had a reasonable period of time to act on such notice.

(v) Obligations Absolute. The obligation of Canadian Borrowers to reimburse the Canadian L/C Issuers, Canadian Agent and Canadian Tranche A Lenders for payments made in respect of Canadian Letters of Credit issued by any Canadian L/C Issuer shall be unconditional and irrevocable and shall be paid under all circumstances strictly in accordance with the terms of this Agreement, including the following circumstances: (a) any lack of validity or enforceability of any Letter of Credit; (b) any amendment or waiver of or any consent or departure from all or any of the provisions of any Letter of Credit or any Loan Document; (c) the existence of any claim, set-off, defense or other right which Borrowers, any of their Subsidiaries or Affiliates or any other Person may at any time have against any beneficiary of any Letter of Credit, any Agent, any L/C Issuer, any Lender or any other Person, whether in connection with this Agreement, any other Loan Document or any other related or unrelated agreements or transactions; (d) any draft or other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; (e) payment under any Letter of Credit against presentation of a draft or other document that does not substantially comply with the terms of such Letter of Credit; or (f) any other act or omission to act or delay of any kind of any L/C Issuer, any Agent, any Lender or any other Person or any other event or circumstance whatsoever that might, but for the provisions of this Section 1.1(b)(v), constitute a legal or equitable discharge of Canadian Borrowers’ obligations hereunder. Without limiting the generality of the foregoing, it is expressly understood and agreed by Canadian Borrowers that the absolute and unconditional obligation of Canadian Borrowers to Canadian Agent and Canadian Tranche A Lenders hereunder to reimburse payments made under a Canadian Letter of Credit will not be excused by the gross negligence or willful misconduct of the applicable Canadian L/C Issuer. However, the foregoing shall not be construed to excuse any Canadian L/C Issuer from claims which Canadian Borrowers may assert against such Canadian L/C Issuer subject to the terms of the Master Standby Agreement.

(vi) Obligations of Canadian L/C Issuers. Each Canadian L/C Issuer (other than GE Canada) hereby agrees that it will not issue a Canadian Letter of Credit hereunder until it has provided Canadian Agent with written notice specifying the amount and intended issuance date of such Canadian Letter of Credit and Canadian Agent has returned a written acknowledgment of such notice to Canadian L/C Issuer (such notices and acknowledgements to be given promptly). Each Canadian L/C Issuer (other than GE Canada) further agrees to provide to Canadian Agent: (a) a copy of each Canadian Letter of Credit issued by such Canadian L/C Issuer promptly after its issuance; (b) a weekly report summarizing available amounts under Canadian Letters of Credit issued by such Canadian L/C Issuer, the dates and amounts of any draws under such Canadian Letters of Credit, the effective date of any increase or decrease in the face amount of any Canadian Letters of Credit during such week and the amount of any unreimbursed draws under such Canadian Letters of Credit; and (c) such additional information reasonably requested by Canadian Agent from time to time with respect to the Canadian Letters of Credit issued by such Canadian L/C Issuer.

(d) Funding Authorization. Subject to the next sentence hereof, the proceeds of all Canadian Loans made pursuant to this Agreement subsequent to the Closing Date are to be funded by Canadian Agent by wire transfer to the account designated by Canadian Borrower Representative below (the “Canadian Disbursement Account”):

Bank:	Bank of America Canada
200 Front Street West
Toronto, Ontario M5V 3L2
BOFACATT
Account No.:	46005203

Canadian Borrower Representative shall provide Canadian Agent with written notice of any change in the foregoing instructions at least three (3) Business Days before the desired effective date of such change.

(e) In this Agreement whenever it is necessary to compare or add the outstanding balance of the Canadian Loans or Canadian Loan Commitments, or any portion thereof, to the outstanding balance of the US Loans or the US Loan Commitments, or any portion thereof, such Revolving Loans and Commitments will be expressed in the Dollar Equivalent thereof.

(f) Each Canadian Tranche A1 Lender agrees, severally and not jointly, to make available to Canadian Borrowers from time to time until the Canadian Tranche A1 Commitment Termination Date its Pro Rata Share of advances denominated in Canadian Dollars (each a “Canadian Tranche A1 Revolving Credit Advance”) requested by Canadian Borrower Representative on behalf of any Canadian Borrower hereunder. The Pro Rata Share of the Canadian Tranche A1 Loan of any Canadian Tranche A1 Lender shall not at any time exceed its separate Canadian Tranche A1 Loan Commitment. Moreover, the Canadian Tranche A1 Loans outstanding to the Canadian Borrowers shall not exceed at any time the Aggregate Canadian Tranche A1 Borrowing Base. Canadian Tranche A1 Revolving Credit Advances may be borrowed, repaid and reborrowed from time to time until the Canadian Tranche A1 Commitment Termination Date; provided, that any Canadian Tranche A1 Revolving Credit Advance to be made at any time shall not exceed Canadian Tranche A1 Borrowing Availability at such time. The Canadian Tranche A1 Loan shall be repaid in full on the Canadian Tranche A1 Commitment Termination Date. Upon request of a Canadian Tranche A1 Lender, each Canadian Borrower shall execute and deliver to such Canadian Tranche A1 Lender a note to evidence the Canadian Tranche A1 Loan Commitment of that Canadian Tranche A1 Lender. Each such note shall be in the principal amount of the Canadian Tranche A1 Loan Commitment of the applicable Canadian Tranche A1 Lender denominated in Canadian Dollars, dated the date such requesting Canadian Tranche A1 Lender became a Canadian Tranche A1 Lender hereunder and substantially in the form of Exhibit 1.2(f)(i) (each as amended, modified, extended, substituted, or replaced from time to time, a “Canadian Tranche A1 Note” and, collectively, the “Canadian Tranche A1 Notes”). Canadian Tranche A1 Revolving Credit Advances which are to be made as Canadian Index Rate Loans may be requested in any amount with written notice prior to 1:00 p.m. (Toronto time) on the Business Day immediately prior to the Business Day on which the Canadian Tranche A1 Loan is to be made for funding requests equal to or greater than Cdn$1,000,000. For funding requests for such Canadian Index Rate Loans less than Cdn$1,000,000, written notice must be provided by 1:00 p.m. (Toronto time) on the Business Day on which the Canadian Loan is to be made. All requests for Canadian Tranche A1 Revolving Credit Advances that are to be made as BA Rate Loans require at least three (3) Business Days’ prior written notice. Written notices for funding requests under the Canadian Tranche A1 Loan Commitment shall be in the form attached as Exhibit 1.2(f)(ii) (“Notice of Canadian Tranche A1 Revolving Credit Advance”).

1.3 Interest and Applicable Margins.

(a) (i) US Borrowers shall pay interest to US Agent, for the ratable benefit of US Lenders and (ii) Canadian Borrowers shall pay interest to Canadian Agent, for the ratable benefit of Canadian Lenders, in each case with respect to the various Loans made by each Lender, in arrears on each applicable Interest Payment Date, at the following rates: (i) with respect to the US Tranche A Revolving Credit Advances which are designated as US Index Rate Loans (and for all other US Obligations not otherwise set forth below), the US Index Rate plus the Applicable US Tranche A Index Margin per annum or, with respect to US Tranche A Revolving Credit Advances which are designated as LIBOR Loans, at the election of US Borrower Representative, the applicable LIBOR Rate plus the Applicable US Tranche A LIBOR Margin per annum; (ii) with respect to the Canadian Tranche A Revolving Credit Advances denominated in Canadian Dollars which are designated as Canadian Index Rate Loans (and for all other Canadian Obligations not otherwise set forth below), the Canadian Index Rate plus the Applicable Canadian Tranche A Index Margin per annum; (iii) with respect to Canadian Tranche A Revolving Credit Advances denominated in Canadian Dollars which are designated as BA Rate Loans, at the election of Canadian Borrower Representative, the applicable BA Rate plus the Applicable Tranche A BA Rate Margin per annum, (iv) with respect to the US Tranche A1 Revolving Credit Advances which are designated as US Tranche A1 Index Rate Loans, the US Index Rate plus the Applicable US Tranche A1 Index Margin per annum or, with respect to US Tranche A1 Revolving Credit Advances which are designated as LIBOR Loans, at the election of US Borrower Representative, the applicable LIBOR Rate plus the Applicable US Tranche A1 LIBOR Margin per annum, (v) with respect to the Canadian Tranche A1 Revolving Credit Advances denominated in Canadian Dollars which are designated as Canadian Index Rate Loans, the Canadian Index Rate plus the Applicable Canadian Tranche A1 Index Margin per annum, and (vi) with respect to Canadian Tranche A1 Revolving Credit Advances denominated in Canadian Dollars which are designated as BA Rate Loans, at the election of Canadian Borrower Representative, the applicable BA Rate plus the Applicable Tranche A1 BA Rate Margin per annum.

The Applicable Margins are as follows:

Applicable US Tranche A Index Margin	0.50%

Applicable US Tranche A LIBOR Margin	1.50%

Applicable Canadian Tranche A Index Margin	0.50%

Applicable Tranche A BA Rate Margin	1.50%

Applicable US Tranche A1 Index Margin	1.00%

Applicable US Tranche A1 LIBOR Margin	2.00%

Applicable Canadian Tranche A1 Index Margin	1.00%

Applicable Tranche A1 BA Rate Margin	2.00%

(b) If any payment on any Loan becomes due and payable on a day other than a Business Day, the maturity thereof will be extended to the next succeeding Business Day (except as set forth in the definition of LIBOR Period) and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension.

(c) All computations of Fees calculated on a per annum basis and interest on LIBOR Loans shall be made by the Applicable Agent on the basis of a 360-day year. All Interest on US Index Rate Loans and Canadian Loans denominated in Canadian Dollars subject to interest calculated by reference to the Canadian Index Rate or the BA Rate shall be calculated on the basis of a 365 day year. In each case, the calculation shall be made for the actual number of days occurring in the period for which such Fees and interest are payable. The US Index Rate and the Canadian Index Rate are floating rates determined for each day. Each determination by the Applicable Agent of an interest rate and Fees hereunder shall be presumptive evidence of the correctness of such rates and Fees.

(d) (1) So long as an Event of Default has occurred and is continuing under Section 7.1(a), (f) or (g) and without notice of any kind, or (2) so long as any other Event of Default has occurred and is continuing and at the election of Applicable Agent (or upon the written request of the Requisite Lenders) confirmed by written notice from Applicable Agent to Applicable Borrower Representative, subject to Applicable Law, the interest rates applicable to the Loans and the Letter of Credit Fees applicable to the Letters of Credit shall be increased by two percentage points (2%) per annum above the rates of interest or the rate of such Fee otherwise applicable hereunder (the “Default Rate”), and all such outstanding non-contingent Obligations shall bear interest at the Default Rate applicable to such Obligations. Interest and Letter of Credit Fees at the Default Rate shall accrue in the case of clause (1) above from the initial date of such Event of Default, and in the case of clause (2) above, from the date specified by the Applicable Agent, which date shall be no earlier than the initial date of the applicable Event of Default, and in each case, until that Event of Default is cured or waived and shall be payable upon demand, but in any event, shall be payable on the next regularly scheduled payment date set forth herein for such Obligation.

(e) Applicable Borrower Representative shall have the option to (i) request that any US Revolving Credit Advance be made as a LIBOR Loan, (ii) request that any Canadian Revolving Credit Advance be made as a BA Rate Loan, (iii) convert at any time all or any part of outstanding US Loans from US Index Rate Loans to LIBOR Loans, (iv) convert at any time all or any part of outstanding Canadian Loans from Canadian Index Rate Loans to BA Rate Loans, (v) convert any LIBOR Loan to a US Index Rate Loan, subject to payment of the LIBOR Breakage Costs in accordance with Section 1.4(e) if such conversion is made prior to the expiration of the LIBOR Period applicable thereto, (vi) convert any BA Rate Loan to a Canadian Index Rate Loan, subject to payment of the BA Rate Breakage Costs in accordance with Section 1.4(f) if such conversion is made prior to the expiration of the BA Period applicable thereto, (vii) continue all or any portion of any LIBOR Loan as a LIBOR Loan upon the expiration of the applicable LIBOR Period and the succeeding LIBOR Period of that continued LIBOR Loan shall commence on the first day after the last day of the LIBOR Period of the LIBOR Loan to be continued, or (vii) continue all or any portion of any BA Rate Loan as a BA Rate Loan upon the expiration of the applicable BA Period and the succeeding BA Period of that continued BA Rate Loan shall commence on the first day after the last day of the BA Period of the BA Rate Loan to be continued. Any US Loan or group of US Loans having the same proposed LIBOR Period to be made or continued as, or converted into, a LIBOR Loan must be in a minimum amount of $1,000,000 and integral multiples of $500,000 in excess of such amount. Any Canadian Loan or group of Canadian Loans denominated in Canadian Dollars having the same proposed BA Period to be made or continued as, or converted into, a BA Rate Loan must be in a minimum amount of Cdn$500,000 and integral multiples of Cdn$100,000 in excess of such amount. Any such election must be made by 1:00 p.m. (New York time) on the 3rd Business Day prior to (a) in the case of a LIBOR Loan (1) the date of any proposed US Revolving Credit Advance which is to bear interest at the LIBOR Rate, (2) the end of each LIBOR Period with respect to any LIBOR Loans to be continued as such, or (3) the date on which the US Borrower Representative wishes to convert any US Index Rate Loan to a LIBOR Loan for a LIBOR Period designated by such Borrower Representative in such election and (b) in the case of a BA Rate Loan (1) the date of any proposed Canadian Revolving Credit Advance which is to bear interest at the BA Rate, (2) the end of each BA Period with respect to any BA Rate Loans to be continued as such, or (3) the date on which Canadian Borrower Representative wishes to convert any Canadian Index Rate Loan to a BA Rate Loan for a BA Period designated by Canadian Borrower Representative in such election. If no election is received with respect to an existing LIBOR Loan or an existing BA Rate Loan by 1:00 p.m. (New York time) on the 3rd Business Day prior to the end of the LIBOR Period or the BA Period, as applicable, with respect thereto, that LIBOR Loan shall be converted to a US Index Rate Loan at the end of its LIBOR Period and that BA Rate Loan shall be converted into a Canadian Index Rate Loan at the end of its BA Period. Applicable Borrower Representative must make such election by notice to Applicable Agent in writing, by fax or overnight courier.

In the case of any conversion or continuation, such election must be made pursuant to a written notice (a “Notice of Conversion/Continuation”) in the form of Exhibit 1.3(e). No Loan shall be made, converted into or continued as a LIBOR Loan or a BA Rate Loan, if an Event of Default has occurred and is continuing and (i) with respect to the Canadian Loans, Canadian Agent or Canadian Requisite Lenders or (ii) with respect to the US Loans, US Agent or US Requisite Lenders, have determined not to make or continue any Loan as a LIBOR Loan or a BA Rate Loan as a result thereof.

(f) Notwithstanding anything to the contrary set forth in this Section 1.3, if a court of competent jurisdiction determines in a final order that any rate of interest payable hereunder exceeds the highest rate of interest permissible under law (the “Maximum Lawful Rate”), then so long as the Maximum Lawful Rate would be so exceeded, such rate of interest payable hereunder shall be equal to the Maximum Lawful Rate; provided, however, that if at any time thereafter such rate of interest payable hereunder is less than the Maximum Lawful Rate, Borrowers shall continue to pay interest hereunder at the Maximum Lawful Rate until such time as the total interest received by Applicable Agent is equal to the total interest that would have been received had such interest rate payable hereunder been (but for the operation of this paragraph) the interest rate payable since the Closing Date as otherwise provided in this Agreement. Thereafter, such interest hereunder shall be paid at the rate(s) of interest and in the manner provided in Sections 1.3(a) through (e), unless and until any rate of interest again exceeds the Maximum Lawful Rate, and at that time this paragraph shall again apply. In no event shall the total interest received by any Lender pursuant to the terms hereof exceed the amount that such Lender could lawfully have received had the interest due hereunder been calculated for the full term hereof at the Maximum Lawful Rate. If the Maximum Lawful Rate is calculated pursuant to this paragraph, such interest shall be calculated at a daily rate equal to the Maximum Lawful Rate divided by the number of days in the year in which such calculation is made. If, notwithstanding the provisions of this Section 1.3(f), a court of competent jurisdiction shall determine by a final, non-appealable order that a Lender has received interest hereunder in excess of the Maximum Lawful Rate, Applicable Agent shall, to the extent permitted by applicable law, promptly apply such excess as specified in Section 1.5 and thereafter shall refund any excess to Borrowers or as such court of competent jurisdiction may otherwise order.

1.4 Fees.

(a) Fee Letter. US Borrowers shall pay to GE Capital, individually, the Fees specified in that certain fee letter dated as of October 31, 2007, between Holdings and GE Capital (the “GE Capital Fee Letter”), at the times specified for payment therein

(b) Unused Line Fees. As additional compensation for the Lenders, US Borrowers shall, jointly and severally, pay to US Agent, for the ratable benefit of such Lenders, in arrears, on the first Business Day of each month prior to the US Tranche A Commitment Termination Date and on the US Tranche A Commitment Termination Date, a fee, calculated on the basis of a 360-day year, for Borrowers’ non-use of available funds in an amount equal to (i) (A) at any time that the average for the preceding month (or partial month) of the Dollar

Equivalent of the daily closing balance of the Loans was greater than 50% of the Dollar Equivalent of the Commitments of all Lenders, one quarter of one percent (0.25%) per annum or (B) at any time that the average for the preceding month (or partial month) of the Dollar Equivalent of the daily closing balance of the Loans was less than or equal to 50% of the Dollar Equivalent of the Commitments of all Lenders, three eighths of one percent (0.375%) per annum, in each case multiplied by (ii) the difference between (x) the Dollar Equivalent of the Commitments of all Lenders (as it may be reduced from time to time) and (y) the average for the period of the Dollar Equivalent of the daily closing balances of the Loans (outstanding during the period for which such Fee is due.

(c) Omitted.

(d) Letter of Credit Fees.

(i) US Borrowers agree to pay to US Agent for the benefit of US Tranche A Lenders, as compensation to such US Tranche A Lenders for US Letter of Credit Obligations incurred hereunder, (1) without duplication of costs and expenses otherwise payable to US Agent or US Tranche A Lenders hereunder, all reasonable costs and expenses, without duplication of fees otherwise paid by US Borrowers, incurred by US Agent or any US Tranche A Lender on account of such US Letter of Credit Obligations, and (2) for each month during which any US Letter of Credit Obligation shall remain outstanding, a fee (the “US Letter of Credit Fee”) in an amount equal to the product of the Dollar Equivalent of the average daily undrawn face amount of all US Letters of Credit issued, guaranteed or supported by risk participation agreements multiplied by a per annum rate equal to the Applicable US Tranche A LIBOR Margin from time to time in effect. Such fee shall be paid to US Agent for the benefit of the US Tranche A Lenders in arrears, on the first Business Day of each month and on the US Tranche A Commitment Termination Date. In addition, US Borrowers shall pay to any US L/C Issuer, on demand, such reasonable fees, without duplication of fees otherwise payable hereunder (including all per annum fees), charges and expenses of such US L/C Issuer in respect of the issuance, negotiation, acceptance, amendment, transfer and payment of such US Letter of Credit or otherwise payable pursuant to the application and related documentation under which such US Letter of Credit is issued.

(ii) Each Canadian Borrower agrees to pay to Canadian Agent for the benefit of Canadian Tranche A Lenders, as compensation to such Canadian Tranche A Lenders for Canadian Letter of Credit Obligations incurred for its benefit hereunder, (1) without duplication of costs and expenses otherwise payable to Canadian Agent or Canadian Tranche A Lenders hereunder, all reasonable costs and expenses, without duplication of fees otherwise paid by such Canadian Borrower, incurred by Canadian Agent or any Canadian Tranche A Lender on account of such Canadian Letter of Credit Obligations, and (2) for each month during which any such Canadian Letter of Credit Obligation shall remain outstanding, a fee (the “Canadian Letter of Credit Fee”) in an amount equal to the product of the Dollar Equivalent of the average daily undrawn face amount of all of such Canadian Letters of Credit issued, guaranteed or supported by risk participation agreements multiplied by a per annum rate equal to the Applicable Tranche A BA Rate Margin from time to time in effect. Such fee shall be paid to Canadian Agent for the benefit of the Canadian Tranche A Lenders in arrears, on the first Business Day of each month and on the Canadian Tranche A Commitment Termination Date. In addition, each Canadian Borrower shall pay to any Canadian L/C Issuer, on demand, such reasonable fees, without duplication of fees otherwise payable hereunder (including all per annum fees), charges and expenses of such Canadian L/C Issuer in respect of the issuance, negotiation, acceptance, amendment, transfer and payment of such Canadian Borrower’s Canadian Letter of Credit Obligations or otherwise payable pursuant to the application and related documentation under which such Canadian Letter of Credit is issued.

(e) LIBOR Breakage Costs. Upon (i) any default by any US Borrower in making any borrowing of, conversion into or continuation of any LIBOR Loan following US Borrower Representative’s delivery to US Agent of any LIBOR Loan request in respect thereof or (ii) any payment of a LIBOR Loan on any day that is not the last day of the LIBOR Period applicable thereto (regardless of the source of such prepayment and whether voluntary, by acceleration or otherwise), US Borrowers shall pay US Agent, for the benefit of all US Lenders that funded or were prepared to fund any such LIBOR Loan, LIBOR Breakage Costs, if applicable.

(f) BA Rate Breakage Costs. Upon (i) any default by any Canadian Borrower in making any borrowing of, conversion into or continuation of any BA Rate Loan following Canadian Borrower Representative’s delivery to Canadian Agent of any BA Rate Loan request in respect thereof or (ii) any payment of a BA Rate Loan on any day that is not the last day of the BA Period applicable thereto (regardless of the source of such prepayment and whether voluntary, by acceleration or otherwise), Canadian Borrowers shall pay Canadian Agent, for the benefit of all Canadian Lenders that funded or were prepared to fund any such BA Rate Loan, the BA Rate Breakage Costs, if applicable.

(g) Expenses and Attorneys’ Fees.

(i) US Borrowers agree to promptly pay all reasonable, out-of-pocket fees, charges, costs and expenses (including reasonable attorneys’ fees and expenses) incurred by US Agent in connection with any matters contemplated by or arising out of the Loan Documents, in connection with the examination, review, due diligence investigation, documentation, negotiation, closing and syndication of the transactions contemplated herein and in connection with the continued administration of the Loan Documents including any amendments, modifications, consents and waivers. US Borrowers agree to promptly pay all reasonable, out-of-pocket fees, charges, costs and expenses (including fees, charges, costs and expenses of attorneys, auditors appraisers, consultants and advisors) incurred by US Agent in connection with any amendment, waiver or consent with respect to the Loan Documents, Event of Default, work-out or action to enforce any Loan Document or to collect any payments due from US Borrowers or any other US Credit Party. In addition, in connection with any work-out or action to enforce any Loan Document or to collect any payments due from US Borrowers or any other US Credit Party, US Borrowers agree to promptly pay all reasonable, out-of-pocket fees, charges, costs and expenses, including, without limitation, reasonable attorneys’ fees, incurred by US Lenders. All fees, charges, costs and expenses for which US Borrowers are responsible under this Section 1.4(g)(i) shall be deemed part of the US Obligations when incurred, payable in accordance with the final sentence of Section 1.5(b) and secured by the US Collateral.

(ii) Canadian Borrowers agree to promptly pay all reasonable, out-of-pocket fees, charges, costs and expenses (including reasonable attorneys’ fees and expenses) incurred by Canadian Agent in connection with any matters contemplated by or arising out of the Loan Documents, in connection with the examination, review, due diligence investigation, documentation, negotiation, closing and syndication of the transactions contemplated herein and in connection with the continued administration of the Loan Documents including any amendments, modifications, consents and waivers. Canadian Borrowers agree to promptly pay all reasonable, out-of-pocket fees, charges, costs and expenses (including fees, charges, costs and expenses of attorneys, auditors appraisers, consultants and advisors) incurred by Canadian Agent in connection with any amendment, waiver or consent with respect to the Loan Documents, Event of Default, work-out or action to enforce any Loan Document or to collect any payments due from Canadian Borrowers or any other Canadian Credit Party. In addition, in connection with any work-out or action to enforce any Loan Document or to collect any payments due from Canadian Borrowers or any other Canadian Credit Party, Canadian Borrowers agree to promptly pay all reasonable, out-of-pocket fees, charges, costs and expenses, including, without limitation, reasonable attorneys’ fees, incurred by Canadian Lenders. All fees, charges, costs and expenses for which Canadian Borrowers are responsible under this Section 1.4(g)(ii) shall be deemed part of the Canadian Obligations when incurred, payable in accordance with the final sentence of Section 1.5(b) and secured by the Collateral.

1.5 Payments.

(a) All payments by Borrowers of the Obligations shall be without deduction, defense, setoff or counterclaim and shall be made in same day funds and delivered (i) by the Canadian Borrowers, with respect to the Canadian Tranche A Loans and Canadian Tranche A1 Loans, to Canadian Agent for the benefit of Canadian Agent and Canadian Tranche A Lenders and Canadian Tranche A1 Lenders, as applicable, and (ii) by the US Borrowers, with respect to US Tranche A Loans and the US Tranche A1 Loans, to US Agent for the benefit of US Agent and US Tranche A Lenders and US Tranche A1 Lenders, as applicable, in each case by wire transfer to the following account or such other place as Applicable Agent may from time to time designate to the Applicable Borrower Representative in writing.

With respect to the Canadian Tranche A Loans and Canadian Tranche A1 Loans:

Bank: Bank of America Canada

Swift Code: BOFACATT

Account No.: 46005203

Account: ACCOUNT NAME: GECC/CAF DEPOSITORY

Reference: GE Capital re: ExoPack, CFN: CND1118

With respect to the US Tranche A Loan and US Tranche A1 Loan:

ABA No. 021 001 033

Account Number 502 328 54

Deutsche Bank Trust Company Americas

New York, New York

ACCOUNT NAME: GECC/CAF DEPOSITORY

Reference: GE Capital re: ExoPack, CFN: CFN8476

(b) Borrowers shall receive credit on the day of receipt for good funds received by Applicable Agent by 2:00 p.m. (New York time) in the case of US Agent or 2:00 p.m. (Toronto time) in the case of Canadian Agent. In the absence of receipt by such times, such funds shall be deemed to have been paid on the next Business Day. Whenever any payment to be made hereunder shall be stated to be due on a day that is not a Business Day, the payment may be made on the next succeeding Business Day and such extension of time shall be included in the computation of the amount of interest and Fees due hereunder.

(c) US Borrowers hereby authorize US Tranche A Lenders to make US Tranche A Revolving Credit Advances in Dollars (as US Index Rate Loans), on the basis of their Pro Rata Shares, for the payment of interest, Fees, expenses and US Letter of Credit reimbursement obligations and any amounts required to be deposited with respect to outstanding US Letter of Credit Obligations pursuant to the terms of this Agreement.

(d) Canadian Borrowers hereby authorize Canadian Tranche A Lenders to make Canadian Tranche A Revolving Credit Advances in Canadian Dollars as Canadian Index Rate Loans, on the basis of their Pro Rata Shares, for the payment of interest, Fees and expenses and Canadian Letter of Credit reimbursement obligations and any amounts required to be deposited with respect to outstanding Canadian Letter of Credit Obligations pursuant to the terms of this Agreement.

(e) US Borrowers hereby authorize US Tranche A1 Lenders to make US Tranche A1 Revolving Credit Advances in Dollars (as US Index Rate Loans), on the basis of their Pro Rata Shares, for the payment of interest, Fees and expenses pursuant to the terms of this Agreement.

(f) Canadian Borrowers hereby authorize Canadian Tranche A1 Lenders to make Canadian Tranche A1 Revolving Credit Advances in Canadian Dollars as Canadian Index

Rate Loans, on the basis of their Pro Rata Shares, for the payment of interest, Fees and expenses pursuant to the terms of this Agreement.

1.6 Prepayments.

(a) Voluntary Prepayments of Loans. At any time, any Borrower may prepay any Loan, in whole or in part, without premium or penalty subject to the payment of LIBOR Breakage Costs and BA Rate Breakage Costs, if and to the extent applicable.

(b) Voluntary Reduction of the Commitments.

(i) At any time, US Borrower Representative on behalf of US Borrowers may permanently reduce the US Tranche A Loan Commitment without premium or penalty subject to the payment of LIBOR Breakage Costs, if and to the extent applicable; provided, however, that the US Tranche A Loan Commitment may not be permanently reduced to less than the outstanding principal balance of the US Tranche A Loan as of the date of such reduction (determined after giving effect to all prepayments and repayments made on such date). Any reduction of the US Tranche A Loan Commitment shall not result in a pro rata or any other reduction of the US L/C Sublimit unless so designated in writing by US Borrower Representative or, unless the US Tranche A Loan Commitment is reduced below $25,000,000, of the Canadian Commitment. In addition, US Borrower Representative on behalf of US Borrowers may, at any time terminate the US Tranche A Loan Commitment on at least ten (10) Business Days’ prior written notice to US Agent, which termination may be revoked or deferred by US Borrower Representative on behalf of US Borrowers; provided, that upon such termination, the US Tranche A Loans and US Tranche A1 Loans and all other US Obligations shall be immediately due and payable in full and all US Letter of Credit Obligations shall be cash collateralized or otherwise satisfied in accordance with Section 1.6(g) of this Agreement.

(ii) At any time, Canadian Borrower Representative on behalf of Canadian Borrowers may permanently reduce the Canadian Tranche A Loan Commitment without premium or penalty subject to the payment of BA Rate Breakage Costs, if and to the extent applicable; provided, however, that the Canadian Tranche A Loan Commitment may not be permanently reduced to less than the outstanding principal balance of the Canadian Tranche A Loan as of the date of such reduction (determined after giving effect to all prepayments and repayments made on such date). Any reduction of the Canadian Tranche A Loan Commitment shall not result in a pro rata or any other reduction of the Canadian L/C Sublimit unless so designated in writing by Canadian Borrower Representative or of the US Tranche A Loan Commitment. In addition, Canadian Borrower Representative on behalf of Canadian Borrowers may, at any time terminate the Canadian Tranche A Loan Commitment on at least ten (10) Business Days’ prior written notice to Canadian Agent, which termination may be revoked or deferred by Canadian Borrower Representative on behalf of Canadian Borrowers; provided, that upon such termination, the Canadian Tranche A Loan and all other Canadian Obligations shall be immediately due and payable in full and all Canadian Letter of Credit

Obligations shall be cash collateralized or otherwise satisfied in accordance with Section 1.6(g) of this Agreement.

(iii) At any time, US Borrower Representative on behalf of US Borrowers may permanently reduce the US Tranche A1 Loan Commitment without premium or penalty subject to the payment of LIBOR Breakage Costs, if and to the extent applicable; provided, however, that the US Tranche A1 Loan Commitment may not be permanently reduced to less than the outstanding principal balance of the US Tranche A1 Loan as of the date of such reduction (determined after giving effect to all prepayments and repayments made on such date). In addition, US Borrower Representative on behalf of US Borrowers may, at any time terminate the US Tranche A1 Loan Commitment on at least ten (10) Business Days’ prior written notice to US Agent, which termination may be revoked or deferred by US Borrower Representative on behalf of US Borrowers; provided, that upon such termination, the US Tranche A1 Loans shall be immediately due and payable in full.

(iv) At any time, Canadian Borrower Representative on behalf of Canadian Borrowers may permanently reduce the Canadian Tranche A1 Loan Commitment without premium or penalty subject to the payment of BA Rate Breakage Costs, if and to the extent applicable; provided, however, that the Canadian Tranche A1 Loan Commitment may not be permanently reduced to less than the outstanding principal balance of the Canadian Tranche A1 Loan as of the date of such reduction (determined after giving effect to all prepayments and repayments made on such date). In addition, Canadian Borrower Representative on behalf of Canadian Borrowers may, at any time terminate the Canadian Tranche A1 Loan Commitment on at least ten (10) Business Days’ prior written notice to Canadian Agent, which termination may be revoked or deferred by Canadian Borrower Representative on behalf of Canadian Borrowers; provided, that upon such termination, the Canadian Tranche A1 Loan shall be immediately due and payable in full.

(c) Prepayments from Asset Dispositions.

(i) Except as otherwise provided in Section 1.6(f) hereof, promptly upon receipt of any Net Proceeds received by any US Credit Party in excess of the Dollar Equivalent of $5,000,000 in the aggregate during any Fiscal Year, US Borrowers shall prepay the US Tranche A Loans and US Tranche A1 Loans in an amount equal to such Net Proceeds, except that US Borrowers or their Subsidiaries may reinvest all Net Proceeds of any such Asset Disposition, within one hundred eighty (180) days, in productive replacement fixed assets of a kind then used or usable in the business of US Borrowers. If US Borrowers do not intend to so reinvest such Net Proceeds or if the period set forth in the immediately preceding sentence expires without US Borrowers having reinvested the Net Proceeds of any such Asset Disposition or if such Net Proceeds are attributable to a working capital, earnings, balance sheet or similar adjustment under any acquisition agreement or similar purchase agreement, US Borrowers shall prepay the US Tranche A Loans and US Tranche A1 Loans in an amount equal to such remaining Net Proceeds in accordance with Section 1.6(e).

(ii) Except as otherwise provided in Section 1.6(f) hereof, promptly upon receipt of any Net Proceeds received by any Canadian Credit Party in excess of the Dollar Equivalent of $5,000,000 in the aggregate during any Fiscal Year, Canadian Borrowers shall prepay the Canadian Tranche A Loans and Canadian Tranche A1 Loans in an amount equal to such Net Proceeds, except that Canadian Borrowers or their Subsidiaries may reinvest all Net Proceeds of any such Asset Disposition, within one hundred eighty (180) days, in productive replacement fixed assets of a kind then used or usable in the business of Canadian Borrowers. If Canadian Borrowers do not intend to so reinvest such Net Proceeds or if the period set forth in the immediately preceding sentence expires without Canadian Borrowers having reinvested the Net Proceeds of any such Asset Disposition or if such Net Proceeds are attributable to a working capital, earnings, balance sheet or similar adjustment under any acquisition agreement or similar purchase agreement, Canadian Borrowers shall prepay the Canadian Tranche A Loans and Canadian Tranche A1 Loans in an amount equal to such remaining Net Proceeds in accordance with Section 1.6(e).

(d) Prepayments from Issuance of Securities. Immediately upon the receipt by Holdings, any US Borrower or any of their Domestic Subsidiaries of the proceeds of the issuance of Stock, US Borrowers shall prepay the US Tranche A Loans and US Tranche A1 Loans in an amount equal to such proceeds, net of underwriting discounts and commissions and other reasonable out-of-pocket costs associated therewith. Immediately upon the receipt by any Canadian Borrower or any of its Canadian Subsidiaries of the proceeds of the issuance of Stock, Canadian Borrowers shall prepay the Canadian Tranche A Loans and Canadian Tranche A1 Loans in an amount equal to such proceeds, net of underwriting discounts and commissions and other reasonable out-of-pocket costs associated therewith. The payments shall be applied in accordance with Section 1.6(e). Notwithstanding the foregoing, the following proceeds of stock issuances shall be excluded from any mandatory prepayment: (i) proceeds of issuances of Stock by Holdings or any Borrower on or prior to the Closing Date, (ii) proceeds of issuances of Stock of Holdings to management employees of Holdings or any Borrower or pursuant to any Stock option plan of Holdings and (iii) proceeds of issuances of Stock by any Subsidiary of a Borrower to that Borrower which constitute an Investment or a Restricted Payment, in each case, permitted hereunder.

(e) Application of Proceeds.

(i) With respect to any prepayments made by any US Borrower pursuant to Sections 1.6(c)(i) and 1.6(d), such prepayments shall be applied as follows: first, to the US Tranche A1 Revolving Credit Advances outstanding to that US Borrower until the same has been repaid in full but not as a permanent reduction of the US Tranche A1 Loan Commitment; second, to the principal balance of the US Tranche A1 Revolving Credit Advances made to each other US Borrower, pro rata, until the same has been repaid in full but not as a permanent reduction of the US Tranche A1 Loan Commitment; third, to the US Tranche A Revolving Credit Advances outstanding to that US Borrower until the same has been repaid in full but not as a permanent reduction of the US Tranche A Loan Commitment; and then to the principal balance of the US Tranche A Revolving Credit Advances made to each other US Borrower, pro rata, until the same has been repaid in full but not as a permanent reduction of the US Tranche A Loan Commitment unless an Event of Default shall have occurred and is continuing. Considering each type of US Tranche A1 Loan and US Tranche A Loan being prepaid separately, any such prepayment shall be applied first to US Index Rate Loans of the type required to be prepaid before application to LIBOR Loans of the type required to be prepaid, in each case in a manner which minimizes any resulting LIBOR Breakage Costs.

(ii) With respect to any prepayments required to made in respect of any Canadian Borrower pursuant to Sections 1.6(c)(ii) and 1.6(d) such prepayments shall be made as follows: first, to the Canadian Tranche A1 Revolving Credit Advances outstanding to that Canadian Borrower until the same has been repaid in full but not as a permanent reduction of the Canadian Tranche A1 Loan Commitment unless an Event of Default shall have occurred and is continuing; second, to the principal balance of the Canadian Tranche A1 Revolving Credit Advances made to each other Canadian Borrower, pro rata, until the same has been repaid in full but not as a permanent reduction of the Canadian Tranche A1 Loan Commitment; third, to the Canadian Tranche A Revolving Credit Advances outstanding to that Canadian Borrower until the same has been repaid in full but not as a permanent reduction of the Canadian Tranche A Loan Commitment, and then in respect of the principal balance of the Canadian Tranche A Revolving Credit Advances made to each other Canadian Borrower, pro rata, until the same has been repaid in full but not as a permanent reduction of the Canadian Tranche A Loan Commitment unless an Event of Default shall have occurred and is continuing. Considering each type of Canadian Tranche A1 Loan and Canadian Tranche A Loan being prepaid separately, any such prepayment shall be applied first to Canadian Index Rate Loans of the type required to be prepaid before application to BA Rate Loans of the type required to be prepaid, in each case in a manner which minimizes any resulting BA Rate Breakage Costs.

(iii) Notwithstanding anything herein to the contrary and so long as no Event of Default has occurred and is continuing, if the timing and circumstances of a mandatory prepayment under this Section 1.6 (the required date of any such payment, a “Prepayment Date”) would otherwise trigger LIBOR Breakage Costs, then on such prepayment date the Borrowers may, at their option, deposit Dollars into a cash collateral account maintained by the Applicable Agent in an amount equal to required prepayment. On the next Interest Payment Date with respect to any LIBOR Loan in effect, after such prepayment date or on any date on which an Event of Default exists, the Applicable Agent is irrevocably authorized and directed to apply funds from such cash collateral account, if any, (and liquidate investments held in such cash collateral account as necessary) to prepay LIBOR Loans until the aggregate of such prepayments equals the prepayment which would have been required on such Prepayment Date but for the operation of this Section 1.6(e)(iii).

(iv) Notwithstanding anything herein to the contrary and so long as no Event of Default has occurred and is continuing, if the timing and circumstances of a mandatory prepayment under this Section 1.6 would otherwise trigger BA Rate Breakage Costs, then on such prepayment date the Borrowers may, at their option, deposit Dollars into a cash collateral account maintained by the Applicable Agent in an amount equal to required prepayment. On the next Interest Payment Date with respect to any BA Rate Loan in effect, after such prepayment date or on any date on which an Event of Default exists, the Applicable Agent is irrevocably authorized and directed to apply funds from such cash collateral account, if any, (and liquidate investments held in such cash collateral account as necessary) to prepay BA Rate Loans until the aggregate of such prepayments equals the prepayment which would have been required on such Prepayment Date but for the operation of this Section 1.6(e)(iv).

(f) Application of Prepayments from Insurance Proceeds. Prepayments from insurance with respect to the Collateral in accordance with Section 4.2, business interruption insurance in respect of events occurring after the Closing Date or condemnation proceeds with respect to any Collateral shall be applied first to the Revolving Credit Advances of the Borrower that incurred such casualties. None of the US Tranche A Loan Commitment, the US Tranche A1 Loan Commitment, the Canadian Tranche A Loan Commitment or the Canadian Tranche A1 Loan Commitment shall be permanently reduced by the amount of any such prepayments. If such insurance or condemnation proceeds received by a particular Borrower exceed the outstanding principal balances of the Loans to that Borrower or if the precise amount of insurance proceeds allocable to Inventory as compared to Equipment, Fixtures and Real Estate are not otherwise determined, the allocation and application of those proceeds shall be determined by Applicable Agent acting reasonably and in good faith, provided that no Canadian Credit Parties shall make any payments to any persons other than Canadian Lenders or Canadian L/C Issuers.

(g) Letter of Credit Obligations.

(i) In the event any US Letters of Credit are outstanding at the time that the US Tranche A Loan Commitment is terminated, US Borrowers shall either (x) deposit with US Agent for the benefit of all US Tranche A Lenders cash in an amount equal to 105% of the aggregate outstanding US Letter of Credit Obligations to be available to US Agent to reimburse payments of drafts drawn under such US Letters of Credit and pay any Fees and expenses related thereto or (y) provide back-to-back replacement Letters of Credit reasonably acceptable to US Agent.

(ii) In the event any Canadian Letters of Credit are outstanding at the time that the Canadian Tranche A Loan Commitment is terminated, each Canadian Borrower shall either (x) deposit with Canadian Agent for the benefit of all Canadian Tranche A Lenders cash in an amount equal to 105% of the aggregate outstanding Canadian Letter of Credit Obligations issued for its benefit to be available to Canadian Agent to reimburse payments of drafts drawn under such Canadian Letters of Credit and pay any Fees and expenses related thereto or (y) provide back-to-back replacement Letters of Credit with respect to all Letters of Credit issued for its benefit reasonably acceptable to Canadian Agent.

1.7 Maturity.

(a) All of the US Obligations shall become due and payable as otherwise set forth herein, but in any event all of the remaining US Obligations shall become due and payable upon the US Tranche A Commitment Termination Date. Until the Termination Date, US Agent

shall be entitled to retain the Liens on the Collateral granted under the US Collateral Documents and the ability to exercise all rights and remedies available to them under the Loan Documents and applicable laws. Notwithstanding anything contained in this Agreement to the contrary, upon any termination of the US Tranche A Loan Commitment, all of the US Obligations (other than contingent indemnification obligations as to which no claim has been asserted) shall be due and payable.

(b) All of the Canadian Obligations shall become due and payable as otherwise set forth herein, but in any event all of the remaining Canadian Obligations shall become due and payable upon the Canadian Tranche A Commitment Termination Date. Until the Termination Date, Canadian Agent shall be entitled to retain the Liens on the Collateral granted under the Canadian Collateral Documents and the ability to exercise all rights and remedies available to them under the Loan Documents and applicable laws. Notwithstanding anything contained in this Agreement to the contrary, upon any termination of the Canadian Tranche A Loan Commitment, all of the Canadian Obligations (other than contingent indemnification obligations as to which no claim has been asserted) shall be due and payable.

1.8 Eligible Accounts. All of the Accounts owned by each Credit Party and reflected in the most recent Borrowing Base Certificate delivered by each Borrower to Applicable Agent shall be “Eligible Accounts” for purposes of this Agreement, further described in Schedule 1 to Exhibit 6.1(d), except any Account to which any of the exclusionary criteria set forth below applies. Each Agent shall have the right to establish or modify or eliminate Reserves against the applicable Eligible Accounts from time to time in its reasonable credit judgment acting in good faith. In addition, the Applicable Agent reserves the right, at any time and from time to time after the Closing Date and, absent an Event of Default upon three (3) Business Days’ prior notice to applicable Borrower Representative, to adjust any of the criteria set forth below, to establish new criteria and to adjust advance rates with respect to Eligible Accounts, in each case in its reasonable credit judgment acting in good faith, subject to the approval of Supermajority Lenders in the case of adjustments or new criteria or changes in advance rates which have the effect of making more credit available. Eligible Accounts shall not include any Account of any Credit Party:

(a) that does not arise from the sale of goods or the performance of services by such Credit Party in the ordinary course of its business;

(b) (i) upon which such Credit Party’s right to receive payment is not absolute or is contingent upon the fulfillment of any condition whatsoever or (ii) as to which such Credit Party is not able to bring suit or otherwise enforce its remedies against the Account Debtor through judicial process, or (iii) if the Account represents a progress billing consisting of an invoice for goods sold or used or services rendered pursuant to a contract under which the Account Debtor’s obligation to pay that invoice is subject to such Credit Party’s completion of further performance under such contract or is subject to the equitable lien of a surety bond issuer;

(c) to the extent that any defense, counterclaim, setoff or dispute is asserted as to such Account (it being understood and agreed that (i) only the portion of the Account that is subject to such defense, counterclaim, setoff or dispute shall not be an Eligible Account and (ii) the remaining portion of such Account shall not be rendered ineligible under this clause (c));

(d) that is not a true and correct statement of bona fide indebtedness incurred in the amount of the Account for merchandise sold to or services rendered and accepted by the applicable Account Debtor;

(e) with respect to which an invoice has not been sent to the applicable Account Debtor;

(f) that (i) is not owned by such Credit Party or (ii) is subject to any right, claim, security interest or other interest of any other Person, other than Liens in favor of Applicable Agent, on behalf of itself and the applicable Lenders and Prior Claims that are unregistered and that secure amounts that are not yet due and payable;

(g) that arises from a sale to any director, officer, other employee or Affiliate of any Credit Party, or to any entity that has any common officer or director of any Credit Party, other than any unrelated portfolio company of Sponsor, Sponsor’s affiliates and any purchaser of the Subordinated Debt or the Senior Notes;

(h) that is the obligation of an Account Debtor that is the United States government or a political subdivision thereof, or any state, county or municipality or department, agency or instrumentality thereof unless Applicable Agent, in its sole discretion, has agreed to the contrary in writing or such Credit Party, if necessary, has complied with respect to such obligation with the Federal Assignment of Claims Act of 1940, or any applicable state, county or municipal law restricting the assignment thereof with respect to such obligation;

(i) that is the obligation of an Account Debtor that is the Canadian government (Her Majesty The Queen in Right of Canada) or a political subdivision thereof, or any province or territory, or any municipality or department, agency or instrumentality thereof, unless (i) Lenders have agreed to the contrary in writing, (ii) such Account is assignable by way of security or (iii) such Credit Party, if necessary, has complied with the Financial Administration Act (Canada) and any amendments thereto, or any applicable territorial, provincial, county or municipal law of similar purpose and effect restricting the assignment thereof with respect to such obligation;

(j) that is the obligation of an Account Debtor located in a country other than the United States or Canada unless payment thereof is assured by a letter of credit assigned and delivered to Applicable Agent, or is covered by adequate credit insurance for such Account Debtor, each satisfactory to such Agent as to form, amount and issuer, provided that, obligations of EI Dupont de Nemours, a Mexican company and, so long as that certain guaranty from Mars, Inc. in favor of Effem Mexico Inc., a Mexican corporation remains in full force and effect, Effem Mexico, Inc. shall not be excluded;

(k) to the extent such Credit Party is liable for goods sold or services rendered by the applicable Account Debtor to such Credit Party but only to the extent of the potential offset;

(l) that arises with respect to goods that are delivered on a bill-and-hold, cash-on-delivery basis, guaranteed sale or other terms by reason of which the payment by the Account Debtor is or may be conditional;

(m) that is in default; provided, that, without limiting the generality of the foregoing, an Account shall be deemed in default upon the occurrence of any of the following:

(i) the Account is not paid within the earlier of: 60 days following its due date or 90 days following its original invoice date, provided that, such Accounts shall not be excluded so long as they are not past due in accordance with their terms and are not in an aggregate amount in excess of $1,000,000;

(ii) the Account Debtor obligated upon such Account suspends business, makes a general assignment for the benefit of creditors or fails to pay its debts generally as they come due; or

(iii) a petition is filed by or against any Account Debtor obligated upon such Account under any bankruptcy law or any other federal, state or foreign (including any provincial) receivership, insolvency relief or other law or laws for the relief of debtors until such time, if ever, as such petition is dismissed;

(n) that is the obligation of an Account Debtor if 50% or more of the Dollar amount of all Accounts owing by that Account Debtor are ineligible under the other criteria set forth in this Section 1.8 (other than clauses (a), (b), (d), (e), (f), or (l) hereof);

(o) as to which Applicable Agent’s Lien thereon, on behalf of itself and the applicable Lenders, is not a first priority perfected Lien;

(p) as to which any of the representations or warranties in the Loan Documents are untrue;

(q) to the extent such Account is evidenced by a judgment, Instrument or Chattel Paper;

(r) to the extent such Account exceeds any credit limit established by the Applicable Agent, in its reasonable credit judgment acting in good faith, following prior written or electronic notice of such limit by Applicable Agent to Applicable Borrower Representative;

(s) to the extent that such Account, together with all other Accounts owing to such Account Debtor and its Affiliates as of any date of determination exceed 20% of all Eligible Accounts of all Credit Parties;

(t) that is payable in any currency other than Dollars or Canadian Dollars; or

(u) that is otherwise unacceptable to the Applicable Agent in its reasonable credit judgment acting in good faith.

For the purpose of valuing Canadian Credit Parties’ Eligible Accounts denominated in Canadian Dollars, the amount of such Eligible Accounts shall be converted into the Equivalent Amount thereof in Dollars on the last Business Day of each Fiscal Month; provided, that Canadian Agent reserves the right to adjust, at any time in its reasonable credit judgment, the value of Canadian Dollars of such Eligible Accounts to take into account currency rate exchange fluctuations since the last valuation thereof.

1.9 Eligible Inventory. All of the Inventory owned by any Credit Party and reflected in the most recent Borrowing Base Certificate delivered by each Borrower to Applicable Agent shall be “Eligible Inventory” for purposes of this Agreement, further described in Schedule 1 to Exhibit 6.1(d), except any Inventory to which any of the exclusionary criteria set forth below applies. Applicable Agent shall have the right to establish, modify, or eliminate Reserves against Eligible Inventory from time to time in its reasonable credit judgment acting in good faith. In addition, the Applicable Agent reserves the right, at any time and from time to time after the Closing Date and, absent an Event of Default upon three (3) Business Days’ prior notice to applicable Borrower Representative, to adjust any of the criteria set forth below, to establish new criteria and to adjust advance rates with respect to Eligible Inventory, in each case, in its reasonable credit judgment acting in good faith, subject to the approval of Supermajority Lenders in the case of adjustments or new criteria or changes in advance rates which have the effect of making more credit available. Eligible Inventory shall not include any Inventory of any Credit Party that:

(a) is not owned by such Credit Party free and clear of all Liens and rights of any other Person (including the rights of a purchaser that has made progress payments and the rights of a surety that has issued a bond to assure such Borrower’s performance with respect to that Inventory and the rights of suppliers under Section 81.1 of the Bankruptcy and Insolvency Act (Canada)), except the Liens in favor of Applicable Agent, on behalf of the Lenders and Prior Claims that are unregistered and that secure amounts that are not yet due and payable (other than the claims of suppliers under Section 81.1 of the Bankruptcy and Insolvency Act (Canada)), except the Liens in favor of Applicable Agent, on behalf of itself and the applicable Lenders and other Permitted Encumbrances described in clauses (a), (b), (c), (e) and (f)(3) in such definition;

(b) (i) is not located on premises owned, leased or rented by such Credit Party and set forth in Disclosure Schedule (3.14) or (ii) is stored at a leased location, unless (x) the Applicable Agent has given its prior consent thereto, (y) a reasonably satisfactory landlord waiver has been delivered to Applicable Agent, or (z) Reserves satisfactory to Applicable Agent have been established with respect thereto in an amount not to exceed three (3) months rent, (iii) is stored with a bailee or warehouseman unless a reasonably satisfactory, acknowledged bailee letter has been received by the Applicable Agent or Reserves reasonably satisfactory to Applicable Agent have been established with respect thereto, or (iv) is located at an owned location subject to a mortgage in favor of a lender other than the Applicable Agent, unless a reasonably satisfactory mortgagee waiver has been delivered to the Applicable Agent, or (v) is located at any site if the aggregate book value of Inventory at any such location is less than $100,000;

(c) is placed on consignment or is in transit, except for Inventory in transit between United States and Canadian locations of Credit Parties as to which the Applicable Agent’s Liens have been perfected at origin and destination; and except for (i) Inventory in transit between domestic locations of Credit Parties, (ii) work-in-progress inventory of the type and in the amounts specified in clause (p) of this section, and (iii) consigned Inventory that arises with respect to goods that are delivered on a bill and hold, cash on delivery basis or placed on consignment, guaranteed sale or other terms by reason of which the payment by the Account Debtor is or may be conditional, provided that in the case of such consigned Inventory, (A) as to each consignee (it being understood that for the purposes of this paragraph (c), the term consignee shall include any Person to whom such Credit Party has provided possession of Inventory prior to the consummation of an irrevocable sale of such Inventory to such Person), the applicable Credit Party has, at such Credit Party’s cost and expense (i) conducted Code, PPSA, tax lien and judgment searches against such consignee, (ii) filed UCC-1 financing statements against such consignee naming such Credit Party as secured party and Applicable Agent as assignee of secured party, and (iii) provided to each secured party of record that has filed a financing statement against such consignee (whether or not such Inventory is Inventory in the hands of such consignee) a notice, in form and substance reasonably satisfactory to Applicable Agent, pursuant to Section 9-324 of the Code or similar provision of the PPSA of such Credit Party’s intent to provide purchase money financing to such consignee and (iv) obtained from such consignee a letter agreement, in form and substance reasonably satisfactory to Applicable Agent, in which such consignee acknowledges the Lien of Applicable Agent and agrees that to the extent that such consignee has not paid the purchase price of any item of Inventory, Applicable Agent can take possession of and remove such item of Inventory upon an Event of Default and (B) such Credit Party holds a perfected first priority security interest against such consignee, such security interest having been assigned of record to Applicable Agent;

(d) is covered by a negotiable document of title, unless such document has been delivered to the Applicable Agent with all necessary endorsements, free and clear of all Liens except those in favor of Applicable Agent and applicable Lenders;

(e) is excess, obsolete, unsaleable, shopworn, seconds, damaged or unfit for sale;

(f) consists of display items or packing or shipping materials, manufacturing supplies or replacement parts;

(g) consists of goods which have been returned by the buyer and are not capable of readily being resold to another buyer;

(h) is not of a type held for sale in the ordinary course of such Credit Party’s business;

(i) is not subject to a first priority lien in favor of the Applicable Agent on behalf of itself and the applicable Lenders subject to Permitted Encumbrances;

(j) breaches any of the representations or warranties pertaining to Inventory set forth in the Loan Documents;

(k) consists of any costs associated with “freight-in” charges;

(l) consists of Hazardous Materials or goods that can be transported or sold only with licenses that are not readily available;

(m) is not covered by casualty insurance reasonably acceptable to Applicable Agent;

(n) is otherwise unacceptable to Applicable Agent in its reasonable credit judgment acting in good faith;

(o) consists of work-in-progress inventory except that work-in-progress inventory in an amount not to exceed $6,500,000 shall not be excluded; or

(p) consists of raw materials in transit, except raw materials in transit that are adequately insured and in which such Credit Party has perfected title under Applicable Law in such raw materials in an amount not to exceed $1,000,000 in the aggregate.

1.10 Loan Accounts. Each of US Agent and Canadian Agent shall maintain a loan account (each, a “Loan Account”) on its books for each US Borrower or Canadian Borrower, as applicable, to account for all applicable Advances, all payments made by US Borrowers or Canadian Borrowers, as applicable, and all other applicable debits and credits as provided in this Agreement with respect to the Loans or any other Obligations. All entries in each Loan Account shall be made in accordance with US Agent’s or Canadian’s Agent’s, as applicable, customary accounting practices as in effect from time to time. The balance in each Loan Account, as recorded on US Agent’s or Canadian Agent’s most recent printout or other written statement, shall, absent manifest error, be presumptive evidence of the amounts due and owing to US Agent, US Tranche A Lenders and US Tranche A1 Lenders by US Borrowers or Canadian Agent, Canadian Tranche A Lenders and Canadian Tranche A1 Lenders by Canadian Borrowers; provided that any failure to so record or any error in so recording shall not limit or otherwise affect any US Borrower’s duty to pay the US Obligations or any Canadian Borrower’s duty to pay the Canadian Obligations. US Agent and Canadian Agent shall render to US Borrower Representative and Canadian Borrower Representative, respectively, a monthly accounting of transactions with respect to the Loans setting forth the balance of each Loan Account as to each US Borrower and Canadian Borrower for the immediately preceding month. Unless Applicable Borrower Representative notifies Applicable Agent in writing of any objection to any such accounting (specifically describing the basis for such objection), within forty-five (45) days after the date thereof, each and every such accounting shall, absent manifest error, be presumptive evidence of all matters reflected therein. Only those items expressly objected to in such notice shall be deemed to be disputed by Borrowers. Notwithstanding any provision herein contained to the contrary, any Lender may elect (which election may be revoked) to dispense with the issuance of Notes to that Lender and may rely on the Loan Account as evidence of the amount of Obligations from time to time owing to it.

1.11 Yield Protection.

(a) Capital Adequacy and Other Adjustments. In the event that any Lender shall have determined that the adoption after the date hereof of any law, treaty, governmental (or quasi-governmental) rule, regulation, guideline or order regarding capital adequacy, reserve requirements or similar requirements or compliance by any Lender or any corporation controlling such Lender with any request or directive regarding capital adequacy, reserve requirements or similar requirements (whether or not having the force of law and whether or not failure to comply therewith would be unlawful) from any central bank or governmental agency or body having jurisdiction does or shall have the effect of increasing the amount of capital, reserves or other funds required to be maintained by such Lender or any corporation controlling such Lender and thereby reducing the rate of return on such Lender’s or such corporation’s capital as a consequence of its obligations hereunder, then US Borrowers in the case of a US Lender or Canadian Borrowers in the case of a Canadian Lender shall from time to time within fifteen (15) days after notice and demand from such Lender (together with the certificate referred to in the next sentence and with a copy to Applicable Agent) pay to Applicable Agent, for the account of such Lender, additional amounts sufficient to compensate such Lender for such reduction; provided that if the respective Lender has unreasonably delayed or withheld such notice and demand, the respective Lender shall not be entitled to receive additional payments pursuant to this Section 1.11(a) for periods occurring prior to the 180th day before the receipt of such notice and demand. A certificate as to the amount of such cost and showing the basis of the computation of such cost submitted by such Lender to Applicable Borrower Representative and the Applicable Agent shall be presumptive evidence of the matters set forth therein.

(b) Increased Funding Costs; Illegality. Notwithstanding anything to the contrary contained herein, if the introduction of or any change in any law, rule, regulation, treaty or directive (or any change in the interpretation thereof) after the date hereof shall make it unlawful, or any central bank or other Governmental Authority shall assert that it is unlawful, for any Lender to agree to make or to make or to continue to fund or maintain any LIBOR Loan or BA Rate Loan, then, unless that Lender is able to make or to continue to fund or to maintain such LIBOR Loan or BA Rate Loan, as the case may be, at another branch or office of that Lender without, in that Lender’s opinion, adversely affecting it or its Loans or the income obtained therefrom, on notice thereof and demand therefor by such Lender to the Applicable Borrower Representative through Applicable Agent, (i) the obligation of such Lender to agree to make or to make or to continue to fund or maintain LIBOR Loans or BA Rate Loans, as the case may be, shall terminate and (ii) each applicable Borrower shall forthwith prepay in full each such outstanding LIBOR Loans or BA Rate Loans, as the case may be, owing by such Borrower to such Lender, together with interest accrued thereon, unless the Applicable Borrower

Representative on behalf of Borrowers, within five (5) Business Days after the delivery of such notice and demand, converts all affected LIBOR Loans into US Index Rate Loans and all affected BA Rate Loans into Canadian Index Rate Loans. If, after the date hereof, the introduction of, change in or interpretation of any law, rule, regulation, treaty or directive would impose or increase reserve requirements (other than as taken into account in the definition of LIBOR or BA Rate) and the result of any of the foregoing is to increase the cost to any Agent or any such Lender of issuing any Letter of Credit or making or continuing any Loan hereunder, as the case may be, or to reduce any amount receivable hereunder, then (i) US Borrowers shall from time to time within fifteen (15) days after notice and demand from US Agent to US Borrower Representative (together with the certificate referred to in the next sentence) pay to US Agent, for the account of all such affected US Lenders and (ii) Canadian Borrowers shall from time to time within fifteen (15) days after notice and demand from Canadian Agent to Canadian Borrower Representative (together with the certificate referred to in the next sentence) pay to Canadian Agent, for the account of all such affected Canadian Lenders, additional amounts sufficient to compensate such Lenders for such increased cost; provided that Borrowers shall not be liable to pay for any such amounts incurred or accrued more than 180 days prior to the date on which notice of the event giving rise to the obligation to make such payment is given to Borrowers. A certificate as to the amount of such cost and showing the basis of the computation of such cost submitted by the Applicable Agent on behalf of all such affected Lenders to Borrowers shall be presumptive evidence of the matters set forth therein.

1.12 Taxes.

(a) No Deductions; Other Taxes. Except as otherwise provided in this Section 1.12, any and all payments or reimbursements made hereunder (including any payments made pursuant to Section 10 and 11) or under any other Loan Document shall be made free and clear of and without deduction for any and all Charges, present or future, taxes, levies, imposts, deductions or withholdings, and all liabilities with respect thereto (including any interest, additions to tax or penalties applicable thereto) of any nature whatsoever imposed by any Governmental Authority (“Taxes”), excluding (i) such Taxes to the extent imposed on or measured by an Agent’s or a Lender’s net income, taxable income or a similar measure or capital (and franchise taxes, branch profits taxes, taxes on doing business or other taxes imposed in lieu thereof) as a result of a present or former connection between such Agent or Lender and the jurisdiction of the Governmental Authority imposing such Tax or any political subdivision or taxing authority thereof or therein (other than any such connection arising from such Agent or Lender having executed, delivered, performed its obligations or received a payment under this Agreement or any other Loan Document), (ii) any U.S. federal withholding tax that is imposed on amounts payable to a Foreign Lender or to an Agent for the benefit of a Foreign Lender at the time such Foreign Lender becomes a party to this Agreement, except to the extent that such Foreign Lender’s assignor (if any) was entitled, at the time of such assignment, to receive additional amounts from the Borrowers with respect to such withholding tax pursuant to this Section 1.12(a), (iii) any U.S. federal withholding tax that is directly attributable to a Foreign Lender’s failure (other than as a result of a change in law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority) to comply with Section 1.12(d), or (iv) subject to Section 8.6(c), any Canadian withholding tax imposed on any payment made by any Canadian Borrower hereunder to any entity, including, without limitation, a Canadian Lender, the Canadian Agent or a Canadian L/C Issuer, by reason of such entity not being a Canadian Person at the time such amount is paid or credited (other than an assignment to a non-Canadian Person after an Event of Default has occurred and is continuing), (collectively, together with any related interest, penalties and additions to tax, “Excluded Taxes,” and all such non-Excluded Taxes being referred to herein as “Non-Excluded Taxes”).

(b) Additional Payments. If any Borrower shall be required by law to deduct any Non-Excluded Taxes from or in respect of any sum payable hereunder or under any other Loan Document to any Lender or any Agent, then (i) the sum payable hereunder shall be increased as may be necessary so that, after making all required deductions (including deductions applicable to additional sums payable pursuant to this Section 1.12), such Lender or any Agent receives, on an after-Tax basis, an amount equal to the sum it would have received had no such deductions in respect of such Non-Excluded Taxes been made; and (ii) all required deductions shall be withheld and timely paid over to the relevant Governmental Authority in accordance with applicable law.

(c) Other Taxes. In addition, Borrowers agree to timely pay to the relevant Governmental Authority in accordance with applicable law any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies which arise from any payment made hereunder or under any other Loan Document or from the execution, delivery or registration of this Agreement or any other Loan Document (“Other Taxes”).

(d) Tax Forms.

(i) Prior to becoming a US Lender under this Agreement, within fifteen (15) days after a reasonable written request of US Borrower Representative or US Agent from time to time thereafter and at such times after becoming a US Lender under this Agreement as may be reasonably necessary to ensure that the most recent forms provided to the US Borrower Representative and US Agent are still valid, each such Person or Lender that is not in each case a “United States person” (as such term is defined in IRC Section 7701(a)(30)) for U.S. federal income tax purposes (a “US Foreign Lender”) shall provide, in accordance with applicable procedures under U.S. tax law to US Borrower Representative and US Agent, if it is legally entitled to, two properly completed (including all required attachments and information) and executed IRS Forms W-8BEN or Forms W-8ECI or other applicable forms, certificates or documents prescribed by the IRS, certifying as to such US Foreign Lender’s entitlement to an exemption from, or reduction in, U.S. withholding tax with respect to payments to be made to such US Foreign Lender under this Agreement and under the Notes.

(ii) Prior to becoming a US Lender under this Agreement, within fifteen (15) days after a reasonable written request of US Borrower Representative or US Agent from time to time thereafter and at such times after becoming a US Lender under this Agreement as may be reasonably necessary to ensure that the most recent forms provided to the US Borrower Representative and US Agent are still valid, each such Person or Lender that is in each case a “United States person” (as such term is defined in IRC Section 7701(a)(30)) for

U.S. federal income tax purposes provide to US Borrower Representative and US Agent, if it is legally entitled to, two properly completed and executed IRS Forms W-9, certifying as to such US Lender’s entitlement to an exemption from U.S. backup withholding tax, or any successor form.

(iii) Each Canadian Lender, and the successors and assignees of such Canadian Lender, organized under the laws of a jurisdiction outside of Canada (each, a “Canadian Foreign Lender” and, together with the US Foreign Lenders, the “Foreign Lenders”), shall provide to Canadian Borrowers (with a copy to Canadian Agent), any appropriate certificate or document, certifying as to such Canadian Foreign Lender’s entitlement to an exemption from Canadian withholding tax with respect to payments to be made to such Canadian Lender under this Agreement and under the Notes.

(e) Indemnification. Borrowers will indemnify each Lender and each Agent for the full amount of Non-Excluded Taxes and Other Taxes (including any Non-Excluded Taxes and Other Taxes imposed by any jurisdiction on amounts payable under this Section 1.12) paid by such Lender or Agent, as the case may be, and any liability including penalties, interest and expenses, including reasonable attorney’s fees and expenses) arising therefrom or with respect thereto, whether or not such Non-Excluded Taxes or Other Taxes were correctly or legally asserted by the relevant Governmental Authority. A certificate as to the amount of such payments or liabilities submitted by any Lender or Agent to Applicable Borrower Representative (with a copy to Agent if applicable) shall be presumptive evidence of the amount due. Borrowers shall pay such Agent or such Lender, as the case may be, the amount shown as due on any such certificate within ten (10) days after the receipt thereof.

(f) Evidencing of Payments. As soon as practicable after any payment of Taxes or Other Taxes by the Borrowers to a Governmental Authority, the Borrowers shall deliver to the Applicable Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Applicable Agent.

1.13 Borrower Representative.

(a) Each US Borrower hereby designates Exopack Op Co (the “US Borrower Representative”) as its representative and agent on its behalf for the purposes of issuing Notices of US Tranche A Revolving Credit Advances, Notices of US Tranche A1 Revolving Credit Advances and Notices of Conversion/Continuation, giving instructions with respect to the disbursement of the proceeds of the US Tranche A Loans and US Tranche A1 Loans, selecting interest rate options, requesting issuance of US Letters of Credit, giving and receiving all other notices and consents hereunder or under any of the other Loan Documents and taking all other actions (including in respect of compliance with covenants) on behalf of any US Borrower or US Borrowers under the Loan Documents. US Borrower Representative hereby accepts such appointment. US Agent, each US Tranche A Lender and each US Tranche A1 Lender may regard any notice or other communication pursuant to any Loan Document from US Borrower Representative as a notice or communication from all US Borrowers. Each warranty, covenant, agreement and undertaking made on its behalf by US Borrower Representative shall be deemed for all purposes to have been made by such US Borrower and shall be binding upon and enforceable against such US Borrower to the same extent as it if the same had been made directly by such US Borrower.

(b) Each Canadian Borrower hereby designates Exopack Canada (the “Canadian Borrower Representative”) as its representative and agent on its behalf for the purposes of issuing Notices of Canadian Tranche A Revolving Credit Advances, Notices of Canadian Tranche A1 Revolving Credit Advances and Notices of Continuations/Conversions, giving instructions with respect to the disbursement of the proceeds of the Canadian Tranche A Loans and Canadian Tranche A1 Loans, requesting issuance of Canadian Letters of Credit, selecting interest rate options, giving and receiving all other notices and consents hereunder or under any of the other Loan Documents and taking all other actions (including in respect of compliance with covenants) on behalf of any Canadian Borrower or Canadian Borrowers under the Loan Documents. Canadian Borrower Representative hereby accepts such appointment. Canadian Agent, each Canadian Tranche A Lender and each Canadian Tranche A1 Lender may regard any notice or other communication pursuant to any Loan Document from Canadian Borrower Representative as a notice or communication from all Canadian Borrowers. Each warranty, covenant, agreement and undertaking made on its behalf by Canadian Borrower Representative shall be deemed for all purposes to have been made by such Canadian Borrower and shall be binding upon and enforceable against such Canadian Borrower to the same extent as it if the same had been made directly by such Canadian Borrower.

1.14 Currency Conversions.

Principal, interest, reimbursement obligations, fees, and all other amounts payable under this Agreement and the other Loan Documents to any Lender shall be payable in the currency in which such Obligations are denominated. If an Agent receives any payment from or on behalf of a Credit Party in any currency other than the currency in which the Obligation is denominated such Agent may convert the payment (including the proceeds of realization upon any collateral) into the currency in which such Obligation is denominated at the rate of exchange set out in Section 1.15(b). For the purpose of such calculations, comparisons, measurements or determinations, amounts denominated in other currencies shall be converted in the Equivalent Amount of Dollars on the date of calculation, comparison, measurement or determination.

1.15 Judgment Currency; Contractual Currency.

(a) If, for the purpose of obtaining or enforcing judgment against any Borrower in any court in any jurisdiction, it becomes necessary to convert into any other currency (such other currency being hereinafter in this Section 1.15 referred to as the “Judgment Currency”) an amount due under any Loan Document in any currency (the “Obligation Currency”) other than the Judgment Currency, the conversion shall be made at the spot rate of exchange prevailing on the Business Day immediately preceding (i) the date of actual payment of the amount due, in the case of any proceeding in the courts of any jurisdiction that will give effect to such conversion being made on such date, or (ii) the date on which the judgment is given, in the case of any proceeding in the courts of any other jurisdiction (the applicable date as of which such conversion is made pursuant to this Section 1.15 being hereinafter in this Section 1.15 referred to as the “Judgment Conversion Date”).

(b) If, in the case of any proceeding in the court of any jurisdiction referred to in Section 1.15(a), there is a change in the spot rate of exchange prevailing between the Judgment Conversion Date and the date of actual receipt for value of the amount due, the Applicable Borrower shall pay such additional amount (if any, but in any event not a lesser amount) as may be necessary to ensure that the amount actually received in the Judgment Currency, when converted at the spot rate of exchange prevailing on the date of payment, will produce the amount of the Obligation Currency which could have been purchased with the amount of the Judgment Currency stipulated in the judgment or judicial order at the spot rate of exchange prevailing on the Judgment Conversion Date. Any amount due from a Borrower under this Section 1.15(b) shall be due as a separate debt and shall not be affected by judgment being obtained for any other amounts due under or in respect of any of the Loan Documents.

(c) Any amount received or recovered by the Applicable Agent in respect of any sum expressed to be due to them (whether for itself or as trustee for any other person) from any Borrower under this Agreement or under any of the other Loan Documents in a currency other than the currency (the “contractual currency”) in which such sum is so expressed to be due (whether as a result of, or from the enforcement of, any judgment or order of a court or tribunal of any jurisdiction, the winding-up of a Borrower or otherwise) shall only constitute a discharge of such Borrower to the extent of the amount of the contractual currency that such Applicable Agent is able, in accordance with its usual practice, to purchase with the amount of the currency so received or recovered on the date of receipt or recovery (or, if later, the first date on which such purchase is practicable). If the amount of the contractual currency so purchased is less than the amount of the contractual currency so expressed to be due, such Borrower shall indemnify such Applicable Agent against any loss sustained by it as a result, including the cost of making any such purchase.

(d) Interest Act (Canada). For purposes of disclosure pursuant to the Interest Act (Canada), the annual rates of interest or fees to which the rates of interest or fees provided in this Agreement and the other Loan Documents (and stated herein or therein, as applicable, to be computed on the basis of a 360 day year or any other period of time less than a calendar year) are equivalent are the rates so determined multiplied by the actual number of days in the applicable calendar year and divided by 360 or such other period of time, respectively.

SECTION 2.

CONDITIONS TO LOANS

The obligations of Lenders and L/C Issuers to make Loans and to issue or cause to be issued Letters of Credit are subject to satisfaction of all of the applicable conditions set forth below.

2.1 Conditions to Initial Loans. The obligations of Lenders and L/C Issuers to make the initial Loans and to issue and cause to be issued Letters of Credit on the Closing Date are, in addition to the conditions precedent specified in Section 2.2, subject to

(a) after giving effect to the Loans and the Related Transactions and the payment of all fees and expenses in connection therewith, US Tranche A Borrowing Availability shall be at least the Dollar Equivalent of $25,000,000; and

(b) Borrowers shall have delivered all documents listed on, take all actions set forth on and satisfy all other conditions precedent listed in the Closing Checklist attached hereto as Annex C, all in form and substance, or in a manner, satisfactory to Agents and Lenders.

2.2 Conditions to All Loans. Except as otherwise expressly provided herein, no Lender or L/C Issuer shall be obligated to fund any Advance or incur any Letter of Credit Obligation, if, as of the date thereof (the “Funding Date”):

(a) any representation or warranty by any Credit Party contained herein or in any other Loan Document is untrue or incorrect in any material respect (without duplication of any materiality qualifier contained therein) as of such date, except to the extent that such representation or warranty expressly relates to an earlier date, and Applicable Agent or Requisite Lenders have determined not to make such Advance or incur such Letter of Credit Obligation as a result of the fact that such warranty or representation is untrue or incorrect;

(b) any Default or Event of Default has occurred and is continuing or would result after giving effect to any Advance (or the incurrence of any Letter of Credit Obligation), and Applicable Agent or Requisite Lenders shall have determined not to make any Advance or incur any Letter of Credit Obligation as a result of that Default or Event of Default; or

(c) after giving effect to any Advance (or the incurrence of any Letter of Credit Obligations), (i) the Dollar Equivalent of the outstanding amount of the aggregate US Tranche A Loan would exceed US Tranche A Borrowing Availability (except as provided in Section 1.1(a)(ii)), (ii) the Dollar Equivalent of the outstanding amount of the aggregate US Tranche A1 Loan would exceed US Tranche A1 Borrowing Availability, (iii) the Dollar Equivalent of the outstanding amount of the aggregate Canadian Tranche A Loan would exceed Canadian Tranche A Borrowing Availability (except as provided in Section 1.2(b)), (vi) the Dollar Equivalent of the outstanding amount of the aggregate Canadian Tranche A1 Loan would exceed Canadian Tranche A1 Borrowing Availability, (v) the Dollar Equivalent of the outstanding amount of the US Tranche A Loans together with the Dollar Equivalent of the outstanding amount of the Canadian Tranche A Loans exceeds the US Tranche A Loan Commitment, (vi) the Dollar Equivalent of the outstanding amount of the US Tranche A1 Loans together with the Dollar Equivalent of the outstanding amount of the Canadian Tranche A1 Loans exceeds the US Tranche A1 Loan Commitment or (vii) the Dollar Equivalent of the outstanding amount of the US Loans together with the Dollar Equivalent of the outstanding amount of the Canadian Loans exceeds the sum of the US Tranche A Loan Commitments and the US Tranche A1 Loan Commitments. For the avoidance of doubt, it is agreed that the

Canadian Tranche A Loan Commitment is a subfacility of the US Tranche A Loan Commitment and the Canadian Tranche A1 Loan Commitment is a subfacility of the US Tranche A1 Loan Commitment.

2.3 Conditions to Loans on Liqui-box Acquisition Closing Date. On the Liqui-box Acquisition Closing Date, and solely with respect to any Loans made on such Liqui-box Acquisition Closing Date, Borrowers shall have delivered all documents listed on, take all actions set forth on and satisfy all other conditions precedent listed in the Closing Checklist attached hereto as Annex C-1, all in form and substance, or in a manner, satisfactory to Agents and Lenders.

2.4 Effect of Amendment and Restatement . Upon this Agreement becoming effective pursuant to Section 2.1, from and after the Closing Date: (a) all US Commitments (as defined in the Original Credit Agreement) shall be deemed to be US Tranche A Loan Commitments hereunder and all US Loans (as defined in the Original Credit Agreement) shall be deemed to be US Tranche A Loans hereunder; (b) all Canadian Commitments (as defined in the Original Credit Agreement) shall be deemed to be Canadian Tranche A Loan Commitments hereunder and all Canadian Loans (as defined in the Original Credit Agreement) shall be deemed to be Canadian Tranche A Loans hereunder; (c) all terms and conditions of the Original Credit Agreement and any other “Loan Document” as defined therein, as amended by this Agreement and the other Loan Documents being executed and delivered on the Closing Date, shall be and remain in full force and effect, as so amended, and shall constitute the legal, valid, binding and enforceable obligations of the Credit Parties party thereto to Lenders and Agent; (d) the terms and conditions of the Original Credit Agreement shall be amended as set forth herein and, as so amended, shall be restated in their entirety, but shall be amended only with respect to the rights, duties and obligations among Borrowers, Lenders and Agent accruing from and after the Closing Date; (e) this Agreement shall not in any way release or impair the rights, duties, Obligations or Liens created pursuant to the Original Credit Agreement or any other Loan Document or affect the relative priorities thereof, in each case to the extent in force and effect thereunder as of the Closing Date, except as modified hereby or by documents, instruments and agreements executed and delivered in connection herewith, and all of such rights, duties, Obligations and Liens are assumed, ratified and affirmed by the Borrowers; (f) to the extent expressly provided for in the Original Credit Agreement, all indemnification obligations of the Credit Parties under the Original Credit Agreement and any other Loan Documents shall survive the execution and delivery of this Agreement and shall continue in full force and effect for the benefit of Lenders, Agents, and any other Person indemnified under the Original Credit Agreement or any other Loan Document at any time prior to the Closing Date; (g) the Obligations incurred under the Original Credit Agreement shall, to the extent outstanding on the Closing Date, continue outstanding under this Agreement and shall not be deemed to be paid, released, discharged or otherwise satisfied by the execution of this Agreement, and this Agreement shall not constitute a refinancing, substitution or novation of such Obligations or any of the other rights, duties and obligations of the parties hereunder; (h) the execution, delivery and effectiveness of this Agreement shall not operate as a waiver of any right, power or remedy of Lenders or Agents under the Original Credit Agreement, nor constitute a waiver of any covenant, agreement or obligation under the Original Credit Agreement, except to the extent that any such covenant, agreement or obligation is no longer set forth herein or is modified hereby; (i) any and all references in the Loan Documents to the Original Credit Agreement shall, without further action of the parties, be deemed a reference to the Original Credit Agreement, as amended and restated by this Agreement, and as this Agreement shall be further amended or amended and restated from time to time hereafter and (j) any and all references in the Loan Documents to the “Closing Date” shall, without further action of the parties, be deemed a reference to the Original Closing Date.

SECTION 3.

REPRESENTATIONS AND WARRANTIES

To induce US Agent, Canadian Agent and Lenders to enter into the Loan Documents, to make Loans and to issue or cause to be issued Letters of Credit, US Credit Parties, jointly (with each other) and severally represent and warrant to the US Agent and each US Lender, and Canadian Credit Parties jointly (with each other) and severally represent and warrant to Canadian Agent and each Canadian Lender that the following statements are and, after giving effect to the Related Transactions, will be true, correct and complete with respect to all Credit Parties.

3.1 Organization and Powers.

(a) Each of the Credit Parties and each of their Subsidiaries is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, and qualified to do business and in good standing in all countries, states and provinces where such qualification is required except where failure to be so qualified or be in good standing would not reasonably be expected to have a Material Adverse Effect. The jurisdiction of organization and all jurisdictions in which each Credit Party is qualified to do business as of the Closing Date are set forth on Schedule 3.1(a). Each of the Credit Parties and each of their Subsidiaries has all requisite organizational power and authority to own and operate its properties, to carry on its business as now conducted and proposed to be conducted, to enter into each Loan Document and Related Transactions Document to which it is a party and to incur the Obligations, grant liens and security interests in the Collateral and carry out the Related Transactions.

(b) Executive Offices, Collateral Locations. As of the Closing Date, the current location of each Credit Party’s chief executive office, principal place of business, domicile (within the meaning of the Civil Code of Québec) and the warehouses and premises at which any Collateral is located are set forth on Schedule 3.1(a), and none of such locations has changed within four (4) months preceding the Closing Date. Each Credit Party that keeps records in the Province of Quebec relating to Collateral keeps a duplicate copy thereof at a location outside the Province of Quebec, as designated on Schedule 3.1(a).

(c) Capitalization. As of the Closing Date: (i) the authorized Stock of each of the Credit Parties and each of their Subsidiaries is as set forth on Schedule 3.1(c); (ii) all issued and outstanding Stock of each of the Credit Parties and each of their Subsidiaries is duly authorized and validly issued, fully paid, nonassessable (as applicable), free and clear of all

Liens other than Permitted Encumbrances under clauses (a) and (e) of the definition thereof and those in favor of US Agent for the benefit of US Agent and Lenders and Canadian Agent for the benefit of Canadian Agent and Canadian Lenders, as applicable, and such Stock was issued in compliance with all applicable state, provincial, federal and foreign laws concerning the issuance of securities; (iii) the identity of the holders of the Stock of each of the Credit Parties and each of their Subsidiaries and the percentage of their fully-diluted ownership of the Stock of each of the Credit Parties and each of their Subsidiaries is set forth on Schedule 3.1(c); and (iv) no Stock of any Credit Party or any of their Subsidiaries, other than those described above, are issued and outstanding. Except as provided in Schedule 3.1(c), as of the Closing Date, there are no preemptive or other outstanding rights, options, warrants, conversion rights or similar agreements or understandings for the purchase or acquisition from any Credit Party or any of their Subsidiaries of any Stock of any such entity.

(d) Binding Obligation. This Agreement is, and the other Loan Documents and Related Transactions Documents when executed and delivered will be, the legally valid and binding obligations of the Credit Parties party thereto, each enforceable against each of such Credit Parties, as applicable, in accordance with their respective terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and general principles of equity.

3.2 Disclosure. No representation or warranty of any Credit Party contained in this Agreement, the Financial Statements referred to in Section 3.5 (other than Projections, as to which the only representation and warranty made is as set forth in Section 3.5 hereof), the other Loan Documents or any other document, certificate or written statement furnished to any Agent or any Lender by or on behalf of any such Person for use in connection with the Loan Documents contains any untrue statement of a material fact or omitted, omits or will omit to state a material fact necessary in order to make the statements contained herein or therein not misleading in any material respect in light of the circumstances in which the same were made.

3.3 No Material Adverse Effect. Since the most recent audited Financial Statements delivered hereunder, there have been no events or changes in facts or circumstances affecting any Credit Party or any of its Subsidiaries which individually or in the aggregate have had or would reasonably be expected to have a Material Adverse Effect.

3.4 No Conflict. The consummation of the Related Transactions does not and will not violate or conflict with any laws, rules, regulations or orders of any Governmental Authority or violate, conflict with, result in a breach of, or constitute a default (with due notice or lapse of time or both) under any Contractual Obligation or organizational documents of any Credit Party or any of its Subsidiaries in each case, except if such violations, conflicts, breaches or defaults have not had and would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

3.5 Financial Statements and Projections. Except for the Projections or as set forth on Schedule 3.5, all Financial Statements concerning Holdings and its Subsidiaries which have been or will hereafter be furnished to any Agent pursuant to this Agreement, including those listed below, have been or will be prepared in accordance with GAAP consistently applied (except as disclosed therein) and do or will present fairly the financial condition of the entities covered thereby as at the dates thereof and the results of their operations for the periods then ended, subject to, in the case of unaudited Financial Statements, the absence of footnotes and normal year-end adjustments.

(a) The consolidated balance sheets at December 31, 2006 and the related statement of income of Holdings and its Subsidiaries for the Fiscal Year then ended, audited by PricewaterhouseCoopers LLP.

(b) The consolidated balance sheet at June 30, 2007 and the related statement of income of Holdings and its Subsidiaries for the six (6) months then ended.

The Projections delivered on or prior to the Closing Date and the updated Projections delivered pursuant to Section 6.1(f) represent and will represent as of the date thereof the good faith estimate of Borrowers and their senior management concerning the most probable course of their business and were prepared on the basis of the assumptions stated therein, and such assumptions were believed to be reasonable at the time prepared, it being understood and agreed that Projections are not to be viewed as facts and that actual results during the period covered by the Projections may differ materially from projected results.

3.6 Solvency. Each of the Borrowers is, and the Credit Parties and their Subsidiaries taken as a whole are, Solvent.

3.7 Use of Proceeds; Margin Regulations.

(a) No part of the proceeds of any Loan will be used for “buying” or “carrying” “margin stock” within the respective meanings of such terms under Regulation U of the Board of Governors of the Federal Reserve System as now and from time to time hereafter in effect or for any other purpose that violates the provisions of the regulations of the Board of Governors of the Federal Reserve System. If requested by any Agent, each Credit Party will furnish to each Agent and each Lender a statement to the foregoing effect in conformity with the requirements of FR Form G-3 or FR Form 0-1, as applicable, referred to in Regulation U.

(b) Borrowers shall utilize the proceeds of the Loans solely for Permitted Acquisitions and the financing of Borrowers’ working capital and general corporate needs. Schedule 3.7 contains a description of Borrowers’ sources and uses of funds as of the Closing Date, including Loans and Letter of Credit Obligations to be made or incurred on that date, and a funds flow memorandum detailing how funds from each source are to be transferred for particular uses.

(c) None of Holdings, any Borrower or any of its Subsidiaries is subject to regulation as (i) an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940 or (ii) a “holding company” as defined in, or subject to regulation under, the Public Utility Holding Company Act of 1935.

3.8 Brokers. Except as set forth on Schedule 3.8, no broker or finder acting on behalf of any Credit Party or Affiliate thereof brought about the obtaining, making or closing of the Loans or the Related Transactions, and no Credit Party or Affiliate thereof has any obligation to any Person in respect of any finder’s or brokerage fees in connection therewith.

3.9 Compliance with Laws. Each Credit Party (i) is in compliance and each of its Subsidiaries is in compliance with the requirements of all applicable laws, rules, regulations and orders of any Governmental Authority (including, without limitation, Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56, Criminal Code (Canada), Proceeds of Crime (Money Laundering) and Terrorist Funding Act (Canada) and the regulations thereunder, the United Nations Suppression of Terrorism Regulations and the Anti-Terrorism Act (Canada)) and the obligations, covenants and conditions contained in all Contractual Obligations other than those laws, rules, regulations, orders and provisions of such Contractual Obligations the noncompliance with which would not be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect, and (ii) maintains and each of its Subsidiaries maintains all licenses, qualifications and permits referred to above other than any failure to maintain which would not reasonably be expected to have a Material Adverse Effect.

3.10 Intellectual Property. As of the Closing Date, except as set forth on Schedule 3.10, each of the Credit Parties and its Subsidiaries owns, is licensed to use or otherwise has the right to use, all material Intellectual Property used in or necessary for the conduct of its business as currently conducted that is material to the financial condition, business or operations of such Credit Party and its Subsidiaries and all such Intellectual Property that is federally registered as of the Closing Date is identified on Schedule 3.10 and except as disclosed on Schedule 3.10 fully protected and/or duly and properly registered, filed or issued in the applicable office and jurisdictions for such registrations, filings or issuances. As of the Closing Date, except as disclosed in Schedule 3.10, to their knowledge, the use of such Intellectual Property by the Credit Parties and their Subsidiaries and the conduct of their businesses does not and has not been alleged by any Person to infringe on the rights of any Person.

3.11 Investigations, Audits, Etc. As of the Closing Date, except as set forth on Schedule 3.11, no Credit Party or any of their Subsidiaries is the subject of an audit by the IRS or CRA or, to each Credit Party’s knowledge, any review by the IRS, CRA or any similar governmental agency or any governmental investigation concerning the violation or possible violation of any law.

3.12 Employee Matters. As of the Closing Date, except as set forth on Schedule 3.12, (a) no Credit Party or Subsidiary of a Credit Party nor any of their respective employees is subject to any collective bargaining agreement, (b) no petition for certification or union election is pending with respect to the employees of any Credit Party or any of their Subsidiaries and no union or collective bargaining unit has sought such certification or recognition with respect to the employees of any Credit Party or any of their Subsidiaries, (c) there are no strikes, slowdowns, or work stoppages pending or, to the best knowledge of any Credit Party after due inquiry, threatened between any Credit Party or any of their Subsidiaries and its respective employees, other than employee grievances arising in the ordinary course of business which would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect and (d) hours worked by and payment made to employees of each Credit Party and each of their Subsidiaries comply in all material respects with the Fair Labor Standards Act and each other federal, state, provincial, local or foreign law applicable to such matters. Except as set forth on Schedule 3.12, neither Borrower nor any of its Subsidiaries is party to a material employment contract.

3.13 Litigation; Adverse Facts. Except as set forth on Schedule 3.13, there are no judgments outstanding against any Credit Party or any of its Subsidiaries or affecting any property of any Credit Party or any of its Subsidiaries as of the Closing Date, nor is there any Litigation pending, or to the best knowledge of any Credit Party threatened, against any Credit Party or any of its Subsidiaries, in each case which would reasonably be expected to result in any Material Adverse Effect.

3.14 Ownership of Property; Liens. As of the Closing Date, the real estate listed in Schedule 3.14 (“Real Estate”) constitutes all of the real property owned, leased, subleased, or used by any Credit Party or any of its Subsidiaries. As of the Closing Date, each of the Credit Parties and each of its Subsidiaries owns good and marketable fee simple title (or its equivalent under Applicable Law) to all of its owned Real Estate, and valid leasehold interests in all of its leased Real Estate, all as described on Schedule 3.14, subject to applicable Permitted Encumbrances, and copies of all such leases or a summary of terms thereof reasonably satisfactory to Agents have been delivered to Agents. Schedule 3.14 further describes any Real Estate with respect to which any Credit Party or any of its Subsidiaries is a lessor, sublessor or assignor as of the Closing Date. As of the Closing Date, each of the Credit Parties and each of its Subsidiaries also has good and marketable title to, or valid leasehold interests in, all of its personal property and assets subject to applicable Permitted Encumbrances. As of the Closing Date, none of the properties and assets of any Credit Party or any of its Subsidiaries are subject to any Liens other than Permitted Encumbrances, and there are no facts, circumstances or conditions known to any Borrower that are reasonably likely to result in any Liens (including Liens arising under Environmental Laws) other than Permitted Encumbrances against the properties or assets of any Credit Party or any of its Subsidiaries. Each of the Credit Parties and each of its Subsidiaries has received all deeds, assignments, waivers and consents necessary to establish and protect such Credit Party’s or Subsidiary’s right, title and interest in and to all such Real Estate and other properties and assets. As of the Closing Date, no portion of any Credit Party’s or any of its Subsidiaries’ Real Estate necessary to operate the Borrower’s business in the ordinary course has suffered any material damage by fire or other material casualty loss that has not heretofore been repaired and restored or otherwise remedied as reasonably necessary to operate the Borrowers’ business in the ordinary course. As of the Closing Date, all material permits required to have been issued or appropriate to enable the Real Estate to be lawfully occupied and used for all of the purposes for which it is currently occupied and used have been lawfully issued and are in full force and effect.

3.15 Environmental Matters.

(a) Except as set forth in Schedule 3.15, as of the Closing Date: (i) the Real Estate is free of contamination from any Hazardous Material except for such contamination that could not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect; (ii) no Credit Party and no Subsidiary of a Credit Party has caused or suffered to occur any Release of Hazardous Materials on, at, in, under, above, to, from or about any of their Real Estate where such Release could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect; (iii) the Credit Parties and their Subsidiaries are and have been in compliance with all Environmental Laws, except for such noncompliance that could not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect; (iv) the Credit Parties and their Subsidiaries have obtained, and are in compliance with, all Environmental Permits required by Environmental Laws for the operations of their respective businesses as presently conducted or as proposed to be conducted, except where the failure to so obtain or comply with such Environmental Permits could not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect, and all such Environmental Permits are valid, uncontested and in good standing; (v) no Credit Party and no Subsidiary of a Credit Party is involved in operations or knows of any facts, circumstances or conditions, including any Releases of Hazardous Materials, that are likely to result in any Environmental Liabilities of such Credit Party or Subsidiary which could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect, and no Credit Party or Subsidiary of a Credit Party has permitted any current or former tenant or occupant of the Real Estate to engage in any such operations; (vi) there is no Litigation arising under or related to any Environmental Laws, Environmental Permits or Hazardous Material that seeks damages, penalties, fines, costs or expenses that, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect or which seeks injunctive relief against, or that alleges criminal misconduct by any Credit Party or any Subsidiary of a Credit Party; (vii) no notice has been received by any Credit Party or any Subsidiary of a Credit Party identifying any of them as a “potentially responsible party” or requesting information under CERCLA or analogous state statutes, and to the knowledge of the Credit Parties, there are no facts, circumstances or conditions that may result in any of the Credit Parties or their Subsidiaries being identified as a “potentially responsible party” under CERCLA or analogous state statutes except for any such notices that could not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect; and (viii) the Credit Parties have provided to Agent copies of all existing environmental reports, reviews and audits and all written information pertaining to actual or potential Environmental Liabilities, in each case in possession of the Credit Parties relating to any of the Credit Parties or their Subsidiaries other than any such reports, reviews, audits or information pertaining to actual or potential Environmental Liabilities that could not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

(b) Each Credit Party hereby acknowledges and agrees that to their knowledge neither Agent (i) is now, and has ever been, in control of any of the Real Estate or affairs of such Credit Party or its Subsidiaries, and (ii) has the capacity through the provisions of the Loan Documents or otherwise to influence any Credit Party’s or its Subsidiaries’ conduct with respect to the ownership, operation or management of any of their Real Estate or compliance with Environmental Laws or Environmental Permits.

3.16 ERISA/Canadian Pension Plans.

(a) Schedule 3.16 lists all Title IV Plans and Multiemployer Plans to which any Credit Party is subject as of the Closing Date. As of the Closing Date, copies of all such listed Plans, together with a copy of the three most recent form IRS/DOL 5500-series for each such Plan, to the extent applicable, have been delivered to US Agent. Except with respect to Multiemployer Plans and except as disclosed on Schedule 3.16, each Qualified Plan has been determined by the IRS to qualify under Section 401(a) of the IRC, and to the knowledge of the applicable Credit Party, nothing has occurred that would cause the loss of such qualification. Except as would not reasonably be expected to have a Material Adverse Effect, each Plan is in material compliance with the applicable provisions of ERISA and the IRC. Neither any Credit Party nor ERISA Affiliate has failed to make any contribution or pay any amount due as required by either Section 412 of the IRC or Section 302 of ERISA or the terms of any Title IV Plan. No Credit Party has engaged in a “prohibited transaction,” as defined in Section 406 of ERISA and Section 4975 of the IRC, in connection with any Plan, that would subject any Credit Party to a material tax on prohibited transactions imposed by Section 502(i) of ERISA or Section 4975 of the IRC.

(b) As of the Closing Date, except as set forth in Schedule 3.16: (i) no Title IV Plan has any Unfunded Pension Liability; (ii) no ERISA Event or event described in Section 4062(e) of ERISA with respect to any Title IV Plan has occurred or is reasonably expected to occur; (iii) there are no pending, or to the knowledge of any Borrower, threatened claims (other than claims for benefits in the normal course), sanctions, actions or lawsuits, asserted or instituted against any Plan or any Person as fiduciary or sponsor of any Plan that could result in liability to a Credit Party; (iv) within the last five years no Title IV Plan of any Credit Party or ERISA Affiliate has been terminated, whether or not in a “standard termination” as that term is used in Section 404(b)(1) of ERISA, that remains unsatisfied or could reasonably be expected to result in liability to any Credit Party in excess of $500,000, nor has any Title IV Plan of any Credit Party or ERISA Affiliate (determined at any time within the past five years) with Unfunded Pension Liabilities been transferred outside of the “controlled group” (within the meaning of Section 4001(a)(14) of ERISA) of any Credit Party or ERISA Affiliate that has or could reasonably be expected to result in a Material Adverse Effect.

(c) Schedule 3.16 lists all Canadian Pension Plans to which any Credit Party is subject as of the Closing Date. The Canadian Pension Plans are duly registered under the ITA and all other applicable laws which require registration. Borrowers have complied with and performed, in all material respects, all of their obligations under and in respect of the Canadian Pension Plans and Canadian Benefit Plans under the terms thereof, any funding agreements and all applicable laws (including any fiduciary, funding, investment and administration obligations). All employer and employee payments, contributions or premiums to be remitted, paid to or in respect of each Canadian Pension Plan or Canadian Benefit Plan have been paid in a timely fashion in accordance with the terms thereof, any funding agreement and all applicable laws.

There have been no withdrawals or applications of the assets of the Canadian Pension Plans or the Canadian Benefit Plans in material violation of applicable law or the applicable plan documents. There are no outstanding disputes concerning the assets of the Canadian Pension Plans or the Canadian Benefit Plans. No Canadian Pension Plan has been wound up in whole or in part and no circumstances exist now or have existed that would entitle any Governmental Authority to require the full or partial winding up of any Canadian Pension Plan. Each of the Canadian Pension Plans is and will be fully funded on a solvency basis (using actuarial methods and assumptions which are consistent with the valuations last filed with the applicable Governmental Authorities and which are consistent with generally accepted actuarial principles).

3.17 Deposit and Disbursement Accounts. Schedule 3.17 lists all banks and other financial institutions at which any Credit Party maintains deposit or other accounts as of the Closing Date, including any Disbursement Accounts, and such Schedule correctly identifies the name, address and telephone number of each depository, the name in which the account is held, a description of the purpose of the account, and the complete account number therefor.

3.18 Agreements and Other Documents. As of the Closing Date, each Credit Party has provided or made available to each Agent or its counsel, on behalf of Lenders, accurate and complete copies (or summaries) of all of the following agreements or documents to which it is subject and each of which is listed in Schedule 3.18: supply agreements and purchase agreements not terminable by such Credit Party within sixty (60) days following written notice issued by such Credit Party and involving transactions in excess of $2,500,000 per annum (other than purchase orders entered into in the ordinary course of business); leases of Equipment having a remaining term of one year or longer and requiring aggregate rental and other payments in excess of $1,000,000 per annum (other than purchase orders entered into in the ordinary course of business); licenses and permits held by the Credit Parties, the absence of which would reasonably be expected to have a Material Adverse Effect; instruments and documents evidencing any Indebtedness or Guaranteed Indebtedness of such Credit Party and any Lien granted by such Credit Party with respect thereto; and instruments and agreements evidencing the issuance of any equity securities, warrants, rights or options to purchase equity securities of such Credit Party.

3.19 Insurance. Each Credit Party represents and warrants that it and each of its Subsidiaries currently maintains in good repair, working order and condition (normal wear and tear excepted) all material properties as set forth in Section 4.2 and maintains all insurance described in such Section. Schedule 3.19 lists all insurance policies of any nature maintained, as of the Closing Date, for current occurrences by each Credit Party.

3.20 Taxes and Tax Returns.

(a) As of the Closing Date, (i) all Tax Returns required to be filed by the Credit Parties have been timely and properly filed and (ii) all taxes that are due (other than taxes being contested in good faith by appropriate proceedings and for which adequate reserves have been provided for in accordance with GAAP) have been paid, in each case except where the failure to file Tax Returns or pay Taxes would not reasonably be expected to have a Material

Adverse Effect. No Governmental Authority has asserted any claim for taxes, or to any Credit Party’s knowledge, has threatened to assert any claim for taxes that would, if not paid by a Credit Party, have a Material Adverse Effect. All taxes required by law to be withheld or collected and remitted (including, without limitation, income tax, unemployment insurance and workmen’s compensation premiums) with respect to the Credit Parties have been withheld or collected and paid to the appropriate Governmental Authorities (or are properly being held for such payment), except for amounts the nonpayment of which would not be reasonably likely to have a Material Adverse Effect.

(b) None of the Credit Parties has been notified that either the IRS, CRA or any other Governmental Authority, has raised, or intends to raise, any adjustments with respect to Taxes of the Credit Parties, which adjustments would be reasonably likely to have a Material Adverse Effect.

3.21 Senior Notes. As of the Closing Date, Borrowers have delivered to Agents a complete and correct copy of any amendments, supplements, modifications, assignments of, to, or related to the Indenture or the form of the Senior Note, made since the Original Closing Date (including all schedules and all other documents delivered pursuant thereto or in connection therewith). No Credit Party, and to the knowledge of any Credit Party, no other Person party thereto is in material default in the performance or compliance with any provisions thereof. The Indenture and the Senior Notes comply, in all material respects, with all applicable laws. All material approvals by Governmental Authorities having jurisdiction over any Credit Party and other Persons referenced therein, with respect to the transactions contemplated by the Indenture and the Senior Notes, have been obtained, and no such approvals impose any conditions to the consummation of the transactions contemplated thereby other than those which shall have been satisfied, in form and substance satisfactory to Agent, on or prior to the Closing Date.

3.22 Senior Indebtedness and Designated Senior Indebtedness. This Agreement, the credit facilities created hereunder and all present and future Obligations constitute the “Credit Agreement,” one of the “Credit Facilities” and “Permitted Debt” under and as any such terms are defined in the Indenture and the Senior Notes. Without limiting the foregoing, all present and future Obligations are hereby designated as “Permitted Debt” as such term is used in the Indenture and the Senior Notes.

3.23 Transfer Pricing. All amounts that have been directly or indirectly received by, or credited to, each Canadian Credit Party for property or services (taken as a whole) provided by such Canadian Credit Party to any US Credit Party or any other Person not resident in Canada for purposes of the ITA with whom such Canadian Credit Party is not operating at Arm’s Length are equal to the amounts that would have been directly or indirectly received by, or credited to, such Canadian Credit Party for such property or services if that property or those services (taken as a whole) had been provided to a Person with whom such Canadian Credit Party is operating at Arm’s Length. The terms and conditions of all financial arrangements (taken as a whole) entered into between each Canadian Credit Party and any US Credit Party or other Person not resident in Canada for purposes of the ITA with whom such Canadian Credit Party is not operating at Arm’s Length with respect to Property or services (taken as a whole) provided by such Canadian Credit Party are equivalent to those terms and conditions of financial arrangements (taken as a whole) with respect to the provision of such property or services (taken as a whole) that would have been agreed to by such Canadian Credit Party with any Person with whom such Canadian Credit Party is operating at Arm’s Length. Each Canadian Credit Party creates or obtains and maintains the records and documents described in Subsection 247(4) of the ITA in respect of all property or services provided to, or financial dealings with, any US Credit Party and any other Person not resident in Canada for purposes of the ITA with whom such Canadian Credit Party is not operating at Arm’s Length. In respect of each year in which any Canadian Credit Party has provided property or services to, or engaged in financial dealings with, any US Credit Party or any other Person not resident in Canada for purposes of the ITA with whom such Canadian Credit Party is not operating at Arm’s Length, such Canadian Credit Party has filed a completed Form T106 (with all required attachments) with the CRA by the prescribed filing deadline.

SECTION 4.

AFFIRMATIVE COVENANTS

Each US Credit Party jointly and severally agrees with all other US Credit Parties as to all US Credit Parties, and each Canadian Credit Party jointly and severally agrees with all other Canadian Credit Parties as to all Canadian Credit Parties that from and after the Closing Date and until the Termination Date:

4.1 Compliance with Laws and Contractual Obligations. Each Credit Party will (a) comply with and shall cause each of its Subsidiaries to comply with (i) the requirements of all applicable laws, rules, regulations and orders of any Governmental Authority (including, without limitation, material laws, rules, regulations and orders relating to taxes, employer and employee contributions, securities, employee retirement and welfare benefits, environmental protection matters and employee health and safety and applicable Canadian laws, if any and/or any analogous law to which any Credit Party is subject) as now in effect and which may be imposed in the future in all jurisdictions in which any Credit Party or any of its Subsidiaries is now doing business or may hereafter be doing business and (ii) the obligations, covenants and conditions contained in all Contractual Obligations of such Credit Party or any of its Subsidiaries other than, in each case, the noncompliance with which would not be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect, and (b) maintain or obtain and shall cause each of its Subsidiaries to maintain or obtain all licenses, qualifications and permits now held or hereafter required to be held by such Credit Party or any of its Subsidiaries, for which the loss, suspension, revocation or failure to obtain or renew, would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect. This Section 4.1 shall not preclude any Credit Party or its Subsidiaries from contesting any taxes or other payments, if they are being diligently contested in good faith in a manner which stays enforcement thereof and if appropriate expense provisions have been recorded in conformity with GAAP, subject to Section 5.2 and no Lien other than a Permitted Encumbrance in respect thereof has been created.

4.2 Insurance; Damage to or Destruction of Collateral.

(a) The Credit Parties shall, at their sole cost and expense, maintain the policies of insurance described on Schedule 3.19 as in effect on the date hereof or otherwise in form and amounts and with insurers reasonably acceptable to Agents. Such policies of insurance (or the loss payable and additional insured endorsements delivered to Applicable Agent) shall contain provisions pursuant to which the insurer agrees to provide not less than 30 days prior written notice to Applicable Agent in the event of any non-renewal, cancellation or amendment of any such insurance policy. Each Agent confirms that the insurance in effect on the Closing Date is reasonably acceptable to it. If any Credit Party at any time or times hereafter shall fail to obtain or maintain any of the policies of insurance required above or to pay all premiums relating thereto, Applicable Agent may at any time or times thereafter obtain and maintain such policies of insurance and pay such premiums and take any other action with respect thereto that such Agent reasonably deems advisable. No Agent shall have any obligation to obtain insurance for any Credit Party or pay any premiums therefor. By doing so, Applicable Agent shall not be deemed to have waived any Default or Event of Default arising from any Credit Party’s failure to maintain such insurance or pay any premiums therefor. All sums so disbursed, including reasonable attorneys’ fees, court costs and other charges related thereto, shall be payable on demand by Borrowers to Applicable Agent and shall be additional Obligations hereunder secured by the Collateral.

(b) US Agent reserves the right at any time upon any change in any US Credit Party’s risk profile (including any change in the product mix maintained by any US Credit Party or any laws affecting the potential liability of such US Credit Party) to require additional forms and limits of insurance to, in US Agent’s reasonable opinion, adequately protect both US Agent’s and Lenders’ interests in all or any portion of the US Collateral and to ensure that each US Credit Party is protected by insurance in amounts and with coverage customary for its industry. If reasonably requested by US Agent, each US Credit Party shall deliver to US Agent from time to time a report of a reputable insurance broker, reasonably satisfactory to US Agent, with respect to its insurance policies.

(c) Canadian Agent reserves the right at any time upon any change in any Canadian Credit Party’s risk profile (including any change in the product mix maintained by any Canadian Credit Party or any laws affecting the potential liability of such Canadian Credit Party) to require additional forms and limits of insurance to, in Canadian Agent’s reasonable opinion, adequately protect both Canadian Agent’s and Canadian Lenders’ interests in all or any portion of the Canadian Collateral and to ensure that each Canadian Credit Party is protected by insurance in amounts and with coverage customary for its industry. If reasonably requested by Canadian Agent, each Canadian Credit Party shall deliver to Canadian Agent from time to time a report of a reputable insurance broker, reasonably satisfactory to Canadian Agent, with respect to its insurance policies.

(d) Each US Credit Party shall deliver to US Agent, in form and substance reasonably satisfactory to US Agent, endorsements to (i) all “All Risk” and business interruption insurance naming US Agent, on behalf of itself and Lenders, as loss payee, and (ii) all general liability and other liability policies naming US Agent, on behalf of itself and Lenders, as additional insured. Each US Credit Party irrevocably makes, constitutes and appoints US Agent (and all officers, employees or agents designated by US Agent), so long as any Default or Event of Default has occurred and is continuing or the anticipated insurance proceeds exceed $2,500,000, as each US Credit Party’s true and lawful agent and attorney-in-fact for the purpose of making, settling and adjusting claims under such “All Risk” policies of insurance, endorsing the name of each US Credit Party on any check or other item of payment for the proceeds of such “All Risk” policies of insurance and for making all determinations and decisions with respect to such “All Risk” policies of insurance. US Agent shall have no duty to exercise any rights or powers granted to it pursuant to the foregoing power-of-attorney. US Borrower Representative shall promptly notify US Agent of any loss, damage, or destruction to the US Collateral in the amount of $1,000,000 or more, whether or not covered by insurance. After deducting from any insurance proceeds the expenses, if any, incurred by US Agent in the collection or handling thereof, US Agent may, at its option, apply such proceeds to the reduction of the US Obligations in accordance with Section 1.6(f), provided that in the case of insurance proceeds pertaining to any US Credit Party other than a US Borrower, such insurance proceeds shall be applied to the Loans owing by such US Borrower, or permit or require each US Credit Party to use such money, or any part thereof, to replace, repair, restore or rebuild the US Collateral in a diligent and expeditious manner with materials and workmanship of substantially the same quality as existed before the loss, damage or destruction. Notwithstanding the foregoing, if the casualty giving rise to such insurance proceeds could not reasonably be expected to have a Material Adverse Effect and such insurance proceeds do not exceed $2,500,000 in the aggregate, US Agent shall permit the applicable US Credit Party to replace, restore, repair or rebuild the property; provided that if such US Credit Party has not completed or entered into binding agreements to complete such replacement, restoration, repair or rebuilding within 180 days after receipt of such proceeds, US Agent may apply such insurance proceeds to the US Obligations in accordance with Section 1.6(f); provided further that in the case of insurance proceeds pertaining to any US Credit Party other than a US Borrower, such insurance proceeds shall be applied to the Loans owing by the US Borrowers. All insurance proceeds that are to be made available to such US Borrower to replace, repair, restore or rebuild the US Collateral shall be applied by US Agent to reduce the outstanding principal balance of the US Loans (which application shall not result in a permanent reduction of the US Tranche A Loan Commitment or US Tranche A1 Loan Commitment) and upon such application, US Agent shall establish a Reserve against the Aggregate US Tranche A Borrowing Base and the US Tranche A1 Borrowing Base in an amount equal to the amount of such proceeds so applied. All insurance proceeds made available to any US Credit Party that is not a US Borrower to replace, repair, restore or rebuild US Collateral shall be deposited in a cash collateral account. Thereafter, such funds shall be made available to such US Credit Party to provide funds to replace, repair, restore or rebuild the US Collateral as follows: (i) such US Borrower shall request a US Tranche A Revolving Credit Advance or release from the cash collateral account be made to such US Credit Party in the amount requested to be released; (ii) so long as the conditions set forth in Section 2.2 have been met, US Tranche A Lenders shall make such US Tranche A Revolving Credit Advance or US Agent shall release funds from the cash collateral account; and (iii) in the case of insurance proceeds applied against the US Tranche A Loan, the Reserve established with respect to such insurance proceeds shall be reduced by the amount of each such US Tranche A Revolving Credit Advance. To the extent not used to replace, repair, restore or rebuild the Collateral, such insurance proceeds shall be applied in accordance with Section 1.6(f); provided that in the case of insurance proceeds pertaining to any US Credit Party other than a US Borrower, such insurance proceeds shall be applied to the Loans owing by the US Borrowers.

(e) Each Canadian Credit Party shall deliver to Canadian Agent, in form and substance reasonably satisfactory to Canadian Agent, endorsements to (i) all “All Risk” and business interruption insurance naming Canadian Agent, on behalf of itself and Canadian Lenders, as loss payee, and (ii) all general liability and other liability policies naming Canadian Agent, on behalf of itself and Canadian Lenders, as additional insured. Each Canadian Credit Party irrevocably makes, constitutes and appoints Canadian Agent (and all officers, employees or agents designated by Canadian Agent), so long as any Default or Event of Default has occurred and is continuing or the anticipated insurance proceeds exceed $2,500,000, as each Canadian Credit Party’s true and lawful agent and attorney-in-fact for the purpose of making, settling and adjusting claims under such “All Risk” policies of insurance, endorsing the name of each Canadian Credit Party on any check or other item of payment for the proceeds of such “All Risk” policies of insurance and for making all determinations and decisions with respect to such “All Risk” policies of insurance. Canadian Agent shall have no duty to exercise any rights or powers granted to it pursuant to the foregoing power-of-attorney. Each Canadian Borrower shall promptly notify Canadian Agent of any loss, damage, or destruction to the Canadian Collateral in the amount of $1,000,000 or more, whether or not covered by insurance. After deducting from any insurance proceeds the expenses, if any, incurred by Canadian Agent in the collection or handling thereof, Canadian Agent may, at its option, apply such proceeds to the reduction of the Canadian Obligations in accordance with Section 1.6(f), provided that in the case of insurance proceeds pertaining to any Canadian Credit Party other than a Canadian Borrower, such insurance proceeds shall be advanced to a Canadian Borrower to be applied to the Loans owing by such Canadian Borrower, or permit or require each Canadian Credit Party to use such money, or any part thereof, to replace, repair, restore or rebuild the Canadian Collateral in a diligent and expeditious manner with materials and workmanship of substantially the same quality as existed before the loss, damage or destruction. Notwithstanding the foregoing, if the casualty giving rise to such insurance proceeds could not reasonably be expected to have a Material Adverse Effect and such insurance proceeds do not exceed $2,500,000 in the aggregate, Canadian Agent shall permit the applicable Canadian Credit Party to replace, restore, repair or rebuild the property; provided that if such Canadian Credit Party has not completed or entered into binding agreements to complete such replacement, restoration, repair or rebuilding within

180 days after receipt of such proceeds, Canadian Agent may apply such insurance proceeds to the Canadian Obligations in accordance with Section 1.6(f); provided further that in the case of insurance proceeds pertaining to any Canadian Credit Party other than a Canadian Borrower, such insurance proceeds shall be applied to the Loans owing by the Canadian Borrowers. All insurance proceeds that are to be made available to such Canadian Borrower to replace, repair, restore or rebuild the Canadian Collateral shall be applied by Canadian Agent to reduce the outstanding principal balance of the Canadian Loans (which application shall not result in a permanent reduction of the Canadian Tranche A Loan Commitment or Canadian Tranche A1 Loan Commitment) and upon such application, Canadian Agent shall establish a Reserve against the Aggregate Canadian Tranche A Borrowing Base or the Aggregate Canadian Tranche A1 Borrowing Base in an amount equal to the amount of such proceeds so applied. All insurance proceeds made available to any Canadian Credit Party that is not a Canadian Borrower to replace, repair, restore or rebuild Canadian Collateral shall be deposited in a cash collateral account. Thereafter, such funds shall be made available to such Canadian Credit Party to provide funds to replace, repair, restore or rebuild the Canadian Collateral as follows: (i) such Canadian Borrower shall request a Canadian Tranche A Revolving Credit Advance or release from the cash collateral account be made to such Canadian Credit Party in the amount requested to be released; (ii) so long as the conditions set forth in Section 2.2 have been met, Canadian Lenders shall make such Canadian Tranche A Revolving Credit Advance or Canadian Agent shall release funds from the cash collateral account; and (iii) in the case of insurance proceeds applied against the Canadian Tranche A Loan, the Reserve established with respect to such insurance proceeds shall be reduced by the amount of each such Canadian Tranche A Revolving Credit Advance. To the extent not used to replace, repair, restore or rebuild the Canadian Collateral, such insurance proceeds shall be applied in accordance with Section 1.6(f); provided that in the case of insurance proceeds pertaining to any Canadian Credit Party other than a Canadian Borrower, such insurance proceeds shall be applied to the Loans owing by the Canadian Borrowers.

4.3 Inspection; Lender Meeting. Each Credit Party shall permit any authorized representatives of either Agent to visit, audit and inspect any of the properties of such Credit Party and its Subsidiaries, including its and their financial and accounting records, and to make copies and take extracts therefrom, and to discuss its and their affairs, finances and business with its and their officers and certified public accountants, at such reasonable times during normal business hours and as often as may be reasonably requested; provided that so long as no Event of Default has occurred and is continuing (i) such audits and inspections shall be conducted no more frequently than once per Fiscal Year and the applicable Credit Party shall have been given three (3) Business Days prior notice of such audit or inspection and (ii) with respect to such discussions with such certified public accounts, the applicable Credit Party shall have been afforded the opportunity to be present as such discussions. Representatives of each Lender will be permitted to accompany representatives of any Agent during each visit, inspection and discussion referred to in the immediately preceding sentence. In addition to the foregoing, each Credit Party will participate and will cause key management personnel of each Credit Party and its Subsidiaries to participate in a meeting with Agents and Lenders at least once during each year, which meeting shall be held at such time and such place as may be reasonably requested by any Agent. In addition, Borrowers agree to reimburse US Agent and/or Canadian Agent in connection with: (i) the reasonable and documented actual out-of-pocket costs (including reasonable fees and expenses) of any Collateral audit if a third party auditor is retained to conduct such audit or (ii) field audit charges as the US Agent may from time to time establish (which are presently $800 per person per day) per diem per auditor per audit conducted with respect to any US Credit Party and field audit charges as the Canadian Agent may from time to time establish (which are presently $800 per person per day), incurred by Canadian Agent, per diem per auditor per audit conducted with respect to any Canadian Credit Party, plus, in each case, actual reasonable, documented out-of-pocket expenses if US Agent’s or Canadian Agent’s in-house auditors conduct such Collateral audit, in either case not more than two times in any twelve-month period absent an Event of Default.

4.4 Organizational Existence. Except as otherwise permitted by Section 5.6, each Credit Party will and will cause its Subsidiaries to at all times preserve and keep in full force and effect its organizational existence and all rights and franchises material to its business.

4.5 Environmental Matters. Each Credit Party shall and shall cause each Person within its control to: (a) conduct its operations and keep and maintain its real property in compliance with all applicable Environmental Laws and applicable Environmental Permits other than noncompliance that would not reasonably be expected to have a Material Adverse Effect; (b) implement any and all investigation, remediation, removal and response actions that are required to comply with applicable Environmental Laws and applicable Environmental Permits pertaining to the presence, generation, treatment, storage, use, disposal, transportation or Release of any Hazardous Material on, at, in, under, above, to or from any of its real property, except where the failure to do so would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect; (c) notify the Applicable Agent promptly of any violation of applicable Environmental Laws or applicable Environmental Permits or any Release on, at, in, under, above, to or from any real property in each case, which such Credit Party or Person within its control, first becomes aware of after the Closing Date, that is reasonably likely to result in Environmental Liabilities to a Credit Party or its Subsidiaries in excess of the Dollar Equivalent of $300,000 or, and (d) promptly forward to the Applicable Agent a copy of any written order, notice of actual or alleged violation or liability, request for information or any written communication or report received after the Closing Date by such Credit Party or any Person within its control in connection with any such violation or Release or any other matter relating to any applicable Environmental Laws or applicable Environmental Permits that could reasonably be expected to result in Environmental Liabilities in excess of the Dollar Equivalent of $300,000, in each case whether or not the Environmental Protection Agency or any Governmental Authority has taken or threatened any action in connection with any such violation, Release or other matter. If any Agent at any time has a reasonable basis to believe that there may be a violation of any applicable Environmental Laws or applicable Environmental Permits by any Credit Party or any Person under its control or any Environmental Liability arising thereunder, or a Release of Hazardous Materials on, at, in, under, above, to or from any of its real property, that, in each case, could reasonably be expected to have a Material Adverse Effect, then each Credit Party and its Subsidiaries shall, upon such Agent’s written request (i) cause the performance of such environmental audits including subsurface sampling of soil and groundwater, if and to the extent appropriate, and preparation of such environmental reports, at

Borrowers’ expense, as such Agent may from time to time reasonably request, which shall be conducted by reputable environmental consulting firms reasonably acceptable to such Agent and shall be in form and substance reasonably acceptable to such Agent, and (ii) if the Credit Parties fail to perform (or cause performance of) any environmental audit under Section 4.5(d)(i) above within a reasonable time after receiving a written request from any Agent, Credit Parties shall permit such Agent or its representatives to have reasonable access to all real property for the purpose of conducting such environmental audits and testing as such Agent deems appropriate, including subsurface sampling of soil and groundwater, if and to the extent appropriate. US Borrowers shall reimburse the US Agent for the costs of such audits and tests with respect to any US Credit Party’s Real Estate and the same will constitute a part of the US Obligations secured hereunder. Canadian Borrowers shall reimburse the Canadian Agent for the costs of such audits and tests with respect to any Canadian Credit Party’s Real Estate and the same will constitute a part of the Obligations secured hereunder. Each Agent confirms that the environmental reports provided on or before the Closing Date are satisfactory to it.

4.6 Landlords’ Agreements, Bailee Letters. Each Credit Party shall use reasonable efforts to obtain a landlord’s agreement or bailee letter, as applicable, from the lessor of each leased property or bailee with respect to any warehouse, processor or converter facility or other location where Collateral with a book value greater than the Dollar Equivalent of $1,000,000 is stored or located, which agreement or letter shall be reasonably satisfactory in form and substance to Applicable Agent. With respect to such locations or warehouse space leased, owned or where Collateral is stored or located as of the Closing Date and thereafter, if Applicable Agent has not received a landlord or bailee letter as of the Closing Date (or, if later, as of the date such location is acquired, leased or Collateral stored or located), the Eligible Inventory at that location shall, in Applicable Agent’s discretion, be subject to such Reserves as may be established by such Agent in its reasonable credit judgment acting in good faith. After the Closing Date, no real property or warehouse space shall be leased by any Credit Party or its Subsidiary and no Inventory shall be shipped to a processor or converter under arrangements established after the Closing Date (excluding renewals of existing leases and arrangements), in each case where the book value of Collateral located therein exceeds $750,000 without the prior written consent of the Applicable Agent (which consent, in such Agent’s discretion, may be conditioned upon the establishment of Reserves acceptable to such Agent) or, unless and until a satisfactory landlord agreement or bailee letter, as appropriate, shall first have been obtained with respect to such location. Each Credit Party shall and shall cause its Subsidiaries to timely and fully pay and perform their obligations under all leases and other agreements with respect to each leased location or public warehouse where any Collateral is or may be located (other than Collateral in an aggregate amount for all such locations not to exceed the Dollar Equivalent of $500,000 in the aggregate).

4.7 Conduct of Business. Each Credit Party shall at all times maintain, preserve and protect all of its assets and properties material in the conduct of its business, and keep the same in good repair, working order and condition in all material respects (taking into consideration ordinary wear and tear) and from time to time make, or cause to be made, all necessary or appropriate repairs, replacements and improvements thereto consistent with past practices; and transact business only in such corporate and trade names as are set forth in

Schedule 4.7 or otherwise notified to Applicable Agent in writing fifteen (15) days prior to its use.

4.8 Further Assurances.

(a) Each Credit Party shall, from time to time, execute such guaranties, financing statements, documents, security agreements and reports as any Applicable Agent, or Requisite Lenders, at any time may reasonably request to evidence, perfect or otherwise implement the guaranties and security for repayment of the Obligations contemplated by the Loan Documents.

(b) Each US Credit Party shall (i) cause each Person that on or after the Closing Date becomes, upon its becoming a Domestic Subsidiary of such US Credit Party (provided that this shall not be construed to constitute consent by any of the Lenders to any transaction referred to above which is not expressly permitted by the terms of this Agreement), promptly to guaranty the Obligations, and to grant to US Agent, for the benefit of Agents and Lenders, a security interest in all or substantially all of the personal property of such Domestic Subsidiary to secure the Obligations (provided that such Domestic Subsidiary shall not be required to pledge more than 65% of the outstanding Voting Stock and 65% of the Non-Voting Stock of Luxco or 100% of the Non-Voting Stock of any other Foreign Subsidiary of such Domestic Subsidiary to secure the US Obligations; provided further that, if requested by US Agent, a pledge of 65% of the outstanding Voting Stock and 100% of the outstanding Non-Voting Stock of Performance Films (or 65% of the outstanding Voting Stock and 100% of the Non-Voting of any other first tier Foreign Subsidiary of TPG Enterprises other than Luxco) shall be pledged to secure the US Obligations in lieu of 65% of the outstanding Voting Stock and 65% of the outstanding Non-Voting Stock of Luxco) and (ii) pledge, or cause to be pledged, to US Agent, for the benefit of Agents and Lenders, all of the Stock of such Domestic Subsidiary to secure the Obligations.

(c) Each US Credit Party shall pledge, or cause to be pledged, to US Agent, for the benefit of US Agent and US Lenders, 65% of the outstanding Voting Stock of any Foreign Subsidiary and 65% of the outstanding Non-Voting Stock of Luxco and 100% of the Non-Voting Stock of any Foreign Subsidiary other than Luxco upon its becoming a first tier Foreign Subsidiary of such US Credit Party; provided that, if requested by US Agent, a pledge of 65% of the outstanding Voting Stock and 100% of the outstanding Non-Voting Stock of Performance Films (or 65% of the outstanding Voting Stock and 100% of the outstanding Non-Voting Stock of any other first tier Foreign Subsidiary of TPG Enterprises other than Luxco) shall be pledged in lieu of 65% of the outstanding Voting Stock and 65% of the outstanding Non-Voting Stock of Luxco. Each US Credit Party shall pledge or cause to be pledged to the Canadian Agent, for the benefit of the Canadian Agent and Canadian Lenders, 100% of the Stock of any Person upon its becoming a first tier Foreign Subsidiary of such US Credit Party. The documentation for such guaranty, security and pledge shall be substantially similar to the Loan Documents executed concurrently herewith with such modifications as are reasonably requested by US Agent.

(d) Each Canadian Credit Party shall (i) except with respect to 3181952 and Exopack L.P., cause each Person that after the Closing Date becomes, upon its becoming a Subsidiary of such Credit Party (provided that this shall not be construed to constitute consent by any of the Lenders to any transaction referred to above which is not expressly permitted by the terms of this Agreement), promptly to guaranty the Canadian Obligations and to grant to Canadian Agent, for the benefit of Canadian Agent and Canadian Lenders, a security interest in all or substantially all of the personal property of such Subsidiary to secure the Canadian Obligations (provided that any Domestic Subsidiary shall not be required to pledge more than 65% of the outstanding Voting Stock and 100% of the outstanding Non-Voting Stock of any Foreign Subsidiary of such Domestic Subsidiary) and (ii) except with respect to the Stock of 3181952 and partnership interests of Exopack L.P., pledge, or cause to be pledged, to Canadian Agent, for the benefit of Canadian Agent and Canadian Lenders, all of the Stock of such Subsidiary to secure the Canadian Obligations. The documentation for such guaranty, security and pledge shall be substantially similar to the Loan Documents executed concurrently herewith with such modifications as are reasonably requested by Canadian Agent.

4.9 Payment of Taxes. Each Credit Party shall properly prepare and file all tax returns and shall timely pay and discharge (or cause to be paid and discharged) all material taxes, assessments and governmental and other charges or levies imposed upon it or upon its income or profits, or upon property belonging to it; provided that such Credit Party shall not be required to pay any such tax, assessment, charge or levy that is being contested in good faith by appropriate proceedings and for which the affected Credit Party shall have set aside on its books adequate reserves with respect thereto in conformance with GAAP.

4.10 Cash Management Systems; Bank Accounts. Subject to Section 4.14, Borrowers shall, and shall cause each other Credit Party to, enter into Control Agreements with respect to each deposit account maintained by Borrowers or any Subsidiary of a Borrower (other than any payroll account so long as such payroll account is a zero balance account and other deposit accounts with an average aggregate daily balance not to exceed $25,000) as of or after the Closing Date. Each such deposit account control agreement shall be in form and substance satisfactory to the Applicable Agent. Each Borrower shall, and shall cause any Subsidiary to, provide prior written notice to the Applicable Agent before directly or indirectly establishing any new bank account and prior to the establishment thereof, Applicable Agent, such Borrower or such Subsidiary and the bank at which the account is to be opened shall enter into a Control Agreement regarding such bank account pursuant to which such bank (i) acknowledges the security interest of the Applicable Agent in such bank account, (ii) agrees to comply with instructions originated by the Applicable Agent directing disposition of the funds in the bank account without further consent from Borrowers, and (iii) agrees to subordinate and limit any security interest the bank may have in the bank account on terms satisfactory to the Applicable Agent.

4.11 Canadian Pension and Benefit Plans.

Canadian Borrowers shall deliver to Canadian Agent (i) if requested by Canadian Agent, copies of each annual and other return, report or valuation with respect to each Canadian

Pension Plan as filed with any applicable Governmental Authority; (ii) promptly after receipt thereof, a copy of any direction, order, notice, ruling or opinion that any Canadian Credit Party may receive from any applicable Governmental Authority with respect to any Canadian Pension Plan; and (iii) notification within 30 days of any increases having a cost to one or more of the Canadian Credit Parties in excess of Cdn$1,000,000 per annum in the aggregate, in the benefits of any existing Canadian Pension Plan or Canadian Benefit Plan, or the establishment of any new Canadian Pension Plan or Canadian Benefit Plan, or the commencement of contributions to any such plan to which any Canadian Credit Party was not previously contributing.

4.12 Transfer Pricing. All amounts to be directly or indirectly received by, or credited to, each Canadian Credit Party for property or services (taken as a whole) to be provided by such Canadian Credit Party to any US Credit Party or any other Person not resident in Canada for purposes of the ITA with whom such Canadian Credit Party is not operating at Arm’s Length shall be equal to the amounts that would have been directly or indirectly received by, or credited to, such Canadian Credit Party for such property or services (taken as a whole) if that property or those services (taken as a whole) were to be provided to a Person with whom such Canadian Credit Party is operating at Arm’s Length. The terms and conditions of all financial arrangements (taken as a whole) entered into between each Canadian Credit Party and any US Credit Party or other Person not resident in Canada for purposes of the ITA with whom such Canadian Credit Party is not operating at Arm’s Length with respect to property or services (taken as a whole) to be provided by such Canadian Credit Party shall be equivalent to those terms and conditions of financial arrangements (taken as a whole) with respect to the provision of such Property or services (taken as a whole) that would have been agreed to by such Canadian Credit Party with any Person with whom such Canadian Credit Party is operating at Arm’s Length. Each Canadian Credit Party shall create or obtain and maintain the records and documents described in subsection 247(4) of the ITA in respect of all property or services provided to, and financial arrangements with, any US Credit Party and any other Person not resident in Canada for purposes of the ITA with whom such Canadian Credit Party is not operating at Arm’s Length. In respect of each year in which any Canadian Credit Party provides Property or services to, or engages in financial arrangements with, any US Credit Party or any other Person not resident in Canada for purposes of the ITA with whom such Canadian Credit Party is not operating at Arm’s Length, such Canadian Credit Party shall file a completed Form T106 (with all required attachments) with the CRA by the prescribed filing deadline.

4.13 Maintenance of Accounts. If an Account owing to a Canadian Borrower includes a charge for any tax payable to any Governmental Authority, Canadian Agent is authorized, if Canadian Borrower has not paid such tax, in its sole discretion, to pay the amount thereof to the proper taxing authority for the account of the Canadian Borrower and to charge the Canadian Borrower therefor, except for taxes that (i) are being contested in good faith with reasonable diligence and by appropriate proceedings and with respect to which Canadian Borrower maintains reasonable reserves on its books therefor and (ii) would not reasonably be expected to result in any Lien other than a Permitted Encumbrance. Notwithstanding the foregoing, if Canadian Agent releases to the Canadian Borrower an amount in respect of goods and services taxes and sales taxes that are included in each Account, such Canadian Borrower shall immediately remit such amount to the proper taxing authority and, if requested by Canadian Agent, provide Canadian Agent with a receipt therefor. Except as set forth in Section 1.12, in no event shall Agent or Canadian Agent (or the fondé de pouvoir, as the case may be) or any Lender be liable for any taxes to any Government Authority that may be imposed on Borrowers.

4.14 Post-Closing Obligations.

On or before November 30, 2007, Borrowers shall deliver or cause to be delivered to the Agents, a duly executed opinion of Michigan local counsel to Cello-Foil, in form and substance satisfactory to Agent.

4.15 Luxco Formation Transaction.

Upon consummation of the Luxco Formation Transaction on the Luxco Formation Transaction Closing Date, Luxco shall: (i) become a party to the Credit Agreement for the limited purposes of this Section 4.15 and Sections 4.8 and 4.16 (ii) guaranty the Obligations pursuant to the Luxco Guaranty, (iii) grant to US Agent, for the benefit of the US Agent and the US Lenders, a security interest in all or substantially all of its personal property to secure the US Obligations (provided that Luxco shall not be required to pledge more than 65% of the outstanding Voting Stock and 100% of the outstanding Non-Voting Stock of any of its Foreign Subsidiaries to secure US Obligations; provided further that such pledge shall only be required if US Agent has so requested pursuant to Section 4.8(b) in lieu of the pledge of 65% of the outstanding Voting Stock and 65% of the outstanding Non-Voting Stock of Luxco) and (iv) pledge or cause to be pledged to the Canadian Agent, for the benefit of the Canadian Agent and Canadian Lenders, a security interest in all or substantially all of its personal property to secure the Canadian Obligations including 100% of the Stock of Performance Films. The documentation for such Luxco Guaranty, grants of security interests and pledges shall be substantially similar to the Loan Documents executed concurrently herewith with such modifications as are reasonably requested by Agents. Notwithstanding the foregoing or anything else in this Agreement, the obligations and liabilities of Luxco under the Luxco Guaranty or any other Collateral Document shall be limited, at any time, to an aggregate amount not exceeding eighty per cent (80%) of Luxco’s capitaux propres where “capitaux propres” means Luxco’s shareholders’ equity (including the share capital, share premium, legal and statutory reserves, other reserves, profits or losses carried forward, investment subsidies and regulated provisions) as shown on the latest financial statements (“comptes annuels”) available at the date of the relevant payment hereunder and approved by the shareholders of Luxco and certified by the statutory or the independent auditor, as the case may be.

4.16 Luxco Investment Transaction.

If the Luxco Investment Transaction shall be consummated, on the Luxco Investment Transaction Closing Date: (i) if at any time the Performance Films-Luxco Intercompany Note exists, Luxco shall pledge to US Agent, for the benefit of Agents and Lenders, the Performance Films-Luxco Intercompany Note pursuant to a note pledge agreement together with such other documentation, including without limitation, an opinion of counsel, as shall be requested by US Agent, in each case in form and substance satisfactory to US Agent, (ii) if at any time the Luxco-TPG Enterprises Intercompany Note exists, TPG Enterprises shall pledge to US Agent, for the benefit of Agents and Lenders, the Luxco-TPG Enterprises Intercompany Note (the payment of which shall be secured by a pledge by Luxco to TPG Enterprises of the Performance Films-Luxco Intercompany Note) pursuant to a note pledge agreement together with such other documentation, including without limitation, an opinion of counsel, as shall be requested by US Agent, in each case in form and substance satisfactory to US Agent, (iii) if at any time any PECs in Luxco exist, TPG Enterprises shall pledge to US Agent, for the benefit of Agents and Lenders, such PECs (the payment of which shall be secured by a pledge by Luxco to TPG Enterprises of the Performance Films-Luxco Intercompany Note) pursuant to a pledge agreement, together with such other documentation, including without limitation an opinion of counsel, as shall be requested by US Agent, in each case in form and substance satisfactory to US Agent, and (iv) Luxco shall comply with Sections 4.8 and 4.15.

SECTION 5.

NEGATIVE COVENANTS

Each US Credit Party jointly and severally agrees with all other US Credit Parties as to all US Credit Parties, and each Canadian Credit Party jointly and severally agrees with all other Canadian Credit Parties as to all Canadian Credit Parties that from and after the Closing Date and until the Termination Date:

5.1 Indebtedness. The Credit Parties shall not and shall not cause or permit their Subsidiaries directly or indirectly to create, incur, assume, or otherwise become or remain directly or indirectly liable with respect to any Indebtedness (other than pursuant to a Contingent Obligation permitted under Section 5.4) except:

(a) Indebtedness described on Schedule 5.1;

(b) the Obligations;

(c) Indebtedness consisting of intercompany loans and advances made by any Credit Party to any other Credit Party other than Holdings; provided, that: (i) such Credit Parties shall have executed and delivered to each other Credit Party, on the Closing Date, a demand note (collectively, the “Intercompany Notes”) to evidence any such intercompany Indebtedness owing at any time by and among them, which Intercompany Notes shall be in form and substance reasonably satisfactory to Applicable Agent and shall be pledged and delivered to Applicable Agent pursuant to the applicable Pledge Agreement or Security Agreement as additional collateral security for the Obligations; (ii) such Credit Party shall record all intercompany transactions on its books and records in a manner reasonably satisfactory to Applicable Agent; (iii) the obligations of such Credit Party under any such Intercompany Notes shall be subordinated to the Obligations hereunder in a manner reasonably satisfactory to Applicable Agent; (iv) at the time any such intercompany loan or advance is made by such Credit Party and after giving effect thereto, such Credit Party shall be Solvent; (v) no Default or Event of Default would occur and be continuing after giving effect to any such proposed intercompany loan; and (vi) the aggregate balance of all such intercompany loans (other than loans permitted under clause (j) below) owing by the Canadian Credit Parties to US Credit Parties shall not exceed $5,000,000 at any time; and provided further that, Indebtedness under sub-clauses (i), (j), (k), (l), (m), (n) and (o) hereof may be documented pursuant to other intercompany notes in a form acceptable to Applicable Agent which (i) shall be pledged and delivered to Applicable Agent pursuant to the applicable Pledge Agreement or Security Agreement as additional collateral and (ii) the obligations of such Credit Party under any such intercompany notes shall be subordinated to the Obligations hereunder in a manner reasonably satisfactory to Applicable Agent pursuant to and in accordance with the terms of the Intercompany Note;

(d) the Senior Notes in an amount not to exceed $245,000,000 in an aggregate principal amount at any time outstanding;

(e) Indebtedness not to exceed the Dollar Equivalent of $10,000,000 in an aggregate principal amount at any time outstanding secured by purchase money Liens or incurred with respect to Capital Leases;

(f) Indebtedness with respect to real property in an aggregate amount not to exceed $25,000,000 in the aggregate secured by such real property, whether purchase money indebtedness or otherwise, so long as such Indebtedness with respect to any individual parcel of real property shall not exceed the value thereof together with the buildings and improvements thereon;

(g) any other unsecured Indebtedness not to exceed the Dollar Equivalent of $12,000,000 in an aggregate principal amount at any time outstanding; provided that such other Indebtedness of Foreign Subsidiaries and (other than Canadian Subsidiaries) Excluded Subsidiaries shall not exceed $2,000,000 in the aggregate at any time outstanding;

(h) refinancings of Indebtedness permitted under clauses (a), (d) and (e) that do not accelerate the scheduled dates for payment thereof, increase the principal amounts thereof, materially increase any interest rate or fees applicable thereto, add additional obligors therefor, or enhance the collateral therefor or the priority thereof;

(i) Indebtedness (for the avoidance of doubt, less any interest accruing thereon) of Exopack Ontario to Exopack Thomasville, in an amount not to exceed $18,000,000; provided, that Exopack Ontario shall have executed and delivered to Exopack Thomasville, which shall have pledged and delivered to US Agent, an intercompany note to evidence such Indebtedness;

(j) Indebtedness (for the avoidance of doubt, less any interest accruing thereon) of TPG Canada (or any successor thereto) to TPG Enterprises of up to Cdn $10,000,000 as a result of the TPG Recapitalization; provided, that TPG Canada shall have executed and delivered to TPG Enterprises, which shall have pledged and delivered to US Agent, an intercompany note to evidence such Indebtedness;

(k) (A) Indebtedness of Exopack Canada to TPG Canada of up to Cdn $10,000,000, as such amount may be increased in accordance with Section 5.5(j), as a result of the Exopack Canada Consolidation provided, that TPG Canada shall have contributed such intercompany note to Exopack L.P. in exchange for a 99.99999% limited partnership interest in Exopack L.P.; and (B) Indebtedness of Exopack Canada to Exopack L.P. of up to Cdn $10,000,000, as such amount may be increased in accordance with Section 5.5(j), as a result of the Exopack Canada Consolidation, provided, that, Exopack Canada shall have executed and delivered to Exopack L.P. an intercompany note, which shall have been delivered to Canadian Agent, to evidence such Indebtedness;

(l) Indebtedness of Exopack UK Holdco to the US Borrowers or the Canadian Borrowers, in an amount not to exceed $10,000,000 in the aggregate, except for Indebtedness of Exopack UK Holdco to the US Borrowers or Canadian Borrowers incurred in connection with the Intelicoat Acquisition;

(m) at any time the Indebtedness under clauses (n) and (o) below is not outstanding, Indebtedness (for the avoidance of doubt, less any interest accruing thereon) of Performance Films to TPG Enterprises in an amount not to exceed the greater of the Canadian Dollar Equivalent Amount of $11,000,000 Dollars and $11,000,000 Canadian Dollars in the aggregate to be incurred in connection with the Liqui-box Acquisition and the proceeds of which will be used solely to consummate the Liqui-box Acquisition, which Indebtedness, for the avoidance of doubt, may be interest-free and which Indebtedness may be replaced at the discretion of the Credit Parties within seventy (70) days of the Liqui-box Acquisition Closing Date, with Indebtedness in the same aggregate Canadian Dollar principal amount that is interest-bearing;

(n) at any time that the Performance Films-Luxco Intercompany Note is outstanding and the Indebtedness outstanding under (m) above is not outstanding, Indebtedness of Performance Films to Luxco pursuant to the terms of the Luxco-TPG Enterprises Intercompany Note; and

(o) at any time that the Luxco-TPG Enterprises Intercompany Note is outstanding and the Indebtedness outstanding under (m) above is not outstanding. Indebtedness of Luxco to TPG Enterprises pursuant to the terms of the Performance Films-Luxco Intercompany Note.

5.2 Liens and Related Matters.

(a) No Liens. The Credit Parties shall not and shall not cause or permit their Subsidiaries to directly or indirectly create, incur, assume or permit to exist any Lien on or with respect to any property or asset of such Credit Party or any such Subsidiary, whether now owned or hereafter acquired, or any income or profits therefrom, except Permitted Encumbrances (including, without limitation, those Liens constituting Permitted Encumbrances existing on the date hereof and renewals and extensions thereof, as set forth on Schedule 5.2) and Liens securing Indebtedness permitted under Section 5.1(f).

(b) No Negative Pledges. The Credit Parties shall not and shall not cause or permit their Subsidiaries to directly or indirectly enter into or assume any agreement (other than the Loan Documents, the Indenture and agreements entered into with respect to other Indebtedness permitted under Section 5.1(f)) prohibiting the creation or assumption of any Lien upon its properties or assets, whether now owned or hereafter acquired and other than (i) provisions restricting subletting or assignment under any lease governing a leasehold interest or lease of personal property; (ii) restrictions with respect to a Subsidiary imposed pursuant to any agreement which has been entered into for the sale or disposition of all or substantially all of the equity interests or assets of such Subsidiary, so long as such sale or disposition of all or substantially all of the equity interests or assets of such Subsidiary is permitted under this Agreement; and (iii) restrictions on assignments or sublicensing of licensed Intellectual Property. No reference to Permitted Encumbrances in this Agreement or any other Loan Document, including any statement or provision as to the acceptability of any Permitted Encumbrances or the permitted priority thereof, shall in any way constitute or be construed so as to provide for a subordination of any rights of the Agents or the Lenders hereunder or arising under any Loan Documents in favor of any holder of such Permitted Encumbrances or any Lien ranking in priority to such Permitted Encumbrances.

(c) No Restrictions on Subsidiary Distributions to Borrowers. Except as provided herein, the Credit Parties shall not and shall not cause or permit their Subsidiaries to directly or indirectly create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind (other than the Loan Documents and the Indenture) on the ability of any such Subsidiary to: (1) pay dividends or make any other distribution on any of such Subsidiary’s Stock owned by any Borrower or any other Subsidiary; (2) pay any Indebtedness owed to any Borrower or any other Subsidiary; (3) make loans or advances to any Borrower or any other Subsidiary; or (4) transfer any of its property or assets to any Borrower or any other Subsidiary.

5.3 Investments. The Credit Parties shall not and shall not cause or permit their Subsidiaries to directly or indirectly make or own any Investment in any Person except:

(a) Borrowers and their Subsidiaries may make and own Investments in Cash Equivalents subject to Control Agreements in favor of the Applicable Agent; provided that such Cash Equivalents are not subject to setoff rights except to the extent expressly permitted in any relevant Control Agreement;

(b) Credit Parties may make intercompany loans to other Credit Parties to the extent permitted under Section 5.1;

(c) Borrowers and their Subsidiaries may make loans and advances to employees for moving, entertainment, travel and other similar expenses in the ordinary course of business not to exceed the Dollar Equivalent of $2,000,000 in the aggregate at any time outstanding;

(d) Credit Parties and their Subsidiaries may make capital contributions to their wholly-owned Subsidiaries that are US Credit Parties in an amount not to exceed the Dollar Equivalent of $1,000,000 in the aggregate reduced by the amount of Investments made pursuant to Section 5.3(b);

(e) Investments representing non-cash consideration received in accordance with Section 5.7;

(f) Investments in Subsidiaries existing on the Closing Date and other Investments existing on the Closing Date as set forth on Schedule 5.3 and any renewals, amendments and replacements thereof that do not increase the amount thereof;

(g) each Credit Party may hold investments comprised of notes payable, or stock or other securities issued by financially troubled Account Debtors (excluding Affiliates) to such Credit Party pursuant to agreements with respect to settlement of such Account Debtor’s Accounts with such Credit Party negotiated in the ordinary course of business;

(h) Investments consisting of loans by a Borrower to employees of that Borrower which are used solely by such employees to simultaneously purchase the Stock of Holdings, provided that Holdings contemporaneously contributes the proceeds of such Stock to the capital of that Borrower;

(i) Permitted Acquisitions;

(j) Investments consisting of loans made by TPG Enterprises to TPG Canada of up to Cdn $10,000,000 as part of the TPG Recapitalization;

(k) Borrowers and their Subsidiaries may make advances in the form of a prepayment of expenses, so long as such expenses were incurred in the ordinary course of business and are being paid in accordance with customary trade terms of such Borrower or such Subsidiary;

(l) new investments in Exopack Canada, Performance Films and/or TPG Canada as part of the Permitted Amalgamation;

(m) other Investments in an amount not to exceed $10,000,000 in the aggregate; provided that, except for Investments in Exopack UK Holdco made in connection with the Intelicoat Acquisition, such other Investments in Foreign Subsidiaries (other than Canadian Subsidiaries) and Excluded Subsidiaries shall not exceed $5,000,000 in the aggregate at any time outstanding;

(n) Investments consisting of loans made by TPG Canada to Exopack Canada of up to Cdn $10,000,000 as part of the Exopack Canada Consolidation;

(o) nominal Investments by 3181952 in Exopack L.P. as part of the Exopack Canada Consolidation;

(p) TPG Enterprises may make capital contributions in TPG Canada, including by subscribing for additional shares of TPG Canada, in an amount not to exceed the amount sufficient to permit TPG Canada to make interest payments on the intercompany loan permitted under Section 5.1(j);

(q) the Liqui-box Acquisition Investment Transaction may be consummated;

(r) Investments consisting of loans made by TPG Enterprises to Performance Films permitted under Section 5.1(m) as part of the Liqui-box Acquisition, to be used solely to consummate the Liqui-box Acquisition, which loans, for the avoidance of doubt may be interest-free and which loans may be replaced at the discretion of the Credit Parties within seventy (70)

days of the Liqui-box Acquisition Closing Date, with Indebtedness in the same aggregate principal amount that are interest-bearing;

(s) Investments described in the definition of Luxco Formation Transaction; and

(t) Investments described in the definition of the Luxco Investment Transaction; and

(u) so long as TPG Enterprises is the sole shareholder of Luxco, Investments by TPG Enterprises in Luxco for Luxco’s actual annual corporate subsistence and maintenance fees together with accountants’ and attorney’s fees associated therewith; and

(v) subject to the limitations set forth in clause (m) hereof, so long as TPG Enterprises is the sole shareholder of Luxco, and Luxco is the sole shareholder of Performance Films, Investments by TPG Enterprises in Luxco so long as such Investments are promptly invested in Performance Films.

5.4 Contingent Obligations. The Credit Parties shall not and shall not cause or permit their Subsidiaries to directly or indirectly create or become or be liable with respect to any Contingent Obligation except:

(a) Guaranties of the Obligations pursuant to the Loan Documents;

(b) Letter of Credit Obligations;

(c) those resulting from endorsement of negotiable instruments for collection in the ordinary course of business;

(d) those existing on the Closing Date and described in Schedule 5.4;

(e) those arising under indemnity agreements to title insurers to cause such title insurers to issue mortgagee title insurance policies;

(f) those arising with respect to customary indemnification obligations incurred in connection with Asset Dispositions and to the extent permitted by Section 5.6(iv), Permitted Acquisitions, in each case permitted hereunder;

(g) Guaranties by any Borrower or any of its Subsidiaries of the Senior Notes, so long as each such entity guarantees the Obligations hereunder;

(h) those incurred with respect to Indebtedness permitted by Section 5.1 provided that (i) any such Contingent Obligation is subordinated to the Obligations to the same extent as the Indebtedness to which it relates is subordinated to the Obligations, (ii) no Credit Party may incur Contingent Obligations under this clause (h) in respect of Indebtedness incurred by any Person that is not a Credit Party, and (iii) no Credit Party may guarantee Subordinated Debt of Holdings that is structurally subordinated to the Obligations; and

(i) any other Contingent Obligation not expressly permitted by clauses (a) through (h) above, so long as any such other Contingent Obligations, in the aggregate at any time outstanding, do not exceed the Dollar Equivalent of $2,500,000 and no Credit Party may incur Contingent Obligations in respect of Indebtedness incurred by any Person that is not a Credit Party under this clause (i) and no Credit Party may guarantee Subordinated Debt of Holdings that is structurally subordinated to the Obligations.

5.5 Restricted Payments. The Credit Parties shall not and shall not cause or permit their Subsidiaries to directly or indirectly declare, order, pay, make or set apart any sum for any Restricted Payment, except that:

(a) Each Credit Party may make payments and distributions to CPG (whether directly or through sequential upstream Restricted Payments) that are used by CPG to pay federal and state income taxes then due and owing, estimated taxes then due, franchise taxes and other similar licensing expenses incurred in the ordinary course of business; provided that each Credit Party’s aggregate contribution to taxes as a result of the filing of a consolidated or combined return of CPG or of having its income otherwise includable on a tax return of CPG shall not be greater, nor the aggregate receipt of tax benefits less, than it would have been had such Credit Party filed a stand-alone return;

(b) Any Borrower may make Tax Distributions (which may be paid annually based on such Borrower’s audited financial statements or, so long as no Event of Default is then outstanding, in multiple installments, based on such Borrower’s good-faith estimate of income to be generated by such Borrower’s business in such year) to allow its shareholders, members or partners, as the case may be, to meet their tax obligations on such income in a timely manner less the amount of Net Tax Benefit realized by such shareholders, members or partners for any previous tax year, commencing from the tax year immediately prior to the tax year containing the Closing Date, but only to the extent such Net Tax Benefit has not already reduced, in any tax year during which this Agreement is in effect, the amount of any Tax Distribution otherwise permitted hereunder;

(c) Direct or indirect wholly-owned Subsidiaries of Exopack Holdings may make Restricted Payments to the entity which is the direct owner of the equity of such wholly-owned Subsidiary; provided that no such Restricted Payment may be made to any such direct owner which is not a Credit Party, provided that, notwithstanding the foregoing, so long as Luxco is the sole shareholder of Performance Films, Performance Films may make Restricted Payments to Luxco as permitted pursuant to sub-clauses (r) and (s) below;

(d) Credit Parties may make Restricted Payments (whether directly or through sequential upstream Restricted Payments) to Holdings to enable Holdings to make payments on the Senior Notes pursuant to the terms of the Indenture as in effect on the date hereof subject to the terms of the Indenture; provided that no part of the proceeds of any Loan may be used to make such Restricted Payments after acceleration of the Senior Notes;

(e) the Credit Parties may make principal and interest payments on intercompany loans permitted under Section 5.1(c), 5.1(j) and 5.1(m);

(f) any Credit Party may pay management fees and reasonable out-of-pocket expenses payable quarterly pursuant to the Management Services Agreement and may pay reasonable and customary management consulting fees pursuant to the Management Services Agreement in an amount not to exceed 1% of the aggregate consideration (including assumed debt and long-term liabilities) paid to or by Holdings or any of its Subsidiaries in connection with refinancings, restructurings, equity or debt offerings, acquisitions, mergers, consolidations, business combinations, sales and divestitures involving Holding and its Subsidiaries (whether directly or through sequential upstream Restricted Payments); provided in each case that no Default or Event of Default has occurred and is continuing at the time of any such Restricted Payment or would result after giving effect thereto; provided that it is expressly agreed that any such management fees or management consulting fees not permitted to be so paid shall be accrued and paid when such Event of Default has been cured or waived;

(g) TPG Canada may effect a return of capital to TPG Enterprises as part of the TPG Recapitalization;

(h) so long as no Event of Default has occurred or is continuing, the Credit Parties may pay dividends to CPG (whether directly or through sequential upstream Restricted Payments) for the payment of ordinary course overhead payments actually incurred by Holdings;

(i) Borrowers may pay dividends to Holdings to permit Holdings to repurchase Stock owned by employees of Borrowers whose employment with Borrowers and their Subsidiaries has been terminated, provided that such Restricted Payments shall not exceed the Dollar Equivalent of $500,000 in any Fiscal Year or $1,000,000 during the term of this Agreement in the aggregate and provided that no Event of Default exists at the time of such Restricted Payment or would occur as a result thereof;

(j) Exopack Canada may make interest payments on the intercompany loan permitted under Section 5.1(k); provided, that the amount of any such interest payments are in turn loaned to Exopack Canada;

(k) Exopack Canada may pay dividends to TPG Canada in an amount not to exceed the amount sufficient to permit TPG Canada to make interest payments on intercompany loans permitted under Section 5.1(j);

(l) so long as the Performance Films-Luxco Intercompany Note is outstanding, Performance Films may make interest payments to Luxco in an amount not to exceed the amount sufficient to permit Luxco to make interest payments on the Luxco-TPG Enterprises Intercompany Note so long as immediately thereafter Luxco uses such funds (net of applicable withholding taxes) to pay interest payments to TPG Enterprises under the Luxco-TPG Enterprises Intercompany Note;

(m) so long as the Luxco-TPG Enterprises Intercompany Note is outstanding, Luxco may make interest payments to TPG Enterprises on the Luxco-TPG Enterprises Intercompany Note;

(n) the Liqui-box Investment Transaction may be consummated;

(o) the Luxco Formation Transaction may be consummated;

(p) the Luxco Investment Transactions may be consummated;

(q) Performance Films may make interest payments to TPG Enterprises on the intercompany loan permitted under Section 5.1(m); and

(r) so long as Luxco is the sole shareholder of Performance Films, Performance Films may make Restricted Payments to Luxco for Luxco’s actual annual corporate subsistence and maintenance fees together with accountants’ and attorney’s fees associated therewith; and

(s) so long as Luxco is the sole shareholder of Performance Films, Performance Films may make Restricted Payments to Luxco so long as such Restricted Payments (net of applicable withholding taxes) are promptly paid to TPG Enterprises.

5.6 Restriction on Fundamental Changes. The Credit Parties shall not and shall not cause or permit their Subsidiaries to directly or indirectly: (a) amend, modify or waive any term or provision of its organizational documents in a manner materially adverse to the Lenders, including its articles of incorporation, memorandum of association, certificates of designations pertaining to preferred stock, by-laws, partnership agreement or operating agreement in any manner materially adverse to the Agents or Lenders unless required by law, it being understood and agreed that any such amendment to the organizational documents of Exopack Canada, TPG Canada or Performance Films to effectuate the Permitted Amalgamation shall not be considered materially adverse to any Agent or any Lender and shall be permitted hereunder; (b) enter into any transaction of merger or consolidation except for the Permitted Amalgamation and except, upon not less than five (5) Business Days prior written notice to Agents, (1) any wholly-owned Subsidiary of a Borrower may be merged with or into such Borrower provided that such Borrower is the surviving entity) or any other wholly-owned Subsidiary of such Borrower (provided that, in the case of any such merger of any Domestic Subsidiary with or into a Foreign Subsidiary, the Domestic Subsidiary is the surviving entity), (2) any of Exopack Canada, TPG Canada, 3181952 and Performance Films may do all things necessary to amalgamate with each other so long as such amalgamation is in form and substance reasonably satisfactory to Agents and (3) TPG Canada, TPG Enterprises, Exopack Canada, 3181952 and Exopack L.P. may consummate the Exopack Canada Consolidation; (c) liquidate, wind-up or dissolve itself (or suffer any liquidation or dissolution); provided, however; any of TPG Canada, Exopack Canada, Exopack L.P., 3181952 and Performance Films may liquidate, wind-up or dissolve itself (or suffer any liquidation or dissolution) so long as such liquidation, wind-up or dissolution is with and into any other of such entities; or (d) acquire by purchase or otherwise all or substantially all of the Stock, business or assets of any other Person except as part of the Permitted Amalgamation. Notwithstanding the foregoing, (i) any Borrower (or Holdings, so long as contemporaneously therewith, all assets so acquired are transferred to one or more Borrowers contemporaneous with the closing of such acquisition), may acquire all or substantially all of the assets, business or Stock of any Person (the “Target”) (in each case, a “Permitted Acquisition”) and (ii) Performance Films may consummate the Liqui-box Acquisition, which shall be deemed a Permitted Acquisition hereunder, subject to the satisfaction of each of the following conditions:

(i) Agents shall receive at least 7 Business Days’ prior written notice of such proposed Permitted Acquisition, which notice shall include a reasonably detailed description of such proposed Permitted Acquisition;

(ii) such Permitted Acquisition shall only involve assets located in the United States or Canada (other than assets representing less than 10% of the total assets acquired with respect to any such Permitted Acquisition) and comprising a business, or those assets of a business, of the type engaged in by Borrowers as of the Closing Date, and which business would not subject any Agent or any Lender to regulatory or third party approvals in connection with the exercise of its rights and remedies under this Agreement or any other Loan Documents other than approvals applicable to the exercise of such rights and remedies with respect to Borrowers prior to such Permitted Acquisition. Notwithstanding the foregoing limitations, the Intelicoat Acquisition may involve assets located in the Unites States, Canada or the United Kingdom;

(iii) such Permitted Acquisition shall be consensual and shall have been approved by the Target’s board of directors;

(iv) no additional Indebtedness, Guaranteed Indebtedness, Contingent Obligations or other liabilities shall be incurred, assumed or otherwise be reflected on a consolidated balance sheet of Borrowers and Target after giving effect to such Permitted Acquisition, except (A) Loans made hereunder and (B) ordinary course trade payables, accrued expenses and unsecured Indebtedness of the Target to the extent no Default or Event of Default has occurred and is continuing or would result after giving effect to such Permitted Acquisition;

(v) the sum of all amounts payable with the proceeds of Loans hereunder in connection with such Permitted Acquisition (excluding all transaction costs and including all Indebtedness, liabilities and Contingent Obligations incurred or assumed in connection therewith or otherwise reflected on a consolidated balance sheet of Borrowers and Target) shall not exceed $10,000,000 individually and together with the purchase price for all other Permitted Acquisitions shall not exceed $25,000,000 in the aggregate during the term hereof. Notwithstanding the foregoing limitations, the sum of all amounts payable in connection with the Intelicoat Acquisition shall not exceed $32,500,000 and the amounts payable in connection with the Liqui-box Acquisition shall not exceed $23,500,000; provided that the amounts payable in connection with (a) the Intelicoat Acquisition and (b) the Liqui-box Acquisition shall not be deducted from the amounts described in the first sentence of this sub-clause (v);

(vi) the Target shall have positive EBITDA for the twelve month period preceding such acquisition taking into account verifiable cost addbacks approved by Agents or the aggregate amount of the borrowing base value of the Target’s assets (determined in accordance with the borrowing base formula set forth herein) plus the amount of any additional equity invested in the Target shall be equal to an amount not less than the purchase price; the assumed and continuing liabilities of the Target are of a type and in an amount reasonably acceptable to Agents;

(vii) the business and assets acquired in such Permitted Acquisition shall be free and clear of all Liens (other than Permitted Encumbrances);

(viii) at or prior to the closing of any Permitted Acquisition, Applicable Agent will be granted a first priority perfected Lien (subject to Permitted Encumbrances) in all personal property acquired pursuant thereto or in the personal property and Stock of the Target, and Holdings and Borrowers and the Target shall have executed such documents and taken such actions as may be reasonably required by Applicable Agent in connection therewith, in each case subject to the requirements of Section 4.8;

(ix) Concurrently with delivery of the notice referred to in clause (i) above, Borrowers shall have delivered to Agents, in form and substance reasonably satisfactory to Agents:

(A) a pro forma consolidated balance sheet, income statement and cash flow statement of Holdings and its Subsidiaries (the “Acquisition Pro Forma”), based on recent financial statements, which shall be complete and shall fairly present in all material respects the assets, liabilities, financial condition and results of operations of Holdings and its Subsidiaries in accordance with GAAP consistently applied, but taking into account such Permitted Acquisition and the funding of all Loans in connection therewith, and such Acquisition Pro Forma shall reflect that average daily Aggregate Borrowing Availability for the 30-day period preceding the consummation of such Permitted Acquisition would have been equal to or exceeded $4,500,000 on a pro forma basis (after giving effect to such Permitted Acquisition and all Loans funded in connection therewith as if made on the first day of such period) and the Acquisition Projections (as hereinafter defined) shall reflect that such Aggregate Borrowing Availability of $4,500,000 shall continue for at least 30 days after the consummation of such Permitted Acquisition, and on a pro forma basis, no Event of Default has occurred and is continuing or would result after giving effect to such Permitted Acquisition;

(B) updated versions of the most recently delivered Projections covering the 3 year period commencing on the date of such Permitted Acquisition and otherwise prepared in accordance with the Projections (the “Acquisition Projections”) and based upon historical financial data of a recent date reasonably satisfactory to Agent, taking into account such Permitted Acquisition; and

(C) a certificate of the chief financial officer of Holdings to the effect that: (w) each Borrower (after taking into consideration all rights of contribution and indemnity such Borrower has against Holdings and each other Subsidiary of Holdings) will be Solvent upon the consummation of the Permitted Acquisition; (x) the Acquisition Pro Forma fairly presents the financial condition of Holdings and its Subsidiaries (on a consolidated basis) as of the date thereof after giving effect to the Permitted Acquisition; (y) the Acquisition Projections were prepared on the basis of the assumptions stated therein, and such assumptions were believed to be reasonable at the time prepared, it being understood and agreed that Projections are not to be viewed as facts and that actual results during the period covered by the Projections may differ materially from projected results; and (z) Holdings and its Subsidiaries have completed their due diligence investigation with respect to the Target and such Permitted Acquisition, which investigation was conducted in a manner similar to that which would have been conducted by a prudent purchaser of a comparable business and the results of which investigation were delivered to Agents and Lenders;

(x) on or prior to the date of such Permitted Acquisition, Agents shall have received, in form and substance reasonably satisfactory to Agents, copies of the acquisition agreement and related material agreements and instruments, and all opinions, certificates, lien search results and other documents reasonably requested by Agents in connection with the Permitted Acquisition; and

(xi) at the time of such Permitted Acquisition and after giving effect thereto, no Default or Event of Default has occurred and is continuing.

Notwithstanding the foregoing, the Accounts and Inventory of the Target shall not be included in Eligible Accounts and Eligible Inventory unless Agents and Requisite Lenders shall have received appraisals of such Accounts and Inventory and shall have completed field examinations with respect thereto, in each case in form and substance satisfactory to Agents.

5.7 Disposal of Assets or Subsidiary Stock. The Credit Parties shall not and shall not cause or permit their Subsidiaries to directly or indirectly convey, sell, lease, sublease, transfer or otherwise dispose of, or grant any Person an option to acquire, in one transaction or a series of related transactions, any of its property, business or assets, whether now owned or hereafter acquired, except for (a) sales of inventory to customers in the ordinary course of business and dispositions of obsolete, worn out or damaged equipment not used in the business; (b) sales or other dispositions of real property and other assets not constituting Collateral; (c) any condemnation or taking of such assets by eminent domain proceedings; (d) transfers of shares in Exopack Canada, TPG Canada and/or Performance Films from any Credit Party to another Credit Party in order to effectuate the Permitted Amalgamation; (e) Asset Dispositions by Borrowers and their Subsidiaries (excluding sales of Accounts and Stock of any of Holdings’ Subsidiaries) if all of the following conditions are met: (i) the aggregate fair market value of assets sold or otherwise disposed of in any Fiscal Year does not exceed the Dollar Equivalent of $20,000,000; (ii) the consideration received is at least equal to the fair market value of such assets (as determined by the board of directors of the applicable Credit Party in good faith); (iii) at least 50% of the consideration received is cash; (iv) the Net Proceeds of such Asset Disposition are applied as, if and to the extent required by Section 1.6(c); (v) after giving effect to the Asset Disposition and the repayment of Indebtedness with the proceeds thereof, if applicable, Borrowers are in compliance on a pro forma basis with the covenants set forth in Section 6 recomputed for the most recently ended quarter for which information is available; (vi) no Event of Default has occurred and is continuing or would result from such Asset Disposition and (vii) (1) dispositions of assets as a result of the consolidation of businesses of Holdings or any of its subsidiaries located at Newmarket, Ontario and Concord, Ontario; (2) dispositions of assets as a result of closing manufacturing facilities of Holdings or any of its Subsidiaries located in Hebron, Kentucky; (3) dispositions of assets as a result of the closing of the manufacturing facility of Holdings or any of its Subsidiaries located in Hazelton, Pennsylvania; and (4) contemporaneous exchanges with third parties of assets in any fiscal year for assets of reasonably comparable fair market value (net of commissions, relocation costs and other associated expenses); (f) transfers of shares of TPG Canada, TPG Enterprises and Exopack Canada from any Credit Party to another Credit Party in order to effectuate the Exopack Canada Consolidation; (g) transfers of the assets of TPG Canada to Exopack Canada in order to effectuate the Exopack Canada Consolidation, (h) transfers of nominal assets of 3181952 to Exopack L.P. in order to effectuate the Exopack Canada Consolidation, (i) transfers in connection with the Luxco Formation Transaction and (j) transfers in connection with the Luxco Investment Transaction.

5.8 Transactions with Affiliates. The Credit Parties shall not and shall not cause or permit their Subsidiaries to directly or indirectly enter into or permit to exist any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any management, consulting, investment banking, advisory or other similar services) with any Affiliate or with any director, officer or employee of any Credit Party, except (a) as set forth on Schedule 5.8, (b) transactions in the ordinary course of the business of any such Credit Party or any of its Subsidiaries and upon fair and reasonable terms which, if any such transaction exceeds $2,500,000, are fully disclosed to Agents and in each case are no less favorable to any such Credit Party or any of its Subsidiaries than would be obtainable in a comparable arm’s length transaction with a Person that is not an Affiliate, (c) payment of reasonable compensation to officers and employees for services actually rendered to any such Credit Party or any of its Subsidiaries; (d) payment of director’s fees not to exceed the Dollar Equivalent of $250,000 in the aggregate for any Fiscal Year of Borrowers; (e) intercompany loans permitted in Sections 5.1(c), (i), (j), (k), (l), (m), (n) and (o), (f) guaranties of the Senior Notes to the extent permitted in Section 5.4, (g) Investments permitted by Sections 5.3 (b), (f), (j), (l), (n), (o), (p), (q), (r), (s), (t), (u) and (v), (h) loans to employees permitted in Section 5.3, (i) Restricted Payments permitted in Section 5.5 and the agreements pursuant to which such Restricted Payments are required to be made, (j) reimbursement of employee travel and lodging costs incurred in the ordinary course of business, (k) the guaranty of the Obligations by Credit Parties, (l) employment agreements, equity incentive agreements and other employee and management arrangements in the ordinary course of business which are fully disclosed to the Agents, (m) TPG Canada and TPG Enterprises may effect the TPG Recapitalization, (n) the Credit Parties may effect the Permitted Amalgamation, (o) Exopack Ontario, Exopack Canada, TPG Enterprises, TPG Canada, 3181952 and Exopack L.P. may consummate the Exopack Canada Consolidation, (p) the Credit Parties may consummate the Liqui-box Investment Transaction, (r) the Credit Parties may consummate the Luxco Formation Transaction and (s) the Credit Parties may consummate the Luxco Investment Transactions.

5.9 Conduct of Business. Exopack Holdings shall not engage in any business activity other than its ownership of the Stock of its Subsidiaries and its performance of the Related Transaction Documents. The Credit Parties shall not and shall not cause or permit their Subsidiaries to directly or indirectly engage in any business other than businesses of the type described on Schedule 5.9.

(a) 3181952 shall not incur any liability or engage in any business activity or otherwise own any assets other than its ownership of the partnership interest in Exopack L.P and interest payments received on the intercompany note outstanding under Section 5.1(k)(B).

(b) Exopack L.P. shall not incur any liability or engage in any business activity or otherwise own any assets other than its ownership of the intercompany note evidencing the Indebtedness of Exopack Canada (or any successor thereto) to TPG Canada of up to Cdn $10,000,000 permitted under Section 5.1(k) (as such amount may be increased in accordance with such Section) and interest payments received thereon.

(c) Luxco shall maintain its “check the box” tax status as a disregarded entity or partnership for US Federal income tax purposes and shall not incur any liability (other than pursuant to the Luxco-TPG Enterprises Intercompany Note and any Collateral Document) or engage in any business activity or otherwise own any assets other than (i) its ownership of the Performance Films-Luxco Intercompany Note and interest payments received thereon so long as such interest payments are promptly paid over to TPG Enterprises as interest payments on the Luxco-TPG Enterprises Intercompany Note or PEC’s of Luxco, as the case may be, (ii) capital stock of Performance Films, (iii) the proceeds from any distributions and dividends received from Performance Films so long as such dividends and distributions are, subject to Section 5.5(r), promptly paid over to TPG Enterprises pursuant to Section 5.5(s), (iv) the proceeds of any Investments made into Luxco to the extent expressly permitted hereunder so long as such proceeds are, subject to Section 5.3( ), promptly paid over to Performance Films and (v) Restricted Payments permitted under Section 5.5(r).

5.10 Changes Relating to Indebtedness. The Credit Parties shall not and shall not cause or permit their Subsidiaries to directly or indirectly change or amend the terms of any of its Indebtedness permitted by Section 5.1(d) if such change or amendment would materially adversely effect the Agents or the Lenders.

5.11 Fiscal Year. No Credit Party shall change its Fiscal Year or permit any of its Subsidiaries to change their respective Fiscal Years.

5.12 Press Release; Public Offering Materials. Each Credit Party executing this Agreement agrees that neither it nor its Affiliates will on or after the Closing Date issue any press releases or other public disclosure, including any prospectus, proxy statement or other materials filed with any Governmental Authority relating to a public offering of the Stock of any Credit Party, using the name of GE Capital, GE Canada or their affiliates known to the Credit Parties or referring to this Agreement, the other Loan Documents or the Related Transactions Documents without at least two (2) Business Days’ prior notice to GE Capital and GE Canada and without the prior written consent of GE Capital and GE Canada unless (and only to the extent that) such Credit Party or Affiliate is required to do so under law and then, in any event, such Credit Party or Affiliate will consult with GE Capital and GE Canada before issuing such press release or other public disclosure.

5.13 Subsidiaries. The Credit Parties shall not and shall not cause or permit their Subsidiaries to directly or indirectly establish, create or acquire any new Subsidiary except (a) as part of the Permitted Amalgamation, (b) the creation of 3181952 and Exopack L.P. as part of the Exopack Canada Consolidation, (c) the creation of Exopack UK Holdco and Exopack Coatings as part of the Intelicoat Acquisition, (d) the creation of Performance Films as part of the Liqui-box Acquisition (e) the creation of Luxco as part of the Luxco Formation Transaction or (f) in connection with and to the extent necessary to consummate one or more Permitted Acquisitions.

5.14 Deposit Accounts. The Credit Parties shall not and shall not cause or permit their Subsidiaries to establish any new deposit accounts (other than payroll, employee benefits and other similar trust accounts) without prior written notice to Applicable Agent and unless such Agent and the bank at which the account is to be opened enter into a Control Agreement in form and substance reasonably acceptable to such Agent.

5.15 Hazardous Materials. The Credit Parties shall not and shall not cause or permit their Subsidiaries to cause or permit a Release of any Hazardous Material on, at, in, under, above, to, from or about any of the real property where such Release would (a) violate in any respect, or form the basis for any Environmental Liabilities by the Credit Parties or any of their Subsidiaries under, any Environmental Laws or Environmental Permits or (b) otherwise adversely impact the value or marketability of any of the real property or any of the Collateral, other than such violations or Environmental Liabilities or adverse impacts on the value or marketability of the real property or any of the Collateral that could not reasonably be expected to have a Material Adverse Effect.

5.16 ERISA. The Credit Parties shall not and shall not cause or permit any ERISA Affiliate to, cause or permit to occur an ERISA Event or a Canadian Pension Event to the extent such ERISA Event or such Canadian Pension Event could reasonably be expected to have a Material Adverse Effect.

5.17 Prepayments of Other Indebtedness. The Credit Parties shall not, directly or indirectly, voluntarily purchase, redeem, defease or prepay any principal of, premium, if any, interest or other amount payable in respect of any Subordinated Debt other than intercompany Indebtedness expressly permitted under Section 5.1(c).

5.18 Changes to Management Services Agreement. The Credit Parties shall not and shall not cause or permit any of their Subsidiaries to change or amend the terms of the Management Services Agreement.

5.19 Fixed Charge Coverage Ratio. At any time that Aggregate Borrowing Availability is less than $5,500,000, the Credit Parties shall not permit the Fixed Charge Coverage Ratio for the twelve month period ending on the last day of any such Fiscal Quarter to be less than 1.00:1.00. “Fixed Charge Coverage Ratio” shall be calculated in the manner set forth in Exhibit 5.19

SECTION 6.

REPORTING

Borrowers covenant and agree that from and after the Closing Date until the Termination Date, Borrowers shall perform and comply with, and shall cause each of the other Credit Parties to perform and comply with, all covenants in this Section 6 applicable to such Person.

6.1 Financial Statements and Other Reports. Holdings and Borrowers will maintain, and cause each of their Subsidiaries to maintain, a system of accounting established and administered in accordance with sound business practices to permit preparation of Financial Statements in conformity with GAAP (it being understood that monthly Financial Statements are not required to have footnote disclosures). US Borrower Representative will deliver each of the Financial Statements and other reports described below to Agents (and each Lender in the case of the Financial Statements and other reports described in Sections 6.1(a), (b), (d), (f), (g), (h), and (k)).

(a) Monthly Financials. As soon as available and in any event within thirty (30) days after the end of each Fiscal Month (including the last Fiscal Month of Holdings’ Fiscal Year), US Borrower Representative will deliver (1) the consolidated balance sheet of Holdings and its Subsidiaries as to the end of such Fiscal Month, and with respect to each Borrower, consolidating, balance sheets of Holdings and its Subsidiaries, as at the end of such Fiscal Month, and the related consolidated and, on a Division-by-Division Basis, consolidating statements of income, stockholders’ equity and cash flow for such Fiscal Month and for the period from the beginning of the then current Fiscal Year of Holdings to the end of such Fiscal Month and (2) a report setting forth in comparative form the corresponding figures for the corresponding periods of the previous Fiscal Year and the corresponding figures from the most recent Projections for the current Fiscal Year delivered pursuant to Section 6.1(f).

(b) Year-End Financials. As soon as available and in any event within (y) one hundred and twenty (120) days after the end of the 2005 Fiscal Year of Holdings and (z) ninety (90) days after the end of each Fiscal Year of Holdings thereafter, US Borrower Representative will deliver (1) the consolidated balance sheets of Holdings and its Subsidiaries, as at the end of such year, and the related consolidated statements of income, stockholders’ equity and cash flow for such Fiscal Year, (2) a schedule of the outstanding Indebtedness for borrowed money of Holdings and its Subsidiaries describing in reasonable detail each such debt issue or loan outstanding and the principal amount and amount of accrued and unpaid interest with respect to each such debt issue or loan and (3) a report with respect to the consolidated Financial Statements from PricewaterhouseCoopers LLP or another firm of Certified Public Accountants selected by Borrowers and reasonably acceptable to Agents, which report shall be prepared in accordance with Statement of Auditing Standards No. 58 (the “Statement”) “Reports on Audited Financial Statements” and such report shall be “unqualified” (as such term is defined in such Statement).

(c) Accountants’ Reports. Promptly upon receipt thereof, US Borrower Representative will deliver copies of all significant reports submitted by Borrowers’ firm of certified public accountants in connection with each annual, interim or special audit or review of any type of the Financial Statements or related internal control systems of Holdings made by such accountants, including any comment letter submitted by such accountants to management in connection with their services.

(d) Additional Deliveries.

(i) To each Agent, upon any Agent’s request, and in any event no less frequently than by noon New York time, ten (10) Business Days after the end of each Fiscal Month, or more frequently as any Agent may request after the existence and during the continuance of an Event of Default (together with a copy of any of the following reports requested by any Lender in writing after the Closing Date), each of the following reports, each of which shall be prepared by Borrowers as of the last day of the immediately preceding Fiscal Month or the date 2 days prior to the date of any such request:

(A) a Borrowing Base Certificate with respect to each Borrower, accompanied by such supporting detail and documentation as shall be requested by any Agent in its reasonable discretion (in substantially the same form as Exhibits 6.1(d)(i) and 6.1(d)(ii) (each, a “Borrowing Base Certificate”);

(B) with respect to each Borrower, a summary of Inventory by location and type with a supporting perpetual Inventory report, in each case accompanied by such supporting detail and documentation as shall be requested by any Agent in its reasonable discretion; and

(C) with respect to each Borrower, a monthly trial balance showing Accounts outstanding aged from invoice date as follows: 1 to 30 days, 31 to 60 days, 61 to 90 days and 91 days or more, accompanied by such supporting detail and documentation as shall be requested by any Agent in its reasonable discretion.

(ii) To each Agent, on a monthly basis or at any time after an Event of Default shall have occurred and is continuing, at such more frequent intervals as any Agent may request from time to time (together with a copy of all or any part of such delivery requested by any Lender in writing after the Closing Date), collateral reports with respect to each Borrower, including all additions and reductions (cash and non-cash) with respect to Accounts of each Borrower, in each case accompanied by such supporting detail and documentation as shall be requested by any Agent in its reasonable discretion each of which shall be prepared by the applicable Borrower as of the last day of the immediately preceding week or the date 2 days prior to the date of any request;

(iii) To each Agent, at the time of delivery of each of the monthly Financial Statements delivered pursuant to this Section 6.1:

(A) a reconciliation of the most recent US Tranche A Borrowing Base, US Tranche A1 Borrowing Base, Canadian Tranche A Borrowing Base, or Canadian Tranche A1 Borrowing Base. as applicable, general ledger and month-end Inventory reports of each Borrower to each Borrower’s general ledger and monthly Financial Statements delivered pursuant to this Section 6.1, in each case accompanied by such supporting detail and documentation as shall be requested by such Agent in its reasonable discretion;

(B) a reconciliation of the perpetual inventory by location to each Borrower’s most recent Borrowing Base Certificate, general ledger and monthly Financial Statements delivered pursuant to this Section 6.1, in each case accompanied by such supporting detail and documentation as shall be requested by such Agent in its reasonable discretion;

(C) an aging of accounts payable and a reconciliation of that accounts payable aging to each Borrower’s general ledger and monthly Financial Statements delivered pursuant to this Section 6.1, in each case accompanied by such supporting detail and documentation as shall be requested by such Agent in its reasonable discretion;

(D) a reconciliation of the outstanding Loans as set forth in the monthly Loan Account statement provided by Applicable Agent to each Borrower’s general ledger and monthly Financial Statements delivered pursuant to this Section 6.1, in each case accompanied by such supporting detail and documentation as shall be requested by any Agent in its reasonable discretion;

(iv) To each Agent, at the time of delivery of each of the annual Financial Statements delivered pursuant to Section 6.1, (i) a listing of government contracts of each Borrower subject to the Federal Assignment of Claims Act of 1940 or similar Applicable Law included in the Borrowing Base; and (ii) a list of any applications for the registration of any Patent, Trademark or Copyright filed by any Credit Party with the United States Patent and Trademark Office, the United States Copyright Office, the Canadian Intellectual Property Office or any similar office or agency in the prior Fiscal Quarter;

(e) Appraisals; Inspections.

(i) At Borrowers’ expense, at any time while and so long as an Event of Default shall have occurred and be continuing, and in the absence of a Default or Event of Default not more than once during each calendar year, any Agent may obtain appraisal reports in form and substance and from appraisers reasonably satisfactory to such Agent stating the then current market values of all or any portion of the personal property owned by any of the Credit Parties.

(ii) Borrowers, at their own expense, shall deliver to each Agent the results of each physical verification, if any, that Borrowers or any of their Subsidiaries may in their discretion have made, or caused any other Person to have made on their behalf, of all or any portion of their Inventory (and, if a Default or an Event of Default has occurred and is continuing, Borrowers shall, upon the request of any Agent, conduct, and deliver the results of, such physical verifications as any Agent may require).

(f) Projections. As soon as available and in any event no later than forty-five (45) days after the end of each of Borrowers’ Fiscal Years, US Borrower Representative will deliver Projections of Holdings and its Subsidiaries for the forthcoming Fiscal Year, Fiscal Month by Fiscal Month.

(g) SEC Filings and Press Releases. Promptly upon their becoming available, US Borrower Representative will deliver copies of (1) all Financial Statements, reports, notices and proxy statements, material reports and material notices sent or made available by Holdings, Borrowers or any of their Subsidiaries to their Stockholders, (2) all regular and periodic reports and all registration statements and prospectuses, if any, filed by Holdings, Borrowers or any of their Subsidiaries with any securities exchange or with the Securities and Exchange Commission, any Governmental Authority or any private regulatory authority, and (3) all press releases and other statements made available by Holdings, Borrowers or any of their Subsidiaries to the public concerning developments in the business of any such Person.

(h) Events of Default, Etc. Promptly upon any officer of any Credit Party obtaining knowledge of any of the following events or conditions, the Applicable Borrower Representative shall deliver copies of all notices given or received by such Credit Party or any of its Subsidiaries with respect to any such event or condition and a certificate of such Borrower Representative’s chief executive officer specifying the nature and period of existence of such event or condition and what action Holdings, Borrowers or any of their Subsidiaries has taken, is taking and proposes to take with respect thereto: (1) any condition or event that constitutes, or which could reasonably be expected to result in the occurrence of, an Event of Default or Default; (2) any notice that any Person has given to any Borrower or any of their Subsidiaries or any other action taken with respect to a claimed default or event or condition of the type referred to in Section 7.1(b); or (3) any event or condition that could reasonably be expected to result in any Material Adverse Effect.

(i) Litigation. Promptly upon any officer of any Credit Party obtaining knowledge of (1) the institution of any action, charge, claim, demand, suit, proceeding, petition, governmental investigation, tax audit or arbitration now pending or, to the best knowledge of such Credit Party, threatened against or affecting any Credit Party or any of its Subsidiaries or any property of any Credit Party or any of its Subsidiaries (“Litigation”) not previously disclosed by any Borrower Representative to Agents that, if determined in a manner adverse to a Credit Party, could reasonably be expected to have a Material Adverse Effect or (2) any material and adverse development in any action, suit, proceeding, governmental investigation or arbitration at any time pending against or affecting any Credit Party or any property of any Credit Party which, in each case, would reasonably be expected to have a Material Adverse Effect, the Applicable Borrower Representative will promptly give notice thereof to Applicable Agent and provide such other information as may be reasonably available to them to enable Applicable Agent and its counsel to evaluate such matter.

(j) Notice of Corporate and other Changes. US Borrower Representative shall provide prompt written notice of (1) any change after the Closing Date in the authorized and issued Stock of any Credit Party (other than the issuance of Stock by Holdings for up to 20% of the fully diluted ownership of Holdings issued to any officers, directors or employees of any Credit Party) or any amendment to their articles or certificate of incorporation, by-laws, partnership agreement or other organizational documents, (2) any Subsidiary created or acquired by any Credit Party or any of its Subsidiaries after the Closing Date, such notice, in each case, to identify the applicable jurisdictions, capital structures or Subsidiaries, as applicable, and (3) any other event that occurs after the Closing Date which would cause any of the representations and warranties in Section 3 of this Agreement or in any other Loan Document to be untrue or misleading in any material respect. The foregoing notice requirement shall not be construed to constitute consent by any of the Lenders to any transaction referred to above which is not expressly permitted by the terms of this Agreement.

(k) Compliance Certificate. Together with each delivery of Financial Statements pursuant to Section 6.1(a) for the last month of each Fiscal Quarter (other than the fourth Fiscal Quarter of any year) and Section 6.1(b), Borrowers will deliver a fully and properly completed Compliance Certificate (in substantially the same form as Annex F) (the “Compliance Certificate”) signed by Holdings’ chief executive officer or chief financial officer; provided that Schedule 2 of the Compliance Certificate shall be delivered only in connection with the Financial Statements of Holdings and its Subsidiaries delivered pursuant to Section 6.1(b).

(l) Other Information. With reasonable promptness, US Borrower Representative will deliver such other information and data with respect to any Credit Party or any Subsidiary of any Credit Party as from time to time may be reasonably requested by any Agent.

(m) Taxes. US Borrower Representative shall provide prompt written notice of (i) the execution or filing with the IRS, CRA or any other Governmental Authority of any agreement or other document extending, or having the effect of extending, the period for assessment or collection of any material Charges by any Credit Party or any of its Subsidiaries and (ii) any agreement by any Credit Party or any of its Subsidiaries or request directed to any Credit Party or any of its Subsidiaries to make any adjustment under IRC Section 481(a) or the ITA, by reason of a change in accounting method or otherwise, which could reasonably be expected to have a Material Adverse Effect.

(n) ERISA. With reasonable promptness, US Borrower Representative shall provide to US Agent copies of the most recent actuarial reports with respect to any Title IV Plans as they become available. Promptly upon any Credit Party becoming aware of any fact or condition which could reasonably be expected to result in an ERISA Event with liability in excess of $5,000,000, US Borrower Representative shall deliver to US Agent a summary of such facts and circumstances and any action the Credit Parties intend to take regarding such facts or conditions.

6.2 Accounting Terms; Utilization of GAAP for Purposes of Calculations Under Agreement. For purposes of this Agreement, all accounting terms not otherwise defined herein shall have the meanings assigned to such terms in conformity with GAAP. Financial statements and other information furnished to Agents pursuant to Section 6.1 or any other Section (unless specifically indicated otherwise) shall be prepared in accordance with GAAP as in effect at the time of such preparation; provided that no Accounting Change shall affect financial covenants, standards or terms in this Agreement; provided further that Borrowers shall prepare footnotes to the Financial Statements required to be delivered hereunder that show the differences between the Financial Statements delivered (which reflect such Accounting Changes) and the basis for calculating financial covenant compliance (without reflecting such Accounting Changes). All such adjustments described in clause (c) of the definition of the term Accounting Changes resulting from expenditures made subsequent to the Closing Date (including capitalization of costs and expenses or payment of pre-Closing Date liabilities) shall be treated as expenses in the period the expenditures are made. Notwithstanding the foregoing, in the event that any Accounting Change shall occur and such change results in a change in the method of calculation of the financial covenants, standards or terms in this Agreement, then Borrowers and Agents agree to negotiate in good faith in order to amend such provisions of this Agreement so as to equitably reflect such Accounting Changes with the desired result that the criteria for evaluating the financial condition of the Credit Parties shall be the same after such Accounting Changes as if such Accounting Changes had not been made. Until such time as such an amendment shall have been executed and delivered by Borrowers, Agents and the Requisite Lenders, all financial covenants, standards and terms in this Agreement shall continue to be calculated or construed as if such Accounting Changes had not occurred.

SECTION 7.

DEFAULT, RIGHTS AND REMEDIES

7.1 Event of Default. “Event of Default” shall mean the occurrence or existence of any one or more of the following:

(a) Payment. (1) Failure to make any payment of principal of any Loan when due, or to timely repay Revolving Loans to reduce their balance to the maximum amount of Revolving Loans then permitted to be outstanding or to reimburse any L/C Issuer for any payment made by such L/C Issuer under or in respect of any Letter of Credit when due or (2) failure to pay, within three (3) Business Days after the due date, any interest or Fees on any Loan or any other amount due under this Agreement or any of the other Loan Documents; or

(b) Default in Other Agreements. (1) Any Credit Party or any of its Subsidiaries fails to pay when due or within any applicable grace period any principal or interest on Indebtedness (other than the Loans) having an outstanding principal amount in excess of $5,000,000 or any Contingent Obligations or (2) breach or default of any Credit Party or any of its Subsidiaries, or the occurrence of any condition or event, with respect to any Indebtedness (other than the Loans) or any Contingent Obligations, if the effect of such breach, default or occurrence is to cause or to permit the holder or holders then to cause, Indebtedness and/or Contingent Obligations having an individual principal amount in excess of $1,000,000 or having an aggregate principal amount in excess of $5,000,000 to become or be declared due prior to their stated maturity; or

(c) Breach of Certain Provisions; Breach of Warranty. Failure of any Credit Party to perform or comply with any term or condition contained in (1) the GE Capital Fee Letter which failure continues for more than three (3) Business Days after the date specified thereunder, (2) Section 6.1 which failure continues for more than five (5) Business Days after the date specified for performance or compliance with such term or condition, (3) that portion of Section 4.2 relating to the Credit Parties’ obligation to maintain insurance, or (4) Section 4.3, Section 4.4, Section 4.14, Section 5 or Section 6.1; or

(d) Borrowing Base Certificate; Breach of Warranty. Any information contained in any Borrowing Base Certificate is untrue or incorrect in any respect, or any representation or warranty herein or in any Loan Document or in any written statement, report, financial statement or certificate (other than a Borrowing Base Certificate) made or delivered to any Agent or any Lender by any Credit Party is untrue or incorrect in any material respect (without duplication of materiality qualifiers contained therein) as of the date when made or deemed made; or

(e) Other Defaults Under Loan Documents. Any Credit Party defaults in the performance of or compliance with any term contained in this Agreement or the other Loan Documents (other than occurrences described in other provisions of this Section 7.1 for which a different grace or cure period is specified, or for which no cure period is specified and which constitute immediate Events of Default) and such default is not remedied or waived within thirty (30) days after the earlier of (1) receipt by any Borrower Representative of notice from any Agent or Requisite Lenders of such default or (2) actual knowledge of any Borrower or any other Credit Party of such default; or

(f) Involuntary Bankruptcy; Appointment of Receiver, Etc. (1) A court enters a decree or order for relief with respect to any Credit Party in an involuntary case under the Bankruptcy Code or any other Insolvency Law, which decree or order is not stayed or other similar relief is not granted under any applicable federal, state or foreign law; or (2) the continuance of any of the following events for sixty (60) days unless dismissed, bonded or discharged: (a) an involuntary case is commenced against any Credit Party, under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect; or (b) a decree or order of a court for the appointment of a receiver, receiver and manager, interim receiver, liquidator, sequestrator, trustee, custodian or other officer having similar powers over any Credit Party, or over all or a substantial part of its property, is entered; or (c) a receiver, receiver and manager, interim receiver, trustee or other custodian is appointed without the consent of a Credit Party, for all or a substantial part of the property of the Credit Party; or

(g) Voluntary Bankruptcy; Appointment of Receiver, Etc. (1) any Credit Party commences a voluntary case under the Bankruptcy Code or any other Insolvency Law, or consents to the entry of an order for relief in an involuntary case or to the conversion of an involuntary case to a voluntary case under any such law or consents to the appointment of or taking possession by a receiver, trustee, interim receiver, receiver and manager or other custodian for all or a substantial part of its property; or (2) any Credit Party makes any assignment for the benefit of creditors; or (3) the Board of Directors of any Credit Party adopts any resolution or otherwise authorizes action to approve any of the actions referred to in this Section 7.1(g); or

(h) Judgment and Attachments. Any money judgment, writ or warrant of attachment, or similar process (other than those described elsewhere in this Section 7.1) involving (1) an amount in any individual case in excess of $4,000,000 or (2) an amount in the aggregate at any time in excess of $10,000,000 (in either case to the extent not adequately covered by insurance in Applicable Agent’s sole discretion as to which the insurance company has acknowledged coverage) is entered or filed against one or more of the Credit Parties or any of their respective assets and remains undischarged, unvacated, unbonded or unstayed for a period of thirty (30) days or in any event later than five (5) Business Days prior to the date of any proposed sale thereunder; or

(i) Dissolution. Any order, judgment or decree is entered against any Credit Party decreeing the dissolution or split up of such Credit Party and such order remains undischarged or unstayed for a period in excess of fifteen (15) days; or

(j) Solvency. Any Borrower or the Credit Parties taken as a whole ceases to be Solvent, fails to pay its debts as they become due or admits in writing its present or prospective inability to pay its debts as they become due; or

(k) Invalidity of Loan Documents. Any of the Loan Documents for any reason, other than a partial or full release in accordance with the terms thereof, ceases to be in full force and effect or is declared to be null and void, or any Credit Party denies that it has any further liability under any Loan Documents to which it is party, or gives notice to such effect; or

(l) Damage; Casualty. Any event occurs, whether or not insured or insurable, as a result of which revenue-producing activities cease or are substantially curtailed at any facility of any Credit Party generating more than 20% of the consolidated revenues of the Credit Parties for the Fiscal Year preceding such event and such cessation or curtailment continues for more than sixty (60) days; or

(m) Event of Default. An “event of default” occurs and is continuing under the Senior Notes or the Indenture; or

(n) Change of Control. A Change of Control occurs.

7.2 Suspension or Termination of Commitments. Upon the occurrence of any Default or Event of Default, US Agent may, and at the request of Requisite Lenders, US Agent shall, without notice or demand, immediately suspend or terminate all or any portion of US Tranche A Lenders’ obligations to make additional Advances or issue or cause to be issued US Letters of Credit under the US Tranche A Loan Commitment; provided that, in the case of a Default, if the subject condition or event is waived by Requisite Lenders or cured within any applicable grace or cure period, the US Tranche A Loan Commitment shall be reinstated. Upon the occurrence of any Default or Event of Default, US Agent may, and at the request of Requisite Lenders, US Agent shall, without notice or demand, immediately suspend or terminate all or any portion of US Tranche A1 Lenders’ obligations to make additional Advances under the US Tranche A1 Loan Commitment; provided that, in the case of a Default, if the subject condition or event is waived by Requisite Lenders or cured within any applicable grace or cure period, the US Tranche A1 Loan Commitment shall be reinstated. Upon the occurrence of any Default or Event of Default, Canadian Agent may, and at the request of Requisite Lenders, Canadian Agent shall, without notice or demand, immediately suspend or terminate all or any portion of Canadian Tranche A Lenders’ obligations to make additional Advances or issue or cause to be issued Canadian Letters of Credit under the Canadian Tranche A Loan Commitment; provided that, in the case of a Default, if the subject condition or event is waived by Requisite Lenders or cured within any applicable grace or cure period, the Canadian Tranche A Loan Commitment shall be reinstated. Upon the occurrence of any Default or Event of Default, Canadian Agent may, and at the request of Requisite Lenders, Canadian Agent shall, without notice or demand, immediately suspend or terminate all or any portion of Canadian Tranche A1 Lenders’ obligations to make additional Advances under the Canadian Tranche A1 Loan Commitment; provided that, in the case of a Default, if the subject condition or event is waived by Requisite Lenders or cured within any applicable grace or cure period, the Canadian Tranche A1 Loan Commitment shall be reinstated.

7.3 Acceleration and other Remedies. (a) Upon the occurrence of any Event of Default described in Sections 7.1(f) or 7.1(g), the Commitments shall be immediately terminated and all of the Obligations, including the Loans, shall automatically become immediately due and payable, without presentment, demand, protest, notice of intent to accelerate, notice of acceleration or other requirements of any kind, all of which are hereby expressly waived (including for purposes of Section 10 and Section 11) by Borrowers to the extent permitted by applicable law, and the Commitments shall thereupon terminate.

(b) Upon the occurrence and during the continuance of any Event of Default other than those described in Section 7.1(f) and 7.1(g), US Agent or Canadian Agent, as applicable, may and at the request of the Requisite Lenders, US Agent or Canadian Agent, as the case may be, shall, by written notice to the Applicable Borrower Representative (i) reduce the aggregate amount of the US Tranche A Loan Commitment, US Tranche A1 Loan Commitment, Canadian Tranche A Loan Commitment or Canadian Tranche A1 Loan Commitment, as applicable, from time to time, (ii) declare all or any portion of the US Tranche A Loan, US Tranche A1 Loan. Canadian Tranche A Loan or Canadian Tranche A1 Loan, as the case may be, and all or any portion of the other Obligations to be, and the same shall forthwith become, immediately due and payable together with accrued interest thereon (“Acceleration of US Obligations” or “Acceleration of Canadian Obligations”, as applicable), (iii) terminate all or any portion of the obligations of US Agent, L/C Issuers, US Tranche A Lenders and US Tranche A1 Lenders or Canadian Agent, Canadian Tranche A Lenders and Canadian Tranche A1 Lenders, as the case may be, to make Advances, (iv) demand that US Borrowers immediately deliver cash to US Agent for the benefit of the US L/C Issuers (and US Borrowers shall then immediately so deliver) in an amount equal to 105% of the aggregate outstanding US Letter of Credit Obligations, (v) demand that Canadian Borrowers immediately deliver cash to Canadian Agent for the benefit of the Canadian L/C Issuers (and Canadian Borrowers shall then immediately so deliver) in an amount equal to 105% of the aggregate outstanding Canadian Letter of Credit Obligations, (vi) appoint investigative accountants to conduct an investigation of any Canadian Borrower’s business and assets, or for such other purposes as the Canadian Agent may specify, the fees and costs of such investigative accountants to be for such Borrower’s account (the Canadian Agent shall not be obliged to disclose to any Borrower any reports or other findings of such investigative accountants) and (vii) exercise any other remedies which may be available under the Loan Documents or applicable law.

(c) Each US Borrower hereby grants to US Agent, for the benefit of US L/C Issuers and each US Tranche A Lender with a participation in any US Letters of Credit then outstanding, a security interest in such cash collateral described in clause (b) above to secure all of the US Letter of Credit Obligations. Any such cash collateral shall be made available by US Agent to US L/C Issuers to reimburse US L/C Issuers for payments of drafts drawn under such

US Letters of Credit and any Fees, Charges and expenses of US L/C Issuers with respect to such US Letters of Credit and the unused portion thereof, after all such US Letters of Credit shall have expired or been fully drawn upon, shall be applied to repay any other US Obligations. After all such US Letters of Credit shall have expired or been fully drawn upon and all Obligations shall have been satisfied and paid in full, the balance, if any, of such cash collateral shall be returned to US Borrowers. US Borrowers shall from time to time execute and deliver to US Agent such further documents and instruments as US Agent may request with respect to such cash collateral.

(d) Each Canadian Borrower hereby grants to Canadian Agent, for the benefit of Canadian L/C Issuers and each Canadian Tranche A Lender with a participation in any Canadian Letters of Credit then outstanding, a security interest in such cash collateral described in clause (b) above to secure all of the Canadian Letter of Credit Obligations. Any such cash collateral shall be made available by Canadian Agent to Canadian L/C Issuers to reimburse Canadian L/C Issuers for payments of drafts drawn under such Canadian Letters of Credit and any Fees, Charges and expenses of Canadian L/C Issuers with respect to such Canadian Letters of Credit and the unused portion thereof, after all such Canadian Letters of Credit shall have expired or been fully drawn upon, shall be applied to repay any other Canadian Obligations. After all such Canadian Letters of Credit shall have expired or been fully drawn upon and all Canadian Obligations shall have been satisfied and paid in full, the balance, if any, of such cash collateral shall be returned to Canadian Borrowers. Canadian Borrowers shall from time to time execute and deliver to Canadian Agent such further documents and instruments as Canadian Agent may request with respect to such cash collateral.

7.4 Performance by Applicable Agent. So long as an Event of Default has occurred and is continuing, if any Credit Party shall fail to perform any covenant, duty or agreement contained in any of the Loan Documents, Applicable Agent may perform or attempt to perform such covenant, duty or agreement on behalf of such Credit Party after the expiration of any cure or grace periods set forth herein to the extent necessary to protect the Collateral, the value thereof or the priority of the Applicable Agent’s Liens therein. In such event, such Credit Party shall, at the request of Applicable Agent promptly pay any amount reasonably expended by Applicable Agent in such performance or attempted performance to Applicable Agent, together with interest thereon at the highest rate of interest in effect upon the occurrence of an Event of Default as specified in Section 1.3(d) from the date of such expenditure until paid. Notwithstanding the foregoing, it is expressly agreed that no Agent shall have any liability or responsibility for the performance of any obligation of any Credit Party under this Agreement or any other Loan Document.

7.5 Application of Proceeds. Notwithstanding anything to the contrary contained in this Agreement, upon the occurrence and during the continuance of an Event of Default,

(a) Borrowers irrevocably waive the right to direct the application of any and all payments at any time or times thereafter received by Applicable Agent from or on behalf of Borrowers, and Applicable Agent shall have the continuing and exclusive right to apply and to reapply any and all payments received at any time or times after the occurrence and during the continuance of an Event of Default.

(b) Following Acceleration of US Obligations, the proceeds of any sale of, or other realization upon, all or any part of the US Collateral shall be applied: first, to all costs and expenses incurred by or owing to US Agent, any US Tranche A Lender and any US Tranche A1 Lender with respect to this Agreement, the other Loan Documents or the US Collateral; second, to accrued and unpaid interest and Fees with respect to the US Obligations (including any interest which but for the provisions of the Bankruptcy Code, would have accrued on such amounts); third, to the principal amount of the US Tranche A1Loans outstanding; fourth, to the principal amount of all other US Obligations outstanding (other than US Obligations owed to any US Lender under a US Interest Rate Agreement) and to cash collateralize outstanding US Letters of Credit (pro rata among all such US Obligations (based upon the principal amount thereof or the outstanding face amount of such US Letters of Credit, as applicable); fifth to any other US Obligations of US Borrowers owing to US Agent or any US Lender under the Loan Documents or any US Interest Rate Agreement and sixth to any other Obligations of US Borrowers owing to Agents or any Lender under the Loan Documents. Any balance remaining shall be delivered to US Borrowers or to whomever may be lawfully entitled to receive such balance or as a court of competent jurisdiction may direct.

(c) Following Acceleration of Canadian Obligations, the proceeds of any sale of, or other realization upon, all or any part of the Canadian Collateral shall be applied: first, to all costs and expenses incurred by or owing to Canadian Agent, and any Canadian Tranche A Lender and any Canadian Tranche A1 Lender with respect to this Agreement, the other Loan Documents or the Canadian Collateral; second, to accrued and unpaid interest and Fees with respect to the Canadian Obligations (including any interest which but for the provisions of any Insolvency Law, would have accrued on such amounts); third, to the principal amount of the Canadian Tranche A1 Loans outstanding; fourth, to the principal amount of all other Canadian Obligations outstanding and to cash collateralize outstanding Canadian Letters of Credit (pro rata among all such Canadian Obligations (based upon the principal amount thereof or the outstanding face amount of such Canadian Letters of Credit, as applicable); and fifth to any other Canadian Obligations of Canadian Borrowers owing to Canadian Agent or any Canadian Lender under the Loan Documents. Any balance remaining shall be delivered to Canadian Borrowers or to whomever may be lawfully entitled to receive such balance or as a court of competent jurisdiction may direct. The proceeds of any sale of or other realization upon assets of a Canadian Borrower shall in all cases be applied first to repay obligations of such Canadian Borrower in the order specified and shall thereafter be made available to the other Canadian Borrowers to pay other Canadian obligations.

SECTION 8.

ASSIGNMENT AND PARTICIPATION

8.1 Assignment and Participations.

(a) Subject to the terms of this Section 8.1, any Lender may make an assignment to a Qualified Assignee of, or sale of participations in, at any time or times, the Loan Documents, Loans, Letter of Credit Obligations and any Commitment or any portion thereof or interest therein, including any Lender’s rights, title, interests, remedies, powers or duties thereunder. Any assignment by a Lender shall: (i) require the consent of Applicable Agent (which consent shall not be unreasonably withheld or delayed with respect to a Qualified Assignee, and which consent is not required for an assignment between Lenders or from a Lender to an Affiliate of a Lender) and the execution of an assignment agreement (an “Assignment Agreement” substantially in the form attached hereto as Exhibit 8.1 and otherwise in form and substance reasonably satisfactory to, and acknowledged by, Applicable Agent); (ii) be conditioned on such assignee Lender representing to the assigning Lender and Applicable Agent and the Borrowers that it is purchasing the applicable Loans to be assigned to it for its own account, for investment purposes and not with a view to the distribution thereof; (iii) except with respect to any assignment by a Lender to an Affiliate of such Lender, after giving effect to any such partial assignment, the assignee Lender shall have Commitments in an amount at least equal to $5,000,000 and the assigning Lender shall have retained Commitments in an amount at least equal to $5,000,000; (iv) require a payment by the assigning Lender or assignee Lender, but not any Credit Party, to Applicable Agent of an assignment fee of $3,500 and (v) so long as no Event of Default has occurred and is continuing, require the consent of Applicable Borrower Representative (which consent is not required for an assignment between Lenders or from a Lender to an Affiliate of a Lender that is controlled by or under common control with such Lender), which shall not be unreasonably withheld or delayed. Notwithstanding the above, Applicable Agent may in its sole and absolute discretion permit any assignment by a Lender to a Person or Persons that are not Qualified Assignees, subject to Applicable Borrower Representative’s consent rights as set forth above. In the case of an assignment by a Lender that has become effective under this Section 8.1, (i) the assignee shall have, to the extent of such assignment, the same rights, benefits and obligations as all other Lenders hereunder and (ii) the assigning Lender shall be relieved of its obligations hereunder with respect to its Commitments or assigned portion thereof and the Loans, Letter of Credit Obligations and other interests assigned by it from and after the effective date of such assignment. Borrowers hereby acknowledge and agree that any assignment shall give rise to a direct obligation of Borrowers to the assignee and that the assignee shall be considered to be a “Lender”; provided that prior to the occurrence of an Event of Default which is continuing, no assignee shall be entitled to receive any greater amount pursuant to Section 1.12 than the Lender from which such interest in this Agreement was assigned would have been entitled to receive. In all instances, each Lender’s liability to make Loans hereunder shall be several and not joint and shall be limited to such Lender’s Pro Rata Share of the applicable Commitment. In the event Applicable Agent or any Lender assigns or otherwise transfers all or any part of the Obligations, Applicable Agent or any such Lender shall so notify Borrowers and Borrowers shall, upon the request of Applicable Agent or such Lender, execute new Notes in exchange for the Notes, if any, being assigned.

Notwithstanding the foregoing provisions of this Section 8.1(a), (a) any Lender may at any time pledge the Obligations held by it and such Lender’s rights under this Agreement and the other Loan Documents to a Federal Reserve Bank or Bank of Canada, (b) any Lender that is an investment fund may assign the Obligations held by it and such Lender’s rights under this Agreement and the other Loan Documents to another investment fund managed by the same investment advisor or pledge such Obligations and rights to a trustee for the benefit of its investors and (c) any Lender may assign the Obligations to an Affiliate of such Lender or to a Person that is a Lender prior to the date of such assignment.

(b) Any participation by a Lender of all or any part of its Commitments shall be made with the understanding that all amounts payable by Borrowers hereunder shall be determined as if that Lender had not sold such participation, and that the holder of any such participation shall not be entitled to require such Lender to take or omit to take any action hereunder except actions directly affecting (i) any reduction in the principal amount of, or interest rate or Fees payable with respect to, any Loan in which such holder participates, (ii) any extension of the scheduled amortization of the principal amount of any Loan in which such holder participates or the final maturity date thereof, and (iii) any release of all or substantially all of the Collateral (other than in accordance with the terms of this Agreement, the Collateral Documents or the other Loan Documents). Solely for purposes of Sections 1.11, 1.12, 8.3 and 9.1, Borrowers acknowledge and agree that a participation shall give rise to a direct obligation of Borrowers to the participant and the participant shall be considered to be a “Lender” (and as a US Lender, US Tranche A Lender, US Tranche A1 Lender, Canadian Lender, Canadian Tranche A Lender, Canadian Tranche A1 Lender, US Foreign Lender and Canadian Foreign Lender, as the case may be); provided that prior to the occurrence of an Event of Default which is continuing, no participant shall be entitled to receive any greater amount pursuant to Section 1.12 than the Lender from which such participation was acquired would have been entitled to receive. Except as set forth in the preceding sentence no Borrower or any other Credit Party shall have any obligation or duty to any participant. No Agent or Lender (other than the Lender selling a participation) shall have any duty to any participant and may continue to deal solely with the Lender selling a participation as if no such sale had occurred.

(c) Except as expressly provided in this Section 8.1, no Lender shall, as between Borrowers and that Lender, or Applicable Agent and that Lender, be relieved of any of its obligations hereunder as a result of any sale, assignment, transfer or negotiation of, or granting of participation in, all or any part of the Loans, the Notes or other Obligations owed to such Lender.

(d) Each Credit Party shall assist each Lender permitted to sell assignments or participations under this Section 8.1 as required to enable the assigning or selling Lender to effect any such assignment or participation, including the execution and delivery of any and all agreements, notes and other documents and instruments as shall be reasonably requested and the prompt preparation of informational materials for, and the participation of management in meetings with, potential assignees or participants, all on a timetable reasonably established by Applicable Agent in its sole discretion. Each Credit Party executing this Agreement shall certify the correctness, completeness and accuracy of all descriptions of the Credit Parties and their respective affairs contained in any selling materials provided by it and all other information provided by it and included in such materials, except that any Projections delivered by Borrowers shall only be certified by Borrowers as having been prepared by Borrowers in compliance with the representations contained in Section 3.5. US Agent shall maintain, on behalf of US Borrowers, in its offices located at GE Corporate Financial Services, 201 Merritt 7, P.O. Box 5201, Norwalk, CT 06856 a “register” for recording the name, address, commitment and Loans owing to each US Lender. The entries in such register shall be conclusive evidence of the amounts due and owing to each US Lender in the absence of manifest error. US Borrowers, US Agent and each US Lender may treat each Person whose name is recorded in such register pursuant to the terms hereof as a US Lender for all purposes of this Agreement. The register described herein shall be available for inspection by US Borrowers and any US Lender at any reasonable time upon reasonable prior notice. Canadian Agent shall maintain, on behalf of Canadian Borrowers, in its offices located at GE Corporate Financial Services, 201 Merritt 7, P.O. Box 5201, Norwalk, CT 06856 a “register” for recording the name, address, commitment and Loans owing to each Canadian Lender. The entries in such register shall be conclusive evidence of the amounts due and owing to each Canadian Lender in the absence of manifest error. Canadian Borrowers, Canadian Agent and each Canadian Lender may treat each Person whose name is recorded in such register pursuant to the terms hereof as a Canadian Lender for all purposes of this Agreement. The register described herein shall be available for inspection by Canadian Borrowers and any Canadian Lender, at any reasonable time upon reasonable prior notice.

(e) A Lender may furnish any information concerning Credit Parties in the possession of such Lender from time to time to assignees and participants (including prospective assignees and participants); provided that such Lender shall obtain from assignees or participants confidentiality covenants substantially equivalent to those contained in Section 9.13.

(f) Notwithstanding Sections 8.1(b) above, each Canadian Lender or other Person holding an interest in a Canadian Loan or a Canadian Letter of Credit shall give Canadian Borrower Representative prior written notice of:

(i) any assignment, conveyance, grant, sale or other transfer of any kind (including by way of grant of participation) of any interest in any Canadian Loan or any Canadian Letter of Credit to a Person that is not a Canadian Person;

(ii) any change in the office or other place of business through which such Person holds any interest in any Canadian Loan or Canadian Letter of Credit such that the Person is no longer considered a Canadian Person; and

(iii) any change in the status of such Person such that such Person ceases to be a Canadian Person.

In any such case, such notice shall also state, to the best of the knowledge of the transferor. whether the transferee (in the case of (i)) or the Person (in the case of (ii) or (iii)) is entitled to a reduced rate of Canadian withholding tax under a double tax treaty between Canada and the jurisdiction of residence of such Person.

8.2 Agents.

(a) Appointment. Each Lender and GE Canada hereby designates and appoints GE Capital as its agent, and each Canadian Lender hereby appoints GE Canada as its agent, in each case, under this Agreement and the other Loan Documents. Each Lender and GE Canada hereby irrevocably authorizes US Agent to execute and deliver the US Collateral Documents entered into by any US Credit Party for the benefit of Agents and Lenders, and each Canadian Lender hereby irrevocably authorizes Canadian Agent to execute and deliver the Canadian Collateral Documents entered into by any Canadian Credit Party for the benefit of Canadian Agent and Canadian Lenders, and to take such action or to refrain from taking such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers as are set forth herein or therein, together with such other powers as are reasonably incidental thereto. US Agent and Canadian Agent are authorized and empowered to amend, modify, or waive any provisions of this Agreement or the other Loan Documents on behalf of Lenders or Canadian Lenders, as the case requires, subject to the requirement that certain of such Lenders’ consent be obtained in certain instances as provided in this Section 8.2 and Section 9.2. The provisions of this Section 8.2 are solely for the benefit of US Agent, Canadian Agent and Lenders and neither Borrowers nor any other Credit Party shall have any rights as a third party beneficiary of any of the provisions hereof. In performing their functions and duties under this Agreement, US Agent and Canadian Agent shall act solely as agents of Lenders and do not assume and shall not be deemed to have assumed any obligation toward or relationship of agency or trust with or for any Borrower or any other Credit Party. US Agent and Canadian Agent may perform any of their duties hereunder, or under the Loan Documents, by or through their agents or employees.

(b) Nature of Duties. The duties of US Agent and Canadian Agent shall be mechanical and administrative in nature. No Agent shall have by reason of this Agreement a fiduciary relationship in respect of any Lender. Nothing in this Agreement or any of the Loan Documents, express or implied, is intended to or shall be construed to impose upon US Agent or Canadian Agent any obligations in respect of this Agreement or any of the Loan Documents except as expressly set forth herein or therein. Each Lender shall make its own independent investigation of the financial condition and affairs of each Credit Party in connection with the extension of credit hereunder and shall make its own appraisal of the creditworthiness of each Credit Party, and no Agent shall have any duty or responsibility, either initially or on a continuing basis, to provide any Lender with any credit or other information with respect thereto (other than as expressly required herein). If US Agent or Canadian Agent, as the case may be, seeks the consent or approval of any Lender, to the taking or refraining from taking any action hereunder, then US Agent or Canadian Agent, as the case may be, shall send notice thereof to each Lender. US Agent shall promptly notify each US Lender any time that the Requisite Lenders or the Supermajority Lenders have instructed US Agent to act or refrain from acting pursuant hereto. Canadian Agent shall promptly notify each Canadian Lender any time that the

Requisite Lenders or Supermajority Lenders have instructed Canadian Agent to act or refrain from acting pursuant hereto.

(c) Rights, Exculpation, Etc. of US Agent and Canadian Agent. Neither US Agent nor Canadian Agent nor any of their respective officers, directors, employees or agents shall be liable to any Lender for any action taken or omitted by them hereunder or under any of the Loan Documents, or in connection herewith or therewith, except that US Agent or Canadian Agent, as the case may be, shall be liable to the extent of its own gross negligence or willful misconduct as determined by a final non-appealable order by a court of competent jurisdiction. No Agent shall be liable for any apportionment or distribution of payments made by it in good faith and if any such apportionment or distribution is subsequently determined to have been made in error the sole recourse of any Lender to whom payment was due but not made, shall be to recover from other Lenders any payment in excess of the amount to which they are determined to be entitled (and such other Lenders hereby agree to return to such Lender any such erroneous payments received by them). In no event shall any Agent be liable for punitive, special, consequential, incidental, exemplary or other similar damages. In performing their respective functions and duties hereunder, US Agent and Canadian Agent shall exercise the same care which they would in dealing with loans for their own account, but neither US Agent, Canadian Agent nor any of their respective agents or representatives shall be responsible to any Lender for any recitals, statements, representations or warranties herein or for the execution, effectiveness, genuineness, validity, enforceability, collectibility, or sufficiency of this Agreement or any of the Loan Documents or the transactions contemplated thereby, or for the financial condition of any Credit Party. No Agent shall be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of this Agreement or any of the Loan Documents or the financial condition of any Credit Party, or the existence or possible existence of any Default or Event of Default. US Agent may at any time request instructions from Requisite Lenders, Supermajority Lenders or all affected Lenders with respect to any actions or approvals which by the terms of this Agreement or of any of the Loan Documents US Agent is permitted or required to take or to grant. Canadian Agent may at any time request instructions from Requisite Lenders, Supermajority Lenders or all affected Lenders with respect to any actions or approvals which by the terms of this Agreement or of any of the Loan Documents Canadian Agent is permitted or required to take or to grant. If such instructions are promptly requested, US Agent and Canadian Agent, as the case may be, shall be absolutely entitled to refrain from taking any action or to withhold any approval and shall not be under any liability whatsoever to any Person for refraining from any action or withholding any approval under any of the Loan Documents until it shall have received such instructions from the Requisite Lenders or such other portion of the Lenders as shall be prescribed by this Agreement, as the case may be. Without limiting the foregoing, no Lender shall have any right of action whatsoever against any Agent as a result of such Agent acting or refraining from acting under this Agreement or any of the other Loan Documents in accordance with the instructions of Requisite Lenders, Supermajority Lenders or all affected Lenders, as the case may be; and, notwithstanding the instructions of Requisite Lenders, Supermajority Lenders or all affected Lenders, as the case may be, no Agent shall have any obligation to take any action if it believes, in good faith, that such action is deemed to be illegal by such Agent, or exposes such Agent to any liability for which it has not received satisfactory indemnification in accordance with Section 8.2(e).

(d) Reliance. Each Agent shall be entitled to rely, and shall be fully protected in relying, upon any written or oral notices, statements, certificates, orders or other documents or any telephone message or other communication (including any writing, telex, fax or telegram) believed by it in good faith to be genuine and correct and to have been signed, sent or made by the proper Person, and with respect to all matters pertaining to this Agreement or any of the Loan Documents and its duties hereunder or thereunder. Each Agent shall be entitled to rely upon the advice of legal counsel, independent accountants, and other experts selected by such Agent in its sole discretion.

(e) Indemnification. Lenders will reimburse and indemnify US Agent and Canadian Agent, as applicable, for and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, reasonable expenses (including, without limitation, reasonable attorneys’ fees and reasonable expenses), advances or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against US Agent or Canadian Agent in any way relating to or arising out of this Agreement or any of the Loan Documents or any action taken or omitted by US Agent or Canadian Agent under this Agreement or any of the Loan Documents, in proportion to each Lender’s Pro Rata Share, but only to the extent that any of the foregoing is not reimbursed by Borrowers; provided, however, that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses, advances or disbursements to the extent resulting from US Agent’s or Canadian Agent’s, as the case may be, gross negligence or willful misconduct as determined by a final non-appealable order by a court of competent jurisdiction. If any indemnity furnished to US Agent or Canadian Agent for any purpose shall, in the opinion of US Agent or Canadian Agent, respectively, be insufficient or become impaired, US Agent or Canadian Agent may call for additional indemnity and cease, or not commence, to do the acts indemnified against even if so directed by the Requisite Lenders or such other portion of the Lenders as shall be prescribed by this Agreement, until such additional indemnity is furnished. The obligations of Lenders under this Section 8.2(e) shall survive the payment in full of the Obligations and the termination of this Agreement.

(f) GE Capital and GE Canada Individually. With respect to its Commitments hereunder, each of GE Capital and GE Canada shall have and may exercise the same rights and powers hereunder and is subject to the same obligations and liabilities as and to the extent set forth herein for any other Lender. The terms “US Lenders, “US Tranche A Lenders”, “US Tranche A1 Lenders”, “Lenders”, “Requisite Lenders”, “Supermajority Lenders” or any similar terms shall, unless the context clearly otherwise indicates, include GE Capital in its individual capacity as a US Tranche A Lender, US Tranche A1 Lender, Supermajority Lender or one of the Requisite Lenders, or Lenders. The terms “Canadian Lenders”, “Canadian Tranche A Lenders”, “Canadian Tranche A1 Lenders”, “Lenders”, “Requisite Lenders”, “Supermajority Lenders” or any similar terms shall, unless the context clearly otherwise indicates, include GE Canada in its individual capacity as a Canadian Lender, Canadian Tranche A Lender, Canadian Tranche A1 Lenders, Requisite Lender, Supermajority Lenders or one of the Lenders. GE

Capital and GE Canada, either directly or through strategic affiliations, may lend money to, acquire equity or other ownership interests in, provide advisory services to and generally engage in any kind of banking, trust or other business with any Credit Party as if it were not acting as US Agent or Canadian Agent, respectively, pursuant hereto and without any duty to account therefor to Applicable Lenders. GE Capital and GE Canada, either directly or through strategic affiliations, may accept fees and other consideration from any Credit Party for services in connection with this Agreement or otherwise without having to account for the same to Applicable Lenders.

(g) Successor US Agent or Canadian Agent.

(i) Resignation. US Agent or Canadian Agent may resign from the performance of all its agency functions and duties hereunder at any time by giving at least thirty (30) Business Days’ prior written notice to Applicable Borrower Representative, Lenders and US Agent or Canadian Agent, as the case may be. Such resignation shall take effect upon the acceptance by a successor US Agent or Canadian Agent, as the case may be, of appointment pursuant to clause (ii) below or as otherwise provided in clause (ii) below.

(ii) Appointment of Successor. Upon any such notice of resignation pursuant to clause (i) above, Requisite Lenders shall appoint a successor US Agent or Canadian Agent (which shall be a Canadian Person), respectively, which, unless an Event of Default has occurred and is continuing, shall be reasonably acceptable to US Borrowers or Canadian Borrowers, as the case may be. If a successor US Agent or Canadian Agent shall not have been so appointed within the thirty (30) Business Day period referred to in clause (i) above, the retiring US Agent or Canadian Agent, respectively, upon notice to Applicable Borrower Representative, shall then appoint a successor US Agent or Canadian Agent (which shall be a Canadian Person), as the case may be, who shall serve as US Agent or Canadian Agent, respectively, until such time, if any, as Requisite Lenders, appoint a successor US Agent or Canadian Agent, respectively, as provided above.

(iii) Successor US Agent or Canadian Agent. Upon the acceptance of any appointment as US Agent or Canadian Agent under the Loan Documents by a successor US Agent or Canadian Agent, as the case may be, such successor US Agent or Canadian Agent as the case may be, shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring US Agent or Canadian Agent, as the case may be, and the retiring US Agent or Canadian Agent as the case may be, shall be discharged from its duties and obligations under the Loan Documents. After any retiring US Agent’s resignation as US Agent, any retiring Canadian Agent resignation as Canadian Agent, the provisions of this Section 8.2 shall continue to inure to its benefit as to any actions taken or omitted to be taken by it in its capacity as US Agent or Canadian Agent, as the case may be.

(h) Collateral Matters.

(i) Release of Collateral.

(A) Lenders and Canadian Agent hereby irrevocably authorize US Agent, at its option and in its discretion, to release any Lien granted to or held by US Agent upon any Collateral (x) on the Termination Date or (y) constituting property being sold or disposed of if Borrowers (or any of them) certify to US Agent that the sale or disposition is made in compliance with the provisions of this Agreement (and US Agent may rely in good faith conclusively on any such certificate, without further inquiry) or (z) in accordance with the provisions of the next sentence. In addition, with the consent of Requisite Lenders, during any Fiscal Year US Agent may release any Lien granted to or held by US Agent upon any Collateral having a book value not greater than ten percent (10%) of the total book value of all Collateral as of the first day of such Fiscal Year.

(B) Canadian Lenders hereby irrevocably authorize Canadian Agent, at its option and in its discretion, to release any Lien granted to or held by Canadian Agent upon any Canadian Collateral (x) on the Termination Date or (y) constituting property being sold or disposed of if Canadian Borrowers (or any of them) certify to Canadian Agent that the sale or disposition is made in compliance with the provisions of this Agreement (and Canadian Agent may rely in good faith conclusively on any such certificate, without further inquiry) or (z) in accordance with the provisions of the next sentence. In addition, with the consent of Requisite Lenders, during any Fiscal Year Canadian Agent may release any Lien granted to or held by Canadian Agent upon any Collateral having a book value not greater than ten percent (10%) of the total book value of all Canadian Collateral as of the first day of such Fiscal Year.

(ii) Confirmation of Authority; Execution of Releases. Without in any manner limiting any Applicable Agent’s authority to act without any specific or further authorization or consent by Lenders (as set forth in this Section 8.2(h)), each Applicable Lender agrees to confirm in writing, upon request by Applicable Agent or Applicable Borrower Representative, the authority to release any Collateral conferred upon US Agent or Canadian Agent under clause (i) of Section 8.2(h). Upon receipt by US Agent or Canadian Agent of any required confirmation from the Requisite Lenders of its authority to release any particular item or types of Collateral, and upon at least ten (10) Business Days’ prior written request by Applicable Borrower Representative, such Agent shall (and is hereby irrevocably authorized by Lenders to) execute such documents as may be necessary to evidence the release of the Liens granted to such Agent upon such Collateral; provided, however, that (x) no Agent shall be required to execute any such document on terms which, in its opinion, would expose it to liability or create any obligation or entail any consequence other than the release of such Liens without recourse or warranty, and (y) such release shall not in any manner discharge, affect or impair the Obligations or any Liens upon (or obligations of any Credit Party in respect of), all interests retained by any Credit Party, including the proceeds of any sale, all of which shall continue to constitute part of the Collateral.

(iii) Absence of Duty. No Agent shall have any obligation whatsoever to any Lender or any other Person to assure that the property covered by the Collateral Documents exists or is owned by any Credit Party, or is cared for, protected or insured or has been encumbered or that the Liens granted to such Agent have been properly or sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority, or to exercise at all or in any particular manner or under any duty of care, disclosure or fidelity, or to continue exercising, any of the rights, authorities and powers granted or available to US Agent or Canadian Agent, as the case may be, in this Section 8.2(h) or in any of the Loan Documents, it being understood and agreed that in respect of the property covered by the Collateral Documents or any act, omission or event related thereto, each Agent may act in any manner its may deem appropriate, in its discretion, given its own interest in property covered by the Collateral Documents as one of the Lenders and that no Agent shall have any duty or liability whatsoever to any of the other Lenders, provided that Agents shall exercise the same care which they would in dealing with loans for their own, respective, account.

(i) Agency for Perfection.

(i) US Agent and each US Lender hereby appoints each other US Lender and Canadian Agent and each Canadian Lender hereby appoint each other Canadian Lender as agent for the purpose of perfecting Applicable Agent’s security interest in assets which, in accordance with the Code or PPSA in any applicable jurisdiction (or its equivalent under Canadian or other law) can be perfected by possession or control. Should any US Lender (other than US Agent or Canadian Agent) or any Canadian Lender (other than Canadian Agent) obtain possession or control of any such assets, such Lender shall notify Applicable Agent thereof, and, promptly upon Applicable Agent’s request therefor, shall deliver such assets to Applicable Agent or in accordance with Applicable Agent’s instructions or transfer control to Applicable Agent in accordance with Applicable Agent’s instructions. Each Lender agrees that it will not have any right individually to enforce or seek to enforce any Collateral Document or to realize upon any collateral security for the US Loans or Canadian Loans, as the case may be, unless instructed to do so by Applicable Agent in writing, it being understood and agreed that such rights and remedies may be exercised only by Applicable Agent.

(ii) Canadian Agent and each Canadian Lender hereby appoints US Agent as agent for the purpose of perfecting its security interest in assets which, in accordance with the Code or PPSA in any applicable jurisdiction (or its equivalent under Canadian or other law) can be perfected by possession or control. Should any Canadian Agent or any Canadian Lender obtain possession or control of any such assets, Canadian Agent or such Lender, as applicable shall notify US Agent thereof, and, promptly upon US Agent’s request therefor, shall deliver such assets to US Agent or in accordance with US Agent’s instructions or transfer control to US Agent in accordance with US Agent’s instructions. Canadian Agent and each Canadian Lender agrees that it will not have any right individually to enforce or seek to enforce any US Collateral Document or to realize upon any collateral security for the Canadian Loans granted pursuant thereto unless instructed to do so by US Agent in writing, it being understood and agreed that such rights and remedies may be exercised only by US Agent.

(j) Notice of Default. Neither US Agent nor Canadian Agent shall be deemed to have knowledge or notice or be actually aware of the occurrence of any Default or Event of Default except (as to US Agent and Canadian Agent, respectively, only) with respect to defaults in the payment of principal, interest and Fees required to be paid to US Agent or Canadian Agent for the account of US Lenders or Canadian Lenders, respectively, unless US Agent or Canadian Agent, as the case may be, shall have received written notice from a Lender or Borrower Representative referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”. Applicable Agent will use reasonable efforts to notify each US Lender or Canadian Lender, as the case may be, of its receipt of any such notice, unless such notice is with respect to defaults in the payment of principal, interest and fees, in which case Applicable Agent will notify each US Lender or Canadian Lender, as the case may be, of its receipt of such notice. Applicable Agent shall take such action with respect to such Default or Event of Default as may be requested by Requisite Lenders in accordance with Section 7. Unless and until Applicable Agent has received any such request, Applicable Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable or in the best interests of US Lenders or Canadian Lenders, as the case may be.

(k) Lender Actions Against Collateral. Each Lender agrees that it will not take any action, nor institute any actions or proceedings, with respect to the Loans, against any Borrower or any Credit Party hereunder or under the other Loan Documents without the consent of the Requisite Lenders. With respect to any action by US Agent or Canadian Agent to enforce its and the Lenders’ rights and remedies, under this Agreement and the other Loan Documents, each Lender hereby consents to the jurisdiction of the court in which such action is maintained, and agrees to deliver its Notes to US Agent or Canadian Agent, as the case may be, to the extent necessary to enforce the rights and remedies of US Agent or Canadian Agent, as the case may be, for the benefit of the Lenders under any Loan Document in accordance with the provisions hereof.

(l) Agent Reports. Each Lender may from time to time receive one or more reports or other information (each, a “Report”) prepared by or on behalf of any Agent (or one or more of such Agent’s Affiliates). With respect to each Report, each Lender hereby agrees that:

(i) No Agent (nor any Agent’s Affiliate) shall have any duties or obligations in connection with or as a result of a Lender receiving a copy of a Report, which will be provided solely as a courtesy, without consideration. Each Lender will perform its own diligence and will make its own independent investigation of the operations, financial conditions and affairs of the Credit Parties and will not rely on any Report or make any claim that it has done so. In addition, each Lender releases, and agrees that it will not assert, any claim against any Agent (or one or more of any Agent’s Affiliates) that in any way relates to any Report or arises out of a Lender having access to any Report or any discussion of its contents, and each Lender agrees to indemnify and hold harmless each Agent (and each Agent’s Affiliates) and their respective officers, directors, employees, agents and attorneys from all claims, liabilities and expenses relating to a breach by a Lender or any of its personnel of this Section or otherwise arising out of a Lender’s access to any Report or any discussion of its contents;

(ii) Each Report may not be complete and certain information and findings obtained by any Agent (or one or more of any Agent’s Affiliates) regarding the operations and condition of the Credit Parties may not be reflected in each Report. No Agent (nor any Agent’s Affiliates) makes any representations or warranties of any kind with respect to (i) any existing or proposed financing; (ii) the accuracy or completeness of the information contained in any Report or in any other related documentation; (iii) the scope or adequacy of any Agent’s (and any Agent’s Affiliates’) due diligence, or the presence or absence of any errors or omissions contained in any Report or in any other related documentation; and (iv) any work performed by any Agent (or one or more of any Agent’s Affiliates) in connection with or using any Report or any related documentation; and

(iii) Each Lender agrees to safeguard each Report and any related documentation with the same care which it uses with respect to information of its own which it does not desire to disseminate or publish, and agrees not to reproduce or distribute or provide copies of or disclose any Report or any other related documentation or any related discussions to anyone.

8.3 Set Off and Sharing of Payments.

(a) Subject to Section 8.2(k), in addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, during the continuance of any Event of Default, each US Lender is hereby authorized by US Borrowers at any time or from time to time, with reasonably prompt subsequent notice to US Borrower Representative (any prior or contemporaneous notice being hereby expressly waived) to set off and to appropriate and to apply any and all (A) balances held by such US Lender at any of its offices for the account of any US Borrower or any of its Domestic Subsidiaries (regardless of whether such balances are then due to any US Borrower or its Domestic Subsidiaries), and (B) other property at any time held or owing by such US Lender to or for the credit or for the account of any US Borrower or any of its Domestic Subsidiaries, against and on account of any of the Obligations; except that no US Lender shall exercise any such right without the prior written consent of US Agent. Notwithstanding anything herein to the contrary, the failure to give notice of any set off and application made by such US Lender to US Borrower Representative shall not affect the validity of such set off and application. Any US Lender exercising a right to set off shall purchase for cash (and the other US Lenders shall sell) interests in each of such other US Tranche A Lender’s and US Tranche A1 Lender’s Pro Rata Share of the US Obligations as would be necessary to cause all US Lenders to share the amount so set off with each other US Lender entitled to share in the amount so set off in accordance with their respective Pro Rata Shares. US Borrowers agree, to the fullest extent permitted by law, that any US Lender may exercise its right to set off with respect to amounts in excess of its Pro Rata Share of the US Obligations and upon doing so shall deliver such amount so set off to the US Agent for the benefit of all US Lenders entitled to share in the amount so set off in accordance with their Pro Rata Shares.

(b) Subject to Section 8.2(k), in addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, during the continuance of any Event of Default, each Canadian Lender is hereby authorized by Canadian Borrowers at any time or from time to time, with reasonably prompt subsequent notice to Canadian Borrower Representative (any prior or contemporaneous notice being hereby expressly waived) to set off and to appropriate and to apply any and all (A) balances held by such Canadian Lender at any of its offices for the account of any Canadian Borrower or any of its Canadian Subsidiaries (regardless of whether such balances are then due to any Canadian Borrower or its Canadian Subsidiaries), and (B) other property at any time held or owing by such Canadian Lender to or for the credit or for the account of any Canadian Borrower or any of its Canadian Subsidiaries, against and on account of any of the Canadian Obligations; except that no Canadian Lender shall exercise any such right without the prior written consent of Canadian Agent. Notwithstanding anything herein to the contrary, the failure to give notice of any set off and application made by such Canadian Lender to Canadian Borrower Representative shall not affect the validity of such set off and application. Any Canadian Lender exercising a right to set off shall purchase for cash (and the other Canadian Lenders shall sell) interests in each of such other Canadian Tranche A Lender’s and Canadian Tranche A1 Lender’s Pro Rata Share of the Canadian Obligations as would be necessary to cause all Canadian Lenders to share the amount so set off with each other Canadian Lender entitled to share in the amount so set off in accordance with their respective Pro Rata Shares. Canadian Borrowers agree, to the fullest extent permitted by law, that any Canadian Lender may exercise its right to set off with respect to amounts in excess of its Pro Rata Share of the Canadian Obligations and upon doing so shall deliver such amount so set off to the Canadian Agent for the benefit of all Canadian Lenders entitled to share in the amount so set off in accordance with their Pro Rata Shares.

8.4 Disbursement of Funds.

(a) US Agent may, on behalf of US Lenders, disburse funds to US Borrowers for Loans requested. Each US Lender shall reimburse US Agent on demand for all funds disbursed on its behalf by US Agent, or if US Agent so requests, each US Lender will remit to US Agent its Pro Rata Share of any Loan before US Agent disburses same to US Borrowers. If US Agent elects to require that each US Lender make funds available to US Agent prior to a disbursement by US Agent to US Borrowers, US Agent shall advise each US Lender by telephone or fax of the amount of such US Lender’s Pro Rata Share of the Loan requested by US Borrower Representative no later than 1:00 p.m. (New York time) on the Funding Date applicable thereto, and each such US Lender shall pay US Agent such US Lender’s Pro Rata Share of such requested Loan, in same day funds, by wire transfer to US Agent’s account on such Funding Date. If any US Lender fails to pay the amount of its Pro Rata Share within one (1) Business Day after US Agent’s demand, US Agent shall promptly notify US Borrower Representative, and US Borrowers shall immediately repay such amount to US Agent. Any repayment required pursuant to this Section 8.4 shall be without premium or penalty. Nothing in this Section 8.4 or elsewhere in this Agreement or the other Loan Documents, including the provisions of Section 8.5, shall be deemed to require US Agent to advance funds on behalf of any US Lender or to relieve any US Lender from its obligation to fulfill its commitments hereunder or to prejudice any rights that Agent or US Borrowers may have against any US Lender as a result of any default by such US Lender hereunder.

(b) Canadian Agent may, on behalf of Canadian Lenders, disburse funds to Canadian Borrowers for Loans requested. Each Canadian Lender shall reimburse Canadian Agent on demand for all funds disbursed on its behalf by Canadian Agent, or if Canadian Agent so requests, each Canadian Lender will remit to Canadian Agent its Pro Rata Share of any Loan before Canadian Agent disburses same to Canadian Borrowers. If Canadian Agent elects to require that each Canadian Lender make funds available to Canadian Agent prior to a disbursement by Canadian Agent to Canadian Borrowers, Canadian Agent shall advise each Canadian Lender by telephone or fax of the amount of such Canadian Lender’s Pro Rata Share of the Loan requested by Canadian Borrower Representative no later than 1:00 p.m. (Toronto time) on the Funding Date applicable thereto, and each such Canadian Lender shall pay Canadian Agent such Canadian Lender’s Pro Rata Share of such requested Loan, in same day funds, by wire transfer to Canadian Agent’s account on such Funding Date. If any Canadian Lender fails to pay the amount of its Pro Rata Share within one (1) Business Day after Canadian Agent’s demand, Canadian Agent shall promptly notify Canadian Borrower Representative, and Canadian Borrowers shall immediately repay such amount to Canadian Agent. Any repayment required pursuant to this Section 8.4 shall be without premium or penalty. Nothing in this Section 8.4 or elsewhere in this Agreement or the other Loan Documents, including the provisions of Section 8.5, shall be deemed to require Canadian Agent to advance funds on behalf of any Canadian Lender or to relieve any Canadian Lender from its obligation to fulfill its commitments hereunder or to prejudice any rights that Agent or Canadian Borrowers may have against any Canadian Lender as a result of any default by such Canadian Lender hereunder.

8.5 Disbursements of Advances; Payment.

(a) Advances; Payments.

(i) US Agent shall notify US Tranche A Lenders, promptly after receipt of a Notice of US Tranche A Revolving Credit Advance and in any event prior to 1:00 p.m. (New York time) on the date such Notice of a US Tranche A Revolving Credit Advance is received, by fax, telephone or other similar form of transmission. Each US Tranche A Lender shall make the amount of such US Tranche A Lender’s Pro Rata Share of such US Tranche A Revolving Credit Advance available to US Agent in same day funds by wire transfer to US Agent’s account as set forth in Section 1.5 not later than 3:00 p.m. (New York time) on the requested Funding Date in the case of a US Index Rate Loan and not later than 11:00 a.m. (New York time) on the requested Funding Date in the case of a LIBOR Loan. After receipt of such wire transfers (or, in the US Agent’s sole discretion, before receipt of such wire transfers), subject to the terms hereof, US Agent shall make the requested US Tranche A Revolving Credit Advance to a US Borrower as designated by US Borrower Representative in the Notice of US Tranche A Revolving Credit Advance. All payments by each US Tranche A Lender shall be made without setoff, counterclaim or deduction of any kind. US Agent shall notify US Tranche A1 Lenders, promptly after receipt of a Notice of US Tranche A1 Revolving Credit Advance and in any event prior to 1:00 p.m. (New York time) on the date such Notice of a US Tranche A1 Revolving Credit Advance is received, by fax, telephone or other similar form of transmission. Each US Tranche A1 Lender shall make the amount of such US Tranche A1 Lender’s Pro Rata Share of such US Tranche A1 Revolving Credit Advance available to US

Agent in same day funds by wire transfer to US Agent’s account as set forth in Section 1.5 not later than 3:00 p.m. (New York time) on the requested Funding Date in the case of a US Index Rate Loan and not later than 11:00 a.m. (New York time) on the requested Funding Date in the case of a LIBOR Loan. After receipt of such wire transfers (or, in the US Agent’s sole discretion, before receipt of such wire transfers), subject to the terms hereof, US Agent shall make the requested US Tranche A1 Revolving Credit Advance to a US Borrower as designated by US Borrower Representative in the Notice of US Tranche A1 Revolving Credit Advance. All payments by each US Tranche A1 Lender shall be made without setoff, counterclaim or deduction of any kind.

(ii) At least once each calendar week or more frequently at US Agent’s election (each, a “US Settlement Date”), US Agent shall advise each US Lender by telephone or fax of the amount of such US Lender’s Pro Rata Share of principal, interest and Fees paid for the benefit of US Lenders with respect to each applicable Loan. Provided that each US Tranche A Lender and US Tranche A1 Lender, as the case may be, has funded all payments, US Tranche A Revolving Credit Advances and US Tranche A1 Revolving Credit Advances, as applicable, required to be made by it and funded all purchases of participations required to be funded by it under this Agreement and the other Loan Documents as of such US Settlement Date, US Agent shall pay to each US Tranche A Lender and US Tranche A1 Lender such US Lender’s Pro Rata Share of principal, interest and Fees paid by US Borrowers since the previous US Settlement Date for the benefit of such US Lender on the Loans held by it. Such payments shall be made by wire transfer to such Lender’s account (as specified by such US Lender in Annex E or the applicable Assignment Agreement) not later than 2:00 p.m. (New York time) on the next Business Day following each US Settlement Date. To the extent that any US Tranche A Lender or US Tranche A1 Lender (a “US Non-Funding Lender”) has failed to fund all such payments, US Tranche A Revolving Credit Advances or US Tranche A1 Revolving Credit Advances, as the case may be, or failed to fund the purchase of all such participations required to be funded by such US Lender pursuant to this Agreement, US Agent shall be entitled to set off the funding shortfall against that US Non-Funding Lender’s Pro Rata Share of all payments received from US Borrowers.

(iii) Canadian Agent shall notify Canadian Tranche A Lenders, promptly after receipt of a Notice of Canadian Tranche A Revolving Credit Advance and in any event prior to 1:00 p.m. (Toronto time) on the date such Notice of a Canadian Tranche A Revolving Credit Advance is received, by fax, telephone or other similar form of transmission. Each Canadian Tranche A Lender shall make the amount of such Canadian Tranche A Lender’s Pro Rata Share of such Canadian Tranche A Revolving Credit Advance available to Canadian Agent in same day funds by wire transfer to Canadian Agent’s account as set forth in Section 1.5 not later than 3:00 p.m. (Toronto time) on the requested Funding Date in the case of a Canadian Index Rate Loan and not later than 11:00 a.m. (Toronto time) on the requested Funding Date in the case of a BA Rate Loan. After receipt of such wire transfers (or, in the Canadian Agent’s sole discretion, before receipt of such wire transfers), subject to the terms hereof, Canadian Agent shall make the requested Canadian Tranche A Revolving Credit Advance to a Canadian Borrower as designated by Canadian Borrower Representative in the Notice of Tranche A Canadian Revolving Credit Advance. All payments by each Canadian

Tranche A Lender shall be made without setoff, counterclaim or deduction of any kind. Canadian Agent shall notify Canadian Tranche A1 Lenders, promptly after receipt of a Notice of Canadian Tranche A1 Revolving Credit Advance and in any event prior to 1:00 p.m. (Toronto time) on the date such Notice of a Canadian Tranche A1 Revolving Credit Advance is received, by fax, telephone or other similar form of transmission. Each Canadian Tranche A1 Lender shall make the amount of such Canadian Tranche A1 Lender’s Pro Rata Share of such Canadian Tranche A1 Revolving Credit Advance available to Canadian Agent in same day funds by wire transfer to Canadian Agent’s account as set forth in Section 1.5 not later than 3:00 p.m. (Toronto time) on the requested Funding Date in the case of a Canadian Index Rate Loan and not later than 11:00 a.m. (Toronto time) on the requested Funding Date in the case of a BA Rate Loan. After receipt of such wire transfers (or, in the Canadian Agent’s sole discretion, before receipt of such wire transfers), subject to the terms hereof, Canadian Agent shall make the requested Canadian Tranche A1 Revolving Credit Advance to a Canadian Borrower as designated by Canadian Borrower Representative in the Notice of Tranche A1 Canadian Revolving Credit Advance. All payments by each Canadian Tranche A1 Lender shall be made without setoff, counterclaim or deduction of any kind.

(iv) At least once each calendar week or more frequently at Canadian Agent’s election (each, a “Canadian Settlement Date”), Canadian Agent shall advise each Canadian Lender by telephone or fax of the amount of such Canadian Lender’s Pro Rata Share of principal, interest and Fees paid for the benefit of Canadian Lenders with respect to each applicable Loan. Provided that each Canadian Tranche A Lender and Canadian Tranche A1 Lender, as the case may be, has funded all payments, Canadian Tranche A Revolving Credit Advances and Canadian Tranche A1 Revolving Credit Advances, as applicable, required to be made by it and funded all purchases of participations required to be funded by it under this Agreement and the other Loan Documents as of such Canadian Settlement Date, Canadian Agent shall pay to each Canadian Tranche A Lender and Canadian Tranche A1 Lender such Canadian Lender’s Pro Rata Share of principal, interest and Fees paid by Canadian Borrowers since the previous Canadian Settlement Date for the benefit of such Canadian Lender on the Loans held by it. Such payments shall be made by wire transfer to such Canadian Lender’s account (as specified by such Canadian Lender in Annex E or the applicable Assignment Agreement) not later than 2:00 p.m. (Toronto time) on the next Business Day following each Canadian Settlement Date. To the extent that any Canadian Tranche A Lender or Canadian Tranche A1 Lender (a “Canadian Non-Funding Lender”) has failed to fund all such payments, Canadian Tranche A Revolving Credit Advances and Canadian Tranche A1 Revolving Credit Advances or failed to fund the purchase of all such participations required to be funded by such Canadian Lender pursuant to this Agreement, Canadian Agent shall be entitled to set off the funding shortfall against that Canadian Non-Funding Lender’s Pro Rata Share of all payments received from Canadian Borrowers.

(b) Availability of Lender’s Pro Rata Share. US Agent may assume that each US Tranche A Lender and each US Tranche A1 Lender will make its Pro Rata Share of each US Tranche A Revolving Credit Advance and each US Tranche A1 Revolving Credit Advance, as applicable, available to US Agent on each Funding Date and Canadian Agent may assume that each Canadian Tranche A Lender and each Canadian Tranche A1 Lender will make its Pro Rata

Share of each Canadian Tranche A Revolving Credit Advance and Canadian Tranche A1 Revolving Credit Advance, as applicable, available to Canadian Agent on each Funding Date. If such Pro Rata Share is not, in fact, paid to Applicable Agent by such Lender when due, Applicable Agent will be entitled to recover such amount on demand from such Lender without setoff, counterclaim or deduction of any kind. If any Lender fails to pay the amount of its Pro Rata Share forthwith upon Applicable Agent’s demand, Applicable Agent shall promptly notify Applicable Borrower Representative and US Borrowers or Canadian Borrowers, as the case may be, shall immediately repay such amount to Applicable Agent. Nothing in this Section 8.5(b) or elsewhere in this Agreement or the other Loan Documents shall be deemed to require Applicable Agent to advance funds on behalf of any Lender or to relieve any Lender from its obligation to fulfill its Commitments hereunder or to prejudice any rights that Borrowers may have against any Lender as a result of any default by such Lender hereunder. To the extent that Applicable Agent advances funds to the applicable Borrowers on behalf of any Lender and is not reimbursed therefor on the same Business Day as such Advance is made, such Agent shall be entitled to retain for its account all interest accrued on such Advance until reimbursed by the applicable Lender.

(c) Return of Payments.

(i) Each US Lender will repay to US Agent on demand any portion of such amount that US Agent has distributed to such Lender, together with interest at such rate, if any, as US Agent is required to pay to any US Borrower or such other Person, without setoff, counterclaim or deduction of any kind; and

(ii) If any Agent determines at any time that any amount received by such Agent under this Agreement must be returned to any Credit Party or paid to any other Person pursuant to any Insolvency Law or otherwise, then, notwithstanding any other term or condition of this Agreement or any other Loan Document, such Agent will not be required to distribute any portion thereof to any Lender. In addition, (i) each US Lender will repay to US Agent on demand any portion of such amount that US Agent has distributed to such US Lender, together with interest at such rate, if any, as US Agent is required to pay to any US Borrower or such other Person, without setoff, counterclaim or deduction of any kind and (ii) each Canadian Lender will repay to Canadian Agent on demand any portion of such amount that Canadian Agent has distributed to such Canadian Lender, together with interest at such rate, if any, as Canadian Agent is required to pay to any Canadian Borrower or such other Person, without setoff, counterclaim or deduction of any kind.

(d) Non-Funding Lenders.

(i) The failure of any US Non-Funding Lender to make any US Tranche A Revolving Credit Advance, US Tranche A1 Revolving Credit Advance or any payment required by it hereunder on the date specified therefor shall not relieve any other US Lender (each such other US Lender, an “Other US Lender”) of its obligations to make such Advance or fund the purchase of any such participation on such date, but neither any Other US Lender nor US Agent shall be responsible for the failure of any US Non-Funding Lender to make an Advance, fund the purchase of a participation or make any other payment required hereunder. Notwithstanding anything set forth herein to the contrary, a US Non-Funding Lender shall not have any voting or consent rights under or with respect to any Loan Document or constitute a “Lender”, “US Lender”, “US Tranche A Lender”, “US Tranche A1 Lender” or a “Revolving Lender” (or be included in the calculation of “Requisite Lenders” or “Supermajority Lenders” hereunder) for any voting or consent rights under or with respect to any Loan Document.

(ii) The failure of any Canadian Non-Funding Lender to make any Canadian Tranche A Revolving Credit Advance, Canadian Tranche A1 Revolving Credit Advance or any payment required by it hereunder on the date specified therefor shall not relieve any other Canadian Lender (each such other Canadian Lender, an “Other Canadian Lender”) of its obligations to make such Advance or fund the purchase of any such participation on such date, but neither any Other Canadian Lender nor Canadian Agent shall be responsible for the failure of any Canadian Non-Funding Lender to make an Advance, fund the purchase of a participation or make any other payment required hereunder. Notwithstanding anything set forth herein to the contrary, a Canadian Non-Funding Lender shall not have any voting or consent rights under or with respect to any Loan Document or constitute a “Lender”, “Canadian Lender”, “Canadian Tranche A Lender”, “Canadian Tranche A1 Lender” or “Revolving Lender” (or be included in the calculation of “Requisite Lenders” or “Supermajority Lenders” hereunder) for any voting or consent rights under or with respect to any Loan Document.

8.6 Collateral Allocation Mechanism.

(a) Implementation of CAM. (i) On the CAM Exchange Date, (A) the Lenders shall automatically and without further act (and without regard to the provisions of Section 8.1) be deemed to have exchanged interests in the Credit Facilities such that in lieu of the interest of each Lender in each Credit Facility in which it shall participate as of such date (including such Lender’s interest in the Specified Obligations of each Credit Party in respect of each such Credit Facility), such Lender shall hold an interest in every one of the Credit Facilities (including the Specified Obligations of each Credit Party in respect of each such Credit Facility and each L/C Reserve Account established pursuant to paragraph (b) below), whether or not such Lender shall previously have participated therein, equal to such Lender’s CAM Percentage thereof, provided that such CAM Exchange will not affect the aggregate amount payable to the US Lenders or the aggregate amount payable to the Canadian Lenders under the Loan Documents. Each Lender and each Credit Party hereby consents and agrees to the CAM Exchange, and each Lender agrees that the CAM Exchange shall be binding upon its successors and assigns and any Person that acquires a participation in its interest in any Credit Facility. Each Credit Party agrees from time to time to execute and deliver to the Applicable Agent all promissory notes and other instruments and documents as the Applicable Agent shall reasonably request to evidence and confirm the respective interests of the Lenders after giving effect to the CAM Exchange, and each Lender agrees to surrender any promissory notes originally received by it in connection with its Loans hereunder to the Applicable Agent against delivery of new promissory notes evidencing its interests in the Credit Facilities; provided, however, that the failure of any Credit Party to execute or deliver or of any Lender to accept any such promissory note, instrument or document shall not affect the validity or effectiveness of the CAM Exchange. As a result of the CAM Exchange, upon and after the CAM Exchange Date, each payment received by either Agent pursuant to any Loan Document in respect of the Specified Obligations, and each distribution made by either Agent pursuant to any Loan Document in respect of the Specified Obligations, shall be distributed to the Lenders pro rata in accordance with their respective CAM Percentages. Any direct payment received by a Lender upon or after the CAM Exchange Date, including by way of setoff, in respect of a Specified Obligation shall be paid over to the Applicable Agent for distribution to the Lenders in accordance herewith.

(b) Letters of Credit. (i) In the event that on the CAM Exchange Date any Letter of Credit shall be outstanding and undrawn in whole or in part, or any amount drawn under a Letter of Credit shall be unpaid, each Lender shall, before giving effect to the CAM Exchange, promptly pay over to the Applicable Agent, in immediately available funds and in the currency that such Letters of Credit are denominated, an amount equal to such Lender’s Pro Rata Share (as defined in clause (A) (a) of the definition of Pro Rata Share), of such Letter of Credit’s undrawn face amount or (to the extent it has not already done so) such Letter of Credit’s unpaid drawing, as the case may be, together with interest thereon from the CAM Exchange Date to the date on which such amount shall be paid to the Applicable Agent at the rate that would be applicable at the time to a US Index Rate Loans in a principal amount equal to such amount. The Applicable Agent shall establish a separate account or accounts for each Lender (each, an “L/C Reserve Account”) for the amounts received with respect to each such Letter of Credit pursuant to the preceding sentence. The Applicable Agent shall deposit in each Lender’s L/C Reserve Account such Lender’s CAM Percentage of the amounts received from the Lenders as provided above. The Applicable Agent shall have sole dominion and control over each L/C Reserve Account, and the amounts deposited in each L/C Reserve Account shall be held in such L/C Reserve Account until withdrawn as provided in paragraphs (ii), (iii), (iv) or (v) below. The Applicable Agent shall maintain records enabling the Applicable Agent to determine the amounts paid over to it and deposited in the L/C Reserve Accounts in respect of each Letter of Credit and the amounts on deposit in respect of each Letter of Credit attributable to each Lender’s CAM Percentage. The amounts held in each Lender’s L/C Reserve Account shall be held as a reserve against the Letter of Credit Obligations, shall be the property of such Lender, shall not constitute Loans to or give rise to any claim of or against any Credit Party and shall not give rise to any obligation on the part of any Borrower to pay interest to such Lender or any other obligation of any Credit Party, it being agreed that the reimbursement obligations in respect of Letters of Credit shall arise only at such times as drawings are made thereunder, as provided in Sections 1.1(b).

(ii) In the event that after the CAM Exchange Date any drawing shall be made in respect of a Letter of Credit, the Agents shall, at the request of the L/C Issuer withdraw from the L/C Reserve Accounts of Lenders any amounts, up to the amount of each Lender’s CAM Percentage of such drawing, deposited in respect of such Letter of Credit and remaining on deposit and deliver such amounts to the L/C Issuer in satisfaction of the reimbursement obligations of the Lenders under Section 1.1(b) (but not of the Borrowers under Section 1.1(b)). In the event any Lender shall default on its obligation to pay over any amount to the Applicable Agent in respect of any Letter of Credit as provided in this Section 8.6, the L/C

Issuer shall, in the event of a drawing thereunder, have a claim against such Lender to the same extent as if such Lender had defaulted on its obligations under Section 1.1(b) but shall have no claim against any other Lender in respect of such defaulted amount, notwithstanding the exchange of interests in the reimbursement obligations pursuant to this Section 8.6. Each other Lender shall have a claim against such defaulting Lender for any damages sustained by it as a result of such default, including, in the event such Letter of Credit shall expire undrawn, its CAM Percentage of the defaulted amount.

(iii) In the event that after the CAM Exchange Date any Letter of Credit shall expire undrawn, the Agents shall withdraw from the L/C Reserve Accounts of Lenders the amounts remaining on deposit therein in respect of such Letter of Credit and distribute such amount to Lenders.

(iv) With the prior written approval of the Agents and the L/C Issuers, any Lender may withdraw the amount held in its L/C Reserve Account in respect of the undrawn amount of any Letter of Credit. Any Lender making such a withdrawal shall be unconditionally obligated, in the event there shall subsequently be a drawing under such Letter of Credit, to pay over to the Applicable Agent, for the account of the L/C Issuer on demand, its CAM Percentage of such drawing.

(v) Pending the withdrawal by any Lender of any amounts from its L/C Reserve Account as contemplated by the above paragraphs, the Applicable Agent will, at the direction of such Lender and subject to such rules as the Applicable Agent may prescribe for the avoidance of inconvenience, invest such amounts in Cash Equivalents. Each Lender that has not withdrawn the amounts in its L/C Reserve Account as provided in paragraph (iv) above shall have the right, at intervals reasonably specified by the Applicable Agent, to withdraw the earnings on investments so made by the Applicable Agent with amounts in its L/C Reserve Account and to retain such earnings for its own account.

(c) Net Payments Upon Implementation of CAM Exchange. Notwithstanding any other provision of this Agreement (except the sentence directly following this sentence), if, as a result of Section 8.6, any US Borrower or Canadian Borrower is required to withhold Taxes (other than Excluded Taxes described in clause (i) of Section 1.12(a)) from amounts payable to the Applicable Agent or any Lender hereunder, then the aggregate amounts so payable to such Applicable Agent or such Lender shall be increased so that such Applicable Agent or Lender receives an amount, on an after-Tax basis, equal to the sum it would have received had no such withholdings been made; provided, however, that the US Borrowers and the Canadian Borrowers shall not be required to increase any such amounts payable to such Lender with respect to such Taxes as a direct result of the implementation of the CAM Exchange (but, rather, shall be required to increase any such amounts payable to such Lender to the extent required by Section 1.12) if such Lender was prior to or on the CAM Exchange Date already a Lender with respect to such US Borrower or Canadian Borrower, as applicable. If a Foreign Lender is eligible for an exemption from, or reduced rate of, withholding tax on payments by the US Borrower or Canadian Borrower, as applicable, under this Agreement, such Borrower shall not be required to increase any such amounts payable to such Lender if such Lender fails to comply with the requirements of Section 1.12(d).

SECTION 9.

MISCELLANEOUS

9.1 Indemnities. (a) US Borrowers agree, jointly and severally, to indemnify, pay, and hold each Agent, each Lender, each L/C Issuer and their respective Affiliates, officers, directors, employees, agents, and attorneys (the “US Indemnitees”) harmless from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, and costs and expenses (including all reasonable fees and expenses of counsel to such Indemnitees) of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against any US Indemnitee as a result of such US Indemnitees being a party to this Agreement or the transactions consummated pursuant to this Agreement or otherwise relating to any of the Loan Documents or Related Transactions; provided, that US Borrowers shall have no obligation to a US Indemnitee hereunder with respect to liabilities to the extent resulting from the gross negligence or willful misconduct of that Indemnitee as determined by a court of competent jurisdiction; provided, further, that such amounts payable under this Section 9.1(a) shall be without duplication of amounts to which such Indemnitee is entitled under Section 1.12 and shall exclude Excluded Taxes.

(b) Canadian Borrowers agree, jointly and severally, to indemnify, pay, and hold Canadian Agent, each Canadian Lender, and their respective Affiliates, officers, directors, employees, agents, and attorneys (the “Canadian Indemnitees”) harmless from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, and costs and expenses (including all reasonable fees and expenses of counsel to such Indemnitees) of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against any Canadian Indemnitee as a result of such Canadian Indemnitees being a party to this Agreement or the transactions consummated pursuant to this Agreement or otherwise relating to any of the Loan Documents or Related Transactions; provided, that Canadian Borrowers shall have no obligation to a Canadian Indemnitee hereunder with respect to liabilities to the extent resulting from the gross negligence or willful misconduct of that Canadian Indemnitee as determined by a court of competent jurisdiction; provided, further, that such amounts payable under this Section 9.1(a) shall be without duplication of amounts to which such Indemnitee is entitled under Section 1.12 and shall exclude Excluded Taxes

9.2 Amendments and Waivers.

(a) Except for actions expressly permitted to be taken by US Agent or Canadian Agent, as the case may be, no amendment, modification, termination or waiver of any provision of this Agreement or any other Loan Document, or any consent to any departure by any Credit Party therefrom, shall in any event be effective unless the same shall be in writing and signed by Borrowers, and by Requisite Lenders, Supermajority Lenders or all affected Lenders, as applicable. Except as set forth in clauses (b) and (c) below, all such amendments, modifications, terminations or waivers requiring the consent of any Lenders shall require the written consent of Requisite Lenders.

(b) No amendment, modification, termination or waiver of or consent with respect to any provision of this Agreement that increases the percentage advance rates set forth in the definition of US Tranche A Borrowing Base, US Tranche A1 Borrowing Base, Canadian Tranche A Borrowing Base, Canadian Tranche A1 Borrowing Base, Aggregate US Borrowing Base, Aggregate US Tranche A Borrowing Base, Aggregate US Tranche A1 Borrowing Base, Aggregate Canadian Borrowing Base, Aggregate Canadian Tranche A Borrowing Base, or Aggregate Canadian Tranche A1 Borrowing Base or that makes less restrictive the nondiscretionary criteria for exclusion from Eligible Accounts and Eligible Inventory set forth in Section 1.8 or Section 1.9, as applicable, shall be effective unless the same shall be in writing and signed by Agents, Supermajority Lenders and Borrowers. No amendment, modification, termination or waiver of or consent with respect to any provision of this Agreement that waives compliance with the conditions precedent set forth in Section 2.2 to the making of any Loan or the incurrence of any Letter of Credit Obligations shall be effective unless the same shall be in writing and signed by Agents, Requisite Lenders and Borrowers. Notwithstanding anything contained in this Agreement to the contrary, no waiver or consent with respect to any Default or any Event of Default shall be effective for purposes of the conditions precedent to the making of Loans or the incurrence of Letter of Credit Obligations set forth in Section 2.2 unless the same shall be in writing and signed by Agents, Requisite Lenders and Borrowers.

(c) No amendment, modification, termination or waiver shall, unless in writing and signed by each Agent and each Lender directly affected thereby: (i) increase the principal amount, or postpone or extend the scheduled date of expiration, of any Lender’s Commitment (which action shall be deemed to directly affect all Lenders); (ii) reduce the principal of, rate of interest on (other than any determination or waiver to charge or not charge interest at the Default Rate) or Fees payable with respect to any Loan or Letter of Credit Obligations of any affected Lender; (iii) extend any scheduled payment date or final maturity date of the principal amount of any Loan of any affected Lender or postpone or extend the scheduled date of expiration of any Letter of Credit beyond the date set forth in clause (b) of the initial sentence of Section 1.1(b)(iv) or Section 1.2(c)(iv), as applicable; (iv) waive, forgive, defer, extend or postpone any payment of interest or Fees as to any affected Lender (which action shall be deemed only to affect those Lenders to whom such payments are made); (v) release any Guaranty or, except as otherwise permitted in Section 5.7 or Section 8.2(h), release Collateral (which action shall be deemed to directly affect all Lenders); (vi) change the percentage of the Commitments or of the aggregate unpaid principal amount of the Loans that shall be required for Lenders or any of them to take any action hereunder (which action shall be deemed to directly affect all Lenders); and (vii) amend or waive this Section 9.2 or the definitions of the terms “Requisite Lenders” or “Supermajority Lenders” insofar as such definitions affect the substance of this Section 9.2 or the term “Pro Rata Share” (which action shall be deemed to directly affect all Lenders). Furthermore, no amendment, modification, termination or waiver affecting the rights or duties of any Agent or L/C Issuers under this Agreement or any other Loan Document shall be effective unless in writing and signed by such Agent or L/C Issuers, as the case may be, in addition to Lenders required hereinabove to take such action. Each amendment, modification, termination or waiver shall be effective only in the specific instance and for the specific purpose for which it was given. No amendment, modification, termination or waiver shall be required for Applicable Agent to take additional Collateral pursuant to any Loan Document. No amendment, modification, termination or waiver of any provision of any Note shall be effective without the written concurrence of the holder of that Note. No notice to or demand on any Credit Party in any case shall entitle such Credit Party or any other Credit Party to any other or further notice or demand in similar or other circumstances. Any amendment, modification, termination, waiver or consent effected in accordance with this Section 9.2 shall be binding upon each holder of the Notes at the time outstanding and each future holder of the Notes.

9.3 Notices; Electronic Communication. Addresses. All notices, demands, requests, directions and other communications required or expressly authorized to be made by this Agreement shall, whether or not specified to be in writing but unless otherwise expressly specified to be given by any other means, be given in writing and (i) addressed to the respective party as set forth below and otherwise to the party to be notified at its address specified opposite its name on the signature page hereof or of any applicable Assignment Agreement, (ii) posted to any E-SystemIntralinks® (to the extent such system is available and set up by or at the direction of the Applicable Agent or (prior to posting) in an appropriate location by uploading such notice, demand, request, direction or other communication to www.intralinks.com, faxing it to 866-545-6600 with an appropriate bar-coded fax coversheet or using such other means of posting to Intralinks® as may be available and reasonably acceptable to the Applicable Agent prior to such posting), (iii) posted to any other E-System set up by or at the direction of the Applicable Agent in an appropriate location or (iv) addressed to such other address as shall be notified in writing (A) in the case of the Borrowers, the Applicable Agent, to the other parties hereto and (B) in the case of all other parties, to the Applicable Borrower Representative and the Applicable Agent. Transmission by electronic mail (including E-Fax, even if transmitted to the fax numbers set forth in clause (i) above) shall not be sufficient or effective to transmit any such notice under this Subsection (a) unless such transmission is an available means to post to any E-System.

Notices shall be addressed as follows:

If to Borrower Representatives:	Exopack Holding Corp.
3070 Southport Road
(29302)
P.O. Box 5687
Spartanburg, South Carolina, 29304
ATTN: Jon Heard
Fax: (864) 596-7157
Electronic address: jon.heard@exopack.com

With a copy to:	Sun Capital Partners, Inc.
5200 Town Center Circle, Suite 470
Boca Raton, FL 33486
ATTN: Scott Edwards
Fax: (561) 394-0540
Electronic address: sedwards@suncappart.com

And to:	Morgan Lewis & Bockius LLP
101 Park Avenue
New York, New York 10178
Attn: Patricia F. Brennan
Electronic address: pbrennan@morganlewis.com

If to US Agent or GE Capital:	GENERAL ELECTRIC CORPORATION
299 Park Avenue
New York, New York 10017
ATTN: Exopack Account Officer
Fax: (212) 983-8766
Electronic address: Geoff.Hall@ge.com

With a copy to:	GENERAL ELECTRIC CAPITAL CORPORATION
201 Merritt 7
P.O. Box 5201
Norwalk, Connecticut 06851
ATTN: General Counsel
Global Sponsor Finance
Fax: (203) 956-4216
Electronic address: Andrew.Packer@ge.com

and

GENERAL ELECTRIC CAPITAL CORPORATION
500 West Monroe Street
Chicago, Illinois 60661
ATTN: Corporate Counsel
Global Sponsor Finance
Fax: (312) 441-6876
Electronic address: Andrew.Packer@ge.com
If to Canadian Agent or GE Canada:	GE Canada Finance Holding Company

123 Front Street East, Suite 1400
Toronto, ON M5J 2M2
Attn: Account Officer
Facsimile: (416) 202-6226
Electronic address: Colin.Woodward@ge.com

If to a Lender:	To the address set forth on the signature page hereto or in the applicable Assignment Agreement

(b) Effectiveness. All communications described in Subsection (a) above and all other notices, demands, requests and other communications made in connection with this Agreement shall be effective and be deemed to have been received (i) if delivered by hand, upon personal delivery, (ii) if delivered by overnight courier service, one Business Day after delivery to such courier service, (iii) if delivered by mail, when deposited in the mails and, (iv) if delivered by facsimile (other than to post to an E-System pursuant to Subsection (a)(ii) or (a)(iii) above), upon sender’s receipt of confirmation of proper transmission, and (v) if delivered by posting to any E-System, on the later of the date of such posting in an appropriate location and the date access to such posting is given to the recipient thereof in accordance with the standard procedures applicable to such E-System; provided, however, that no communications to any Agent pursuant to Section 2 or Section 8 shall be effective until received by such Agent.

(c) Electronic Transmissions.

(i) Authorization. Subject to the provisions of Subsection (a), each of the Agents, the Borrowers, the Lenders, the L/C Issuers and each of their authorized representatives is authorized (but not required) to transmit, post or otherwise make or communicate, in its sole discretion, Electronic Transmissions in connection with any Loan Document and the transactions contemplated therein. Each of Holdings, the Borrowers and each Credit Party hereby acknowledges and agrees, and each of Holdings and the Borrowers shall cause each other Credit Party to acknowledge and agree, that the use of Electronic Transmissions is not necessarily secure and that there are risks associated with such use, including risks of interception, disclosure and abuse and each indicates it assumes and accepts such risks by hereby authorizing the transmission of Electronic Transmissions.

(ii) Signatures. Subject to the provisions of Subsection (a) above, (A) no posting to any E-System shall be denied legal effect merely because it is made electronically, (B) each E Signature on any such posting shall be deemed sufficient to satisfy any requirement for a “signature” and (C) each such posting shall be deemed sufficient to satisfy any requirement for a “writing”, in each case including pursuant to any Loan Document, any applicable provision of any UCC, the federal Uniform Electronic Transactions Act, the Electronic Signatures in Global and National Commerce Act and any substantive or procedural Requirement of Law governing such subject matter, (ii) each such posting that is not readily capable of bearing either a signature or a reproduction of a signature may be signed, and shall be deemed signed, by attaching to, or logically associating with such posting, an E-Signature, upon which each Credit Party may rely and assume the authenticity thereof, (iii) each such posting containing a signature, a reproduction of a signature or an E-Signature shall, for all intents and purposes, have the same effect and weight as a signed paper original and (iv) each party hereto or beneficiary hereto agrees not to contest the validity or enforceability of any posting on any E-System or E-Signature on any such posting under the provisions of any applicable Requirement of Law requiring certain documents to be in writing or signed; provided, however, that nothing herein shall limit such party’s or beneficiary’s right to contest whether any posting to any E-System or E-Signature has been altered after transmission.

(iii) Separate Agreements. All uses of an E-System shall be governed by and subject to, in addition to Subsections (a) and (b) and this Subsection (c), separate terms and conditions posted or referenced in such E-System and related Contractual Obligations executed by Credit Parties in connection with the use of such E-System.

(iv) LIMITATION OF LIABILITY. ALL E-SYSTEMS AND ELECTRONIC TRANSMISSIONS SHALL BE PROVIDED “AS IS” AND “AS AVAILABLE”. NO AGENT OR ANY OF ITS RELATED PERSONS WARRANTS THE ACCURACY, ADEQUACY OR COMPLETENESS OF ANY E-SYSTEMS OR ELECTRONIC TRANSMISSION, AND EACH DISCLAIMS ALL LIABILITY FOR ERRORS OR OMISSIONS THEREIN. NO WARRANTY OF ANY KIND IS MADE BY THE ANY AGENT OR ANY OF ITS RELATED PERSONS IN CONNECTION WITH ANY E SYSTEMS OR ELECTRONIC COMMUNICATION, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD-PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS. Each of Holdings, the Borrowers and each Credit Party agrees (and each of Holdings and the Borrowers shall cause each other Credit Party to agree) that no Agent has responsibility for maintaining or providing any equipment, software, services or any testing required in connection with any Electronic Transmission or otherwise required for any E-System.

9.4 Failure or Indulgence Not Waiver; Remedies Cumulative. No failure or delay on the part of any Agent or any Lender to exercise, nor any partial exercise of, any power, right or privilege hereunder or under any other Loan Documents shall impair such power, right, or privilege or be construed to be a waiver of any Default or Event of Default. All rights and remedies existing hereunder or under any other Loan Document are cumulative to and not exclusive of any rights or remedies otherwise available.

9.5 Marshaling; Payments Set Aside. No Agent nor any Lender shall be under any obligation to marshal any assets in payment of any or all of the Obligations. To the extent that Borrowers make payment(s) or any Agent enforces its Liens or any Agent or any Lender exercises its right of set-off, and such payment(s) or the proceeds of such enforcement or set-off is subsequently invalidated, declared to be fraudulent or preferential, set aside, or required to be repaid by anyone (whether as a result of any demand, litigation, settlement or otherwise), then to the extent of such recovery, the Obligations or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor, shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or set-off had not occurred.

9.6 Severability. The invalidity, illegality, or unenforceability in any jurisdiction of any provision under the Loan Documents shall not affect or impair the remaining provisions in the Loan Documents.

9.7 Lenders’ Obligations Several; Independent Nature of Lenders’ Rights. The obligation of each Lender hereunder is several and not joint and no Lender shall be responsible for the obligation or commitment of any other Lender hereunder. In the event that any Lender at any time should fail to make a Loan as herein provided, the Lenders, or any of them, at their sole option, may make the Loan that was to have been made by the Lender so failing to make such Loan. Nothing contained in any Loan Document and no action taken by any Agent or any Lender pursuant hereto or thereto shall be deemed to constitute Lenders to be a partnership, an association, a joint venture or any other kind of entity. The amounts payable at any time hereunder to each Lender shall be a separate and independent debt.

9.8 Headings. Section and subsection headings are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purposes or be given substantive effect.

9.9 Applicable Law. THIS AGREEMENT AND EACH OF THE OTHER LOAN DOCUMENTS WHICH DOES NOT EXPRESSLY SET FORTH APPLICABLE LAW SHALL BE GOVERNED BY AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK.

9.10 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns except that Borrowers may not assign, transfer, hypothecate or otherwise convey their rights or obligations hereunder without the written consent of all Lenders and any such purported assignment without such written consent shall be void.

9.11 No Fiduciary Relationship; Limited Liability. No provision in the Loan Documents and no course of dealing between the parties shall be deemed to create any fiduciary duty owing to any Credit Party by any Agent or any Lender. Borrowers and each other Credit Party agree that no Agent nor any Lender shall have liability to Borrowers or any other Credit Party (whether sounding in tort, contract or otherwise) for losses suffered by Borrowers or any other Credit Party in connection with, arising out of, or in any way related to the transactions contemplated and the relationship established by the Loan Documents, or any act, omission or event occurring in connection therewith, unless and to the extent that it is determined that such losses resulted from the gross negligence or willful misconduct of the party from which recovery is sought as determined by a final non-appealable order by a court of competent jurisdiction. Neither Agent nor any Lender shall have any liability with respect to, and Borrowers and each other Credit Party hereby waive, release and agree not to sue for, any special, indirect or consequential damages suffered by Borrowers and any other Credit Party in connection with, arising out of, or in any way related to the Loan Documents or the transactions contemplated thereby.

9.12 Construction. Each Agent, each Lender, Borrowers and each other Credit Party acknowledge that each of them has had the benefit of legal counsel of its own choice and has been afforded an opportunity to review the Loan Documents with its legal counsel and that the Loan Documents shall be construed as if jointly drafted by each Agent, each Lender, Borrowers and each other Credit Party.

9.13 Confidentiality. Until the Termination Date, each Agent and each Lender agree to exercise their best efforts to keep confidential any non-public information delivered pursuant to the Loan Documents and identified as such by Borrowers and not to disclose such information to Persons other than to potential assignees or participants or to any Affiliate of, or Persons employed by or engaged, by a Agent, a Lender or any of their respective Affiliates, or a Lender’s assignees or participants including attorneys, auditors, professional consultants, rating agencies, insurance industry associations and portfolio management services. The confidentiality provisions contained in this Section 9.13 shall not apply to disclosures (i) required to be made by any Agent or any Lender to any regulatory or governmental agency or pursuant to law, rule, regulations or legal process or (ii) consisting of general portfolio information that does not specifically identify Borrowers. Each Credit Party consents to the publication by any Agent or any Lender after the Closing Date of a tombstone or similar advertising material relating to the financing transactions contemplated by this Agreement. Such Agent or such Lender shall provide a draft of any such tombstone or similar advertising material to each Credit Party for review and comment prior to the publication thereof. Any Agent may provide to industry trade organizations information with respect to the Credit Facility that is necessary and customary for inclusion in league table measurements. The obligations of Agents and Lenders under this Section 9.13 shall supersede and replace the obligations of Agents and Lenders under any confidentiality agreement in respect of this financing executed and delivered by any Agent or any Lender prior to the date hereof. Notwithstanding anything to the contrary set forth herein or in any other agreement to which the parties hereto are parties or by which they are bound, the obligations of confidentiality contained herein and therein, as they relate to the transactions contemplated by this Agreement, shall not apply to the federal tax structure or federal tax treatment of the transactions contemplated by this Agreement, and each party hereto (and any employee, representative, or agent of any party hereto) may disclose to any and all persons, without limitation of any kind, the federal tax structure and federal tax treatment of the transactions contemplated by this Agreement. The preceding sentence is intended to cause the transaction contemplated by this Agreement to be treated as not having been offered under conditions of confidentiality for purposes of Section 1.6011-4(b)(3) (or any successor provision) of the Treasury Regulations promulgated under Section 6011 of the IRC, and shall be construed in a manner consistent with such purpose. In addition, each party hereto acknowledges that it has no proprietary or exclusive rights to the federal tax structure of the transaction contemplated by this Agreement or any federal tax matter or federal tax idea related to the transaction contemplated by this Agreement.

9.14 CONSENT TO JURISDICTION. BORROWERS AND CREDIT PARTIES HEREBY CONSENT TO THE JURISDICTION OF ANY STATE OR FEDERAL COURT LOCATED WITHIN NEW YORK COUNTY, STATE OF NEW YORK AND IRREVOCABLY AGREE THAT, ALL ACTIONS OR PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS SHALL BE LITIGATED IN SUCH COURTS. BORROWERS AND CREDIT PARTIES EXPRESSLY SUBMIT AND CONSENT TO THE JURISDICTION OF THE AFORESAID COURTS AND WAIVE ANY DEFENSE OF FORUM NON CONVENIENS. BORROWERS AND CREDIT PARTIES HEREBY WAIVE PERSONAL SERVICE OF ANY AND ALL PROCESS AND AGREE THAT ALL SUCH SERVICE OF PROCESS MAY BE MADE UPON BORROWERS AND CREDIT PARTIES BY CERTIFIED OR REGISTERED MAIL, RETURN RECEIPT REQUESTED, ADDRESSED TO BORROWER REPRESENTATIVE, AT THE ADDRESS SET FORTH IN THIS AGREEMENT AND SERVICE SO MADE SHALL BE COMPLETE TEN (10) DAYS AFTER THE SAME HAS BEEN POSTED; PROVIDED THAT NOTHING IN THIS AGREEMENT SHALL BE DEEMED OR OPERATE TO PRECLUDE THE US AGENT OR CANADIAN AGENT FROM BRINGING SUIT OR OTHER LEGAL ACTIONS IN ANY JURISDICTION OR TO REALIZE ON COLLATERAL OR ANY OTHER SECURITY FOR THE OBLIGATIONS OR TO ENFORCE ANY JUDGMENT OR OTHER COURT ORDER IN FAVOR OF THE US AGENT, CANADIAN AGENT OR US AGENT.

9.15 WAIVER OF JURY TRIAL. BORROWERS, CREDIT PARTIES, AGENTS AND EACH LENDER HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS. BORROWERS, CREDIT PARTIES, AGENTS AND EACH LENDER ACKNOWLEDGE THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS RELIED ON THE WAIVER IN ENTERING INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS AND THAT EACH WILL CONTINUE TO RELY ON THE WAIVER IN THEIR RELATED FUTURE DEALINGS. BORROWERS, CREDIT PARTIES, AGENTS AND EACH LENDER WARRANT AND REPRESENT THAT EACH HAS HAD THE OPPORTUNITY OF REVIEWING THIS JURY WAIVER WITH LEGAL COUNSEL, AND THAT EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS.

9.16 Survival of Warranties and Certain Agreements. All agreements, representations and warranties made herein shall survive the execution and delivery of this Agreement, the making of the Loans, issuances of Letters of Credit and the execution and delivery of the Notes. Notwithstanding anything in this Agreement or implied by law to the contrary, the agreements of Borrowers set forth in Sections 1.3(g), 1.11, 1.12 and 9.1 shall survive the repayment of the Obligations and the termination of this Agreement.

9.17 Entire Agreement. This Agreement, the Notes and the other Loan Documents embody the entire agreement among the parties hereto and supersede all prior commitments, agreements, representations, and understandings, whether oral or written, relating to the subject matter hereof (other than the GE Capital Fee Letter), and may not be contradicted or varied by evidence of prior, contemporaneous, or subsequent oral agreements or discussions of the parties hereto. All Exhibits, Schedules and Annexes referred to herein are incorporated in this Agreement by reference and constitute a part of this Agreement.

9.18 Counterparts; Effectiveness. This Agreement and any amendments, waivers, consents or supplements may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all of which counterparts together shall constitute but one in the same instrument. This Agreement shall become effective upon the execution of a counterpart hereof by each of the parties hereto.

9.19 Replacement of Lenders.

(a) Within fifteen (15) days after receipt by Applicable Borrower Representative of written notice and demand from any Lender for payment pursuant to Section 1.11 or 1.12 or, as provided in Section 9.19(c), in the case of certain refusals by any Lender to consent to certain proposed amendments, modifications, terminations or waivers with respect to this Agreement that have been approved by Requisite Lenders, Supermajority Lenders or all affected Lenders, as applicable (any such Lender demanding such payment or refusing to so consent being referred to herein as an “Affected Lender”), Borrowers may, at their option, notify Applicable Agent and such Affected Lender of its intention to do one of the following:

(i) Borrowers may obtain, at Borrowers’ expense, a replacement Lender (“Replacement Lender”) for such Affected Lender, which Replacement Lender shall be reasonably satisfactory to Applicable Agent. In the event Borrowers obtain a Replacement Lender that will purchase all outstanding Obligations owed to such Affected Lender and assume its Commitments hereunder within ninety (90) days following notice of Borrowers’ intention to do so, the Affected Lender shall sell and assign all of its rights and delegate all of its obligations under this Agreement to such Replacement Lender in accordance with the provisions of Section 8.1, provided that Borrowers have reimbursed such Affected Lender for any administrative fee payable pursuant to Section 8.1 and, in any case where such replacement occurs as the result of a demand for payment pursuant to Section 1.11 or 1.12, paid all amounts required to be paid to such Affected Lender pursuant to Section 1.11 or 1.12 through the date of such sale and assignment; or

(ii) Borrowers may, with Applicable Agent’s consent, prepay in full all outstanding Obligations owed to such Affected Lender and terminate such Affected Lender’s Pro Rata Share of the Commitments, in which case the Commitments will be reduced by the amount of such Pro Rata Share. Borrowers shall, within ninety (90) days following notice of their intention to do so, prepay in full all outstanding Obligations owed to such Affected Lender (including, in any case where such prepayment occurs as the result of a demand for payment for increased costs, such Affected Lender’s increased costs for which it is entitled to reimbursement under this Agreement through the date of such prepayment), and terminate such Affected Lender’s obligations under the Commitments.

(b) In the case of a US Non-Funding Lender pursuant to Section 8.5(a)(i) or a Canadian Non-Funding Lender pursuant to Section 8.5(a)(ii), at Applicable Borrower Representative’s request, Applicable Agent or a Person acceptable to Applicable Agent who, in the case of a purchase from a Canadian Non-Funding Lender, shall be a Canadian Person, shall have the right with Applicable Agent’s consent and in Applicable Agent’s sole discretion (but shall have no obligation) to purchase from any US Non-Funding Lender or any Canadian Non-Funding Lender, as the case may be, and each US Non-Funding Lender or Canadian Non-Funding Lender, as applicable, agrees that it shall, at Applicable Agent’s request, sell and assign to such Agent or such Person, all of the Loans and Commitments of that US Non-Funding Lender or Canadian Non-Funding Lender, as applicable, for an amount equal to the principal balance of all Loans held by such US Non-Funding Lender or Canadian Non-Funding Lender, as applicable, and all accrued interest and Fees with respect thereto through the date of sale, such purchase and sale to be consummated pursuant to an executed Assignment Agreement.

(c) If, in connection with any proposed amendment, modification, waiver or termination pursuant to Section 9.2 (a “Proposed Change”):

(i) requiring the consent of all affected Lenders, the consent of Requisite Lenders is obtained, but the consent of other Lenders whose consent is required is not obtained (any such Lender whose consent is not obtained as described in this clause (i) and in clause (ii) below being referred to as a “Non-Consenting Lender”), or

(ii) requiring the consent of Supermajority Lender, the consent of Requisite Lenders, is obtained, but the consent of Supermajority Lenders, is not obtained,

then, so long as the Applicable Agent is not a Non-Consenting Lender, at the Applicable Borrower Representative’s request the Applicable Agent, or a Person reasonably acceptable to Applicable Agent who, if the Non-Consenting Lender is a Canadian Lender, shall be a Canadian Person, shall have the right with Applicable Agent’s consent and in Applicable Agent’s sole discretion (but shall have no obligation) to purchase from such Non-Consenting Lenders, and such Non-Consenting Lenders agree that they shall, upon such Agent’s request, sell and assign to such Agent or such Person, all (except as provided in the immediately succeeding sentence) of the Loans and Commitments of such Non-Consenting Lenders for an amount equal to the principal balance of all Loans held by the Non-Consenting Lenders and all accrued interest and Fees with respect thereto through the date of sale, such purchase and sale to be consummated pursuant to an executed Assignment Agreement. If such Non-Consenting Lender holds (i) Canadian Tranche A Loans and/or Canadian Tranche A1 Loans and (ii) US Tranche A Loans and/or US Tranche A1 Loans (x) clause (b)(i) above applies, and the consent of all Lenders is required or clause (b)(ii) above applies and the consent of Supermajority Lenders is required, then all Loans and Commitments of such Non-Consenting Lender must be sold and assigned, (y) clause (b)(i) above applies and the consent of all US Lenders is required, then only the US Tranche A Loans, US Tranche A1 Loans and US Commitments of such Non-Consenting Lender must be sold and assigned, and (z) clause (b)(i) above applies and the consent of all Canadian Lenders is required, then only the Canadian Tranche A Loans, Canadian Tranche A1 Loans and Canadian Commitments of such Non-Consenting Lender must be sold and assigned.

9.20 Delivery of Termination Statements and Releases. On the Termination Date Applicable Agent shall deliver to Applicable Borrower Representative termination statements, releases and other documents necessary or appropriate to evidence the termination of the Liens securing payment of the Obligations.

9.21 Subordination of Intercompany Debt.

(a) Each Credit Party hereby agrees that any intercompany Indebtedness or other intercompany payables or receivables, or intercompany advances directly or indirectly made by or owed to such Credit Party by any other Credit Party (collectively, “Intercompany Debt”), of whatever nature at any time outstanding shall be subordinate and subject in right of payment to the prior payment in full in cash of the Obligations. Each Credit Party hereby agrees that it will not, while any Event of Default is continuing, accept any payment, including by offset, on any Intercompany Debt until the Termination Date, in each case, except with the prior written consent of Applicable Agent.

(b) In the event that any payment on any Intercompany Debt shall be received by a Credit Party other than as permitted by this Section 9.21 before the Termination Date, such Credit Party shall receive such payments and hold the same in trust for, segregate the same from its own assets and shall immediately pay over to, the Applicable Agent for the benefit of the Applicable Agent and US Lenders or the Canadian Lenders, as the case may be, all such sums to the extent necessary so that such Agent and such Lenders shall have been paid in full, in cash, all Obligations owed or which may become owing.

(c) Upon any payment or distribution of any assets of any Credit Party of any kind or character, whether in cash, property or securities by set-off, recoupment or otherwise, to creditors in any liquidation or other winding-up of such Credit Party or in the event of any Proceeding, Agents and Lenders shall first be entitled to receive payment in full in cash, in accordance with the terms of the Obligations and of this Agreement, of all amounts payable under or in respect of such Obligations, before any payment or distribution is made on, or in respect of, any Intercompany Debt, in any such Proceeding, any distribution or payment, to which any Agent or any Lender would be entitled except for the provisions hereof shall be paid by such Credit Party, or by any receiver, trustee in bankruptcy, liquidating trustee, agent or other person making such payment or distribution directly to Applicable Agent (for the benefit of Applicable Agent and the Lenders, as applicable) to the extent necessary to pay all such Obligations in full in cash, after giving effect to any concurrent payment or distribution to Agents and Lenders (or to Agents for the benefit of Agents and Lenders).

SECTION 10.

US CROSS-GUARANTY

10.1 US Cross-Guaranty. Each US Borrower hereby agrees that such US Borrower is jointly and severally liable for, and hereby absolutely and unconditionally guarantees to Agents and Lenders and their respective successors and assigns, the full and prompt payment (whether at stated maturity, by acceleration or otherwise) and performance of, all Obligations owed or hereafter owing to Agents and Lenders by each other Borrower. Each US Borrower agrees that its guaranty obligation hereunder is a continuing guaranty of payment and performance and not of collection, that its obligations under this Section 10 shall not be discharged until payment and performance, in full, of the Obligations has occurred, and that its obligations under this Section 10 shall be absolute and unconditional, irrespective of, and unaffected by,

(a) the genuineness, validity, regularity, enforceability or any future amendment of, or change in, this Agreement, any other Loan Document or any other agreement, document or instrument to which any Borrower is or may become a party;

(b) the absence of any action to enforce this Agreement (including this Section 10) or any other Loan Document or the waiver or consent by any Agent or Lender with respect to any of the provisions thereof;

(c) the existence, value or condition of, or failure to perfect its Lien against, any security for the Obligations or any action, or the absence of any action, by any Agent or US Lender or Canadian Lender in respect thereof (including the release of any such security);

(d) the insolvency of any Credit Party; or

(e) any other action or circumstances that might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor.

Each US Borrower shall be regarded, and shall be in the same position, as principal debtor with respect to the Obligations guaranteed hereunder.

10.2 Waivers by US Borrowers. Each US Borrower expressly waives all rights it may have now or in the future under any statute, or at common law, or at law or in equity, or otherwise, to compel Agents or US Lenders to marshal assets or to proceed in respect of the Obligations guaranteed hereunder against any other Credit Party, any other party or against any security for the payment and performance of the Obligations guaranteed hereunder before proceeding against, or as a condition to proceeding against, such Borrower. It is agreed among each Borrower, Agent and Lenders that the foregoing waivers are of the essence of the transaction contemplated by this Agreement and the other Loan Documents and that, but for the provisions of this Section 10 and such waivers, Agent and Lenders would decline to enter into this Agreement.

10.3 Benefit of Guaranty. Each US Borrower agrees that the provisions of this Section 10 are for the benefit of Agents and Lenders and their respective successors, transferees, endorsees and assigns, and nothing herein contained shall impair, as between any other US Borrower and Agents or Lenders, the obligations of such other US Borrower under the Loan Documents.

10.4 Postponement of Subrogation, Etc. Notwithstanding anything to the contrary in this Agreement or in any other Loan Document, and except as set forth in Section 10.7, each US Borrower hereby waives until the Termination Date all rights at law or in equity to subrogation, reimbursement, exoneration, contribution, indemnification or set off and any and all defenses available to a surety, guarantor or accommodation co-obligor. Each US Borrower acknowledges and agrees that this waiver is intended to benefit Agents and Lenders and shall not limit or otherwise affect such US Borrower’s liability hereunder or the enforceability of this Section 10, and that Agents, Lenders and their respective successors and assigns are intended third party beneficiaries of the waivers and agreements set forth in this Section 10.4.

10.5 Election of Remedies. If any Agent or any Lender may, under applicable law, proceed to realize its benefits under any of the Loan Documents giving such Agent or such Lender a Lien upon any Collateral, whether owned by any US Borrower or by any other Person, either by judicial foreclosure or by non-judicial sale or enforcement, any Agent or any Lender may, at its sole option, determine which of its remedies or rights it may pursue without affecting any of its rights and remedies under this Section 10. If, in the exercise of any of its rights and remedies, any Agent or any Lender shall forfeit any of its rights or remedies, including its right to enter a deficiency judgment against any US Borrower or any other Person, whether because of any applicable laws pertaining to “election of remedies” or the like, each US Borrower hereby consents to such action by such Agent or such Lender and waives any claim based upon such action, even if such action by such Agent or such Lender shall result in a full or partial loss of any rights of subrogation that each US Borrower might otherwise have had but for such action by such Agent or such Lender. Any election of remedies that results in the denial or impairment of the right of any Agent or any Lender to seek a deficiency judgment against any US Borrower shall not impair any other US Borrower’s obligation to pay the full amount of the Obligations. In the event any Agent or any Lender shall bid at any foreclosure or trustee’s sale or at any private sale permitted by law or the Loan Documents, such Agent or such Lender may bid all or less than the amount of the Obligations guaranteed hereunder and the amount of such bid need not be paid by such Agent or such Lender but shall be credited against the Obligations guaranteed hereunder. The amount of the successful bid at any such sale, whether any Agent, any Lender or any other party is the successful bidder, shall be conclusively deemed to be the fair market value of the Collateral and the difference between such bid amount and the remaining balance of the Obligations shall be conclusively deemed to be the amount of the Obligations guaranteed under this Section 10, notwithstanding that any present or future law or court decision or ruling may have the effect of reducing the amount of any deficiency claim to which any Agent or any Lender might otherwise be entitled but for such bidding at any such sale.

10.6 Limitation. Notwithstanding any provision herein contained to the contrary, each US Borrower’s liability under this Section 10 (which liability is in any event in addition to amounts for which such US Borrower is primarily liable under Section 1) shall be limited to an amount not to exceed as of any date of determination the greater of:

(a) the net amount of all Loans advanced to any other Borrower under this Agreement and then re-loaned or otherwise transferred to, or for the benefit of, such Borrower; and

(b) the amount that could be claimed by Agents and Lenders from such US Borrower under this Section 10 without rendering such claim voidable or avoidable under Section 548 of Chapter 11 of the Bankruptcy Code or under any applicable state Uniform Fraudulent Transfer Act, Uniform Fraudulent Conveyance Act or similar statute or common law after taking into account, among other things, such US Borrower’s right of contribution and indemnification from each other US Borrower under Section 10.7.

10.7 Contribution with Respect to US Guaranty Obligations.

(a) To the extent that any US Borrower shall make a payment under this Section 10 of all or any of the US Obligations (other than Loans made to that US Borrower for which it is primarily liable) (a “US Guarantor Payment”) that, taking into account all other US Guarantor Payments then previously or concurrently made by any other US Borrower, exceeds the amount that such US Borrower would otherwise have paid if each US Borrower had paid the aggregate US Obligations satisfied by such US Guarantor Payment in the same proportion that such US Borrower’s “US Allocable Amount” (as defined below) (as determined immediately prior to such US Guarantor Payment) bore to the aggregate US Allocable Amounts of each of the US Borrowers as determined immediately prior to the making of such US Guarantor Payment, then, following payment in full in cash of the US Obligations and termination of the US Tranche A Loan Commitments, the US Tranche A1 Loan Commitments and US Letters of Credit, such US Borrower shall be entitled to receive contribution and indemnification payments from, and be reimbursed by, each other US Borrower for the amount of such excess, pro rata based upon their respective US Allocable Amounts in effect immediately prior to such US Guarantor Payment.

(b) As of any date of determination, the “US Allocable Amount” of any US Borrower shall be equal to the maximum amount of the claim that could then be recovered from such US Borrower under this Section 10 without rendering such claim voidable or avoidable under Section 548 of Chapter 11 of the Bankruptcy Code or under any applicable state Uniform Fraudulent Transfer Act, Uniform Fraudulent Conveyance Act or similar statute or common law.

(c) This Section 10.7 is intended only to define the relative rights of US Borrowers and nothing set forth in this Section 10.7 is intended to or shall impair the obligations of US Borrowers, jointly and severally, to pay any amounts as and when the same shall become due and payable in accordance with the terms of this Agreement, including Section 10.1. Nothing contained in this Section 10.7 shall limit the liability of any US Borrower to pay the Loans made directly or indirectly to that US Borrower and accrued interest, Fees and expenses with respect thereto for which such US Borrower shall be primarily liable.

(d) the parties hereto acknowledge that the rights of contribution and indemnification hereunder shall constitute assets of the US Borrower to which such contribution and indemnification is owing.

(e) The rights of the indemnifying US Borrowers against other US Credit Parties under this Section 10.7 shall be exercisable upon the full payment in cash of the US Obligations and the termination of the US Tranche A Loan Commitments, the US Tranche A1 Loan Commitments and US Letters of Credit.

10.8 Liability Cumulative. The liability of US Borrowers under this Section 10 is in addition to and shall be cumulative with all liabilities of each US Borrower to Agents and Lenders under this Agreement and the other Loan Documents to which such US Borrower is a party or in respect of any Obligations or obligation of the other US Borrower, without any limitation as to amount, unless the instrument or agreement evidencing or creating such other liability specifically provides to the contrary.

SECTION 11.

CANADIAN CROSS-GUARANTY

11.1 Canadian Cross-Guaranty. Each of the Canadian Borrowers hereby agrees that such Canadian Borrower is liable for, and hereby absolutely and unconditionally guarantees to Canadian Agent and Canadian Lenders and their respective successors and assigns, the full and prompt payment (whether at stated maturity, by acceleration or otherwise) and performance of, all Canadian Obligations owed or hereafter owing to Canadian Agent and Canadian Lenders by each other Canadian Borrower. Each Canadian Borrower agrees that its guaranty obligation hereunder is a continuing guaranty of payment and performance and not of collection, that its obligations under this Section 11 shall not be discharged until payment and performance, in full, of the Canadian Obligations has occurred, and that its obligations under this Section 11 shall be absolute and unconditional, irrespective of, and unaffected by,

(a) the genuineness, validity, regularity, enforceability or any future amendment of, or change in, this Agreement, any other Loan Document or any other agreement, document or instrument to which any Canadian Borrower is or may become a party;

(b) the absence of any action to enforce this Agreement (including this Section 11) or any other Loan Document or the waiver or consent by Canadian Agent or any Canadian Lender with respect to any of the provisions thereof;

(c) the existence, value or condition of, or failure to perfect its Lien against, any security for the Canadian Obligations or any action, or the absence of any action, by Canadian Agent or any Canadian Lender in respect thereof (including the release of any such security);

(d) the insolvency of any Credit Party; or

(e) any other action or circumstances that might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor.

Each Canadian Borrower shall be regarded, and shall be in the same position, as principal debtor with respect to the Canadian Obligations guaranteed hereunder.

11.2 Waivers by Canadian Borrowers. Each Canadian Borrower expressly waives all rights it may have now or in the future under any statute, or at common law, or at law or in equity, or otherwise, to compel Canadian Agent or Canadian Lenders to marshal assets or to proceed in respect of the Canadian Obligations guaranteed hereunder against any other Canadian Credit Party, any other party or against any security for the payment and performance of the Canadian Obligations guaranteed hereunder before proceeding against, or as a condition to proceeding against, such Canadian Borrower. It is agreed among each Canadian Borrower, Canadian Agent and Canadian Lenders that the foregoing waivers are of the essence of the transaction contemplated by this Agreement and the other Loan Documents and that, but for the provisions of this Section 11 and such waivers, Canadian Agent and Canadian Lenders would decline to enter into this Agreement.

11.3 Benefit of Guaranty. Each Canadian Borrower agrees that the provisions of this Section 11 are for the benefit of Canadian Agent and Canadian Lenders and their respective successors, transferees, endorsees and assigns, and nothing herein contained shall impair, as between any other Canadian Borrower and Canadian Agent or Canadian Lenders, the obligations of such other Canadian Borrower under the Loan Documents.

11.4 Postponement of Subrogation, Etc. Notwithstanding anything to the contrary in this Agreement or in any other Loan Document, and except as set forth in Section 11.7, each Canadian Borrower hereby waives until the Canadian Commitment Termination Date all rights at law or in equity to subrogation, reimbursement, exoneration, contribution, indemnification or set off and any and all defenses available to a surety, guarantor or accommodation co-obligor. Each Canadian Borrower acknowledges and agrees that this waiver is intended to benefit Canadian Agent and Canadian Lenders and shall not limit or otherwise affect such Canadian Borrower’s liability hereunder or the enforceability of this Section 11, and that Canadian Agent, Canadian Lenders and their respective successors and assigns are intended third party beneficiaries of the waivers and agreements set forth in this Section 11.4.

11.5 Election of Remedies. If Canadian Agent or any Canadian Lender may, under applicable law, proceed to realize its benefits under any of the Loan Documents giving Canadian Agent or such Canadian Lender a Lien upon any Canadian Collateral, whether owned by any Canadian Borrower or by any other Person, either by judicial foreclosure or by non-judicial sale or enforcement, Canadian Agent or any Canadian Lender may, at its sole option, determine which of its remedies or rights it may pursue without affecting any of its rights and remedies under this Section 11. If, in the exercise of any of its rights and remedies, Canadian Agent or any Canadian Lender shall forfeit any of its rights or remedies, including its right to enter a deficiency judgment against any Canadian Borrower or any other Person, whether because of any applicable laws pertaining to “election of remedies” or the like, each Canadian Borrower hereby consents to such action by Canadian Agent or such Canadian Lender and waives any claim based upon such action, even if such action by Canadian Agent or such

Canadian Lender shall result in a full or partial loss of any rights of subrogation that each Canadian Borrower might otherwise have had but for such action by Canadian Agent or such Canadian Lender. Any election of remedies that results in the denial or impairment of the right of Canadian Agent or any Canadian Lender to seek a deficiency judgment against any Canadian Borrower shall not impair any other Canadian Borrower’s obligation to pay the full amount of the Canadian Obligations. In the event Canadian Agent or any Canadian Lender shall bid at any foreclosure or trustee’s sale or at any private sale permitted by law or the Loan Documents, Canadian Agent or such Canadian Lender may bid all or less than the amount of the Canadian Obligations guaranteed hereunder and the amount of such bid need not be paid by Canadian Agent or such Canadian Lender but shall be credited against the Canadian Obligations guaranteed hereunder. The amount of the successful bid at any such sale, whether Canadian Agent, any Canadian Lender or any other party is the successful bidder, shall be conclusively deemed to be the fair market value of the Canadian Collateral and the difference between such bid amount and the remaining balance of the Canadian Obligations shall be conclusively deemed to be the amount of the Canadian Obligations guaranteed under this Section 11, notwithstanding that any present or future law or court decision or ruling may have the effect of reducing the amount of any deficiency claim to which Canadian Agent or any Canadian Lender might otherwise be entitled but for such bidding at any such sale.

11.6 Limitations.

(a) Notwithstanding any provision herein contained to the contrary, each Canadian Borrower’s liability under this Section 11 (which liability is in any event in addition to amounts for which such Canadian Borrower is primarily liable under Section 1) shall be limited to an amount not to exceed as of any date of determination the greater of:

(i) the net amount of all Canadian Loans advanced to any other Canadian Borrower under this Agreement and then re-loaned or otherwise transferred to, or for the benefit of, such Canadian Borrower; and

(ii) the amount that could be claimed by Canadian Agent and Canadian Lenders from such Canadian Borrower under this Section 11 without rendering such claim voidable or avoidable under any Insolvency Law or similar statute or common law after taking into account, among other things, such Canadian Borrower’s right of contribution and indemnification from each other Canadian Borrower under Section 11.7.

(iii) Further, notwithstanding any provision herein contained to the contrary, but without duplication of Section 11.6(a), (i) each Canadian Borrower’s liability under this Section 11 shall be further limited to the extent necessary after taking into account, among other things, the limitation on liability set forth in Section 11.6(a) and such Canadian Borrower’s right of contribution and indemnification from each other Canadian Borrower under Section 11.7, so that the enforcement of such liability shall not cause such Canadian Borrower’s net assets to become lower than the minimum capital required under any Insolvency Law.

11.7 Contribution with Respect to Canadian Guaranty Obligations.

(a) To the extent that any Canadian Borrower shall make a payment under this Section 11 of all or any of the Canadian Obligations (other than Loans made to that Canadian Borrower for which it is primarily liable) (a “Canadian Guarantor Payment”) that, taking into account all other Canadian Guarantor Payments then previously or concurrently made by any other Canadian Borrower, exceeds the amount that such Canadian Borrower would otherwise have paid if each Canadian Borrower had paid the aggregate Canadian Obligations satisfied by such Canadian Guarantor Payment in the same proportion that such Canadian Borrower’s “Canadian Allocable Amount” (as defined below) (as determined immediately prior to such Canadian Guarantor Payment) bore to the aggregate Canadian Allocable Amounts of each of the Canadian Borrowers as determined immediately prior to the making of such Canadian Guarantor Payment, then, following payment in full in cash of the Canadian Obligations and termination of the Canadian Tranche A Loan Commitments and Canadian Tranche A1 Loan Commitments, such Canadian Borrower shall be entitled to receive contribution and indemnification payments from, and be reimbursed by, each other Canadian Borrower for the amount of such excess, pro rata based upon their respective Canadian Allocable Amounts in effect immediately prior to such Canadian Guarantor Payment.

(b) As of any date of determination, the “Canadian Allocable Amount” of any Canadian Borrower shall be equal to the maximum amount of the claim that could then be recovered from such Canadian Borrower under this Section 11 without rendering such claim voidable or avoidable under any Insolvency Law or similar statue or common law after taking into account, among other things, such Canadian Borrower’s right of contribution and indemnification from each other Canadian Borrower under this Section 11.7.

(c) This Section 11.7 is intended only to define the relative rights of Canadian Borrowers and nothing set forth in this Section 11.7 is intended to or shall impair the obligations of Canadian Borrowers, jointly and severally, to pay any amounts as and when the same shall become due and payable in accordance with the terms of this Agreement, including Section 11.1. Nothing contained in this Section 11.7 shall limit the liability of any Canadian Borrower to pay the Loans made directly or indirectly to that Canadian Borrower and accrued interest, Fees and expenses with respect thereto for which such Canadian Borrower shall be primarily liable.

(d) The parties hereto acknowledge that the rights of contribution and indemnification hereunder shall constitute assets of the Canadian Borrower to which such contribution and indemnification is owing.

(e) The rights of the indemnifying Canadian Borrowers against other Canadian Credit Parties under this Section 11.7 shall be exercisable upon the full payment in cash of the Canadian Obligations and the termination of the Canadian Tranche A Loan Commitments, the Canadian Tranche A1 Loan Commitments and Canadian Letters of Credit.

11.8 Liability Cumulative. The liability of Canadian Borrowers under this Section 11 is in addition to and shall be cumulative with all liabilities of each Canadian Borrower to Canadian Agent and Canadian Lenders under this Agreement and the other Loan Documents to which such Canadian Borrower is a party or in respect of any Canadian Obligations or obligation of the other Canadian Borrower, without any limitation as to amount, unless the instrument or agreement evidencing or creating such other liability specifically provides to the contrary.

[Signature pages follow.]

Witness the due execution hereof by the respective duly authorized officers of the undersigned as of the date first written above.

BORROWERS:

EXOPACK, LLC

By:	/s/ Jonathan D. Heard
Name:	Jonathan D. Heard
Title:	CFO, Asst. Secretary, Treasurer and Senior Vice President

CELLO-FOIL PRODUCTS, INC.

By:	/s/ Jonathan D. Heard
Name:	Jonathan D. Heard
Title:	CFO, Asst. Secretary, Treasurer and Senior Vice President

EXOPACK-NEWMARKET, LTD.

By:	/s/ Jack Knott
Name:	Jack Knott
Title:	President, CEO and Secretary

EXOPACK PERFORMANCE FILMS INC.

By:	/s/ Jack Knott
Name:	Jack Knott
Title:	President, CEO and Secretary

[Signature page to Credit Agreement]

CREDIT PARTIES:

EXOPACK HOLDING CORP.

By:	/s/ Jonathan D. Heard
Name:	Jonathan D. Heard
Title:	CFO, Asst. Secretary, and Senior Vice President

EXOPACK KEY HOLDINGS, LLC

By:	/s/ Jonathan D. Heard
Name:	Jonathan D. Heard
Title:	CFO, Asst. Secretary, and Senior Vice President

TPG GROUP HOLDING CORP.

By:	/s/ Jonathan D. Heard
Name:	Jonathan D. Heard
Title:	CFO, Treasurer, Asst. Secretary, and Senior Vice President

TPG ENTERPRISES, INC.

By:	/s/ Jonathan D. Heard
Name:	Jonathan D. Heard
Title:	CFO, Treasurer, Asst. Secretary, and Senior Vice President

CELLO-FOIL HOLDING CORP.

By:	/s/ Jonathan D. Heard
Name:	Jonathan D. Heard
Title:	CFO, Treasurer, Asst. Secretary, and Senior Vice President

[Signature page to Credit Agreement]

TPG (US), INC.

By:	/s/ Jonathan D. Heard
Name:	Jonathan D. Heard
Title:	CFO, Treasurer, Asst. Secretary, and Senior Vice President

EXOPACK-THOMASVILLE, LLC

By:	/s/ Jonathan D. Heard
Name:	Jonathan D. Heard
Title:	CFO, Treasurer, Asst. Secretary, and Senior Vice President

EXOPACK-HEBRON, L.L.C.

By:	/s/ Jonathan D. Heard
Name:	Jonathan D. Heard
Title:	CFO, Treasurer, Asst. Secretary, and Senior Vice President

EXOPACK-ONTARIO, INC.

By:	/s/ Jonathan D. Heard
Name:	Jonathan D. Heard
Title:	CFO, Treasurer, Asst. Secretary, and Senior Vice President

EXOPACK-TECHNOLOGY, LLC

By:	/s/ Jonathan D. Heard
Name:	Jonathan D. Heard
Title:	CFO, Treasurer, Asst. Secretary, and Senior Vice President

[Signature page to Credit Agreement]

THE PACKAGING GROUP (CANADA) CORPORATION

By:	/s/ Jack Knott
Name:	Jack Knott
Title:	President, CEO and Secretary

EXOPACK ADVANCED COATINGS, LLC

By:	/s/ Jonathan D. Heard
Name:	Jonathan D. Heard
Title:	CFO, Treasurer, Asst. Secretary, and Senior Vice President

INTELICOAT TECHNOLOGIES IMAGE PRODUCTS MATTHEWS LLC

By:	/s/ Jonathan D. Heard
Name:	Jonathan D. Heard
Title:	CFO, Treasurer, Asst. Secretary, and Senior Vice President

[Signature page to Credit Agreement]

GENERAL ELECTRIC CAPITAL CORPORATION, as US Agent, US L/C Issuer, a US Tranche A Lender and a US Tranche A1 Lender

By:	/s/ Geoffrey K. Hall
Name:	Geoffrey K. Hall
Title:	Its Duly Authorized Signatory

GE CANADA FINANCE HOLDING COMPANY, a Nova Scotia unlimited liability company, as Canadian Agent, Canadian L/C Issuer, a Canadian Tranche A Lender and a Canadian Tranche A1 Lender

By:	/s/ Colin Woodyard
Name:	Colin Woodyard
Title:	Its Duly Authorized Signatory

[Signature page to Credit Agreement]

ANNEX A

to

CREDIT AGREEMENT

DEFINITIONS

Capitalized terms used in the Loan Documents shall have (unless otherwise provided elsewhere in the Loan Documents) the following respective meanings and all references to Sections, Exhibits, Schedules, Subschedules or Annexes in the following definitions shall refer to Sections, Exhibits, Schedules, Subschedules or Annexes of or to the Agreement:

3181952 means 3181952, an unlimited liability company incorporated under the laws of Nova Scotia.

Acceleration of US Obligations has the meaning ascribed to it in Section 7.3(b).

Account Debtor means any Person who may become obligated to any Credit Party under, with respect to, or on account of, an Account, Chattel Paper or General Intangibles (including a payment intangible).

Accounting Changes means: (a) changes in accounting principles required by GAAP and implemented by Holdings or any of its Subsidiaries; (b) changes in accounting principles recommended by Holdings’ certified public accountants and implemented by Holdings or any Borrower; and (c) changes in carrying value of Holdings’, any Borrower’s or any of their Subsidiaries’ assets, liabilities or equity accounts resulting from (i) the application of purchase accounting principles (A.P.B. 16 and/or 17, FASB 141 and EITF 88-16 and FASB 109) to the Related Transactions or (ii) as the result of any other adjustments that, in each case, were applicable to, but not included in, the Pro Forma.

Accounts means all “accounts,” as such term is defined in the Code, the PPSA and all “claims” for the purpose of the Civil Code of Quebec (or similar Applicable Law), now owned or hereafter acquired by any Credit Party, including (a) all accounts receivable, other receivables, book debts and other forms of obligations (other than forms of obligations evidenced by Chattel Paper or Instruments), (including any such obligations that may be characterized as an account or contract right under the Code), (b) all of each Credit Party’s rights in, to and under all purchase orders or receipts for goods or services, (c) all of each Credit Party’s rights to any goods represented by any of the foregoing (including unpaid sellers’ rights of rescission, replevin, reclamation and stoppage in transit and rights to returned, reclaimed or repossessed goods), (d) all rights to payment due to any Credit Party for property sold, leased, licensed, assigned or otherwise disposed of, for a policy of insurance issued or to be issued, for a secondary obligation incurred or to be incurred, for energy provided or to be provided, for the use or hire of a vessel under a charter or other contract, arising out of the use of a credit card or charge card, or for services rendered or to be rendered by such Credit Party or in connection with any other transaction (whether or not yet earned by performance on the part of such Credit

Party), (e) all healthcare insurance receivables, and (f) all collateral security of any kind, now or hereafter in existence, given by any Account Debtor or other Person with respect to any of the foregoing.

Acquisition Pro Forma has the meaning ascribed to it in Section 5.6(ix)(A).

Acquisition Projections has the meaning ascribed to it in Section 5.6.

Advances means any US Tranche A Revolving Credit Advance, US Tranche A1 Revolving Credit Advance, Canadian Tranche A Revolving Credit Advance or Canadian Tranche A1Revolving Credit Advance, as the context may require.

Affected Lender has the meaning ascribed to it in Section 9.19(a).

Affiliate means, with respect to any Person, (a) each Person that, directly or indirectly, owns or controls, whether beneficially, or as a trustee, guardian or other fiduciary, 10% or more of the Stock having ordinary voting power in the election of directors of such Person, (b) each Person that controls, is controlled by or is under common control with such Person, and (c) each of such Person’s officers, directors, joint venturers and partners. For the purposes of this definition, “control” of a Person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of its management or policies, whether through the ownership of voting securities, by contract or otherwise; provided, however, that the term “Affiliate” shall specifically exclude each Agent and each Lender, each unrelated portfolio company of Sponsor, Sponsor’s affiliates and any purchaser of the Subordinated Debt or the Senior Notes.

Agents means, collectively, the US Agent and the Canadian Agent.

Aggregate Borrowing Availability means, at any given time, the sum of the US Tranche A Borrowing Availability, US Tranche A1 Borrowing Availability, Canadian Tranche A Borrowing Availability and Canadian Tranche A1 Borrowing Availability.

Aggregate Canadian Borrowing Base means as of any date of determination, the sum of the Aggregate Canadian Tranche A Borrowing Base plus the Aggregate Canadian Tranche A1 Borrowing Base.

Aggregate Canadian Tranche A Borrowing Base means as of any date of determination, an amount equal to (i) the sum of the Canadian Tranche A Borrowing Base of each Canadian Borrower less (ii) all Reserves applicable to the Canadian Borrowers.

Aggregate Canadian Tranche A1 Borrowing Base means as of any date of determination, an amount equal to (i) the sum of the Canadian Tranche A1 Borrowing Base of each Canadian Borrower less (ii) all Reserves applicable to the Canadian Borrowers.

Aggregate US Borrowing Base means as of any date of determination, the sum of the Aggregate US Tranche A Borrowing Base plus the Aggregate US Tranche A1 Borrowing Base.

Aggregate US Tranche A Borrowing Base means as of any date of determination, an amount equal to the sum of the US Tranche A Borrowing Base of each US Borrower; less all Reserves applicable to the US Borrowers.

Aggregate US Tranche A1 Borrowing Base means as of any date of determination, an amount equal to (i) the sum of the US Tranche A1 Borrowing Base of each US Borrower; less (ii) all Reserves applicable to the US Borrowers.

Agreement means this Amended and Restated Credit Agreement (including all Schedules, Subschedules, Annexes and Exhibits hereto), as the same may be amended, supplemented, restated or otherwise modified from time to time.

Applicable Agent means (i) with respect to the Canadian Borrowers, Canadian Credit Parties, Canadian Lenders or Canadian Loans, Canadian Agent and (ii) with respect to the US Borrowers, US Credit Parties, US Lenders, or US Loans, US Agent.

Applicable Borrower Representative means (i) with respect to the Canadian Borrowers, Canadian Credit Parties, Canadian Lenders, Canadian Tranche A Lenders, Canadian Tranche A1 Lenders, Canadian Tranche A Loans or Canadian Tranche A1 Loans, Canadian Borrower Representative and (ii) with respect to the US Borrowers, US Credit Parties, US Lenders, US Tranche A Lender, US Tranche A1 Lender, US Tranche A Loans or US Tranche A1 Loans, US Borrower Representative.

Applicable Canadian Tranche A Index Margin means the per annum interest rate margin from time to time in effect and payable in addition to the Canadian Index Rate applicable to the Canadian Tranche A Loan, as determined by reference to Section 1.3(a).

Applicable Canadian Tranche A1 Index Margin means the per annum interest rate margin from time to time in effect and payable in addition to the Canadian Index Rate applicable to the Canadian Tranche A1 Loan, as determined by reference to Section 1.3(a).

Applicable Law means, in respect of any provision of law referred to herein, the law applicable in each relevant jurisdiction to the issue or topic addressed in such provision of law.

Applicable Margins means collectively the Applicable US Tranche A Index Margin, the Applicable US Tranche A LIBOR Margin, the Applicable Canadian Tranche A Index Margin, the Applicable Canadian Tranche A1 Index Margin, the Applicable Tranche A BA Rate Margin, the Applicable Tranche A1 BA Rate Margin, the Applicable US Tranche A1 Index Margin and the Applicable US Tranche A1 LIBOR Margin.

Applicable Tranche A BA Rate Margin means the per annum interest rate margin from time to time in effect and payable in addition to the BA Rate applicable to the Canadian Tranche A Loan, as determined by reference to Section 1.3(a).

Applicable Tranche A1 BA Rate Margin means the per annum interest rate margin from time to time in effect and payable in addition to the BA Rate applicable to the Canadian Tranche A1 Loan, as determined by reference to Section 1.3(a).

Applicable US Tranche A Index Margin means the per annum interest rate margin from time to time in effect and payable in addition to the US Index Rate applicable to the US Tranche A Loans, as determined by reference to Section 1.3(a).

Applicable US Tranche A1 Index Margin means the per annum interest rate margin from time to time in effect and payable in addition to the US Index Rate applicable to the US Tranche A1 Loans, as determined by reference to Section 1.3(a).

Applicable US Tranche A LIBOR Margin means the per annum interest rate margin from time to time in effect and payable in addition to the LIBOR Rate applicable to the US Tranche A Loans, as determined by reference to Section 1.3(a).

Applicable US Tranche A1 LIBOR Margin means the per annum interest rate margin from time to time in effect and payable in addition to the LIBOR Rate applicable to the US Tranche A1 Loans, as determined by reference to Section 1.3(a).

Arm’s Length has the meaning such term has for purposes of the ITA.

Asset Disposition means the disposition whether by sale, lease, transfer, loss, damage, destruction, casualty, condemnation or otherwise of any of the following: (a) any of the Stock or other equity or ownership interest of any of Borrowers’ Subsidiaries or (b) any or all of the assets (other than property, plant and Equipment) of Borrowers or any of their Subsidiaries other than sales and dispositions described in Section 5.7(a).

Assignment Agreement has the meaning given to such term in Section 8.1.

Bankruptcy Code means the provisions of Title 11 of the United States Code, 11 U.S.C. §§ 101 et seq. or other applicable bankruptcy, insolvency or similar laws.

BA Period means with respect to any BA Rate Loan bearing interest at a rate based on the BA Rate, a period of 30, 60 or 90 days commencing on a Business Day selected by Canadian Borrower Representative in its irrevocable Notice of Canadian Tranche A Revolving Credit Advance, Notice of Canadian Tranche A1 Revolving Credit Advance or Notice of Conversion/Continuation with respect to such BA Rate Loan delivered to Canadian Agent in accordance with Sections 1.2 and 1.3 (as applicable), provided that the foregoing provision relating to BA Periods is subject to the following:

(a)	any BA Period that would otherwise extend beyond the Canadian Tranche A Commitment Termination Date or the Canadian Tranche A1 Commitment Termination Date shall end on the Business Day immediately preceding such date;

(b)	Canadian Borrower Representative shall select BA Periods so as not to require a payment or prepayment of any BA Rate Loan during a BA Period for such Canadian Loan; and

(c)	Canadian Borrower Representative shall select BA Periods so there shall be no more than five (5) separate BA Rate Loans in existence at any one time.

BA Rate means, in respect of any BA Period applicable to a BA Rate Loan, the rate per annum determined by Canadian Agent by reference to the average rate quoted on the Reuters Monitor Screen (Page CDOR, or such other Page as may replace such Page on such Screen for the purpose of displaying Canadian interbank bid rates for Canadian Dollar bankers’ acceptances) applicable to Canadian Dollar bankers’ acceptances with a term comparable to such BA Period as of 11:00 a.m. (Toronto time) two (2) Business Days before the first day of such BA Period. If for any reason the Reuters Monitor Screen rates are unavailable, BA Rate means the rate of interest determined by Canadian Agent that is equal to the arithmetic mean (rounded upwards to the nearest basis point) of the rates quoted by The Bank of Nova Scotia, Royal Bank of Canada and Canadian Imperial Bank of Commerce in respect of Canadian Dollar bankers’ acceptances with a term comparable to such BA Period. No adjustment shall be made to account for the difference between the number of days in a year on which the rates referred to in this definition are based and the number of days in a year on the basis of which interest is calculated in the Agreement.

BA Rate Breakage Costs means an amount equal to the amount of any losses, expenses, liabilities (including, without limitation, any loss (including interest paid) and lost opportunity cost in connection with the re-employment of such funds) that any Canadian Lender may sustain as a result of (i) any default by any Canadian Borrower in making any borrowing of, conversion into or continuation of any BA Rate Loan following Canadian Borrower Representative’s delivery to Canadian Agent of any BA Rate Loan request in respect thereof or (ii) any payment of a BA Rate Loan on any day that is not the last day of the BA Period applicable thereto (regardless of the source of such prepayment and whether voluntary, by acceleration or otherwise). For purposes of calculating amounts payable to a Canadian Lender under Section 1.4(f), each Canadian Lender shall be deemed to have actually funded its relevant BA Rate Loan through the purchase of a deposit bearing interest at the BA Rate in an amount equal to the amount of that BA Rate Loan and having a maturity and repricing characteristics comparable to the relevant BA Period; provided, however, that each Canadian Lender may fund each of its BA Rate Loans in any manner it sees fit, and the foregoing assumption shall be utilized only for the calculation of amounts payable under Section 1.4(f).

BA Rate Loan means a Canadian Tranche A Revolving Credit Advance or a Canadian Tranche A1 Revolving Credit Advance denominated in Canadian Dollars which bears interest at a rate based on the BA Rate.

BIA shall mean the Bankruptcy and Insolvency Act (Canada), and any successor act or statute.

Borrower and Borrowers have the respective meanings ascribed to them in the preamble to the Agreement.

Borrower Representative means, either US Borrower Representative or Canadian Borrower representative, in each case as applicable.

Borrowing Base shall mean the Canadian Tranche A Borrowing Base, the Canadian Tranche A1 Borrowing Base, the US Tranche A Borrowing Base and the US Tranche A1 Borrowing Base, as the context may require.

Borrowing Base Certificate has the meaning ascribed to it in Section 6.1(d).

Business Day means any day that is not a Saturday, a Sunday or a day on which banks are required or permitted to be closed in the State of New York or the Province of Ontario and in reference to LIBOR Loans shall mean any such day that is also a LIBOR Business Day.

CAM shall mean the mechanism for the allocation and exchange of interests in the Credit Facilities and collections thereunder established under Section 8.6.

CAM Exchange shall mean the exchange of the Lenders’ interests provided for in Section 8.6.

CAM Exchange Date shall mean the date on which (a) any event referred to in Section 7.1(f) or (g) shall occur or (b) an Acceleration of U.S. Obligations or an Acceleration of Canadian Obligations shall occur.

CAM Percentage shall mean, as to each Lender, a fraction, expressed as a decimal, of which (a) the numerator shall be the aggregate Dollar Equivalent of the Specified Obligations owed to such Lender and such Lender’s participation in the aggregate Letters of Credit immediately prior to the CAM Exchange Date and (b) the denominator shall be the aggregate Dollar Equivalent of the Specified Obligations owed to all the Lenders and the aggregate Letters of Credit immediately prior to such CAM Exchange Date.

Canadian Agent means GE Canada in its capacity as Canadian Agent for Canadian Lenders or its successor appointed pursuant to Section 8.2 which successor shall be a Canadian Person.

Canadian Allocable Amount has the meaning ascribed to it in Section 11.1(a).

Canadian Benefit Plans means any plan, fund, program, or policy, whether oral or written, formal or informal, funded or unfunded, insured or uninsured, providing employee benefits, including medical, hospital care, dental, sickness, accident, disability, life insurance, pension, retirement or savings benefits, under which a Person has any liability with respect to any employee or former employee, but excluding any Canadian Pension Plans and any plan fund, program or policy established pursuant to statute and administered by a Governmental Authority.

Canadian Borrowers has the meaning ascribed thereto in the preamble to this Agreement.

Canadian Borrower Representative means Exopack Canada in its capacity as Canadian Borrower Representative pursuant to the provisions of Section 1.13(b).

Canadian Collateral means the property covered by the Canadian Security Agreements and the other Canadian Collateral Documents and any other personal property (other than real property, plants, Equipment and immovable property), tangible or intangible, moveable, now existing or hereafter acquired, that may at any time be or become subject to a security interest or Lien in favor of Canadian Agent, on behalf of itself and Canadian Lenders, to secure the Canadian Obligations or any portion thereof.

Canadian Collateral Documents means the Canadian Security Agreements, the Canadian Patent Security Agreements, the Canadian Trademark Security Agreements, the Canadian Copyright Security Agreements and all similar agreements entered into guaranteeing payment of, or granting a Lien upon property as security for payment of, the Canadian Obligations or any portion thereof.

Canadian Copyright Security Agreements means the Canadian Copyright Security Agreements, if any, made in favor of Canadian Agent, on behalf of itself and Canadian Lenders, by each applicable Canadian Credit Party.

Canadian Credit Party means the Canadian Borrowers and each of their Subsidiaries that is a Guarantor with respect to Canadian Obligations.

Canadian Disbursement Account has the meaning ascribed to it in Section 1.2(d).

Canadian Dollars or “Cdn$” means the lawful currency of Canada.

Canadian Foreign Lender has the meaning ascribed to it in Section 1.12(d).

Canadian Guarantor Payment has the meaning ascribed to it in Section 11.7(a).

Canadian Guarantors means each Canadian Subsidiary of Holdings (other than Canadian Borrowers), if any, and each other Person, if any, that executes a guaranty or other similar agreement in favor of Canadian Agent, for itself and the ratable benefit of Canadian Lenders guarantying the Canadian Obligations, in connection with the transactions contemplated by the Agreement and the other Loan Documents.

Canadian Guaranty means the guaranty, dated as of the Original Closing Date, executed by each Canadian Subsidiary of Holdings (other than Canadian Borrowers) in favor of Canadian Agent, on behalf of itself and Canadian Lenders.

Canadian Indemnitees has the meaning ascribed to it in Section 9.1(b).

Canadian Index Rate means a floating rate of interest per annum equal to the higher of (i) the rate established by the Canadian Agent as the reference rate then in effect for determining interest rates on Canadian Dollar denominated commercial loans made by commercial banks in Canada and (ii) the BA Rate in respect of a BA period for 30 days, plus 1.00%.

Canadian Index Rate Loan means a Canadian Loan denominated in Canadian Dollars that bears interest at a rate based on the Canadian Index Rate.

Canadian L/C Issuer means GE Canada Finance Holding Company or a Subsidiary thereof or a bank or other legally authorized Person selected by or acceptable to Canadian Agent in its sole discretion, in such Person’s capacity as an issuer of Canadian Letters of Credit hereunder provided that such Canadian Issuer shall at all times be a Canadian Person.

Canadian L/C Sublimit has the meaning ascribed to it in Section 1.2(c).

Canadian Lenders means the Canadian Tranche A Lenders and the Canadian Tranche A1 Lenders.

Canadian Letters of Credit means standby letters of credit issued for the account of Canadian Borrowers by Canadian L/C Issuers for which Canadian Agent and Canadian Tranche A Lenders have incurred Canadian Letter of Credit Obligations.

Canadian Letter of Credit Fee has the meaning ascribed to it in Section 1.4(d)(iii).

Canadian Letter of Credit Obligations means all outstanding obligations incurred by Canadian Agent and Canadian Tranche A Lenders at the request of Canadian Borrower Representative, whether direct or indirect, contingent or otherwise, due or not due, in connection with the issuance of Canadian Letters of Credit by Canadian L/C Issuers or the purchase of a participation as set forth in Section 1.2(c) with respect to any Canadian Letter of Credit. The amount of such Canadian Letter of Credit Obligations shall equal the maximum amount that may be payable by Canadian Agent and Canadian Tranche A Lenders thereupon or pursuant thereto.

Canadian Loans means the Canadian Tranche A Loans and the Canadian Tranche A1 Loans.

Canadian Loan Commitments means the Canadian Tranche A Loan Commitment and the Canadian Tranche A1 Loan Commitment.

Canadian Non-Funding Lender has the meaning ascribed to it in Section 8.5(a)(iv).

Canadian Notes means the Canadian Tranche A Notes and the Canadian Tranche A1 Notes.

Canadian Obligations means all loans, advances, debts, liabilities and obligations, for the performance of covenants, tasks or duties or for payment of monetary amounts (whether or not such performance is then required or contingent, or such amounts are liquidated or determinable), including Canadian Letter of Credit Obligations, owing by any Credit Party to Canadian Agent or any Canadian Lender, and all covenants and duties regarding such amounts, of any kind or nature, present or future, whether or not evidenced by any note, agreement or other instrument, arising under the Agreement or any of the other Loan Documents. This term includes all principal, interest (including all interest that accrues after the commencement of any case or proceeding by or against any Canadian Credit Party in bankruptcy, whether or not allowed in such case or proceeding), Fees, Charges, expenses, attorneys’ fees and any other sum chargeable to any Canadian Credit Party under the Agreement or any of the other Loan Documents.

Canadian Overadvance has the meaning ascribed to it in Section 1.2(a).

Canadian Patent Security Agreements means the Canadian Patent Security Agreements, if any, made in favor of Canadian Agent, on behalf of itself and Canadian Lenders, by each applicable Canadian Credit Party.

Canadian Pension Event means (i) the termination in whole or in part of any Canadian Pension Plan, (ii) the determination of a going concern unfunded liability or a solvency deficiency in respect of any Canadian Pension Plan in an actuarial report on the Canadian Pension Plan filed with the applicable Governmental Authority, (iii) the failure of any Credit Party to make minimum required contributions to amortize any funding deficiencies under a Canadian Pension Plan within the time period required by law or failure by any Credit Party to make a required contribution under any Canadian Pension Plan which could result in the imposition of a Lien upon the assets of a Credit Party, or (iv) any Credit Party makes any improper withdrawals or application of assets of a Canadian Pension Plan.

Canadian Pension Plan means each pension plan required to be registered under Canadian federal, provincial or territorial law (including, without limitation, under the Pension Benefits Act (Ontario) or the ITA) that is maintained or contributed to by a Canadian Credit Party for its employees or former employees, but does not include the Canada Pension Plan or the Quebec Pension Plan as maintained by the Government of Canada or the Province of Quebec, respectively.

Canadian Person means a resident of Canada for purposes of the ITA or an authorized foreign bank for purposes of the ITA that receives each amount paid or credited to it hereunder in respect of its Canadian banking business for purposes of the ITA.

Canadian Pledge Agreement means the US Pledge Agreement (Canadian Pledged Entities), dated as of January 31, 2006, executed by TPG Enterprises and Exopack-Ontario in favor of the Canadian Agent.

Canadian Security Agreements means the Security Agreement, dated as of the Original Closing Date, executed by each Canadian Credit Party in favor of Canadian Agent, on behalf of itself and Canadian Lenders and each other agreement now or hereafter executed and delivered by any Canadian Subsidiary that creates a mortgage, charge, security interest or other Lien over any assets of such Canadian Subsidiary for the benefit of Canadian Agent and Canadian Lenders to secure the Canadian Obligations.

Canadian Security Documents means the Canadian Pledge Agreements, the Canadian Security Agreements, the Canadian Copyright Agreements, the Canadian Patent Agreements, the Canadian Trademark Agreements and any security document delivered pursuant thereto or in connection therewith and “Canadian Security Document” means any one of them.

Canadian Settlement Date has the meaning ascribed to it in Section 8.5(a)(iv).

Canadian Subsidiary means each Subsidiary of Holdings organized under the laws of Canada or any province or territory thereof.

Canadian Trademark Security Agreements means the Canadian Trademark Security Agreements, if any, made in favor of Canadian Agent, on behalf of itself and Canadian Lenders, by each applicable Canadian Credit Party.

Canadian Tranche A Borrowing Availability means, at any time the lesser of (i) the amount of the Canadian Tranche A Loan Commitment of all Canadian Tranche A Lenders at such time and (ii) the Aggregate Canadian Tranche A Borrowing Base at such time, in each case less the sum of (x) the amount of the outstanding Canadian Tranche A Loan at such time, plus (y) Reserves imposed by Canadian Agent in its reasonable credit judgment at such time in accordance with the terms hereof.

Canadian Tranche A Borrowing Base means, for any Canadian Borrower, as of any date of determination by Canadian Agent, from time to time, an amount equal to the sum at such time of:

(a) up to 85% of the book value of the Eligible Accounts of such Canadian Borrower and its Canadian Subsidiaries (which for the avoidance of doubt, includes direct and indirect Canadian Subsidiaries) and TPG Canada;

(b) up to the lesser of (i) 62.5% of the book value of the Eligible Inventory of such Canadian Borrower and its Canadian Subsidiaries (which for the avoidance of doubt, includes direct and indirect Canadian Subsidiaries) and TPG Canada consisting of raw materials (other than Eligible Inventory consisting of raw materials in-transit pursuant to Section 1.9(p)) and finished goods valued at the lower of cost (determined on a first-in, first-out basis) or market and (ii) 85% of the NOLV of such Eligible Inventory (such amount, the “Canadian Tranche A Raw Materials Advance Rate”);

(c) up to 45% of the book value of the Eligible Inventory of such Canadian Borrower and its Canadian Subsidiaries (which for the avoidance of doubt, includes direct and indirect Canadian Subsidiaries) and TPG Canada consisting of work in process (eligible pursuant to Section 1.9(o); and;

(d) up to the inverse of the then applicable Canadian Tranche A Raw Materials Advance Rate on the Eligible Inventory of such Canadian Borrower and its Canadian Subsidiaries (which for the avoidance of doubt, includes direct and indirect Canadian Subsidiaries) and TPG Canada consisting of raw materials in-transit (eligible pursuant to Section 1.9(p)), in an amount not to exceed $1,000,000 in the aggregate .

Canadian Tranche A Commitment Termination Date means the earliest of (a) January 31, 2011, (b) the date of termination (whichever is earliest) of Canadian Lenders’ obligations to make Canadian Tranche A Revolving Credit Advances or incur Canadian Letter of Credit Obligations or permit existing Canadian Tranche A Loans to remain outstanding, in each case, pursuant to Section 7.2 or Section 7.3, and (c) the date of (i) payment in full by Canadian Borrowers of Canadian Tranche A Revolving Credit Advances, (ii) the cancellation and return (or stand-by guarantee) of all Canadian Letters of Credit or the cash collateralization of all Canadian Letter of Credit Obligations pursuant to Section 1.6(g), and (iii) the permanent reduction of the Canadian Tranche A Commitments to zero dollars ($0).

Canadian Tranche A Lenders means GE Canada, the other Lenders named on the signature pages of the Agreement as Canadian Tranche A Lenders (in such capacity only), and, if any such Canadian Tranche A Lender shall assign all or any portion of the Canadian Obligations in accordance with the terms hereof, such term shall include any such assignee of such Canadian Tranche A Lender provided that, unless an Event of Default has occurred and is continuing, each Canadian Tranche A Lender shall at all times be a Canadian Person.

Canadian Tranche A Loan means, at any time, the sum of (i) the aggregate amount of Canadian Tranche A Revolving Credit Advances outstanding to Canadian Borrowers plus (ii) the aggregate Canadian Letter of Credit Obligations incurred on behalf of Canadian Borrowers. Unless the context otherwise requires, references to the outstanding principal balance of the Canadian Tranche A Loan shall include the outstanding balance of Canadian Letter of Credit Obligations.

Canadian Tranche A Loan Commitment means (a) as to any Canadian Tranche A Lender, the commitment of such Canadian Tranche A Lender to make its Pro Rata Share of Canadian Tranche A Revolving Credit Advances or incur its Pro Rata Share of Canadian Letter of Credit Obligations as set forth on Annex B or in the most recent Assignment Agreement, if any, executed by such Canadian Tranche A Lender and (b) as to all Canadian Tranche A Lenders, the aggregate commitment of all Canadian Tranche A Lenders to make the Canadian Tranche A Revolving Credit Advances or incur Canadian Letter of Credit Obligations, which aggregate commitment shall be Twenty Million Dollars ($20,000,000) or the Canadian Dollar equivalent thereof on the Closing Date, as such amount may be adjusted, if at all, from time to time in accordance with the Agreement.

Canadian Tranche A Note has the meaning ascribed to it in Section 1.2(a).

Canadian Tranche A Raw Materials Advance Rate has the meaning ascribed to it in the definition of “Canadian Tranche A Borrowing Base”.

Canadian Tranche A Revolving Credit Advance has the meaning ascribed to it in Section 1.2(a).

Canadian Tranche A1 Borrowing Availability means, at any time the lesser of (i) the amount of the Canadian Tranche A1 Loan Commitment of all Canadian Tranche A1 Lenders at such time and (ii) the Aggregate Canadian Tranche A1 Borrowing Base at such time, in each case less the sum of (x) the amount of the outstanding Canadian Tranche A1 Loan at such time, plus (y) Reserves imposed by Canadian Agent in its reasonable credit judgment at such time in accordance with the terms hereof.

Canadian Tranche A1 Borrowing Base means, for any Canadian Borrower, as of any date of determination by Canadian Agent, from time to time, an amount equal to the sum at such time of:

(a) up to an additional 5% of the book value of the Eligible Accounts of such Canadian Borrower and its Canadian Subsidiaries (which for the avoidance of doubt, includes direct and indirect Canadian Subsidiaries) and TPG Canada at such time; and

(b) up to the lesser of (i) an additional 5% of the book value of the Eligible Inventory of such Canadian Borrower and its Canadian Subsidiaries (which for the avoidance of doubt, includes direct and indirect Canadian Subsidiaries) and TPG Canada consisting of raw materials and finished goods valued at the lower of cost (determined on a first-in, first-out basis) or market and (ii) an additional 5% of the NOLV of such Eligible Inventory.

Canadian Tranche A1 Commitment Termination Date means the earliest of (a) January 31, 2011, (b) the date of termination (whichever is earliest) of Canadian Tranche A1 Lenders’ obligations to make Canadian Tranche A1 Revolving Credit Advances or permit existing Canadian Tranche A1 Loans to remain outstanding, in each case, pursuant to Section 7.2 or Section 7.3, and (c) the date of (i) payment in full by Canadian Borrowers of Canadian Tranche A1 Revolving Credit Advances, and (ii) the permanent reduction of the Canadian Tranche A1 Commitments to zero dollars ($0).

Canadian Tranche A1 Lenders means GE Canada, the other Lenders named on the signature pages of the Agreement as Canadian Tranche A1 Lenders (in such capacity only), and, if any such Canadian Tranche A1 Lender shall assign all or any portion of the Canadian Obligations in accordance with the terms hereof, such term shall include any such assignee of such Canadian Tranche A1 Lender provided that, unless an Event of Default has occurred and is continuing, each Canadian Tranche A1 Lender shall at all times be a Canadian Person.

Canadian Tranche A1 Loan means, at any time, the sum of the aggregate amount of Canadian Tranche A1 Revolving Credit Advances outstanding to Canadian Borrowers.

Canadian Tranche A1 Loan Commitment means (a) as to any Canadian Tranche A1 Lender, the commitment of such Canadian Tranche A1 Lender to make its Pro Rata Share of Canadian Tranche A1 Revolving Credit Advances as set forth on Annex B or in the most recent Assignment Agreement, if any, executed by such Canadian Tranche A1 Lender and (b) as to all Canadian Tranche A1 Lenders, the aggregate commitment of all Canadian Tranche A1 Lenders to make the Canadian Tranche A1 Revolving Credit Advances, which aggregate commitment shall be Five Million Dollars ($5,000,000) or the Canadian Dollar equivalent thereof on the Closing Date, as such amount may be adjusted, if at all, from time to time in accordance with the Agreement.

Canadian Tranche A1 Note has the meaning ascribed to it in Section 1.2(f).

Canadian Tranche A1 Revolving Credit Advance has the meaning ascribed to it in Section 1.2(f).

Capital Expenditures means, without duplication, any expenditure or commitment to expend money for any purchase or other acquisition of any asset which should be classified as a fixed or capital asset on a consolidated balance sheet of Holdings and its Subsidiaries prepared in accordance with GAAP plus deposits made during the applicable measuring period in connection with fixed assets; less deposits of a prior period included above less Net Proceeds of Asset Dispositions which Borrowers are permitted to reinvest under Section 1.6(c) and are included in the expenditures above.

Capital Lease means, with respect to any Person, any lease of any property (whether real, personal or mixed) by such Person as lessee that, in accordance with GAAP, would be required to be classified and accounted for as a capital lease on a balance sheet of such Person.

Capital Lease Obligation means, with respect to any Capital Lease of any Person, the amount of the obligation of the lessee thereunder that, in accordance with GAAP, would appear on a balance sheet of such lessee in respect of such Capital Lease.

Cash Equivalents means: (i) marketable securities (A) issued or directly and unconditionally guaranteed as to interest and principal by the United States government or Canadian government or (B) issued by any agency of the United States government or Canadian government the obligations of which are backed by the full faith and credit of the United States or Canada, in each case maturing within one (1) year after acquisition thereof; (ii) marketable direct obligations issued by any state of the United States of America, any province or territory of Canada, or any political subdivision of any such state, province, territory or any public instrumentality thereof, in each case maturing within one year after acquisition thereof and having, at the time of acquisition, a rating of at least A-1 from S&P or at least P-1 from Moody’s; (iii) commercial paper maturing no more than one year from the date of acquisition and, at the time of acquisition, having a rating of at least A-1 from S&P or at least P-1 from Moody’s; (iv) certificates of deposit or bankers’ acceptances issued or accepted by any Lender or by any commercial bank organized under the laws of the United States of America or any state thereof or the District of Columbia or Canada that is at least (A) “adequately capitalized” (as defined in the regulations of its primary Federal banking regulator) and (B) has Tier 1 capital (as defined in such regulations) of not less than $250,000,000, in each case maturing within one year after issuance or acceptance thereof; and (v) shares of any money market mutual or similar funds that (A) has substantially all of its assets invested continuously in the types of investments referred to in clauses (i) through (iv) above, (B) has net assets of not less than $500,000,000 and (C) has the highest rating obtainable from either S&P or Moody’s.

Cello-Foil has the meaning given to such term in the recitals to this Agreement.

Change of Control means any event, transaction or occurrence as a result of which (a) the Sponsor ceases to own and control directly or indirectly all of the economic and voting rights associated with ownership of at least fifty one percent (51%) of all classes of the outstanding Stock of Holdings on a fully diluted basis, (b) Holdings ceases to own and control directly or indirectly all of the economic and voting rights associated with all of the outstanding Stock of any Borrower, (c) any Borrower ceases to own and control all of the economic and voting rights associated with all of the outstanding Stock of any of its Subsidiaries, or (d) any “Change of Control” shall occur (as such term is defined in the Indenture or any other agreement governing the Senior Notes).

Charges means all federal, state, provincial, territory, county, city, municipal, local, foreign or other governmental taxes (including premiums and other amounts owed to the PBGC at the time due and payable), levies, assessments, charges, liens, claims or encumbrances upon or relating to (a) the Collateral, (b) the Obligations, (c) the employees, payroll, income or gross receipts of any Credit Party, (d) any Credit Party’s ownership or use of any properties or other assets, or (e) any other aspect of any Credit Party’s business.

Chattel Paper means any “chattel paper,” as such term is defined in the Code, the PPSA (or similar Applicable Law), including electronic chattel paper, now owned or hereafter acquired by any Credit Party, wherever located.

Closing Checklist means the schedule, including all appendices, exhibits or schedules thereto, listing certain documents and information to be delivered in connection with the Agreement, the other Loan Documents and the transactions contemplated thereunder, substantially in the form attached hereto as Annex C.

Closing Date means October 31, 2007.

Code means the Uniform Commercial Code as the same may, from time to time, be enacted and in effect in the State of New York; provided, that to the extent that the Code is used to define any term herein or in any Loan Document and such term is defined differently in different Articles or Divisions of the Code, the definition of such term contained in Article or Division 9 shall govern; provided further, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection or priority of, or remedies with respect to, any Agent’s or any Lender’s Lien on any Collateral is governed by the Uniform Commercial Code as enacted and in effect in a jurisdiction other than the State of New York, the term “Code”

shall mean the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes of the provisions thereof relating to such attachment, perfection, priority or remedies and for purposes of definitions related to such provisions.

Collateral means the Canadian Collateral and the US Collateral, as the context may require.

Collection Account means that certain account of US Agent, account number 502-328-54 in the name of US Agent at DeutscheBank Trust Company Americas in New York, New York ABA No. 021 001 033, or such other account as may be specified in writing by US Agent as the “Collection Account”, which account shall not be maintained at an office of a Lender.

Collateral Documents means the Canadian Collateral Documents and the US Collateral Documents, as the context may require.

Commitments means, collectively, the Canadian Tranche A Loan Commitments, the Canadian Tranche A1 Loan Commitments, the US Tranche A Loan Commitments and the US Tranche A1 Loan Commitments which shall be equal to $110,000,000 on the Closing Date.

Commitment Termination Dates means, collectively, the US Tranche A Commitment Termination Date, the US Tranche A1 Commitment Termination Date, the Canadian Tranche A Commitment Termination Date and the Canadian Tranche A1 Commitment Termination Date.

Communication means any notice, information or other communication required or permitted to be given or made under the Agreement, but excluding any Loan Document requested by Agent to be delivered solely in a signed writing, including without limitation, any Note, power of attorney, or Patent Security Agreement, Trademark Security Agreement or Copyright Security Agreement.

Compliance Certificate has the meaning ascribed to it in Section 6.1(k).

Consolidated Net Income means, with respect to any specified Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that:

(1)	the Net Income (but not loss) of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting will be included only to the extent of the amount of dividends or similar distributions paid in cash to the specified Person or a Restricted Subsidiary of the Person;

(2)

the Net Income of any Restricted Subsidiary will be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental regulation applicable to that Restricted Subsidiary or its stockholders, except that such exclusion shall not apply to the extent such dividends or distributions are actually received by such Person;

(3)	the cumulative effect of a change in accounting principles will be excluded;

(4)	the effect of purchase accounting adjustments required or permitted by GAAP in connection with the Transactions (as such term is defined in the Indenture) shall be excluded;

(5)	any goodwill impairment charges will be excluded;

(6)	non-cash compensation charges or other non-cash expenses or charges arising from the grant or issuance of stock, stock options or other equity-based awards to directors, officers or employees of Holdings and its Restricted Subsidiaries will be excluded; and

(7)	payments of fees and expenses made by Holdings in connection with the consummation of the Transactions for such period will be excluded.

Contingent Obligation means, as applied to any Person, any direct or indirect liability of that Person: (i) with respect to Guaranteed Indebtedness and with respect to any Indebtedness, lease, dividend or other obligation of another Person if the purpose or intent of the Person incurring such liability, or the effect thereof, is to provide assurance to the obligee of such liability that such liability will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such liability will be protected (in whole or in part) against loss with respect thereto; (ii) with respect to any letter of credit issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings; (iii) under any foreign exchange contract, currency swap agreement, interest rate swap agreement (including US Interest Rate Agreements) or other similar agreement or arrangement designed to alter the risks of that Person arising from fluctuations in currency values or interest rates, (iv) any agreement, contract or transaction involving commodity options or future contracts, (v) to make take-or-pay or similar payments if required regardless of nonperformance by any other party or parties to an agreement, or (vi) pursuant to any agreement to purchase, repurchase or otherwise acquire any obligation or any property constituting security therefor, to provide funds for the payment or discharge of such obligation or to maintain the solvency, financial condition or any balance sheet item or level of income of another. The amount of any Contingent Obligation shall be equal to the amount of the obligation so guaranteed or otherwise supported or, if not a fixed and determined amount, the maximum amount so guaranteed.

Contractual Obligations means, as applied to any Person, any indenture, mortgage, deed of trust, contract, undertaking, agreement or other instrument to which that Person is a party or by which it or any of its properties is bound or to which it or any of its properties is subject including the Related Transactions Documents.

Control Agreement means a tri-party deposit account, securities account or commodities account control agreements by and among the applicable Credit Party, Applicable

Agent and the depository, securities intermediary or commodities intermediary, and each in form and substance satisfactory in all respects to Applicable Agent and in any event providing to Applicable Agent “control” of such deposit account, securities or commodities account within the meaning of Articles 8 and 9 of the Code (or similar provisions of its equivalent under Applicable Law).

Copyright License means any and all rights now owned or hereafter acquired by any Credit Party under any written agreement granting any right to such Credit Party to use any Copyright or Copyright registration owned by a third party.

Copyright Security Agreements means the US Copyright Security Agreements and the Canadian Copyright Security Agreements.

Copyrights means all of the following now owned or hereafter adopted or acquired by any Credit Party: (a) all copyrights and General Intangibles of like nature (whether registered or unregistered), all registrations and recordings thereof, and all applications in connection therewith, including all registrations, recordings and applications in the United States Copyright Office or Canadian Intellectual Property Office or in any similar office or agency of the United States, any state or territory thereof, or any other country or any political subdivision thereof; and (b) all reissues, extensions or renewals thereof.

CPG means CPG Finance, Inc., a Delaware corporation.

CRA means the Canada Revenue Agency.

Credit Facility shall mean the US Commitments and extensions of credit thereunder or the Canadian Commitments and extensions of credit thereunder, as applicable.

Credit Parties means the US Credit Parties and Canadian Credit Parties.

Default means any event that, with the passage of time or notice or both, would, unless cured or waived, become an Event of Default.

Default Rate has the meaning ascribed to it in Section 1.3(d).

Disbursement Accounts means the US Disbursement Account and the Canadian Disbursement Account.

Disclosure Schedules means the Schedules prepared by Borrowers and denominated as Schedules 3.1(a) through 5.9 in the index to the Agreement.

Division-by-Division Basis means (a) with respect to Projections prepared and delivered hereunder on or prior to the Closing Date, each of Holdings and its Subsidiaries and the Performance Films Group viewed as divisions of the Credit Parties and (b) with respect to Projections prepared and delivered hereunder after the Closing Date, each of the Credit Parties’

“plastics division” and “paper division” viewed as divisions of the Credit Parties without regard to the legal entities included therein.

Documents means any “document,” as such term is defined in the Code, the PPSA (or similar Applicable Law), including electronic documents, now owned or hereafter acquired by any Credit Party, wherever located.

Dollar Equivalent means the amount in Dollars for any amount denominated in Dollars and the Equivalent Amount in Dollars of any amount denominated in any other currency.

Dollars or “$” means lawful currency of the United States of America.

Domestic Subsidiaries means any Subsidiary organized under the laws of a jurisdiction in the United States of America.

EBITDA means, with respect to any specified Person for any period, the Consolidated Net Income of such Person for such period plus, without duplication:

(1)	an amount equal to any extraordinary loss plus any net loss realized by such Person or any of its Restricted Subsidiaries in connection with an Asset Disposition, to the extent such losses were deducted in computing such Consolidated Net Income, plus

(2)	provision for taxes (including, without limitation, the Michigan Single Business Tax) based on income or profits of such Person and its Restricted Subsidiaries for such period, to the extent that such provision for taxes was deducted in computing such Consolidated Net Income; plus

(3)	the Fixed Charges (as such term is defined in the Indenture) of such Person and its Restricted Subsidiaries for such period, to the extent that such Fixed Charges were deducted in computing such Consolidated Net Income; plus

(4)	non-recurring expenses and charges resulting from equity offerings, investments, mergers, recapitalizations, option buyouts, dispositions, asset acquisitions and similar transactions involving such Person or its Restricted Subsidiaries for such period, in each case to the extent deducted in computing Consolidated Net Income; plus

(5)	non-recurring restructuring charges or reserves for such period, to the extent such restructuring charges or reserves were deducted in computing Consolidated Net Income; plus

(6)	payments pursuant to the Management Services Agreement for such period, subject to the limitations set forth in the definition of “Permitted Payments to Parent,” to the extent such payments were deducted in computing Consolidated Net Income; plus

(7)	depreciation, amortization (including amortization of intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash expenses (excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) of such Person and its Restricted Subsidiaries for such period, to the extent that such depreciation, amortization and other non-cash expenses were deducted in computing such Consolidated Net Income; plus

(8)	other nonrecurring expenses that in the opinion of management, subject to the approval of the Applicable Agent, are appropriate additions to Consolidated Net Income to the extent that such nonrecurring expenses were deducted in computing such Consolidated Net Income; minus

(9)	non-cash items increasing such Consolidated Net Income for such period, other than the accrual of revenue in the ordinary course of business.

Electronic Transmission means each document, instruction, authorization, file, information and any other communication transmitted, posted or otherwise made or communicated by e-mail or E-Fax, or otherwise to or from an E-System or other equivalent service.

Eligible Accounts has the meaning ascribed to it in Section 1.8.

Eligible Inventory has the meaning ascribed to it in Section 1.9.

Environmental Laws means all applicable federal, state, provincial, local and foreign laws, statutes, ordinances, codes, rules, legally binding standards and regulations, now or hereafter in effect, and any legally binding applicable judicial or administrative interpretation thereof, including any applicable judicial or administrative order, consent decree, order or judgment, imposing liability or standards of conduct for or relating to the regulation and protection of human health, safety and the environment (including ambient air, surface water, groundwater, wetlands, land surface or subsurface strata). Environmental Laws include the Canadian Environmental Protection Act, 1999, Fisheries Act, Transportation of Dangerous Goods Act, 1992, the Migratory Birds Convention Act, 1994, the Species At Risk Act, the Hazardous Products Act, the Canada Shipping Act, the Canada Wildlife Act, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980 (42 U.S.C. §§ 9601 et seq.) (“CERCLA”); the Hazardous Materials Transportation Authorization Act of 1994 (49 U.S.C. §§ 5101 et seq.); the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. §§ 136 et seq.); the Solid Waste Disposal Act (42 U.S.C. §§ 6901 et seq.); the Toxic Substance Control Act (15 U.S.C. §§ 2601 et seq.); the Clean Air Act (42 U.S.C. §§ 7401 et seq.); the Federal Water Pollution Control Act (33 U.S.C. §§ 1251 et seq.); the Occupational Safety and Health Act (29 U.S.C. §§ 651 et seq.); and the Safe Drinking Water Act (42 U.S.C. §§ 300(f) et seq.), and any and all regulations promulgated thereunder, and all analogous state, local and foreign counterparts or equivalents and any transfer of ownership notification or approval statutes.

Environmental Liabilities means, with respect to any Person, all liabilities, obligations, responsibilities, response, remedial and removal costs, investigation and feasibility study costs, capital costs, operation and maintenance costs, losses, damages, punitive damages, property damages, natural resource damages, consequential damages, treble damages, costs and expenses (including all reasonable fees, disbursements and expenses of legal counsel, experts and consultants), fines, penalties, sanctions and interest incurred as a result of or related to any claim, suit, action, administrative order, investigation, proceeding or demand by any Person, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute or regulation or equity or common law, including any arising under or related to any Environmental Laws, Environmental Permits, or in connection with any Release or threatened Release or presence of a Hazardous Material whether on, at, in, under, from or about or in the vicinity of any real or personal property.

Environmental Permits means all permits, licenses, authorizations, certificates, approvals or registrations required by any Governmental Authority under any Environmental Laws.

Equipment means all “equipment,” as such term is defined in the Code, the PPSA (or similar Applicable Law), now owned or hereafter acquired by any Credit Party, wherever located and, in any event, including all such Credit Party’s machinery and equipment, including processing equipment, conveyors, machine tools, data processing and computer equipment, including embedded software and peripheral equipment and all engineering, processing and manufacturing equipment, office machinery, furniture, materials handling equipment, tools, attachments, accessories, automotive equipment, trailers, trucks, forklifts, molds, dies, stamps, motor vehicles, rolling stock and other equipment of every kind and nature, trade fixtures and fixtures not forming a part of real property, together with all additions and accessions thereto, replacements therefor, all parts therefor, all substitutes for any of the foregoing, fuel therefor, and all manuals, drawings, instructions, warranties and rights with respect thereto, and all products and proceeds thereof and condemnation awards and insurance proceeds with respect thereto.

Equivalent Amount means, on any date of determination, with respect to obligations or valuations denominated in one currency (the “first currency”), the amount of another currency (the “second currency”) which would result from the conversion of the relevant amount of the first currency into the second currency, at the rate used by Applicable Agent’s treasury function on such date or, if such date is not a Business Day, on the Business Day immediately preceding such date of determination, or at such other rate as may have been agreed in writing between the Applicable Borrower(s) and Applicable Agent.

ERISA means the Employee Retirement Income Security Act of 1974, as amended from time to time, and all regulations promulgated thereunder.

ERISA Affiliate means, with respect to any Credit Party, any trade or business (whether or not incorporated) that, together with such Credit Party, are treated as a single employer under Section 4001(b)(1) of ERISA or Sections 414(b), (c), (m) or (o) of the IRC.

ERISA Event means, with respect to any Credit Party or any ERISA Affiliate, (a) any event described in Section 4043 of ERISA with respect to a Title IV Plan; (b) the withdrawal of any Credit Party or ERISA Affiliate from a Title IV Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA; (c) the complete or partial withdrawal of any Credit Party or any ERISA Affiliate from any Multiemployer Plan; (d) the filing of a notice of intent to terminate a Title IV Plan or the treatment of a plan amendment as a termination under Section 4041 of ERISA; (e) the institution of proceedings to terminate a Title IV Plan or Multiemployer Plan by the PBGC; (f) the failure by any Credit Party or ERISA Affiliate to make when due required contributions to a Multiemployer Plan or Title IV Plan unless such failure is cured within 30 days; (g) any other event or condition that might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Title IV Plan or Multiemployer Plan or for the imposition of liability under Section 4069 or 4212(c) of ERISA; (h) the termination of a Multiemployer Plan under Section 4041A of ERISA or the reorganization or insolvency of a Multiemployer Plan under Section 4241 or 4245 of ERISA; or (i) the loss of a Qualified Plan’s qualification or tax exempt status; or (j) the termination of a Plan described in Section 4064 of ERISA.

E-Signature means the process of attaching to or logically associating with an Electronic Transmission an electronic symbol, encryption, digital signature or process (including the name or an abbreviation of the name of the party transmitting the Electronic Transmission) with the intent to sign, authenticate or accept such Electronic Transmission.

E-System means any electronic system, including Intralinks® and any other Internet or extranet-based site, whether such electronic system is owned, operated or hosted by the Agents or any other Person, providing for access to data protected by passcodes or other security system.

Event of Default has the meaning ascribed to it in Section 7.1.

Excluded Subsidiaries means Exopack L.P., 3181952, Exopack UK Holdco, UK Holdco and UK Engineered Films.

Excluded Tax has the meaning ascribed to it in Section 1.12(a).

Exopack Canada has the meaning given to such term in the recitals to this Agreement.

Exopack Canada Consolidation means the consolidation of the businesses of TPG Canada and Exopack Canada.

Exopack Coatings means Exopack Advanced Coatings, LLC, a Delaware limited liability company.

Exopack Holdings has the meaning given to such term in the recitals to this Agreement.

Exopack L.P. means Exopack L.P., an Ontario limited partnership.

Exopack Op Co has the meaning given to such term in the recitals to this Agreement.

Exopack Ontario means Exopack-Ontario, Inc., a California corporation.

Exopack Thomasville means Exopack-Thomasville, LLC, a Delaware limited liability company.

Exopack UK Holdco means Exopack Holdings UK, Ltd., a company organized under the laws of England and Wales.

Fair Labor Standards Act means the Fair Labor Standards Act, 29 U.S.C. §201 et seq.

Federal Funds Rate means, for any day, a floating rate equal to the weighted average of the rates on overnight federal funds transactions among members of the Federal Reserve System, as determined by Agent in its sole discretion, which determination shall be final, binding and conclusive (absent manifest error).

Federal Reserve Board means the Board of Governors of the Federal Reserve System.

Fees means any and all fees payable to Agents or any Lender pursuant to the Agreement or any of the other Loan Documents.

Financial Statements means the consolidated and consolidating income statements, statements of cash flows and balance sheets of Holdings, Borrowers and their Subsidiaries delivered in accordance with Section 6.1.

Fiscal Quarter means any of the quarterly accounting periods of Holdings, ending on March 31, June 30, September 30 and December 31 of each year.

Fiscal Year means any of the annual accounting periods of Holdings ending on December 31 of each year.

Fixtures means all “fixtures” as such term is defined in the Code, the PPSA (or similar Applicable Law), now owned or hereafter acquired by any Credit Party.

Foreign Lender has the meaning ascribed to it in Section 1.12(d).

Foreign Subsidiary means any direct or indirect Subsidiary of Holdings organized under the laws of a jurisdiction outside of the United States.

Funded Debt means, with respect to any Person, without duplication, all Indebtedness for borrowed money evidenced by notes, bonds, debentures, or similar evidences of Indebtedness and that by its terms matures more than one year from, or is directly or indirectly renewable or extendible at such Person’s option under a revolving credit or similar agreement obligating the lender or lenders to extend credit over a period of more than one year from the date of creation thereof, and specifically including Capital Lease Obligations, current maturities of long-term debt, revolving credit and short-term debt extendible beyond one year at the option of the debtor, and also including, in the case of Borrowers, the Obligations (including Letter of Credit Obligations).

Funding Date has the meaning ascribed to it in Section 2.2.

GAAP means generally accepted accounting principles in the case of Canadian Borrower, in Canada, and in the case of US Borrowers, in the United States of America, as in effect from time to time, consistently applied.

GE Canada has the meaning ascribed to it in the recitals to this Agreement.

GE Capital has the meaning ascribed to it in the recitals to this Agreement.

GE Capital Fee Letter has the meaning ascribed to it in Section 1.4(a).

General Intangibles means “general intangibles,” as such term is defined in the Code, and “intangibles” as defined in the PPSA (or, in each case, similar Applicable Law), now owned or hereafter acquired by any Credit Party, including all right, title and interest that such Credit Party may now or hereafter have in or under any Contractual Obligation, all payment intangibles, customer lists, Licenses, Copyrights, Trademarks, Patents, and all applications therefor and reissues, extensions or renewals thereof, rights in Intellectual Property, interests in partnerships, joint ventures and other business associations, licenses, permits, copyrights, trade secrets, proprietary or confidential information, inventions (whether or not patented or patentable), technical information, procedures, designs, knowledge, know-how, software, data bases, data, skill, expertise, experience, processes, models, drawings, materials and records, goodwill (including the goodwill associated with any Trademark or Trademark License), all rights and claims in or under insurance policies (including insurance for fire, damage, loss and casualty, whether covering personal property, real property, tangible rights or intangible rights, all liability, life, key man and business interruption insurance, and all unearned premiums), uncertificated securities, choses in action, deposit, checking and other bank accounts, rights to receive tax refunds and other payments, rights to receive dividends, distributions, cash, Instruments and other property in respect of or in exchange for pledged Stock and Investment Property, rights of indemnification, all books and records, correspondence, credit files, invoices and other papers, including all tapes, cards, computer runs and other papers and documents in the possession or under the control of such Credit Party or any computer bureau or service company from time to time acting for such Credit Party.

Goods means any “goods,” as such term is defined in the Code, the PPSA (or similar Applicable Law), now owned or hereafter acquired by any Credit Party, wherever located, including embedded software to the extent included in “goods” as defined in the Code, the PPSA (or similar Applicable Law), manufactured homes, standing timber that is cut and removed for sale and unborn young of animals.

Governmental Authority means any nation or government, any state, province or other political subdivision thereof, and any agency, department or other entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

Guaranteed Indebtedness means, as to any Person, any obligation of such Person guaranteeing, providing comfort or otherwise supporting any Indebtedness, lease, dividend, or other obligation (“primary obligation”) of any other Person (the “primary obligor”) in any manner, including any obligation or arrangement of such Person to (a) purchase or repurchase any such primary obligation, (b) advance or supply funds (i) for the purchase or payment of any such primary obligation or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency or any balance sheet condition of the primary obligor, (c) purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation, (d) protect the beneficiary of such arrangement from loss (other than product warranties given in the ordinary course of business) or (e) indemnify the owner of such primary obligation against loss in respect thereof. The amount of any Guaranteed Indebtedness at any time shall be deemed to be an amount equal to the lesser at such time of (x) the stated or determinable amount of the primary obligation in respect of which such Guaranteed Indebtedness is incurred and (y) the maximum amount for which such Person may be liable pursuant to the terms of the instrument embodying such Guaranteed Indebtedness, or, if not stated or determinable, the maximum reasonably anticipated liability (assuming full performance) in respect thereof.

Guaranties means, collectively, the Canadian Guaranty, the US Guaranty, the Luxco Guaranty and any other guaranty executed by any Guarantor in favor of any Agent and any Lenders in respect of the Obligations.

Guarantors means Holdings, each US Guarantor, each Canadian Guarantor, Luxco and each other Person, if any, that executes a guaranty or other similar agreement in favor of any Agent, for itself and the ratable benefit of any Lenders, in connection with the transactions contemplated by the Agreement and the other Loan Documents.

Hazardous Material means any substance, material or waste that is regulated by, or forms the basis of liability now or hereafter under, any Environmental Laws, including any material or substance that is (a) defined as a “solid waste,” “hazardous waste,” “hazardous material,” “hazardous substance,” “dangerous goods,” “extremely hazardous waste,” “restricted hazardous waste,” “pollutant,” “contaminant,” “hazardous constituent,” “special waste,” “toxic substance” or other similar term or phrase under any Environmental Laws, or (b) petroleum or any fraction or by-product thereof, asbestos, polychlorinated biphenyls (“PCB’s”), or any radioactive substance.

Holdings has the meaning ascribed thereto in the recitals to the Agreement.

Indebtedness means, with respect to any Person, without duplication (a) all indebtedness of such Person for borrowed money or for the deferred purchase price of property payment for which is deferred six (6) months or more, but excluding obligations to trade creditors incurred in the ordinary course of business that are unsecured and not overdue by more than six (6) months unless being contested in good faith, (b) all reimbursement and other obligations with respect to letters of credit, bankers’ acceptances and surety bonds, whether or not matured, (c) all obligations evidenced by notes, bonds, debentures or similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all Capital Lease Obligations and the present value (discounted at the US Index Rate as in effect on the Closing Date) of future rental payments under all synthetic leases, (f) all obligations of such Person under commodity purchase or option agreements or other commodity price hedging arrangements, in each case whether contingent or matured, (g) all net payment obligations of such Person under any foreign exchange contract, currency swap agreement, interest rate swap (including US Interest Rate Agreements), cap or collar agreement or other similar agreement or arrangement designed to alter the risks of that Person arising from fluctuations in currency values or interest rates, in each case whether contingent or matured, (h) all Indebtedness referred to above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in property or other assets (including accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness, (i) “earnouts” and similar payment obligations excluding bonus, phantom stock or other similar compensation payments owed to employees, or officers and incurred in the ordinary course of business, and (j) the Obligations.

Indemnitees shall mean the US Indemnitees and Canadian Indemnitees.

Indenture means that certain Indenture, dated as of the Original Closing Date, by and among Holdings, the guarantors from time to time party thereto and The Bank Of New York Trust Company, N.A., as Trustee, pursuant to which the Senior Notes have been issued.

Insolvency Law shall mean any applicable insolvency or other similar law of any jurisdiction, including any other law of any jurisdiction permitting a debtor to obtain a stay or a compromise of the claims of its creditors against it and, for greater certainty, shall include the Companies Creditors Assignment Act (Canada) and the BIA.

Instruments means all “instruments,” as such term is defined in the Code (or similar Applicable Law), now owned or hereafter acquired by any Credit Party, wherever located, and, in any event, including all certificated securities, all certificates of deposit, and all promissory notes and other evidences of indebtedness, other than instruments that constitute, or are a part of a group of writings that constitute, Chattel Paper.

Intelicoat Acquisition means the acquisition by Holdings, Exopack UK Holdco and Exopack Coatings of (i) 100% of the Stock of each of Matthews, UK Holdco and U.K. Engineered Films and (ii) the other Acquired Assets (as defined in the Intelicoat Purchase Agreement) of the Sellers, in each case pursuant to and in accordance with the terms of the Intelicoat Purchase Agreement.

Intelicoat Purchase Agreement means that certain Purchase Agreement, dated as of August 6, 2007, by and among Holdings, Exopack UK Holdco, Exopack Coatings and Sellers.

Intellectual Property means any and all Licenses, Patents, Copyrights, Trademarks, and the goodwill associated with such Trademarks.

Intercompany Debt has the meaning ascribed to it in Section 9.21.

Intercompany Notes has the meaning ascribed to it in Section 5.1(c).

Interest Payment Date means (a) as to any US Index Rate Loan or Canadian Index Rate Loan, the first Business Day of each month to occur while such Loan is outstanding, and (b) as to any LIBOR Loan or BA Rate Loan, the last day of the applicable LIBOR Period or BA Period; provided, that in the case of any LIBOR Period or BA Period greater than three months in duration, interest shall be payable at three month intervals and on the last day of such LIBOR Period or BA Period, as applicable; provided further that, in addition to the foregoing, each of (x) the date upon which all of the Commitments have been terminated and the Loans have been paid in full and (y) each Commitment Termination Date shall be deemed to be an “Interest Payment Date” with respect to any interest that has then accrued under the Agreement.

Inventory means any “inventory,” as such term is defined in the Code, the PPSA (or similar Applicable Law), now owned or hereafter acquired by any Credit Party, wherever located, including inventory, merchandise, goods and other personal property that are held by or on behalf of any Credit Party for sale or lease or are furnished or are to be furnished under a contract of service, or that constitute raw materials, work in process, finished goods, returned goods, supplies or materials of any kind, nature or description used or consumed or to be used or consumed in such Credit Party’s business or in the processing, production, packaging, promotion, delivery or shipping of the same, including all supplies and embedded software.

Investment means (i) any direct or indirect purchase or other acquisition by Borrowers or any of their Subsidiaries of any Stock, or other ownership interest in, any other Person, and (ii) any direct or indirect loan, advance or capital contribution by Borrowers or any of their Subsidiaries to any other Person, including all indebtedness and accounts receivable due from that other Person that are not current assets and did not arise from sales to that other Person in the ordinary course of business.

Investment Property means all “investment property,” as such term is defined in the Code, the PPSA (or similar Applicable Law), now owned or hereafter acquired by any Credit Party, wherever located, including: (i) all securities, whether certificated or uncertificated, including stocks, bonds, interests in limited liability companies, partnership interests, treasuries, certificates of deposit, and mutual fund shares; (ii) all securities entitlements of any Credit Party, including the rights of such Credit Party to any securities account and the financial assets held by a securities intermediary in such securities account and any free credit balance or other money owing by any securities intermediary with respect to that account; (iii) all securities accounts of any Credit Party; (iv) all commodity contracts of any Credit Party; and (v) all commodity accounts held by any Credit Party.

IRC means the Internal Revenue Code of 1986, as amended, and all regulations promulgated thereunder.

IRS means the United States Internal Revenue Service.

ITA means the Income Tax Act (Canada), as amended from time to time.

Judgment Conversion Date has the meaning ascribed to it in Section 1.15(a).

Judgment Currency has the meaning ascribed to it in Section 1.15(a).

L/C Issuers means, collectively, the US L/C Issuers and the Canadian L/C Issuers.

L/C Reserve Account has the meaning ascribed to it in Section 8.6(b).

Lenders means US Lenders and Canadian Lenders.

Letters of Credit means, collectively, the US Letters of Credit and the Canadian Letters of Credit.

Letter of Credit Obligations means, collectively, the US Letter of Credit Obligations and the Canadian Letter of Credit Obligations.

LIBOR Breakage Costs means an amount equal to the amount of any losses, expenses, liabilities (including, without limitation, any loss (including interest paid) and lost opportunity cost (consisting of the present value of the difference between the LIBOR Rate in effect for the Interest Period and any lower LIBOR Rate in effect at the time of prepayment for the remainder of that Interest Period) in connection with the re-employment of such funds) that any Lender may sustain as a result of (a) any default by any Borrower in making any borrowing of, conversion into or continuation of any LIBOR Loan following Borrower Representative’s delivery to Agent of any LIBOR Loan request in respect thereof or (b) any payment of a LIBOR Loan on any day that is not the last day of the LIBOR Period applicable thereto (regardless of the source of such prepayment and whether voluntary, by acceleration or otherwise). For purposes of calculating amounts payable to a Lender under Section 1.4(e), each Lender shall be deemed to have actually funded its relevant LIBOR Loan through the purchase of a deposit bearing interest at LIBOR in an amount equal to the amount of that LIBOR Loan and having a maturity and repricing characteristics comparable to the relevant LIBOR Period; provided, however, that each

Lender may fund each of its LIBOR Loans in any manner it sees fit, and the foregoing assumption shall be utilized only for the calculation of amounts payable under Section 1.4(e).

LIBOR Business Day means a Business Day on which banks in the City of London are generally open for interbank or foreign exchange transactions.

LIBOR Loans means a Loan or any portion thereof bearing interest by reference to the LIBOR Rate.

LIBOR Period means, with respect to any LIBOR Loan, each period commencing on a LIBOR Business Day selected by US Borrower Representative pursuant to the Agreement and ending one, two, three or six months thereafter, as selected by US Borrower Representative’s irrevocable notice to US Agent as set forth in Section 1.3(e); provided, that the foregoing provision relating to LIBOR Periods is subject to the following:

(a) if any LIBOR Period would otherwise end on a day that is not a LIBOR Business Day, such LIBOR Period shall be extended to the next succeeding LIBOR Business Day unless the result of such extension would be to carry such LIBOR Period into another calendar month in which event such LIBOR Period shall end on the immediately preceding LIBOR Business Day;

(b) any LIBOR Period that would otherwise extend beyond the date set forth in clause (a) of the definition of “US Tranche A Commitment Termination Date” or “US Tranche A1 Commitment Termination Date” shall end two (2) LIBOR Business Days prior to such date;

(c) any LIBOR Period that begins on the last LIBOR Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such LIBOR Period) shall end on the last LIBOR Business Day of a calendar month;

(d) US Borrower Representative shall select LIBOR Periods so as not to require a payment or prepayment of any LIBOR Loan during a LIBOR Period for such Loan; and

(e) US Borrower Representative shall select LIBOR Periods so that there shall be no more than 5 separate LIBOR Loans in existence at any one time.

LIBOR Rate means for each LIBOR Period, a rate of interest determined by Agent equal to:

(a) the offered rate for deposits in United States Dollars for the applicable LIBOR Period that appears on Telerate Page 3750 as of 11:00 a.m. (London time), on the second full LIBOR Business Day next preceding the first day of such LIBOR Period (unless such date is not a Business Day, in which event the next succeeding Business Day will be used); divided by

(b) a number equal to 1.0 minus the aggregate (but without duplication) of the rates (expressed as a decimal fraction) of reserve requirements in effect on the day that is two (2) LIBOR Business Days prior to the beginning of such LIBOR Period (including basic, supplemental, marginal and emergency reserves under any regulations of the Federal Reserve Board or other Governmental Authority having jurisdiction with respect thereto, as now and from time to time in effect) for Eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Federal Reserve Board that are required to be maintained by a member bank of the Federal Reserve System.

If such interest rates shall cease to be available from Telerate News Service, the LIBOR Rate shall be determined from such financial reporting service or other information as shall be available to US Agent.

License means any Copyright License, Patent License, Trademark License or other license of rights or interests now held or hereafter acquired by any Credit Party.

Lien means any mortgage or deed of trust, pledge, hypothecation, assignment, deposit arrangement, lien, charge, claim, security interest, easement or encumbrance, or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any lease or title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and the filing of, or agreement to give, any financing statement perfecting a security interest under the Code or comparable law of any jurisdiction).

Litigation has the meaning ascribed to it in Section 6.1(i).

Liqui-box Acquisition means the acquisition by Performance Films of the Business (as defined in the Liqui-box Purchase Agreement) of the Liqui-box Sellers, in each case pursuant to and in accordance with the terms of the Liqui-box Purchase Agreement.

Liqui-box Acquisition Closing Date means the date upon which the Liqui-box Acquisition shall be consummated in accordance with and pursuant to the terms of the Liqui-box Purchase Agreement.

Liqui-box Acquisition Investment Transaction means (i) the dividend by Exopack Op Co to Holdings in an amount equal to or less than $16,000,000, (the “Exopack Dividend”) (ii) immediately thereafter the subsequent contribution by Holdings to Cello-Foil Holding Corp. of all of the proceeds of the Exopack Dividend to TPG Group Holding Corp. (the “Holdings Contribution”), (iii) immediately thereafter the subsequent contribution by TPG Group Holding Corp. of all of the proceeds of the Holdings Contribution to TPG Enterprises, (the “TPG Contribution”), (iv) immediately thereafter (A) if the Luxco Formation Transaction Closing Date has occurred, the proceeds of the TPG Contribution shall be available to TPG Enterprises to consummate the transactions described in sub-clause (ii)(x) and (ii)(y) of the definition of Luxco Investment Transaction, at the discretion of the Credit Parties, or (B) if the Luxco Formation Transaction Closing Date has not yet occurred, the subscription by TPG Enterprises for common shares of Performance Films for cash subscription proceeds not to exceed the greater of

$5,000,000 Dollars and $5,000,000 Canadian Dollars, all of the proceeds of which shall be used solely to consummate the Liqui-box Acquisition and (v) if the transactions described in sub-clause (ii)(y) of the definition of Luxco Investment Transaction have not occurred, the concurrent loan by TPG Enterprises to Performance Films in an amount not to exceed the greater of $11,000,000 Canadian Dollars and the Canadian Dollar Equivalent Amount of $11,000,000 Dollars, in the aggregate, all of the proceeds of which shall be used to consummate the Liqui-box Acquisition.

Liqui-box Purchase Agreement means that certain Asset Purchase Agreement, dated as of October 31, 2007, by and among Performance Films and Liqui-box Sellers.

Liqui-box Sellers means Liqui-Box Canada, Inc.

Loan Account as the meaning ascribed to it in Section 1.10.

Loan Documents means the Agreement, the Notes, the Collateral Documents, the GE Capital Fee Letter, the subordination provisions applicable to any Subordinated Debt and intercreditor provisions applicable to any Indebtedness that is pari passu in right of payment to the Obligations and all other agreements, instruments, documents and certificates identified in the Closing Checklist executed and delivered to, or in favor of, any Agent or any Lenders and including all other pledges, powers of attorney, consents, assignments, contracts, notices, and all other written matter whether heretofore, now or hereafter executed by or on behalf of any Credit Party, or any employee of any Credit Party, and delivered to any Agent or any Lender in connection with the Agreement or the transactions contemplated thereby. Any reference in the Agreement or any other Loan Document to a Loan Document shall include all appendices, exhibits or schedules thereto, and all amendments, restatements, supplements or other modifications thereto, and shall refer to the Agreement or such Loan Document as the same may be in effect at any and all times such reference becomes operative.

Loans means the US Tranche A Loan, the US Tranche A1 Loan. the Canadian Tranche A Loans and the Canadian Tranche A1 Loans.

Luxco means a société à responsabilité limitée incorporated under the laws of Luxembourg pursuant to the Luxco Formation Transaction.

Luxco Formation Transaction means (i) the formation of Luxco as a wholly-owned Subsidiary of TPG Enterprises; (ii) the initial capitalization of Luxco by TPG Enterprises with an equity contribution in an amount not to exceed a nominal amount and (iii) the joinder of Luxco to this Credit Agreement in accordance with the terms of Sections 4.8 and 4.15 hereof.

Luxco Formation Transaction Closing Date means the date on which the Luxco Formation Transaction has been consummated.

Luxco Guaranty means the guaranty, dated as of the Luxco Formation Transaction Closing Date, executed by Luxco in favor of Agents, on behalf of Agents and Lenders.

Luxco Investment Transaction means any one or more of the following transactions, the consummation of each of which shall be at the sole discretion of the Credit Parties:

(i) on or prior to the Liqui-box Acquisition Closing Date if the Luxco Formation Transaction has occurred, the transfer by TPG Enterprises of all of the shares of Performance Films to Luxco in exchange for consideration consisting of newly-issued Stock of Luxco;

(ii) on the Liqui-box Acquisition Date, in connection with the closing of the Liqui-box Acquisition Transaction, (x) the subscription by TPG Enterprises for Stock of Luxco for cash subscription proceeds not to exceed the greater of $5,000,000 Dollars and $5,000,000 Canadian Dollars, in the aggregate, followed by the subscription by Luxco for common shares of Performance Films for cash subscription proceeds not to exceed the greater of $5,000,000 Dollars and $5,000,000 Canadian Dollars, in the aggregate, and (y) the issuance by Luxco of (A) the Luxco-TPG Enterprises Intercompany Note, or (B) PECs of Luxco, in each case followed by and secured by the issuance by Performance Films of the Performance Films-Luxco Intercompany Note (as further described in Section 4.16 hereof);

(iii) in the event that the Performance Films-Luxco Intercompany Note has not already been issued pursuant to sub-clause (ii)(y) above, at any time following the Liqui-box Acquisition Closing Date, the issuance by Luxco of either (A) the Luxco-TPG Enterprises Intercompany Note or (B) PEC’s of Luxco, in each case as consideration for the transfer by TPG Enterprises of its interest in the intercompany note issued by Performance Films to TPG Enterprises pursuant to Section 5.1(m) hereof in connection with the Liqui-box Acquisition (which intercompany note shall be pledged to TPG Enterprises to secure the Luxco-TPG Intercompany Note or such PEC’s, as the case may be (as further described in Section 4.16 hereof)); and

(iv) in the event that the Luxco Formation Transaction Closing Date has not yet occurred on the Liqui-box Acquisition Closing Date, the transfer, subsequent to the Liqui-box Acquisition Closing Date, by TPG Enterprises, at any time thereafter, of all of the shares of Performance Films to Luxco in exchange for consideration consisting of newly-issued Stock of Luxco.

Luxco Investment Transaction Closing Date means the date on which any Luxco Investment Transaction has been consummated.

Luxco-TPG Enterprises Intercompany Note means any intercompany note issued by Luxco to TPG Enterprises in an amount not to exceed (for the avoidance of doubt, less any interest accruing thereon) the greater of $11,0000,000 Canadian Dollars and the Canadian Dollar Equivalent Amount of $11,000,000 Dollars in the aggregate to be incurred in connection with any Luxco Investment Transaction and the proceeds of which will be used solely to consummate such Luxco Investment Transaction, which Indebtedness, for the avoidance of doubt, may be interest-free and which Indebtedness may be replaced at the discretion of the Credit Parties within seventy (70) days of the Liqui-box Acquisition Transaction Closing Date, with Indebtedness in the same aggregate principal amount that is interest-bearing.

Management Services Agreement means the agreement dated October 13, 2005 between Holding and Sun Capital Partners Management IV, LLC, as in effect on the Closing Date.

Master Standby Agreement means the Master Agreement for Standby Letters of Credit dated as of the Closing Date between US Borrowers and/or Canadian Borrowers, as Joint Applicants, and GE Capital and/or GE Canada, as LC Issuer, as the same may be amended, restated, modified and/or supplemented from time to time including, without limitation, by joinder thereto.

Material Adverse Effect means a material adverse effect on (a) the business, assets, operations, or financial or other condition of any Borrower or of the Credit Parties taken as a whole, (b) Borrowers’ ability to pay any of the Loans or any of the other Obligations in accordance with the terms of the Agreement, (c) the Collateral or any Agent’s Liens, on behalf of itself and Lenders, on the Collateral or the priority of such Liens, or (d) any Agent’s or any Lender’s rights and remedies under the Agreement and the other Loan Documents.

Matthews means Intelicoat Technologies Image Products Matthews LLC, a Delaware limited liability company.

Maximum Lawful Rate has the meaning ascribed to it in Section 1.3(f).

Moody’s means Moody’s Investors Service, Inc.

Multiemployer Plan means a “multiemployer plan” as defined in Section (3)(7) of ERISA, and to which any Credit Party or ERISA Affiliate is making, is obligated to make or has made or been obligated to make in the past five years contributions on behalf of participants who are or were employed by any of them or withdrawal liability payments.

Net Income means, with respect to any specified Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however:

(a) any gain (but not loss), together with any related provision for taxes on such gain (but not loss), realized in connection with: (a) any Asset Disposition; or (b) the disposition of any securities by such Person or any of its Restricted Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Restricted Subsidiaries; and

(b) any extraordinary gain or loss, together with any related provision for taxes on such extraordinary gain or loss.

Net Proceeds means (i) cash proceeds received by Borrowers or any of their Subsidiaries from any Asset Disposition (including insurance proceeds, awards of condemnation, and payments under notes or other debt securities received in connection with any Asset Disposition), net of (a) the costs of such Asset Disposition (including taxes attributable to such sale, lease or transfer) and any commissions and other customary transaction fees, costs and expenses, other than any costs payable to any Affiliate of a Credit Party, (b) amounts applied to repayment of Indebtedness (other than the Obligations) secured by a Lien permitted under the Agreement on the asset or property disposed, and (c) any amounts required to be held in escrow until such time as such amounts are released from escrow whereupon such amounts shall be considered Net Proceeds, and (ii) cash proceeds attributable to any working capital, earnings, balance sheet or similar adjustment under any acquisition agreement or similar purchase agreement.

Net Tax Benefit means (a) the total amount of reduction in such shareholders’, members’, or partners’, as the case may be, income tax liability previously realized as a result of any loss generated by Borrowers’ business during any prior tax year, assuming in calculating such amount that the full amount of such loss has been used to reduce such shareholders’, members’, or partners’, as the case may be, adjusted gross income in the same tax year that such loss was generated by Borrowers’ business, plus, (b) the amount by which (i) the aggregate amount of Tax Distributions made, based on good faith estimates, to such shareholders’, members’, or partners’, as the case may be, in such tax year is in excess of (ii) the tax obligations owing by such shareholders’, members’, or partners’, as the case may be, for income generated by Borrowers’ business during such year; provided, however, to the extent that any loss is generated by Borrowers’ business during any tax year and such loss is included in clause (a) above in calculating Net Tax Benefit, then the amount to be used in clause (b)(ii) above in calculating the Net Tax Benefit shall be deemed to be zero dollars ($0).

NOLV means, at any time, with respect to any Inventory, the net orderly liquidation value of such Inventory made most recently at or prior to such time in writing by an independent appraiser selected by Applicable Agent.

Non-Consenting Lender has the meaning given to such term in Section 9.19(c).

Non-Excluded Taxes has the meaning ascribed to it in Section 1.12(a).

Non-Voting Stock of any Person means Stock of such Person other than the Voting Stock of such Person.

Notes means, collectively, the US Tranche A Notes, the US Tranche A1 Notes, the Canadian Tranche A Notes and the Canadian Tranche A1 Notes.

Notice of Conversion/Continuation has the meaning ascribed to it in Section 1.3(e).

Notice of Tranche A Canadian Revolving Credit Advance has the meaning ascribed to it in Section 1.2(a).

Notice of Tranche A1 Canadian Revolving Credit Advance has the meaning ascribed to it in Section 1.2(f).

Notice of US Tranche A Revolving Credit Advance has the meaning ascribed to it in Section 1.1(a).

Notice of US Tranche A1 Revolving Credit Advance has the meaning ascribed to it in Section 1.1(e)

Obligation Currency has the meaning ascribed to it in Section 1.15(a).

Obligations means, collectively, the US Obligations and the Canadian Obligations.

Original Closing Date means January 31, 2006.

Original Credit Agreement has the meaning assigned to such term in the recitals of this Agreement.

Other Canadian Lender has the meaning ascribed to it in Section 8.5(d).

Other US Lender has the meaning ascribed to it in Section 8.5(d).

Other Taxes has the meaning ascribed to it in Section 1.12(c).

Patent License means rights under any written agreement now owned or hereafter acquired by any Credit Party granting any right to such Credit Party with respect to any invention on which a Patent owned by a third party is in existence.

Patent Security Agreements means the US Patent Security Agreements and the Canadian Patent Security Agreements.

Patents means all of the following in which any Credit Party now holds or hereafter acquires any interest: (a) all letters patent of the United States, Canada or any other country, all registrations and recordings thereof, and all applications for letters patent of the United States, Canada or of any other country, including registrations, recordings and applications in the United States Patent and Trademark Office, the Canadian Intellectual Property Office or in any similar office or agency of the United States, Canada any State or any other country, and (b) all reissues, continuations, continuations-in-part or extensions thereof.

PBGC means the Pension Benefit Guaranty Corporation.

PEC means preferred equity certificates issued by Luxco.

Performance Films has the meaning given to such term in the recitals to this Agreement.

Performance Films-Luxco Intercompany Note means any intercompany note issued by Performance Films to Luxco in an amount not to exceed (for the avoidance of doubt, less any interest accruing thereon) the greater of $11,0000,000 Canadian Dollars and the Canadian Dollar Equivalent Amount of $11,000,000 Dollars in the aggregate to be incurred in connection with the Liqui-box Acquisition Transaction and the proceeds of which will be used solely to consummate the Liqui-box Acquisition Transaction, which Indebtedness, for the avoidance of doubt, may be interest-free and which Indebtedness may be replaced at the discretion of the Credit Parties within seventy (70) days of the Liqui-box Acquisition Transaction Closing Date, with Indebtedness in the same aggregate Canadian Dollar principal amount that is interest-bearing.

Permitted Acquisition has the meaning given to such term in Section 5.6.

Permitted Amalgamation means (i) the continuance of any one or more of Exopack Canada, TPG Canada and Performance Films from its respective jurisdiction or organization on the date hereof to another Canadian jurisdiction and the amalgamation of any of Exopack Canada, TPG Canada and Performance Films pursuant to the laws of the applicable Canadian jurisdiction or (ii) the liquidation, wind-up or dissolution of any of Exopack Canada, TPG Canada and Performance Films with and into any other of such entities.

Permitted Encumbrances means the following encumbrances: (a) Liens for taxes, assessments or governmental charges or levies not yet due and payable or Liens for taxes, assessments or governmental charges or levies being contested in good faith and by appropriate proceedings for which adequate reserves have been established in accordance with GAAP, excluding federal income tax Liens and Liens in favor of the PBGC under ERISA; (b) Liens in respect of property or assets of any Borrower or any of its Subsidiaries imposed by law which were incurred in the ordinary course of business and which have not arisen to secure Indebtedness for borrowed money, such as carriers’, materialmen’s, warehousemen’s and mechanics’ Liens, statutory and common law landlord’s Liens, and other similar Liens arising in the ordinary course of business, and which either (1) do not in the aggregate materially detract from the value of such property or assets or materially impair the use thereof in the operation of the business of any Borrower or any of its Subsidiaries or (2) are being contested in good faith by appropriate proceedings, which proceedings have the effect of preventing the forfeiture or sale of the property or asset subject to such Lien; (c) Liens created by or pursuant to this Agreement, the Collateral Documents or the other Loan Documents; (d) Liens in existence on the Closing Date which are listed, and the property subject thereto described, on Schedule 5.2, without giving effect to any extensions or renewals thereof except to the extent that extensions or renewals of the underlying secured obligations are permitted hereunder; (e) Liens arising from judgments, decrees, awards or attachments in circumstances not constituting an Event of Default, provided that the amount of cash and property (determined on a fair market value basis) deposited or delivered to secure the respective judgment or decree or subject to attachment shall not exceed $250,000 or the Dollar Equivalent thereof in the aggregate at any time; (f) Liens (other than any Lien imposed by ERISA) (1) incurred or deposits made in the ordinary course of business in connection with general insurance maintained by any Borrower and its Subsidiaries, (2) incurred or deposits made in the ordinary course of business of any Borrower and its Subsidiaries in connection with workers’ compensation, unemployment insurance and other types of social security, (3) to secure the performance by any Borrower and its Subsidiaries of tenders, statutory obligations (other than excise taxes), surety, stay, customs and appeal bonds, statutory bonds, bids, leases, government contracts, trade contracts, performance and return of money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money) to the extent incurred in the ordinary course of business, (4) to secure the performance by any Borrower and its Subsidiaries of leases of real property, to the extent incurred or made in the ordinary course of business consistent with past practices, and (5) other deposits not to exceed $250,000 in the aggregate; (g) licenses, sublicenses, leases or subleases granted to third Persons in the ordinary course of business not interfering in any material respect with the business of any Borrower or any of its Subsidiaries; (h) easements, rights-of-way, restrictions, minor defects or irregularities in title, encroachments and other similar charges or encumbrances, in each case not securing Indebtedness and not interfering in any material respect with the ordinary conduct of the business of any Borrower or any of its Subsidiaries; (i) Liens arising from precautionary UCC financing statements regarding operating leases; (j) Liens created pursuant to or in connection with leases or Capital Leases or purchase money Indebtedness contemplated by Sections 5.1(e) and (f) or otherwise permitted pursuant to this Agreement, provided that (1) such Liens only serve to secure the payment of rent or Indebtedness arising under such leases or Capital Leases and (2) the Liens encumbering the assets leased or purported to be leased under such leases or Capital Leases do not encumber any other assets of any Borrower or any of its Subsidiaries (other than letters of credit, payment undertaking agreements, guaranteed investment contracts, deposits of cash or Cash Equivalents and other credit support arrangements, in each case having an aggregate value not exceeding the fair market value of the assets leased or purported to be leased under such leases or Capital Leases (each of such values determined at the time when the lease agreement relating to the relevant lease or Capital Lease is signed and delivered)); (k) (1) liens, encumbrances, hypothecs and other matters affecting title to any real property, (2) as to any particular real property at any time, such easements, encroachments, covenants, rights of way, minor defects, irregularities or encumbrances on title which would not reasonably be expected to materially impair such real property for the purpose for which it is held by the mortgagor or grantor thereof, (3) zoning and other municipal ordinances which are not violated in any material respect by the existing improvements and the present use made by the mortgagor or grantor thereof of the premises, (4) general real estate taxes and assessments not yet delinquent, and (5) any Lien that would be disclosed on a true, correct and complete survey of the real property that does not materially affect the use or enjoyment of the real property as it is currently being used; (l) Liens arising pursuant to purchase money security interests securing Indebtedness representing the purchase price (or financing of the purchase price within 90 days after the respective purchase) of assets acquired after the Closing Date, provided that (1) any such Liens attach only to the assets so purchased, upgrades thereon and, if the asset so purchased is an upgrade, the original asset itself (and such other assets financed by the same financing source), (2) the Indebtedness (other than Indebtedness incurred from the same financing source to purchase other assets and excluding Indebtedness representing obligations to pay installation and delivery charges for the property so purchased) secured by any such Lien does not exceed 100% of the lesser of the fair market value or the purchase price of the property being purchased at the time of the incurrence of such Indebtedness and (3) the Indebtedness secured thereby is permitted to be incurred pursuant to this Agreement; (m) Liens arising out of consignment or similar arrangements for the sale of goods entered into by any Borrower or any of its Subsidiaries in the ordinary course of business; and (n) rights of setoff upon deposits of cash in favor of banks or other depository institutions as permitted by any Control Agreement or, with respect to deposits of cash not subject to a Control Agreement, customary rights of setoff in favor of such banks or depository institutions; (o) Liens securing Indebtedness or leases that refinance, refund, extend, renew and/or replace Indebtedness or leases secured by Liens described in clauses (a) through (n) above and (p) Liens created by or pursuant to that certain Cash Pledge and Security Agreement, dated as of October 13, 2005, by and between Exopack Op Co and The CIT Group/Business Credit, Inc., provided that the amount of cash deposited or delivered pursuant thereto shall not exceed $2,250,000 or the Dollar Equivalent thereof in the aggregate at any time.

Person means any individual, sole proprietorship, partnership, joint venture, trust, unincorporated organization, association, corporation, limited liability company, institution, public benefit corporation, other entity or government (whether federal, state, county, city, municipal, local, foreign, or otherwise, including any instrumentality, division, agency, body or department thereof).

Plan means, at any time, an “employee benefit plan,” as defined in Section 3(3) of ERISA, that any Credit Party or ERISA Affiliate maintains, contributes to or has an obligation to contribute to on behalf of its employees.

Pledge Agreements means the US Pledge Agreement, the Canadian Pledge Agreement, the UK Shareholder Pledge and any other pledge agreement entered into after the Closing Date by any Credit Party in favor of an Agent or any Lender.

PPSA means the Personal Property Security Act as the same may, from time to time, be in effect in the Province of Ontario; provided, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection or priority of any Lender’s security interest in any Collateral is governed by the Personal Property Security Act as in effect in a jurisdiction other than the Province of Ontario, the term “PPSA” shall mean the Personal Property Security Act or a similar act or statute as in effect in such other jurisdiction for purposes of the provisions of this Agreement relating to such attachment, perfection or priority and for purposes of definition related to such provisions.

Prepayment Date has the meaning ascribed to it in Section 1.6(e)(iii).

Pro Forma means the unaudited consolidated and consolidating balance sheets of Holdings and its Subsidiaries prepared in accordance with GAAP as of January 1, 2006, after giving effect to the Related Transactions. The Pro Forma is annexed hereto as Annex D.

Pro Rata Share means (A) with respect to all matters relating to any Lender (a) with respect to the Revolving Loan prior to the occurrence of the Commitment Termination Dates, the percentage obtained by dividing (i) the Revolving Loan Commitment of that Lender by (ii) the aggregate Revolving Loan Commitments of all Lenders, and (b) with respect to the Revolving Loan on and after the occurrence of the Commitment Termination Dates, the percentage obtained by dividing (i) the aggregate outstanding principal balance of the Revolving Loan (including Letter of Credit Obligations) held by that Lender by (ii) the outstanding principal balance of the Revolving Loan (including Letter of Credit Obligations) held by all Lenders, as such percentages may be adjusted by assignments pursuant to Section 8.1; (B) with respect to all matters relating to any US Tranche A Lender only (a) with respect to the US Tranche A Loan prior to the occurrence of the US Tranche A Commitment Termination Date, the percentage obtained by dividing (i) the US Tranche A Loan Commitment of that US Tranche A Lender by (ii) the aggregate US Tranche A Loan Commitments of all US Tranche A Lenders, (b) with respect to the US Tranche A Loan on and after the occurrence of the US Tranche A Commitment Termination Date, the percentage obtained by dividing (i) the aggregate outstanding principal balance of the US Tranche A Loan held by that US Tranche A Lender, by (ii) the outstanding principal balance of the US Tranche A Loan held by all US Tranche A Lenders, as such percentages may be adjusted by assignments pursuant to Section 8.1, (C) with respect to all matters relating to any US Tranche A1 Lender only (a) with respect to the US Tranche A1 Loan prior to the occurrence of the US Tranche A1 Commitment Termination Date, the percentage obtained by dividing (i) the US Tranche A1 Loan Commitment of that US Tranche A1 Lender by (ii) the aggregate US Tranche A1 Loan Commitments of all US Tranche A1 Lenders, (b) with respect to the US Tranche A1 Loan on and after the occurrence of the US Tranche A1 Commitment Termination Date, the percentage obtained by dividing (i) the aggregate outstanding principal balance of the US Tranche A1 Loan held by that US Tranche A1 Lender, by (ii) the outstanding principal balance of the US Tranche A1 Loan held by all US Tranche A1 Lenders, as such percentages may be adjusted by assignments pursuant to Section 8.1, (D) with respect to all matters relating to any Canadian Tranche A Lender only (a) with respect to all Canadian Tranche A Loans prior to the occurrence of the Canadian Tranche A Commitment Termination Date, the percentage obtained by dividing (i) the aggregate Canadian Tranche A Loan Commitments of that Canadian Tranche A Lender by (ii) the aggregate Canadian Tranche A Loan Commitments of all Canadian Tranche A Lenders, and (b) with respect to all Canadian Tranche A Loans on and after the occurrence of the Canadian Tranche A Commitment Termination Date, the percentage obtained by dividing (i) the aggregate outstanding principal balance of the Canadian Tranche A Loans held by that Canadian Tranche A Lender, by (ii) the outstanding principal balance of the Canadian Tranche A Loans held by all Canadian Tranche A Lenders, as such percentages may be adjusted by assignments pursuant to Section 8.1. and (E) with respect to all matters relating to any Canadian Tranche A1 Lender only (a) with respect to all Canadian Tranche A1 Loans prior to the occurrence of the Canadian Tranche A1 Commitment Termination Date, the percentage obtained by dividing (i) the aggregate Canadian Tranche A1 Loan Commitments of that Canadian Tranche A1 Lender by (ii) the aggregate Canadian Tranche A1 Loan Commitments of all Canadian Tranche A1 Lenders, and (b) with respect to all Canadian Tranche A1 Loans on and after the occurrence of the Canadian Tranche A1 Commitment Termination Date, the percentage obtained by dividing (i) the aggregate outstanding principal balance of the Canadian Tranche A1 Loans held by that Canadian Tranche A1 Lender, by (ii) the outstanding principal balance of the Canadian Tranche A1 Loans held by all Canadian Tranche A1 Lenders, as such percentages may be adjusted by assignments pursuant to Section 8.1.

Proceeding means a proceeding under the United States Bankruptcy Code, Insolvency Laws or any similar law in any jurisdiction, in which any Credit Party or any Subsidiary thereof is a debtor.

Projections means Holdings’ forecasted consolidated and consolidating: (a) balance sheets; (b) profit and loss statements; (c) cash flow statements; and (d) capitalization statements, all prepared on a Subsidiary by Subsidiary or Division-by-Division basis, if applicable, and otherwise consistent with the historical Financial Statements of Holdings, together with appropriate supporting details and a statement of underlying assumptions.

Proposed Change has the meaning ascribed to it in Section 9.19(c).

Qualified Assignee means (a) any Lender, any Affiliate of any Lender and, with respect to any Lender that is an investment fund that invests in commercial loans, any other investment fund that invests in commercial loans and that is managed or advised by the same investment advisor as such Lender or by an Affiliate of such investment advisor, and (b) any commercial bank, savings and loan association or savings bank or any other entity which is an “accredited investor” (as defined in Regulation D under the Securities Act of 1933 or in respect of Canadian Loans, the Ontario Securities Commission Rule 45-501) which extends credit or buys loans as one of its businesses, including insurance companies, mutual funds, lease financing companies and commercial finance companies, in each case, which has a rating of BBB or higher from S&P and a rating of Baa2 or higher from Moody’s at the date that it becomes a Lender and which, in each case, through its applicable lending office, is capable of lending to Borrowers without the imposition of any withholding or similar taxes; provided that such Person shall not be a Qualified Assignee if the assigning Lender is entitled to receive additional amounts from the Borrowers under Section 1.12 hereof immediately prior to such assignment in an amount greater than the amount imposed by such assignee; and provided, further, that no Person that (directly or through an Affiliate) holds a cash Investment in the Subordinated Debt or equity of any Credit Party in excess of 20% of its Commitments or cash Investment in the Loans shall be a Qualified Assignee.

Qualified Plan means a Plan that is intended to be tax-qualified under Section 401(a) of the IRC.

Real Estate has the meaning ascribed to it in Section 3.14.

Related Transactions means the initial borrowing under the Revolving Loans on the Original Closing Date, any borrowing under the Revolving Loans on the Closing Date, the payment of all Fees, costs and expenses associated with all of the foregoing and the execution and delivery of all of the Related Transactions Documents.

Related Transactions Documents means the Loan Documents, the Senior Notes, the Indenture, and all other agreements or instruments executed in connection with the Related Transactions.

Release means any release, threatened release, spill, emission, leaking, pumping, pouring, emitting, emptying, escape, injection, deposit, disposal, discharge, dispersal, dumping, leaching or migration of Hazardous Material in the indoor or outdoor environment, including the movement of Hazardous Material through or in the air, soil, surface water, ground water or property.

Replacement Lender has the meaning ascribed to it in Section 9.19(a).

Report has the meaning ascribed to it in Section 8.2(1).

Requisite Lenders means Lenders having (a) more than 50% of the Commitments of all Lenders, or (b) if the Commitments have been terminated, more than 50% of the aggregate outstanding amount of the Loans.

Reserves means, with respect to any Borrowing Base (a) reserves established by Applicable Agent from time to time against Eligible Accounts and Eligible Inventory pursuant to Exhibit 6.1(d) and (b) such other reserves against Eligible Accounts, Eligible Inventory, Aggregate Borrowing Availability, US Tranche A Borrowing Availability, US Tranche A1 Borrowing Availability, Canadian Tranche A Borrowing Availability, or Canadian Tranche A1 Borrowing Availability that Applicable Agent may, in its reasonable credit judgment acting in good faith, establish from time to time without double-counting. Without limiting the generality of the foregoing, Reserves established to ensure the payment of accrued Interest Expenses or Indebtedness shall be deemed to be a reasonable exercise of Applicable Agent’s credit judgment.

Restricted Payment means, with respect to any Credit Party (a) the declaration or payment of any dividend or the incurrence of any liability to make any other payment or distribution of cash or other property or assets in respect of Stock; (b) any payment on account of the purchase, redemption, defeasance, sinking fund or other retirement of such Credit Party’s Stock or any other payment or distribution made in respect thereof, either directly or indirectly; (c) any payment or prepayment of principal of, premium, if any, or interest, fees or other charges on or with respect to, and any redemption, purchase, retirement, defeasance, sinking fund or similar payment and any claim for rescission with respect to, any Subordinated Debt; (d) any payment made to redeem, purchase, repurchase or retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire Stock of such Credit Party now or hereafter outstanding; (e) any payment of a claim for the rescission of the purchase or sale of, or for material damages arising from the purchase or sale of, any shares of such Credit Party’s Stock or of a claim for reimbursement, indemnification or contribution arising out of or related to any such claim for damages or rescission; (f) any payment, loan, contribution, or other transfer of funds or other property to any Stockholder of such Credit Party other than payment of compensation in the ordinary course of business to Stockholders who are employees of such Credit Party; and (g) any payment of management fees (or other fees of a similar nature), out-of-pocket expenses in connection therewith and indemnities payable in connection with any management services, consulting or like agreement by such Credit Party to any Stockholder of such Credit Party or its Affiliates.

Restricted Subsidiaries has the meaning given to such term in the Indenture.

Revolving Credit Advances means the Canadian Tranche A Revolving Credit Advances, the Canadian Tranche A1 Revolving Credit Advances, the US Tranche A Revolving Credit Advances and the US Tranche A1 Revolving Credit Advances.

Revolving Lenders means, collectively, the US Tranche A Lenders, the US Tranche A1 Lenders, the Canadian Tranche A Lenders and the Canadian Tranche A1 Lenders.

Revolving Loan means, collectively, the US Tranche A Loan, the US Tranche A1 Loan, the Canadian Tranche A Loan and the Canadian Tranche A1 Loan.

Revolving Loan Commitment means, collectively, the US Tranche A Loan Commitment, US Tranche A1 Loan Commitment, the Canadian Tranche A Loan Commitment and Canadian Tranche A1 Loan Commitment.

S&P means Standard & Poor’s Ratings Services, a division of the McGraw-Hill Companies, Inc.

Security Agreements means, collectively, the US Security Agreement and the Canadian Security Agreements.

Sellers means, collectively, Intelicoat Technologies Image Products Holdco LLC, a Delaware limited liability company, and Image Products Group LLC, a Delaware limited liability company.

Senior Notes means those certain 11 1/4% Senior Unsecured Notes due 2014 issued by Holdings in an aggregate original principal amount up to $245,000,000, as amended and as may be further amended or supplemented from time to time pursuant to the terms hereof and the terms of the Indenture.

Settlement Date means the US Settlement Date or Canadian Settlement Date, as the context may require.

Software means all “software” as such term is defined in the Code, the PPSA (or similar Applicable Law), now owned or hereafter acquired by any Credit Party, other than software embedded in any category of Goods, including all computer programs and all supporting information provided in connection with a transaction related to any program.

Solvent means, with respect to any Person on a particular date, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including subordinated and contingent liabilities, of such Person; (b) the present fair saleable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts and liabilities, including subordinated and contingent liabilities as they become absolute and matured; (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature; and (d) such Person is not engaged in a business or transaction, and is not about to engage in a business or transaction, for which such Person’s property would constitute an unreasonably small capital. The amount of contingent liabilities (such as Litigation, guaranties and pension plan liabilities) at any time shall be computed as the amount that, in light of all the facts and circumstances existing at the time, represents the amount that would be reasonably be expected to become an actual or matured liability.

Specified Obligations means Obligations consisting of (a) the principal and interest on Loans and (b) reimbursement obligations in respect of Letters of Credit.

Sponsor means Sun Capital Partners Group III, Inc. and Sun Capital Partners Group IV, Inc.

Statement has the meaning ascribed to it in Section 6.1(b).

Stock means all shares, options, warrants, general or limited partnership interests, membership interests or other equivalents (regardless of how designated) of or in a corporation, partnership, limited liability company or equivalent entity whether voting or nonvoting, including common stock, preferred stock, convertible preferred equity certificates, preferred equity certificates (other than PEC’s) or any other “equity security” (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934).

Stockholder means, with respect to any Person, each holder of Stock of such Person.

Subordinated Debt means any Indebtedness of any Credit Party subordinated to the Obligations as to right and time of payment and as to any other rights and remedies thereunder and having such other terms as are satisfactory to Agents and Requisite Lenders.

Subsidiary means, with respect to any Person, (a) any corporation of which an aggregate of more than 50% of the outstanding Stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether, at the time, Stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time, directly or indirectly, owned legally or beneficially by such Person or one or more Subsidiaries of such Person, or with respect to which any such Person has the right to vote or designate the vote of 50% or more of such Stock whether by proxy, agreement, operation of law or otherwise, and (b) any partnership or limited liability company in which such Person and/or one or more Subsidiaries of such Person shall have an interest (whether in the form of voting or participation in profits or capital contribution) of more than 50% or of which any such Person is a general partner or may exercise the powers of a general partner. Unless the context otherwise requires, each reference to a Subsidiary shall be a reference to a Subsidiary of Holdings. Notwithstanding the foregoing, the Excluded Subsidiaries shall not be considered “Subsidiaries” for purposes of this Agreement.

Supermajority Lenders means Lenders having (a) 65% or more of the Commitments of all Lenders, or (b) if the Commitments have been terminated, 65% or more of the aggregate outstanding amount of the Loans.

Target has the meaning ascribed to it in Section 5.6.

Taxes has the meaning ascribed to it in Section 1.12(a).

Tax Distributions means, for so long as any Borrowers is a Subchapter S corporation, limited liability company or partnership dividends and/or distributions paid by such Borrower to its shareholders, members or general partners, as the case may be, in an amount equal to the product of (a) taxable income related to such persons’ ownership interest in such Borrower multiplied by (b) the sum of the highest effective individual federal and state income tax rates in a state in which any such shareholder, member or general partner, as the case may be, resides which were applicable in such year.

Tax Returns means all reports, returns, information returns, claims for refund, elections, estimated Tax filings or payments, requests for extension, documents, statements, declarations and certifications and other information required to be filed with respect to Taxes, including attachments thereto and amendments thereof.

Termination Date means the date on which (a) the Loans have been indefeasibly repaid in full, (b) all other Obligations under the Agreement and the other Loan Documents have been completely discharged (other than contingent indemnification obligations as to which no unsatisfied claim has been asserted), (c) all Letter of Credit Obligations have been cash collateralized in the amount set forth in Section 1.6(g), cancelled or, with the consent of US Agent in each instance, backed by standby letters of credit acceptable to US Agent, (d) all Commitments have been terminated and (e) Agents and Lenders have been released by Credit Parties of all claims against Agents and Lenders.

Title IV Plan means a Plan (other than a Multiemployer Plan), that is covered by Title IV of ERISA or Section 412 of the IRC, and that any Credit Party or ERISA Affiliate maintains, contributes to or has an obligation to contribute to on behalf of participants who are or were employed by any of them.

TPG has the meaning given to such term in the recitals to this Agreement.

TPG Canada means The Packaging Group (Canada) Corporation, a Nova Scotia unlimited liability company.

TPG Enterprises means TPG Enterprises, Inc., a Delaware corporation.

TPG Recapitalization means the recapitalization of TPG Canada with the result being that the amount of paid up capital of TPG Canada for the purposes of the ITA is reduced by approximately two-thirds of the amount thereof on the Closing Date and an amount equal to such reduction is paid to TPG Enterprises as a return of capital and an amount equal to such return of capital is lent by TPG Enterprises to TPG Canada on an interest bearing basis.

Trademark Security Agreements means the US Trademark Security Agreements and Canadian Trademark Security Agreements.

Trademark License means rights under any written agreement now owned or hereafter acquired by any Credit Party granting any right to such Credit Party to use any Trademark owned by a third party.

Trademarks means all of the following now owned or hereafter adopted or acquired by any Credit Party: (a) all trademarks, trade names, corporate names, business names, trade styles, service marks, logos, internet domain names, other source or business identifiers, prints and labels on which any of the foregoing have appeared or appear, designs and general intangibles of like nature (whether registered or unregistered), all registrations and recordings thereof, and all applications in connection therewith, including registrations, recordings and applications in the United States Patent and Trademark Office, the Canadian Intellectual Property Office or in any similar office or agency of the United States, Canada any state or territory thereof, or any other country or any political subdivision thereof; (b) all reissues, extensions or renewals thereof; and (c) all goodwill associated with or symbolized by any of the foregoing.

UK Holdco means Intelicoat Technologies EF Holdco Ltd., a company organized under the laws of England and Wales.

U.K. Engineered Films means Intelicoat Technologies Engineered Films Ltd., a company organized under the laws of England and Wales.

UK Shareholder Pledge means the UK Shareholder Pledge Agreement dated as of October 3, 2007, executed by US Borrower, pledging 65% of the Stock of Exopack UK Holdco in favor of US Agent, on behalf of itself and US Lenders.

Unfunded Pension Liability means, at any time, the aggregate amount, if any, of the amount by which the present value of all accrued benefits under each Title IV Plan exceeds the fair market value of all assets of such Title IV Plan allocable to such benefits in accordance with Title IV of ERISA, all determined as of the most recent valuation date for each such Title IV Plan using the actuarial assumptions for purposes of determining the funded status of such Title IV Plan under Section 412 of the IRC.

US means the United States of America.

US Agent means GE Capital in its capacity as US Agent for US Lenders or its successor appointed pursuant to Section 8.2.

US Allocable Amount has the meaning ascribed to it in Section 10.7(b).

US Borrowers has the meaning ascribed thereto in the recitals to the Agreement.

US Borrower Representative means Exopack Op Co, in its capacity as US Borrower Representative pursuant to the provisions of Section 1.13(a).

US Collateral means the property covered by the US Security Agreement and the other US Collateral Documents and any other property (other than real property, plants and Equipment), tangible or intangible, now existing or hereafter acquired, that may at any time be or become subject to a security interest or Lien in favor of US Agent, on behalf of itself and Lenders, to secure the Obligations or any portion thereof.

US Collateral Documents means the US Security Agreement, the US Guaranty, the US Pledge Agreement, the Luxco Guaranty, the Patent Security Agreements, the Trademark Security Agreements, the Copyright Security Agreements and all similar agreements entered into guaranteeing payment of, or granting a Lien upon property as security for payment of, the Obligations or any portion thereof.

US Copyright Security Agreements means the US Copyright Security Agreements, if any, made in favor of US Agent, on behalf of itself and Lenders, by each applicable US Credit Party.

US Credit Parties means Exopack Holdings and its Domestic Subsidiaries.

US Disbursement Account has the meaning ascribed to it in Section 1.1(c).

US Foreign Lender has the meaning ascribed to it in Section 1.12(d).

US Guarantor Payment has the meaning ascribed to it in Section 10.7(a).

US Guarantors means each of Exopack Holdings, Holdings and each Domestic Subsidiary of Holdings and each other Person, if any, that executes a guaranty or other similar agreement in favor of US Agent, for itself and the ratable benefit of Lenders guarantying the Obligations, in connection with the transactions contemplated by the Agreement and the other Loan Documents.

US Guaranty means the guaranty dated as of the Original Closing Date executed by each Domestic Subsidiary of Holdings (other than US Borrowers) in favor of US Agent, on behalf of Agents and Lenders.

US Indemnitees has the meaning ascribed to it in Section 9.1(a).

US Index Rate means, for any day, a floating rate equal to the higher of (i) the rate publicly quoted from time to time by The Wall Street Journal as the “base rate on corporate loans posted by at least 75% of the nation’s 30 largest banks” (or, if The Wall Street Journal ceases quoting a base rate of the type described, the highest per annum rate of interest published by the Federal Reserve Board in Federal Reserve statistical release H.15 (519) entitled “Selected

Interest Rates” as the Bank prime loan rate or its equivalent), and (ii) the Federal Funds Rate plus 50 basis points per annum. Each change in any interest rate provided for in the Agreement based upon the US Index Rate shall take effect at the time of such change in the US Index Rate.

US Index Rate Loan means a Loan or portion thereof bearing interest by reference to the US Index Rate.

US Interest Rate Agreement means any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement or similar agreement or arrangement designed to protect US Borrowers against fluctuations in interest rates entered into between one or more US Borrowers and one or more US Lenders to the extent permitted hereunder.

US L/C Issuer means GE Capital or a Subsidiary thereof or a bank or other legally authorized Person selected by or acceptable to US Agent in its sole discretion, in such Person’s capacity as an issuer of US Letters of Credit hereunder.

US L/C Sublimit has the meaning ascribed to it in Section 1.1(b)(i).

US Lenders means the US Tranche A Lenders and the US Tranche A1 Lenders.

US Letters of Credit means standby letters of credit issued for the account of US Borrowers by US L/C Issuers for which US Agent and US Tranche A Lenders have incurred US Letter of Credit Obligations.

US Letters of Credit Fee has the meaning ascribed to it in Section 1.4(d).

US Letter of Credit Obligations means all outstanding obligations incurred by US Agent and US Tranche A Lenders at the request of US Borrower Representative, whether direct or indirect, contingent or otherwise, due or not due, in connection with the issuance of US Letters of Credit by US L/C Issuers or the purchase of a participation as set forth in Section 1.1(b) with respect to any US Letter of Credit. The amount of such US Letter of Credit Obligations shall equal the maximum amount that may be payable by US Agent and US Tranche A Lenders thereupon or pursuant thereto.

US Loans means the US Tranche A Loans and the US Tranche A1 Loans.

US Loan Commitments means the US Tranche A Loan Commitment and the US Tranche A1 Loan Commitment.

US Non-Funding Lender has the meaning ascribed to it in Section 8.5(a).

US Notes means the US Tranche A Notes and the US Tranche A1 Notes.

US Obligations means all loans, advances, debts, liabilities and obligations, for the performance of covenants, tasks or duties or for payment of monetary amounts (whether or not such performance is then required or contingent, or such amounts are liquidated or determinable), including US Letter of Credit Obligations, owing by any US Credit Party to US Agent or any US Lender, and all covenants and duties regarding such amounts, of any kind or nature, present or future, whether or not evidenced by any note, agreement or other instrument, arising under the Agreement or any of the other Loan Documents and all liabilities and obligations of the US Credit Parties under the US Interest Rate Agreements to the extent the counterparty is a US Lender. This term includes all principal, interest (including all interest that accrues after the commencement of any case or proceeding by or against any US Credit Party in bankruptcy, whether or not allowed in such case or proceeding), Fees, Charges, expenses, attorneys’ fees and any other sum chargeable to any US Credit Party under the Agreement or any of the other Loan Documents.

US Overadvance has the meaning ascribed to it in Section 1.1(a).

US Patent Security Agreement means the US Patent Security Agreement, if any, made in favor of US Agent, on behalf of itself and Lenders, by each applicable US Credit Party.

US Pledge Agreement means the Pledge Agreement dated as of the Original Closing Date, executed by each of Exopack Holdings, Holdings and each US Credit Party in favor of US Agent, on behalf of itself, US Lenders, the Canadian Agent and Canadian Lenders.

US Security Agreement means the Security Agreement dated as of the Original Closing Date, entered into by and among US Agent, on behalf of itself and Lenders, and each US Credit Party that is a signatory thereto.

US Settlement Date has the meaning ascribed to it in Section 8.5(a)(ii).

US Trademark Security Agreements means the US Trademark Security Agreements, if any, made in favor of US Agent, on behalf of itself and Lenders, by each applicable US Credit Party.

US Tranche A Borrowing Availability means, at any time the lesser of (i) the amount of the US Tranche A Loan Commitment of all US Tranche A Lenders at such time and (ii) the Aggregate US Tranche A Borrowing Base at such time, in each case less the sum of (x) the amount of the outstanding US Tranche A Loan (including, without duplication, US Letter of Credit Obligations) plus the Dollar Equivalent of the outstanding Canadian Tranche A Loans at such time, plus (y) Reserves imposed by Agents in their reasonable credit judgment at such time in accordance with the terms hereof.

US Tranche A Borrowing Base means, for any US Borrower, as of any date of determination by US Agent, from time to time, an amount equal to the sum at such time of:

(a) up to 85% of the book value of the Eligible Accounts of such US Borrower and its Domestic Subsidiaries (which for the avoidance of doubt, includes direct and indirect Domestic Subsidiaries) at such time;

(b) up to the lesser of (i) 62.5% of the book value of the Eligible Inventory of such US Borrower and its Domestic Subsidiaries (which for the avoidance of doubt, includes direct and indirect Domestic Subsidiaries) consisting of raw materials (other than Eligible Inventory consisting of raw materials in-transit, eligible pursuant to Section 1.9(p)) and finished goods valued at the lower of cost (determined on a first-in, first-out basis) or market and (ii) 85% of the NOLV of such Eligible Inventory (such amount the “US Tranche A Raw Materials Advance Rate”);

(c) up to 45% of the book value of the Eligible Inventory of such US Borrower and its Domestic Subsidiaries (which for the avoidance of doubt, includes direct and indirect Domestic Subsidiaries) consisting of work in process (eligible pursuant to Section 1.9(o))in an amount not to exceed $6,500,000 in the aggregate; and

(d) up to the inverse of the then applicable US Tranche A Raw Materials Advance Rate on the Eligible Inventory of such US Borrower and its Domestic Subsidiaries (which for the avoidance of doubt, includes direct and indirect Domestic Subsidiaries) consisting of raw materials in-transit (eligible pursuant to Section 1.9(p)), in an amount not to exceed $1,000,000 in the aggregate.

US Tranche A Commitment Termination Date means the earliest of (a) January 31, 2011, (b) the date of termination (whichever is earliest) of US Tranche A Lenders’ obligations to make US Tranche A Revolving Credit Advances or incur US Letter of Credit Obligations or permit existing US Tranche A Loans to remain outstanding, in each case, pursuant to Section 7.2 or Section 7.3, and (c) the date of (i) payment in full by US Borrowers of the US Tranche A Loans, (ii) the cancellation and return (or stand-by guarantee) of all US Letters of Credit or the cash collateralization of all US Letter of Credit Obligations pursuant to Section 1.6(g), and (iii) the permanent reduction of the US Tranche A Loan Commitments to zero dollars ($0).

US Tranche A Lenders means GE Capital, the other Lenders named on the signature pages of the Agreement as US Tranche A Lenders (in such capacity only), and, if any such US Tranche A Lender shall assign all or any portion of the US Obligations in accordance with the terms hereof, such term shall include any assignee of such US Tranche A Lender.

US Tranche A Loans means, at any time, the sum of (i) the aggregate amount of US Tranche A Revolving Credit Advances outstanding to US Borrowers plus (ii) the aggregate US Letter of Credit Obligations incurred on behalf of US Borrowers. Unless the context otherwise requires, references to the outstanding principal balance of the US Tranche A Loan shall include the outstanding balance of US Letter of Credit Obligations.

US Tranche A Loan Commitment means (a) as to any US Tranche A Lender, the commitment of such US Tranche A Lender to make its Pro Rata Share of US Tranche A Revolving Credit Advances or incur its Pro Rata Share of US Letter of Credit Obligations as set forth on Annex B or in the most recent Assignment Agreement, if any, executed by such US Tranche A Lender and (b) as to all US Tranche A Lenders, the aggregate commitment of all US

Tranche A Lenders to make the US Tranche A Revolving Credit Advances or incur US Letter of Credit Obligations, which aggregate commitment shall be the Dollar Equivalent of One Hundred Five Million dollars ($105,000,000) on the Closing Date, as such amount may be adjusted, if at all, from time to time in accordance with the Agreement.

US Tranche A Notes has the meaning ascribed to it in Section 1.1(a).

US Tranche A Raw Materials Advance Rate has the meaning ascribed to it in the definition of “US Tranche A Borrowing Base”.

US Tranche A Revolving Credit Advances has the meaning ascribed to it in Section 1.1(a).

US Tranche A1 Borrowing Availability means, at any time the lesser of (i) the amount of the US Tranche A1 Loan Commitment of all US Tranche A1 Lenders at such time and (ii) the Aggregate US Tranche A1 Borrowing Base at such time, in each case less the sum of (x) the amount of the outstanding US Tranche A1 Loan plus the Dollar Equivalent of the outstanding Canadian Tranche A1 Loans at such time plus (y) Reserves imposed by Agents in their reasonable credit judgment at such time in accordance with the terms hereof.

US Tranche A1 Borrowing Base means, for any US Borrower, as of any date of determination by US Agent, from time to time, an amount equal to the sum at such time of:

(a) up to an additional 5% of the book value of the Eligible Accounts of such US Borrower and its Domestic Subsidiaries (which for the avoidance of doubt, includes direct and indirect Domestic Subsidiaries) at such time; and

(b) up to the lesser of (i) an additional 5% of the book value of the Eligible Inventory of such US Borrower and its Domestic Subsidiaries (which for the avoidance of doubt, includes direct and indirect Domestic Subsidiaries) consisting of raw materials and finished goods valued at the lower of cost (determined on a first-in, first-out basis) or market and (ii) an additional 5% of the NOLV of such Eligible Inventory.

US Tranche A1 Commitment Termination Date means the earliest of (a) January 31, 2011, (b) the date of termination (whichever is earliest) of US Tranche A1 Lenders’ obligations to make US Tranche A1 Revolving Credit Advances or permit existing US Tranche A1 Loans to remain outstanding, in each case, pursuant to Section 7.2 or Section 7.3, and (c) the date of (i) payment in full by US Borrowers of the US Tranche A1 Loans, and (ii) the permanent reduction of the US Tranche A1 Loan Commitments to zero dollars ($0).

US Tranche A1 Lenders means GE Capital, the other Lenders named on the signature pages of the Agreement as US Tranche A1 Lenders (in such capacity only), and, if any such US Tranche A1 Lender shall assign all or any portion of the US Obligations in accordance with the terms hereof, such term shall include any assignee of such US Tranche A1 Lender.

US Tranche A1 Loan Commitment means (a) as to any US Tranche A1 Lender, the commitment of such US Tranche A1 Lender to make its Pro Rata Share of US Tranche A1 Revolving Credit Advances as set forth on Annex B or in the most recent Assignment Agreement, if any, executed by such US Tranche A1 Lender and (b) as to all US Tranche A1 Lenders, the aggregate commitment of all US Tranche A1 Lenders to make the US Tranche A1 Revolving Credit Advances, which aggregate commitment shall be the Dollar Equivalent of Five Million dollars ($5,000,000) on the Closing Date, as such amount may be adjusted, if at all, from time to time in accordance with the Agreement.

US Tranche A1 Loans means, at any time, the aggregate amount of US Tranche A1 Revolving Credit Advances outstanding to US Borrowers.

US Tranche A1 Notes has the meaning ascribed to it in Section 1.1(e).

US Tranche A1 Revolving Credit Advances has the meaning ascribed to it in Section 1.1(e)

Welfare Plan means a Plan described in Section 3(1) of ERISA.

Voting Stock of any Person means Stock having the right to vote for election of directors of such Person under ordinary circumstances.

Rules of construction with respect to accounting terms used in the Agreement or the other Loan Documents shall be as set forth or referred to in this Annex A. All other undefined terms contained in any of the Loan Documents shall, unless the context indicates otherwise, have the meanings provided for by the Code to the extent the same are used or defined therein; in the event that any term is defined differently in different Articles or Divisions of the Code, the definition contained in Article or Division 9 shall control. Unless otherwise specified, references in the Agreement or any of the Appendices to a section, subsection or clause refer to such section, subsection or clause as contained in the Agreement. The words “herein,” “hereof” and “hereunder” and other words of similar import refer to the Agreement as a whole, including all Annexes, Exhibits and Schedules, as the same may from time to time be amended, restated, modified or supplemented, and not to any particular section, subsection or clause contained in the Agreement or any such Annex, Exhibit or Schedule.

Wherever from the context it appears appropriate, each term stated in either the singular or plural shall include the singular and the plural, and pronouns stated in the masculine, feminine or neuter gender shall include the masculine, feminine and neuter genders. The words “including”, “includes” and “include” shall be deemed to be followed by the words “without limitation”; the word “or” is not exclusive; references to Persons include their respective successors and assigns (to the extent and only to the extent permitted by the Loan Documents) or, in the case of governmental Persons, Persons succeeding to the relevant functions of such Persons; and all references to statutes and related regulations shall include any amendments of the same and any successor statutes and regulations. Whenever any provision in any Loan Document refers to the knowledge (or an analogous phrase) of any Credit Party, such words are intended to signify that such Credit Party has actual knowledge or awareness of a particular fact or circumstance or that such Credit Party, if it had exercised reasonable diligence, would have known or been aware of such fact or circumstance. Definitions of agreements and instruments in Annex A shall mean and refer to such agreements and instruments as amended, modified, supplemented, restated, substituted or replaced from time to time in accordance with their respective terms and the terms of this Agreement and the other Loan Documents.

ANNEX B (from Annex A - Commitments definition)

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CREDIT AGREEMENT

PRO RATA SHARES AND COMMITMENT AMOUNTS

Lender(s)
US Tranche A Loan Commitment
$105,000,000	GENERAL ELECTRIC CAPITAL CORPORATION

US Tranche A1 Loan Commitment
$5,000,000	GENERAL ELECTRIC CAPITAL CORPORATION

Canadian Tranche A Loan Commitment (Subfacility)	GE CANADA FINANCE HOLDING COMPANY
$20,000,000

Canadian Tranche A1 Loan Commitment (Subfacility)	GE CANADA FINANCE HOLDING COMPANY
$5,000,000

ANNEX C

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CREDIT AGREEMENT

CLOSING CHECKLIST

Part I: Financial Closing Checklist

A.	DOCUMENTS

1.	Credit Agreement: This Agreement or counterparts hereof shall have been duly executed by, and delivered to, each Credit Party, Agents and Lenders.

2.	Revolving Notes: Duly executed originals of the US Notes and Canadian Notes for each applicable Lender, dated the date hereof, if requested by the respective Lenders, shall have been delivered to the Applicable Agent.

3.	US Reaffirmation: Duly executed originals of Reaffirmation of the US Collateral Documents, dated the date hereof, shall have been delivered to the Applicable Agent.

4.	Canadian Reaffirmation: Duly executed originals of Reaffirmation of the Canadian Collateral Documents, dated the date hereof, shall have been delivered to the Applicable Agent.

5.	Pledge Agreements: Duly executed originals of the Amendment of the Pledge Agreements executed by each party thereto, dated the date hereof, accompanied by share certificates representing all of the outstanding Stock being pledged pursuant to each Pledge Agreement and stock powers for such share certificates executed in blank, in form and substance reasonably satisfactory to the Applicable Agent shall have been delivered to the Applicable Agent.

6.	Insurance: Satisfactory evidence shall have been delivered to Applicable Agent that the insurance policies required by Section 4.2 are in full force and effect.

7.

Certificate of Formation and Good Standing: For each Credit Party, (a) its articles or certificate of incorporation or certificate of formation or equivalent organizational document, as applicable, and all amendments thereto, (b) good standing certificates or similar certificates (including verification of tax status) in its state, province or jurisdiction of incorporation or formation, as applicable, but only if such concept has legal consequence in such state, province or jurisdiction and (c) good standing certificates or similar certificates (including verification of tax status) and certificates of qualification to conduct business in each jurisdiction where its ownership or lease of property or the conduct of its business requires such qualification, but only if such concept has legal consequence in such jurisdiction except, with respect to foreign qualifications, where the failure to be in good standing could not reasonably be expected to have a Material Adverse Effect, each dated a recent date prior to the date hereof and certified by the applicable Secretary of State or other authorized Governmental Authority shall have been delivered to Agents.

8.	By-laws and Resolutions: For each Credit Party, (a) its by-laws or operating agreement, or equivalent organizational documents, as applicable, together with all amendments thereto and (b) resolutions of such Person’s Board of Directors, Board of Members or equivalent body, as applicable, approving and authorizing the execution, delivery and performance of the Loan Documents to which it is a party and the transactions to be consummated in connection therewith, each certified as of the date hereof by such Person’s secretary or an assistant secretary or other officer acceptable to the Applicable Agent as being in full force and effect without any modification or amendment shall have been delivered to Agents.

9.	Incumbency Certificates: For each Credit Party, signature and incumbency certificates of the officers of such Person executing any of the Loan Documents, certified as of the date hereof by such Person’s secretary or an assistant secretary or other officer acceptable to the Applicable Agent as being true, accurate, correct and complete shall have been delivered to Agents.

10.	Opinions of Counsel: Duly executed originals of opinions of (i) Morgan, Lewis & Bockius LLP, and (ii) Blake, Cassels & Graydon LLP, counsel for the Credit Parties, dated the date hereof, shall have been delivered to Agents, together with such other opinions as the Agents may reasonably require.

11.	Borrowing Base Certificate: A Borrowing Base Certificate for each Borrower.

12.	GE Capital Fee Letter: Duly executed originals of the GE Capital Fee Letter in form and substance satisfactory to GE Capital shall have been delivered to Agents.

13.	Officer’s Certificate: Duly executed originals of a certificate of an authorized officer of Holdings, dated the Closing Date, shall have been delivered to Agents, certifying on behalf of each Credit Party that, (a) since December 31, 2006, there have been no events or changes in facts or circumstances affecting any Credit Party or any of its Subsidiaries which in the aggregate have had a Material Adverse Effect and that, as of the Closing Date; (b) no Litigation is pending against any Credit Party which, if successful, would reasonably be expected to result in a Material Adverse Effect; (c) as of the Closing Date, no Litigation is pending which could challenge any of the transactions contemplated by the Agreement and the other Loan Documents; and (d) Aggregate Borrowing Availability after giving effect to the initial fundings and issuances of Letters of Credit under the Credit Agreement and the application of proceeds thereof, equal to at least $25,000,000.

14.

Audited Financials; Financial Condition: The Financial Statements and Projections specifically identified in Section 3.5, all certified by an authorized officer of Holdings, shall have been delivered and satisfactory to Agents. Agents shall have further received a certificate of an authorized officer of Holdings to the effect that (a) each Borrower individually and Holdings and its Subsidiaries taken as a whole will be Solvent upon the consummation of the transactions contemplated herein; (b) the Projections were prepared on the basis of the assumptions stated therein, and such assumptions were believed to be reasonable at the time prepared, it being understood and agreed that Projections are not to be viewed as facts and that actual results during the period covered by the Projections may differ materially from projected results.

15.	Approvals: Copies of any material third-party, Governmental Authority or other regulatory approvals and consents necessary to consummate the Related Transactions shall have been delivered to Agents.

16.	Pro Forma: Copies of the Pro Forma in form and substance satisfactory to Agents.

17.	Intercompany Note

18.	Other Documents: Agents shall have received such other certificates, documents and agreements respecting any Credit Party as Agents may, in their reasonable discretion, request, including, without limitation, all the certificates, documents and agreements listed on the Schedule of Closing Documents, a copy of which is attached hereto as Annex C-I (but without duplication of the certificates, documents and agreements required to be delivered pursuant to this Annex C).

B.	NON-DOCUMENTARY CONDITIONS

19.	Payment of Fees: Borrowers shall have paid the Fees required to be paid on the Closing Date, including but not limited to such Fees specified in the GE Capital Fee Letter and all expenses that shall then be payable hereunder .

20.	Other Requirements: Such other requirements of any Credit Party as any Agent may, in its reasonable discretion, request.

ANNEX C-1

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CREDIT AGREEMENT

CLOSING CHECKLIST FOR LOANS MADE ON THE LIQUI-BOX ACQUISITION CLOSING DATE

DOCUMENTS

1.	Insurance: Satisfactory evidence shall have been delivered to Applicable Agent that the insurance policies required by Section 4.2 are in full force and effect.

2.	Security Interests, Code Filings:

(a)	Evidence satisfactory to the Applicable Agent shall have been delivered to the Applicable Agent that such Agent has a valid and perfected (to the extent possible under applicable law following filing of the relevant documents, including UCC and PPSA financing statements, filings with the US Copyright Office, US Patent and Trademark Office, Canadian Intellectual Property Office, obtaining control as to deposit accounts and securities accounts) first priority security interest in the Collateral acquired pursuant to the Liqui-box Acquisition, including (i) such documents duly executed by Performance Films (including financing statements under the Code, PPSA and other applicable documents under the laws of any jurisdiction with respect to the perfection of Liens) as Applicable Agent may request in order to perfect its security interests in the Collateral acquired pursuant to the Liqui-box Acquisition and (ii) copies of Code and PPSA search reports listing all effective financing statements that name Performance Films as debtor, together with copies of such financing statements, none of which shall cover the Collateral acquired pursuant to the Liqui-box Acquisition, except for those relating to Permitted Encumbrances.

(b)	UCC-3 or other appropriate termination or amendment statements and payoff letters, each in form and substance reasonably satisfactory to Agents, releasing all liens on the Collateral acquired pursuant to the Liqui-box Acquisition shall have been delivered to Agents, as well as termination of all control agreements, blocked account agreements, bank agency agreements or other similar agreements or arrangements in favor of any creditors other than Lenders and the holders of Permitted Encumbrances.

3.

Intellectual Property Security Agreements: Duly executed originals of a Trademark Security Agreement, Patent Security Agreement, and Copyright Security Agreement, as applicable, each dated the date hereof and signed by Performance Films, solely to the extent that Performance Films owns Trademarks, Patents and/or Copyrights as applicable, all in form and substance reasonably satisfactory to Agents, together with instruments, documents and agreements executed pursuant thereto shall have been delivered to the Applicable Agent.

4.	Certificate of Formation and Good Standing: For Performance Films, (a) its articles or certificate of incorporation or certificate of formation or equivalent organizational document, as applicable, and all amendments thereto, (b) good standing certificates or similar certificates (including verification of tax status) in its state, province or jurisdiction of incorporation or formation, as applicable, but only if such concept has legal consequence in such state, province or jurisdiction and (c) good standing certificates or similar certificates (including verification of tax status) and certificates of qualification to conduct business in each jurisdiction where its ownership or lease of property or the conduct of its business requires such qualification, but only if such concept has legal consequence in such jurisdiction except, with respect to foreign qualifications, where the failure to be in good standing could not reasonably be expected to have a Material Adverse Effect, each dated a recent date prior to the date hereof and certified by the applicable Secretary of State or other authorized Governmental Authority shall have been delivered to Agents.

5.	By-laws and Resolutions: For Performance Films, (a) its by-laws or operating agreement, or equivalent organizational documents, as applicable, together with all amendments thereto and (b) resolutions of such Person’s Board of Directors, Board of Members or equivalent body, as applicable, approving and authorizing the execution, delivery and performance of the Loan Documents to which it is a party and the transactions to be consummated in connection therewith, each certified as of the date hereof by such Person’s secretary or an assistant secretary or other officer acceptable to the Applicable Agent as being in full force and effect without any modification or amendment shall have been delivered to Agents.

6.	Incumbency Certificates: For Performance Films, signature and incumbency certificates of the officers of such Person executing any of the Loan Documents, certified as of the date hereof by such Person’s secretary or an assistant secretary or other officer acceptable to the Applicable Agent as being true, accurate, correct and complete shall have been delivered to Agents.

7.	Borrowing Base Certificate: A Borrowing Base Certificate for each Borrower.

8.	Notices of Revolving Credit Advance. A Notice of US Tranche A/ TrancheA1 Revolving Credit Advance from the US Borrower Representative and, if applicable, a Notice of Canadian Tranche A/ Tranche A1 Revolving Credit Advance from the Canadian Borrower Representative.

9.	Acquisition Pro Forma and Acquisition Projections: The Acquisition Pro Forma and the Acquisition Projections, each prepared in respect of the Liqui-box Acquisition.

10.	Officer’s Certificate: A certificate of the chief financial officer of Holdings to the effect that: (w) each Borrower (after taking into consideration all rights of contribution and indemnity such Borrower has against Holdings and each other Subsidiary of Holdings) will be Solvent upon the consummation of the Liqui-box Acquisition; (x) the Acquisition Pro Forma prepared in connection with the Liqui-box Acquisition fairly presents the financial condition of Holdings and its Subsidiaries (on a consolidated basis) as of the date thereof after giving effect to the Liqui-box Acquisition; (y) the Acquisition Projections prepared in connection with the Liqui-box Acquisition were prepared on the basis of the assumptions stated therein, and such assumptions were believed to be reasonable at the time prepared, it being understood and agreed that such Projections are not to be viewed as facts and that actual results during the period covered by such Projections may differ materially from projected results; and (z) Holdings and its Subsidiaries have completed their due diligence investigation with respect to the Target and the Liqui-box Acquisition, which investigation was conducted in a manner similar to that which would have been conducted by a prudent purchaser of a comparable business and the results of which investigation were delivered to Agents and Lenders.

11.	Liqui-box Purchase Agreement: Officer certified copies of the Liqui-box Purchase Agreement and related material agreements and instruments, and all opinions, certificates, lien search results and other documents reasonably requested by Agents in connection with the Liqui-box Acquisition.

12.	Officer’s Certificate- A certificate of an authorized officer of Performance Films, dated the closing date of the Liqui-Box Acquisition, shall have been delivered to Agents, certifying that all of the requirements of Section 5.6 with respect to the Liqui-Box Acquisition have been satisfied.

13.	Environmental Reports - Performance Films shall have provided to Agents copies of environmental audits including subsurface sampling of soil and groundwater, if and to the extent appropriate, conducted by reputable environmental consulting firms reasonably acceptable to Agents and in form and substance reasonably acceptable to Agents.

14.	Updated Schedules - Supplemented Schedules to the Credit Agreement after giving effect to the Liqui-Box Acquisition.

ANNEX D

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CREDIT AGREEMENT

PRO FORMA

[Insert Pro Forma]

ANNEX E

to

CREDIT AGREEMENT

WIRE TRANSFER INFORMATION

US Agent:

[Omitted]

Canadian Agent:

[Omitted]

EXHIBIT 5.19

MINIMUM FIXED CHARGE COVERAGE RATIO

EBITDA (calculated in Section 6.1(b) of this Exhibit)		$

Less:	any provision for income taxes (whether paid or payable in cash)

Capital Expenditures other than the portion thereof funded by third party financing

Operating Cash Flow		$

Fixed Charge Coverage Ratio is defined as follows:

Interest expense (whether cash or non-cash) deducted in the determination of Consolidated Net Income, including interest expense with respect to any Funded Debt and interest expense that has been capitalized		$

Less:	Amortization of capitalized fees and expenses incurred with respect to the Related Transactions included in interest expense above

Amortization of any original discount attributable to any Funded Debt or warrants included in interest expense above

Interest paid in kind and included in interest expense above

Interest Expense		$

Plus:	Scheduled payments of principal with respect to all Indebtedness

Fixed Charges[1]		$

Fixed Charge Coverage Ratio (Operating Cash Flow from above, divided by Fixed Charges)

[1]	If any material dividends or distributions are permitted that are not deducted in the calculation of EBITDA, such distributions should be added to fixed charges.